This prospectus is filed
                                               pursuant to Rule 424(b)(3)
                                               and related to Registgration
                                               Statement No. 333-64375


                                     [Logo]
                      State Financial Services Corporation
                            10708 W. Janesville Road
                         Hales Corners, Wisconsin  53130

   Michael J. Falbo
   President and Chief Executive Officer
   October 5, 1998

   Dear Shareholder:

        We are pleased to enclose materials relating to a Special Meeting of Shareholders of State Financial Services Corporation ("SFSC") to be held at 2:00 p.m. (local time), on November 5, 1998, at Tuckaway Country Club, 6901 W. Drexel Ave., Franklin, Wisconsin.

        The primary purpose of the Special Meeting is (i) to consider and vote on an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 1998, between SFSC and Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE"), relating to the proposed merger of HBE with and into SFSC (the "Merger"), as well as the issuance of shares of SFSC Common Stock in accordance with the Merger Agreement, (ii) to consider and vote on a proposal to increase the number of shares of common stock that SFSC is authorized to issue from 10,000,000 shares to 25,000,000 shares and
   (iii) to consider such other matters as may properly come before the Special Meeting. Without the increase in the number of authorized shares, SFSC may not have a sufficient number of authorized shares to complete the Merger. The proposal to increase the number of authorized shares of common stock may be necessary to ensure that SFSC will have sufficient authorized but unissued shares to complete the Merger, as well as to provide SFSC with the flexibility to issue shares in the future when the need arises without the delay of having to obtain shareholder approval to authorize the issuance if not otherwise required.

        The financial services industry continues to undergo change and is becoming increasingly competitive. This new environment, driven in part by regulatory changes, has and will continue to alter the way in which our industry does business. Your Board of Directors believes that the proposed combination of SFSC and HBE will result in a combined business that will be well-positioned to compete in this new environment.

        Under the terms of the Merger Agreement and upon consummation of the Merger, each issued share of HBE common stock, $.01 par value, other than shares owned by HBE as treasury stock, shares owned by the Home Bancorp of Elgin, Inc. 1997 Recognition and Retention Plan and not allocated to participants thereunder and shares owned by SFSC, will be converted into the right to receive shares of SFSC common stock, $.10 par value ("SFSC Common Stock"), based on the exchange ratio specified in the Merger Agreement, plus cash in lieu of any fractional shares. The applicable exchange ratio is dependent upon the market value of SFSC Common Stock prior to the consummation of the Merger, as described in greater detail in the accompanying Joint Proxy Statement/Prospectus.

        Your shares of SFSC Common Stock will not be affected by the Merger, and you will NOT need to exchange your SFSC stock certificates. Following consummation of the Merger, each share of SFSC Common Stock will remain outstanding as one share of the surviving corporation, which will continue to conduct business under the name State Financial Services Corporation. Your Board has received a written opinion from its financial advisor, EVEREN Securities, Inc. dated July 14, 1998, which was confirmed in a written opinion dated the date of the attached Joint Proxy Statement/Prospectus, that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be paid by SFSC in connection with the Merger is fair, from a financial point of view, to SFSC and its shareholders.

        The Merger Agreement and the transactions contemplated thereby are described in greater detail in the accompanying Notice and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to read these materials carefully.

        The Board of Directors of SFSC has unanimously approved the Merger Agreement as being in the best interests of SFSC and its shareholders and recommends that holders of SFSC Common Stock vote in favor of the Merger and the proposal to increase the authorized number of shares of SFSC Common Stock. In making these recommendations, the Board of Directors has considered numerous factors, including, but not limited to, the structure of the proposed Merger and the recent results of operations and financial position of SFSC and HBE.

        Whether or not you plan to attend the Special Meeting, holders of SFSC Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

                                 Sincerely,

                                 /s/ Michael J. Falbo
                                 Michael J. Falbo
                                 President and Chief Executive Officer

                                     [Logo]
                      STATE FINANCIAL SERVICES CORPORATION
                            10708 W. Janesville Road
                        Hales Corners, Wisconsin  53130

                    ________________________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To Be Held November 5, 1998
                    ________________________________________

   To the Shareholders of State Financial Services Corporation:

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of State Financial Services Corporation, a Wisconsin corporation ("SFSC"), will be held on November 5, 1998, at 2:00 p.m., local time, at Tuckaway Country Club, 6901 W. Drexel Ave., Franklin, Wisconsin, for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

        1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger (together with a related Plan of Merger, the "Merger Agreement"), dated as of June 1, 1998, between SFSC and Home Bancorp of Elgin, Inc., a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, and the transactions contemplated thereby, including, among other things, the issuance of shares of common stock of SFSC pursuant to the terms of the Merger Agreement.

        2. To consider and vote on a proposal to approve an amendment to the Amended and Restated Articles of Incorporation of SFSC to increase the authorized number of shares of common stock of SFSC from 10,000,000 to 25,000,000.

        3. To consider such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the Special Meeting to permit the further solicitation of proxies by the Board of Directors of SFSC in the event that there are not sufficient votes to approve the proposals described above at the time of the Special Meeting; provided, however, that no proxy which is voted against either of the proposals described above will be voted in favor of an adjournment to solicit further proxies.

        The approval of proposals 1 and 2 is a condition to the consummation of the transactions contemplated by the Merger Agreement. If approved by shareholders, the amendment increasing the number of authorized shares of SFSC common stock will take effect only if the Merger is consummated.

        The close of business on September 11, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. The Merger and the proposed amendment to SFSC's Amended and Restated Articles of Incorporation are more fully described in the accompanying Joint Proxy Statement/Prospectus and the Annexes thereto, which should be read carefully by all shareholders.

                                 By Order of the Board of Directors,

                                       State Financial Services Corporation

                                       /s/ Michael J. Falbo
   Hales Corners, Wisconsin            Michael J. Falbo
   October 5, 1998                     President and Chief Executive Officer


        YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY IN THE SELF-ADDRESSED ENVELOPE ENCLOSED.

                                     [Logo]
                           HOME BANCORP OF ELGIN, INC.
                             16 North Spring Street
                             Elgin, Illinois  60120
                                 (847) 742-3800

                                October 5, 1998



   Dear Shareholder:

        We are pleased to enclose your Notice of Special Meeting and Joint Proxy Statement/Prospectus for a Special Meeting of Shareholders of Home Bancorp of Elgin, Inc. ("HBE") to be held on November 5, 1998 at
   2:00 p.m., Central Standard Time, at 16 North Spring Street, Elgin,
   Illinois.

        At the Special Meeting you will be asked to consider and vote on a proposed merger of HBE with and into State Financial Services Corporation ("SFSC"), a Wisconsin corporation and a registered bank holding company (the "Merger").

        In the Merger, you will receive a certain number of shares of common stock of SFSC for each share of HBE Common Stock held by you ("Exchange Ratio") and cash in lieu of any fractional share of SFSC common stock which you otherwise would be entitled to receive. As more fully discussed in the attached Joint Proxy Statement/Prospectus, the Exchange Ratio generally decreases as the market value of SFSC Common Stock increases.

        SFSC common stock is listed and traded on the Nasdaq National Market System under the symbol "SFSW". The closing price of SFSC common stock in composite trading on September 23, 1998, was $16.75 per share.

        YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" THE MERGER. The Board reached this decision after careful consideration of a number of factors. The enclosed Joint Proxy Statement/Prospectus contains more detailed information concerning the Board's decision and the proposed transaction (including the method for determining the Exchange Ratio). We urge you to consider it carefully.

        Approval of the Merger requires the affirmative vote of the holders of a majority of the shares of HBE common stock outstanding and entitled to vote thereon. Accordingly, proxies marked "Abstain" or shares that are not voted will have the same effect as votes against the Merger. We urge you to take the time to consider this important matter and vote now.

        In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person. You should not send in certificates for your shares of HBE Common Stock at this time.

        On behalf of the Board of Directors of HBE, I thank you for your support and urge you to vote for approval of the Merger.

                                      Sincerely,


                                      /s/ George L. Perucco
                                      George L. Perucco
                                      President and Chief Executive Officer

                                     [Logo]
                           HOME BANCORP OF ELGIN, INC.
                             16 North Spring Street
                             Elgin, Illinois  60120
                                 (847) 742-3800
                           ___________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 5, 1998
                           ___________________________


        NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Home Bancorp of Elgin, Inc. (the "HBE") will be held on November 5, 1998 at 16 North Spring Street, Elgin, Illinois 60120, at 2:00 p.m., Central Time, for the following purposes:

        1. To consider and vote upon the approval of an Agreement and Plan of Merger ("Agreement") between State Financial Services Corporation ("SFSC"), a bank holding company organized under Wisconsin law and the Company, a copy of which is included as Annex A to the accompanying Proxy Statement/Prospectus and incorporated by reference herein, pursuant to which (i) the Company will be merged with and into SFSC ("Merger"); and
             (ii) each outstanding share of common stock of the Company, par value $.01 per share, would be converted into a number of shares of common stock of SFSC, par value $.10 per share, determined by accordance with the terms of the Agreement, and cash in lieu of any fractional share of common stock of SFSC; and

        2. To consider such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. HBE is not aware of any other business that may properly come before the Special Meeting.

        The Board of Directors has fixed September 11, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

                                           By Order of the Board of
                                            Directors,


                                           /s/ Kathleen A. Schroeder
                                           Kathleen A. Schroeder
                                           Vice President and Secretary

   Elgin, Illinois
   October 5, 1998



   YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MARK THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                              JOINT PROXY STATEMENT

     Special Meeting of Shareholders     Special Meeting of Shareholders
                    of                                  of
         STATE FINANCIAL SERVICES          HOME BANCORP OF ELGIN, INC.
               CORPORATION                    16 North Spring Street
         10708 W. Janesville Road             Elgin, Illinois  60120
      Hales Corners, Wisconsin 53130              (847) 742-3800
              (414) 425-1600
                      ____________________________________
                                  PROSPECTUS OF
                      State Financial Services Corporation
                      ____________________________________

        This Joint Proxy Statement/Prospectus is being furnished to the shareholders of State Financial Services Corporation, a Wisconsin corporation ("SFSC"), and to the shareholders of Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE"), in connection with the solicitation of proxies of common shareholders of SFSC by the Board of Directors of SFSC and of common shareholders of HBE by the Board of Directors of HBE, in each case for use at the respective special meetings of such shareholders to be held on November 5, 1998, at Tuckaway Country Club, 6901 W. Drexel Ave., Franklin, Wisconsin, commencing at 2:00 p.m., local time, and any adjournments or postponements thereof (the "SFSC Special Meeting") in the case of SFSC, and to be held on November 5, 1998 at 16 North Spring Street, Elgin, Illinois, commencing at 2:00 p.m., local time, and any adjournments or postponements thereof (the "HBE Special Meeting") in the case of HBE. At the SFSC Special Meeting, holders of SFSC common stock, $.10 par value ("SFSC Common Stock"), will consider and vote upon (i) the approval and adoption of an Agreement and Plan of Merger (together with a related Plan of Merger, the "Merger Agreement"), dated as of June 1, 1998, among SFSC and HBE, which provides for, among other things, the merger of HBE with and into SFSC (the "Merger"), and the transactions contemplated thereby, including the issuance of additional shares of SFSC Common Stock pursuant to the Merger Agreement, and (ii) the proposal to amend SFSC's Amended and Restated Articles of Incorporation to increase the authorized number of shares of SFSC Common Stock from 10,000,000 shares to 25,000,000 shares.

        At the HBE Special Meeting, holders of HBE common stock, $.01 par value ("HBE Common Stock"), will consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

        Under the Merger Agreement, each issued and outstanding share of HBE Common Stock (except as otherwise provided therein) will be converted into the right to receive shares of SFSC Common Stock as described herein. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

        This Joint Proxy Statement/Prospectus also constitutes a prospectus of SFSC with respect to the shares of SFSC Common Stock to be issued in in connection with the Merger.
                               __________________

       THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
        OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY.
                               __________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                               __________________

        This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to shareholders of SFSC and HBE on or about
   October 5, 1998.

    The date of this Joint Proxy Statement/Prospectus is September 30, 1998.
                               __________________

                              AVAILABLE INFORMATION

             SFSC and HBE are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which SFSC has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to SFSC and the securities offered hereby. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/ Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

             All information concerning SFSC included in this Joint Proxy Statement/Prospectus has been furnished by SFSC, and all information concerning HBE included in this Joint Proxy Statement/Prospectus has been furnished by HBE.

             No person is authorized to give any information or make any representation not contained in this Joint Proxy Statement/Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by SFSC or HBE. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction. Neither the delivery of this Joint Proxy Statement/ Prospectus nor any distribution of the securities to which this Joint Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of SFSC or HBE since the date of this Joint Proxy Statement/Prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

             This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents, excluding exhibits unless specifically incorporated herein, are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request, without charge, in the case of documents relating to SFSC, directed to Michael A. Reindl, Vice President, Controller and Chief Financial Officer, State Financial Services Corporation, 10708 W. Janesville Road, Hales Corners, Wisconsin 53130 (telephone number
   (414) 425-1600), and in the case of documents relating to HBE, directed to David G. Towe, Vice President Investor Relations, Home Bancorp of Elgin, Inc., 16 North Spring Street, Elgin, Illinois (telephone number
   (847) 742-3800).

             The following documents filed with the Commission by SFSC (File No. 0-18166) or HBE (File No. 0-28696) pursuant to the Exchange Act are incorporated herein by reference:

             (a) SFSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

             (b) SFSC's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

             (c) SFSC's Current Reports on Form 8-K dated January 14, March 13 and June 2, 1998.

             (d) HBE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

             (d) HBE's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

             (e) HBE's Current Report on Form 8-K dated June 15, 1998 and as amended on June 17, 1998.

             The information relating to SFSC and HBE contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

             All documents filed by SFSC and HBE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the SFSC and HBE Special Meetings will be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of the documents.

             Any statement contained in a document incorporated by reference herein or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                           FORWARD-LOOKING STATEMENTS

             Cautionary Statement for Purposes of the Private Litigation Reform Act of 1995.

             This Joint Proxy Statement/Prospectus (including information incorporated by reference herein), information included in, or incorporated by reference from future filings by SFSC or HBE with the Commission, and information contained in written material, press releases and oral statements issued or made by or on behalf of SFSC or HBE contain, or may contain, certain "forward-looking statements" including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements specifically include footnotes 9 and 11 to the Unaudited Pro Forma Financial Information and also include information concerning possible or assumed future results of operations of SFSC and HBE set forth under "THE MERGER-Reasons for the Merger" and "THE MERGER-Opinions of Financial Advisors" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, SFSC and HBE claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of SFSC and HBE, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger; (ii) lower than expected income or revenues following the Merger, or higher than expected operating costs; (iii) a significant increase in competitive pressure in the banking and financial services industry; (iv) business disruption related to the Merger (both before and after completion); (v) greater than expected costs or difficulties related to the integration of the management of SFSC and HBE; (vi) litigation costs and delays caused by litigation; (vii) higher than anticipated costs in completing the Merger; (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (ix) reduction in interest margins due to changes in the interest rate environment; (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged; and (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger.

                      State Financial Services Corporation
                           Home Bancorp of Elgin, Inc.

                        Joint Proxy Statement/Prospectus

                                TABLE OF CONTENTS
                                                                         Page

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .    i

   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . .    i

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        State Financial Services Corporation . . . . . . . . . . . . . .    1
        Home Bancorp of Elgin, Inc.  . . . . . . . . . . . . . . . . . .    1
        The Special Meetings . . . . . . . . . . . . . . . . . . . . . .    2
        Votes Required . . . . . . . . . . . . . . . . . . . . . . . . .    2
        Reasons for the Merger; Recommendation of the Boards of
             Directors . . . . . . . . . . . . . . . . . . . . . . . . .    2
        Background of the Merger . . . . . . . . . . . . . . . . . . . .    3
        Proposed Merger  . . . . . . . . . . . . . . . . . . . . . . . .    3
             General . . . . . . . . . . . . . . . . . . . . . . . . . .    3
             Conditions to the Merger  . . . . . . . . . . . . . . . . .    5
             Exchange of Stock Certificates  . . . . . . . . . . . . . .    5
             Waivers and Amendments to the Merger Agreement  . . . . . .    6
             Termination . . . . . . . . . . . . . . . . . . . . . . . .    6
             Reimbursement of Expenses . . . . . . . . . . . . . . . . .    6
             Indemnification . . . . . . . . . . . . . . . . . . . . . .    6
        Stock Option Agreement . . . . . . . . . . . . . . . . . . . . .    7
        Interests of Certain Persons in the Mergers  . . . . . . . . . .    7
        Opinions of Financial Advisors . . . . . . . . . . . . . . . . .    7
        No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . .    8
        Certain Federal Income Tax Consequences of the Merger  . . . . .    8
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .    8
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .    8
        Dividends on SFSC Common Stock and HBE Common Stock  . . . . . .    8
        Markets and Market Prices  . . . . . . . . . . . . . . . . . . .    9
        Comparative Book Values, Dividends and Earnings Per Common
             Share . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        Comparative Market Prices and Dividends  . . . . . . . . . . . .   11
        Selected Historical and Pro Forma Data . . . . . . . . . . . . .   12

   SPECIAL MEETINGS INFORMATION  . . . . . . . . . . . . . . . . . . . .   14
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        Date, Place and Times  . . . . . . . . . . . . . . . . . . . . .   14
        Record Dates; Votes Required and Revocation of Proxies . . . . .   14
        Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . .   16

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        Background of the Merger . . . . . . . . . . . . . . . . . . . .   17
        Reasons for the Merger; Recommendation of Boards of Directors  .   19
        Opinions of Financial Advisors . . . . . . . . . . . . . . . . .   21
        Interests of Certain Persons in the Merger . . . . . . . . . . .   27
        Certain Federal Income Tax Consequences  . . . . . . . . . . . .   28
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .   29
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .   29
        Listing on The Nasdaq Stock Market . . . . . . . . . . . . . . .   30
        Federal Securities Law Consequences  . . . . . . . . . . . . . .   30
        No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . .   30

   THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   31
        The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        Consummation of the Merger . . . . . . . . . . . . . . . . . . .   31
        Representations and Warranties . . . . . . . . . . . . . . . . .   34
        Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . .   34
        Board of Directors and Officers Following Consummation of the
             Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   35
        Conduct Inconsistent with the Merger Agreement . . . . . . . . .   36
        Employee Matters . . . . . . . . . . . . . . . . . . . . . . . .   37
        Conditions to Each Party's Obligation to Effect the Merger . . .   38
        Termination, Amendment and Waiver  . . . . . . . . . . . . . . .   39
        Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . .   40
        Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   40

   THE STOCK OPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . .   40
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        Exercise of Option . . . . . . . . . . . . . . . . . . . . . . .   41
        Expiration of the Option . . . . . . . . . . . . . . . . . . . .   42
        Repurchase Right . . . . . . . . . . . . . . . . . . . . . . . .   42
        Registration Rights  . . . . . . . . . . . . . . . . . . . . . .   42
        Right of First Refusal for Registered Sale . . . . . . . . . . .   43
        Anti-Takeover Effect of the Stock Option Agreement . . . . . . .   43

   AMENDMENT TO SFSC AMENDED AND RESTATED ARTICLES OF INCORPORATION  . .   43

   SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . .   45

   FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .   49

   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION  . . . . . . .   49

   COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF SFSC COMMON STOCK AND HBE
        COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .   60
        Merger, Consolidation and Sales of Assets  . . . . . . . . . . .   60
        Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .   61
        Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
        Amendments to Charters . . . . . . . . . . . . . . . . . . . . .   61
        Amendments to By-laws  . . . . . . . . . . . . . . . . . . . . .   62
        Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . .   62
        Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . .   62

   DESCRIPTION OF SFSC CAPITAL STOCK . . . . . . . . . . . . . . . . . .   64
        Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   65
        Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .   65
        Certain Statutory Provisions . . . . . . . . . . . . . . . . . .   65

   STATE FINANCIAL SERVICES CORPORATION  . . . . . . . . . . . . . . . .   65
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
        Incorporation of Certain Information by Reference  . . . . . . .   66
        Management's Discussion and Analysis of SFSC's Results of
             Operations and Financial Position . . . . . . . . . . . . .   66

   At and for the Six Months Ended June 30, 1998 Compared to the Six
        Months Ended June 30, 1997 . . . . . . . . . . . . . . . . . . . . 66

   At and for the Period Ended December 31, 1997 . . . . . . . . . . . .   72
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
        Income Statement Analysis  . . . . . . . . . . . . . . . . . . .   72

   Home Bancorp of Elgin, Inc. . . . . . . . . . . . . . . . . . . . . .   92
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
        Incorporation of Certain Information by Reference  . . . . . . .   92

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92

   SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .   93





   INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .  F-1
   Annex A   Agreement and Plan of Merger  . . . . . . . . . . . . . . .  A-1
   Annex B   Stock Option Agreement between SFSC and HBE . . . . . . . .  B-1
   Annex C   Opinion of EVEREN Securities, Inc.  . . . . . . . . . . . .  C-1
   Annex D   Opinion of Hovde Financial, Inc.  . . . . . . . . . . . . .  D-1
   Annex E   Proposed Amendment to the Amended and Restated
             Articles of Incorporation of SFSC . . . . . . . . . . . . .  E-1

                                     SUMMARY


        The following is a brief summary of certain information with respect to matters to be considered at the Special Meetings. As used in this Joint Proxy Statement/Prospectus, the terms "SFSC" and "HBE" refer to such corporations, and, except where the context otherwise requires, such entities and their respective subsidiaries. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/ Prospectus, including the annexes hereto, and the documents incorporated in this Joint Proxy Statement/Prospectus by reference. Shareholders are urged to review carefully this entire Joint Proxy Statement/Prospectus.

   State Financial Services Corporation

        State Financial Services Corporation, a Wisconsin corporation ("SFSC"), is a multi-bank holding company with three subsidiary banks, State Financial Bank in Wisconsin ("SFB"), SFB-Waterford ("SFB-Waterford"), and State Financial Bank-Illinois (formerly Richmond Bank) ("Richmond," and together with SFB and SFB-Waterford sometimes collectively referred to as the "Banks"). SFSC acquired Richmond on December 31, 1997 for a cash purchase price of approximately
   $10.8 million. The Banks operate a total of 11 full-service offices located in southeastern Wisconsin (including the Milwaukee metropolitan area) and northeastern Illinois.

        At June 30, 1998, SFSC had assets of $417.9 million, net loans of $258.7 million, total deposits of $363.0 million and shareholders' equity of $39.8 million.

        On September 8, 1998, SFSC completed the acquisition of Lokken, Chesnut & Cape, Incorporated ("Lokken"), an asset management firm headquartered in LaCrosse, Wisconsin, in a stock transaction accounted for as a purchase. Lokken is a financial and estate planning and investment management firm with discretionary assets of approximately $95 million under management. Lokken is now a wholly-owned subsidiary of SFSC. As a result of the acquisition, the former stockholders of Lokken received, in total, 141,551 shares of SFSC Common Stock which includes contingent consideration.

        The principal executive office of SFSC is located at 10708 West Janesville Road, Hales Corners, Wisconsin 53130, and its telephone number is (414) 425-1600.

   Home Bancorp of Elgin, Inc.

        Home Bancorp of Elgin, Inc. ("HBE") was incorporated in June of 1996 under the laws of Delaware, with the express purpose to serve as the holding company for Home Federal Savings and Loan Association of Elgin (the "Association"), a federally charted savings and loan association. On September 26, 1996, the Association completed its conversion from mutual to stock form and became a wholly-owned subsidiary of HBE.

        The Association was founded in 1883 and is one of the area's oldest savings institutions. The Association is a community-oriented institution focusing on developing long-term deposit relationships with customers in the area northwest of Chicago and providing residential mortgage lending to the same area. The Association's principal business consists of attracting deposits from the public and investing those deposits, along with funds generated from operations, primarily in loans secured by mortgages on one- to four-family residences. At June 30, 1998, HBE had total assets of $367.7 million, which included net loans of $319.9 million. The Association operates from its executive offices in Elgin, Illinois and four other full service facilities located in Bartlett, Crystal Lake, Roselle and South Elgin, Illinois.

        The principal executive office of HBE is located at 16 North Spring Street, Elgin, Illinois 60120, and its telephone number is (847) 742-3800.

   The Special Meetings

        SFSC. The SFSC Special Meeting will be held at Tuckaway Country Club, 6901 W. Drexel Ave., Franklin, Wisconsin, on November 5, 1998, at 2:00 p.m., local time. The close of business on September 11, 1998 is the record date (the "SFSC Record Date") for determining the shareholders of record of SFSC entitled to notice of and to vote at the SFSC Special Meeting and any postponement or adjournment thereof. The purpose of the SFSC Special Meeting is (i) to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including, among other things, the issuance of shares of SFSC Common Stock pursuant to the terms of the Merger Agreement, (ii) to consider and vote upon a proposal to approve an amendment to the SFSC Amended and Restated Articles of Incorporation to increase the authorized number of shares of SFSC Common Stock from 10,000,000 shares to 25,000,000 shares (the "Charter Amendment"), and (iii) to consider such other matters that may come before the SFSC Special Meeting. For additional information relating to the SFSC Special Meeting, see "SPECIAL MEETINGS INFORMATION."

        HBE. The HBE Special Meeting will be held at 16 North Spring Street, Elgin, Illinois, on November 5, 1998, at 2:00 p.m., local time. The close of business on September 11, 1998 is the record date (the "HBE Record Date") for determining the shareholders of record of HBE entitled to notice of and to vote at the HBE Special Meeting and any postponement or adjournment thereof. The purpose of the HBE Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and (ii) to consider such other matters that may come before the HBE Special Meeting. For additional information relating to the HBE Special Meeting, see "SPECIAL MEETINGS INFORMATION."

   Votes Required

        SFSC. The Wisconsin Business Corporation Law (the "WBCL") requires that the Merger Agreement be approved by the affirmative vote of a majority of the outstanding shares of SFSC Common Stock entitled to vote at the SFSC Special Meeting. The affirmative vote of the holders of a majority of the shares of SFSC Common Stock represented and voted at the SFSC Special Meeting (assuming a quorum is present) is required to approve the Charter Amendment. The Merger will not be effected unless the Charter Amendment receives the required shareholder approval. As of the SFSC Record Date, there were 4,004,372 outstanding shares of SFSC Common Stock, each of which is entitled to one vote. As of the SFSC Record Date, directors and executive officers of SFSC held or exercised voting control over approximately 26.23% of the outstanding shares of SFSC Common Stock entitled to vote on the Merger. See "SPECIAL MEETINGS INFORMATION--Record Dates; Votes Required and Revocation of Proxies."

        HBE. The Delaware General Corporation Law (the "DGCL") requires that the Merger Agreement be approved by the affirmative vote of holders of a majority of the outstanding shares of HBE Common Stock entitled to vote at the HBE Special Meeting. As of the HBE Record Date, there were 6,658,799 outstanding shares of HBE Common Stock, each of which is entitled to one vote. As of the HBE Record Date, directors and executive officers of HBE held or exercised voting control over approximately 14.9% of the outstanding shares of HBE Common Stock entitled to vote on the Merger (including 472,484 shares held by the HBE ESOP and not allocated to participants thereunder). See "SPECIAL MEETINGS INFORMATION--Record Dates; Votes Required and Revocation of Proxies."

   Reasons for the Merger; Recommendation of the Boards of Directors

        SFSC. The Board of Directors of SFSC (the "SFSC Board") unanimously recommends that holders of SFSC Common Stock vote FOR approval of the Merger Agreement and the transactions contemplated thereby and FOR the Charter Amendment. The SFSC Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by the SFSC Board, believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of SFSC and its shareholders. See "THE MERGER--Reasons for the Merger; Recommendation of Boards of Directors"; and "--Background of the Merger."

        HBE. The Board of Directors of HBE (the "HBE Board") unanimously recommends that holders of HBE Common Stock vote FOR approval of the Merger Agreement and the transactions contemplated thereby. The HBE Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by the HBE Board, believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of HBE and its shareholders. See "THE MERGER--Reasons for the Merger; Recommendation of Boards of Directors"; and "--Background of the Merger."

   Background of the Merger

        For a description of the background of the Merger, see "THE MERGER--Background of the Merger."

   Proposed Merger

        General. Under the terms of the Merger Agreement, HBE will, upon the later of (a) the time of filing of Articles of Merger with the Wisconsin Department of Financial Institutions, (b) the time of filing a Certificate of Merger with the Delaware Secretary of State and (c) the effective date and time of the Merger as set forth in such Articles of Merger and Certificate of Merger (the later of (a), (b) and (c) above being the "Effective Time") in accordance with the terms of the Merger Agreement, merge with and into SFSC, with the combined entity conducting business under the name State Financial Services Corporation. Pursuant to the Merger Agreement, each issued and outstanding share of HBE Common Stock immediately prior to the Effective Time (other than shares canceled pursuant to the Merger Agreement) will be converted into the right to receive the number of shares of SFSC Common Stock equal to the exchange ratio (the "Exchange Ratio") to be determined based on the Market Value of SFSC Common Stock (as defined below) on the Decision Date (as defined below) as follows:

     Market Value of SFSC Common Stock              Exchange Ratio

    Less than or equal to $21.125 . . . . . . . . .   0.86

    Greater than $21.125 and less than or equal to
      $22.625 . . . . . . . . . . . . . . . . . . .   0.857143

    Greater than $22.625 and less than or equal to
      $30.00  . . . . . . . . . . . . . . . . . . .   the quotient obtained
                                                      by dividing $19.50 by
                                                      the Market Value of
                                                      SFSC Common Stock
    Greater than $30.00 and less than or equal to
      $31.375 . . . . . . . . . . . . . . . . . . .   0.65

    Greater than $31.375  . . . . . . . . . . . . .   0.64


        The "Market Value of SFSC Common Stock," on any date, will be equal to the average closing sale price of SFSC Common Stock as reported on The Nasdaq Stock Market for the twenty (20) consecutive trading days immediately preceding the five (5) business days immediately preceding such date.

        If the Market Value of SFSC Common Stock on the Decision Date is less than $20.00, HBE may notify SFSC in writing, which must be received by SFSC within three business days after the Decision Date, that it is not willing to close on the basis of the Exchange Ratio set forth above. If HBE fails to give notice by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth above. Upon receipt of such notice, SFSC may elect (i) to close on the basis of an Exchange Ratio equal to the quotient obtained by dividing $17.25 by the Market Value of SFSC Common Stock on the Decision Date (the "Optional Exchange Ratio"), or (ii) to require closing on the basis of the Exchange Ratio set forth above, in any case by notice in writing, which must be received by HBE within three business days after SFSC's receipt of such notice from HBE. If SFSC fails to make such election, it shall be deemed to have agreed to close on the basis of the Optional Exchange Ratio. If SFSC elects clause (ii) above, then HBE may elect to terminate the Merger Agreement by notice in writing, which must be received by SFSC within three business days after HBE's receipt of such notice from SFSC. If HBE fails to give notice of termination by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth above.

        The term "Decision Date" means the first business day on which the last of the following events shall have occurred: (i) receipt of all necessary state and federal regulatory approvals and the expiration of all required waiting periods relating to the Merger, (ii) approval of the transactions contemplated by the Merger Agreement by the shareholders of HBE, (iii) approval of the transactions contemplated by the Merger Agreement by the shareholders of SFSC, and (iv) the date, after the last to occur of subsections (i) through (iii) above but not more than thirty
   (30) days thereafter, on which the Market Value of SFSC Common Stock is greater than or equal to $20.00.

        During the period following the execution of the Merger Agreement and preceding the mailing of this Joint Proxy Statement/Prospectus, there has been substantial volatility in U.S. and foreign stock markets. On several recent days, SFSC Common Stock traded below $20.00 on The Nasdaq Stock Market. For example, the last reported sale prices of the SFSC Common Stock on The Nasdaq Stock Market on September 16, September 17 and September 18, 1998 were $16.25, $16.00 and $16.00, respectively. The following are examples of the outcomes that could result if the Market Value of SFSC Common Stock is below $20.00 on the Decision Date and the HBE Board of Directors gives notice that HBE is not willing to close on the basis of the Exchange Ratio set forth above. Under these circumstances, the following may occur in accordance with the Merger
   Agreement:

             The SFSC Board of Directors elects the Optional Exchange Ratio. If, following shareholder approval of the Merger Agreement, the SFSC Board of Directors elects to close using the Optional Exchange Ratio, which would not require any further action of the SFSC shareholders, the Merger would proceed (assuming all other relevant conditions to closing were satisfied). The Optional Exchange Ratio would be 0.932432,
        1.014706 and 1.112903 if the Market Value of SFSC Common Stock is $18.50, $17.00 and $15.50, respectively, which would in each instance represent a value of $17.25 per each share of HBE Common Stock.

             The SFSC Board of Directors elects the Exchange Ratio. In lieu of electing the Optional Exchange Ratio, the SFSC Board of Directors may elect to require closing on the basis of the Exchange Ratio. In that event, the HBE Board of Directors may, without any further action of the HBE shareholders, elect to (i) close on the basis of the Exchange Ratio or (ii) terminate the Merger Agreement. As a result of terminating the Merger Agreement, the HBE shareholders would continue to hold HBE Common Stock.

        The rights of both SFSC and HBE pursuant to the foregoing provisions are subject to the Market Value of SFSC Common Stock on the Decision Date. As a result, the actual value that SFSC would pay and HBE shareholders would receive in the Merger and whether HBE would have the right to terminate the Merger Agreement will not be known until shortly before the scheduled closing date of the Merger. It is currently anticipated that, if approved by SFSC and HBE shareholders, the Merger will be completed in the fourth calendar quarter of 1998 or the first calendar quarter of 1999.

        The SFSC Board has not considered what action, if any, it might take under the Merger Agreement in the event that the SFSC shareholders approve the Merger Agreement at the SFSC Special Meeting, the Market Value of SFSC Common Stock is less than $20.00 on the Decision Date and the HBE Board informs SFSC that it is unwilling to close on the basis of the Exchange Ratio. In such case, the SFSC Board is likely to consult with its legal and financial advisors regarding whether to elect the Optional Exchange Ratio or remain with the Exchange Ratio as set forth above. Shareholders of SFSC should note that the fairness opinion obtained by the SFSC Board and included as Annex C to this Joint Proxy Statement/Prospectus does not express an opinion as to the fairness of the Merger, from a financial point of view, to SFSC in the event that SFSC elects the Optional Exchange Ratio. In the event that the SFSC Board were to consider electing the Optional Exchange Ratio, it is anticipated that, as a condition precedent thereto, the SFSC Board would require a fairness opinion with respect to the Optional Exchange Ratio. No assurance can be given that such a fairness opinion would be rendered by SFSC's financial advisor if the opinion were so requested. In addition, in determining whether or not to elect the Optional Exchange Ratio, the SFSC Board of Directors would consider many of the same factors it considered in determining to approve and adopt the Merger Agreement in the first instance. In particular, the SFSC Board of Directors would analyze, among other factors, the relationship of the consideration to be paid in the Merger to the market price and book value and earnings per share of HBE and the financial terms of certain other recent business combinations in the banking industry.

        The HBE Board has not considered what action, if any, it might take under the Merger Agreement in the event that the Market Value of SFSC Common Stock is less than $20.00 on the Decision Date. In such case, the HBE Board of Directors is likely to consult its financial and legal advisors to determine whether or not to notify SFSC of its unwillingness to close on the basis of the Exchange Ratio and whether or not to exercise HBE's right to terminate the Merger Agreement if SFSC does not elect the Optional Exchange Ratio. Shareholders of HBE should note that the fairness opinion obtained by the HBE Board and included as Annex D to this Joint Proxy Statement/Prospectus does not express an opinion as to the fairness of the Merger, from a financial point of view, in the event that the Market Value of SFSC Common Stock is below $20.00 per share on the Decision Date and the Merger is consummated based on the Exchange Ratio. In the event that Market Value of SFSC Common Stock is less than $20.00 on the Decision Date and the HBE Board were to consider electing the Exchange Ratio, it is anticipated that, as a condition precedent thereto, the HBE Board would require a fairness opinion with respect to such election. No assurance can be given that such a fairness opinion would be rendered by HBE's financial advisor if the opinion were so requested. In making a determination on the foregoing matters, the HBE Board of Directors would consider many of the same factors that it considered in determining whether to approve and adopt the Merger Agreement. In particular, the HBE Board of Directors would analyze, among other factors, whether the then current consideration to be received in the Merger would deliver more value to HBE shareholders than the value that could be expected in the event HBE were to continue as an independent company. In addition, it would consider whether, in light of market and other industry conditions at the time of such determination, the Exchange Ratio remains fair from a financial point of view to the holders of shares of HBE Common Stock.

        Each outstanding option granted by HBE under the Home Bancorp of Elgin, Inc. 1997 Stock Option Plan will be converted into the right to purchase that number of shares of SFSC Common Stock equal to the product (rounded up to the nearest whole number) of the number of shares of HBE Common Stock subject to the original option and the Exchange Ratio, at a price per share equal to the per share exercise price of the original HBE option, divided by the Exchange Ratio. See "THE MERGER AGREEMENT-- Consummation of the Merger."

        Conditions to the Merger. The respective obligations of SFSC and HBE to consummate the Merger are subject to the satisfaction of certain conditions, including: the approval of the Merger Agreement by the shareholders of SFSC and HBE; the receipt of all necessary regulatory approvals; the absence of any injunction that prevents the consummation of the Merger; the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the date for the closing of the Merger (the "Closing Date"); the performance by the other party in all material respects, or waiver, of all obligations required to be performed under the Merger Agreement and the stock option agreement entered into by and between SFSC and HBE in connection with the execution of the Merger Agreement (the "Stock Option Agreement"); the lack of any event or circumstance occurring since the date of the Merger Agreement which may reasonably be expected to have a material adverse effect on the parties; the receipt of opinions of counsel and various third-party consents in a form satisfactory to the respective parties; the receipt of legal opinions that the Merger will qualify as a tax-free reorganization; the receipt by each of SFSC and HBE of a letter from their respective independent accountants that the Merger is expected to be accounted for as a pooling-of-interests under generally accepted accounting principles; the receipt by SFSC of a letter from affiliates of HBE with respect to transactions in securities of SFSC; and the effectiveness of the Registration Statement. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger."

        Exchange of Stock Certificates. At or prior to the Effective Time, SFSC shall deposit with a bank, trust company or other entity reasonably acceptable to HBE (the "Exchange Agent") certificates representing the shares of SFSC Common Stock to be issued in accordance with the terms of the Merger Agreement ("SFSC Common Stock Certificates") for exchange in accordance with the Merger Agreement, and cash in lieu of any fractional shares of SFSC Common Stock.

        As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, SFSC will cause the Exchange Agent to mail to each holder of certificates representing one or more shares of HBE Common Stock converted into the right to receive shares of SFSC Common Stock pursuant to the Merger Agreement ("HBE Common Stock Certificates") a letter of transmittal and instructions for use in effecting the surrender of the HBE Common Stock Certificates in exchange for SFSC Common Stock Certificates and any cash in lieu of fractional shares. Upon proper surrender of an HBE Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, the holder of such HBE Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) an SFSC Common Stock Certificate representing that number of whole shares of SFSC Common Stock to which such holder of HBE Common Stock is entitled pursuant to the terms of the Merger Agreement and (ii) cash in lieu of fractional shares. Persons who hold SFSC Common Stock prior to the Merger will not need to exchange their existing certificates representing shares of SFSC Common Stock for new stock certificates. See "THE MERGER AGREEMENT--Consummation of the Merger."

        Waivers and Amendments to the Merger Agreement. SFSC and HBE may amend, modify or waive in writing the terms and conditions of the Merger Agreement; provided, however, that no amendment may be made after the approval of the Merger Agreement at the SFSC and HBE Special Meetings that changes in any manner adverse to the shareholders of SFSC or HBE the consideration to be provided such shareholders pursuant to the Merger. Pursuant to the terms of the Merger Agreement, the consummation of the Merger is conditioned upon the receipt by both parties of a letter stating that the Merger is expected to be accounted for as a pooling-of-interests under generally accepted accounting principles and a legal opinion that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that SFSC and HBE amend or modify the Merger Agreement by waiving this requirement, SFSC and HBE will resolicit shareholders for approval of such amended or modified agreement. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

        Termination. The Merger Agreement may be terminated under certain circumstances, including (i) by mutual consent of the parties; (ii) by either party if the Merger is not consummated by January 31, 1999; (iii) by either party if either of SFSC's or HBE's shareholders vote against the Merger or if any state or federal law or court order prohibits the Merger;
   (iv) by the non-breaching party if there exist breaches of any representations or warranties contained in the Merger Agreement or in the Stock Option Agreement which breaches, individually or in the aggregate, would result in a material adverse effect on the breaching party and which are not cured within thirty (30) days after notice; (v) by the non-breaching party if there occurs a material breach of any covenant or agreement in the Merger Agreement or in the Stock Option Agreement which is not cured within thirty (30) days after notice; (vi) by either party if the Board of Directors of the other party shall withdraw or adversely modify its recommendation of the Merger or shall approve or recommend any competing transaction; or (vii) by HBE in the event that the Market Value of SFSC Common Stock at the time for the Merger is less than $20 per share and SFSC does not elect the Optional Exchange Ratio. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

        Reimbursement of Expenses. The Merger Agreement provides that if a breach described in clause (iv) or (v) of the previous paragraph occurs, then, if such breach is not willful, the non-breaching party will be entitled to reimbursement of its out-of-pocket expenses, not to exceed $350,000. In the event of a willful breach, the non-breaching party will be entitled to its out-of-pocket expenses (which shall not be limited to $350,000) and any remedies it may have at law or in equity. See "THE MERGER AGREEMENT--Reimbursement of Expenses"; and "--Other Expenses."

        Indemnification. The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding against an officer, director or employee of SFSC or HBE which is based on the fact that such person is or was an officer, director or employee of SFSC, HBE or the Association, or based on the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, SFSC and HBE will use reasonable efforts to respond to and defend such actions on behalf of the officer, director or employee. The Merger Agreement also provides that SFSC as the surviving corporation will indemnify and hold harmless any such indemnified party against certain losses incurred by the indemnified party in connection with certain lawsuits and other actions against such person, and will use reasonable efforts to obtain directors' and officers' liability insurance for the officers and directors of SFSC. Subject to certain limitations, such insurance will either provide coverage for three years from the Effective Time or will substitute policies of at least the same coverage and amounts and containing terms and conditions not less advantageous than the policies previously maintained by SFSC and HBE. See "THE MERGER AGREEMENT--Indemnification."

   Stock Option Agreement

        In connection with the execution and delivery of the Merger Agreement, SFSC and HBE entered into the Stock Option Agreement pursuant to which HBE granted SFSC an irrevocable option (the "Option") to purchase, under certain circumstances, authorized but unissued shares of HBE Common Stock (representing up to 19.9% of the outstanding shares of HBE Common Stock) at an exercise price of $17.00 per share. A copy of the Stock Option Agreement is attached as Annex B to this Joint Proxy Statement/Prospectus. The Option is only exercisable upon the occurrence of certain triggering and exercise events generally relating to competing transactions for control of HBE. None of such events has occurred as of the date of this Joint Proxy Statement Prospectus. The exercise of the Option and the effectiveness of selected provisions of the Stock Option Agreement is subject to certain conditions described in the Stock Option Agreement. See "THE STOCK OPTION AGREEMENT. In lieu of exercising the Option, SFSC can require HBE to make a cash payment in an amount equal to the product of (a) the excess of the per share value of the highest competing transaction, or, if greater, the highest closing price for HBE Common Stock during the six month period preceding the cash election, over $17.00, and (b) the number of shares of HBE Common Stock for which the Option may then be exercised. The Option also grants SFSC certain registration rights with respect to, and grants HBE a right of first refusal with respect to, any HBE Common Stock acquired upon exercise of the Option. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may have the effect of discouraging competing offers. See "THE STOCK OPTION AGREEMENT."

   Interests of Certain Persons in the Mergers

        The Directors of SFSC immediately prior to the Effective Time will continue as the directors of SFSC as the surviving corporation in the Merger, each to hold office in accordance with the charter and bylaws of SFSC. The officers of SFSC immediately prior to the Effective Time will continue as the officers of SFSC as the surviving corporation of the Merger, in each case until their respective successors are duly elected or appointed. Additionally, George L. Perucco, the President and Chief Executive Officer of HBE and the Association, and Lyle N. Dolan, Executive Vice President and Treasurer of HBE and the Association, will terminate their employment agreements with the HBE and the Association and receive the full payments provided for thereunder. In addition, Mr. Perucco will enter into a consulting agreement with SFSC. See "THE MERGER AGREEMENT-- Consummation of the Merger," and "THE MERGER--Interests of Certain Persons in the Merger."

   Opinions of Financial Advisors

        SFSC. EVEREN Securities, Inc. ("EVEREN") delivered to the SFSC Board its written opinion dated the date of this Joint Proxy Statement/ Prospectus that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration being paid by SFSC in the Merger is fair, from a financial point of view, to SFSC and its shareholders. The written opinion of EVEREN is attached hereto as Annex C and is incorporated herein by reference. Holders of shares of SFSC Common Stock are urged to read such opinion in its entirety. For a description of the assumptions made and matters considered by EVEREN, see "THE MERGER--Opinions of Financial Advisors" and Annex C.

        HBE. Hovde Financial, Inc. ("Hovde") delivered to the HBE Board its written opinion dated June 1, 1998, which was confirmed in a written opinion dated the date of this Joint Proxy Statement/Prospectus that as of such date, and based upon the matters considered as set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the HBE shareholders. The written opinion of Hovde dated the date of this Joint Proxy Statement/Prospectus is attached hereto as Annex D and is incorporated herein by reference. Holders of shares of HBE Common Stock are urged to read such opinion in its entirety. For a description of the assumptions made and matters considered by Hovde, see "THE MERGER-- Opinions of Financial Advisors" and Annex D.

   No Appraisal Rights

        Holders of shares of SFSC Common Stock and HBE Common Stock will not have dissenters' rights in connection with the Merger. See "THE MERGER-No Appraisal Rights."

   Certain Federal Income Tax Consequences of the Merger

        SFSC's obligation to effect the Merger is conditioned on the delivery of an opinion to SFSC from Foley & Lardner, counsel for SFSC, and HBE's obligation to effect the Merger is conditioned upon the delivery to HBE of an opinion from Thacher Proffitt & Wood, counsel for HBE, both dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Code.

        Provided that there shall have been no adverse changes in applicable law or facts prior to the Effective Time, in general: (i) no gain or loss will be recognized by SFSC or HBE pursuant to the Merger; (ii) no gain or loss (except with respect to fractional shares) will be recognized by holders of HBE Common Stock upon the exchange of their HBE Common Stock pursuant to the Merger; and (iii) no gain or loss will be recognized by shareholders of SFSC upon consummation of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

        SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEIR INDIVIDUAL CIRCUMSTANCES UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE LAW.

   Accounting Treatment

        The Merger will be accounted for as a pooling-of-interests pursuant to generally accepted accounting principles. It is a condition to the Merger that each of SFSC and HBE shall have received letters, dated as of the Effective Time, from Ernst & Young LLP, and KPMG Peat Marwick LLP, respectively, regarding those firm's concurrence with SFSC's management and HBE's management concurring respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board No. 16 if closed and consummated in accordance with the Merger Agreement.

   Regulatory Approvals

        The Merger is subject to the approval of the Federal Reserve Board under Section 4 of the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"). See "THE MERGER--Regulatory Approvals." SFSC received approval from the Federal Reserve Bank of Chicago pursuant to a letter dated August 19, 1998.

   Dividends on SFSC Common Stock and HBE Common Stock

        The Merger Agreement provides that each of SFSC and HBE shall coordinate with the other the declaration of any dividends and the record dates and payment dates relating thereto, it being the intention of the parties that holders of SFSC Common Stock or HBE Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of SFSC Common Stock and/or HBE Common Stock and any shares of SFSC Common Stock any holder of HBE Common Stock receives in exchange therefor in the Merger. The dividend policy of SFSC following the Merger will be subject to evaluation from time to time by the SFSC Board based on SFSC's results of operations, financial condition, capital requirements and other relevant conditions, including regulatory considerations.

   Markets and Market Prices

        The following table sets forth the last sale prices per share of SFSC Common Stock and HBE Common Stock as reported on The Nasdaq Stock Market on June 1, 1998, the last trading day preceding public announcement of the Merger, and September 29, 1998, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus.

                                            SFSC                HBE
                                           Common             Common
                                           Stock               Stock
    Market Value Per Share at:

       June 1, 1998                        $24.50              $17.125
       September 29, 1998                  $17.25              $13.50


        Based on the Exchange Ratio, the minimum and maximum numbers of shares of SFSC Common Stock issuable pursuant to the Merger (assuming that the Market Value of SFSC Common Stock is above $20.00 per share or that the Optional Exchange Ratio is not implemented and that no HBE Options are exercised from the HBE Record Date to the Effective Time) will be 4,261,631 and 5,726,567, respectively. The following table provides examples of the varying Exchange Ratios based upon differing Market Values of SFSC Common Stock:

          Market Value                                  Equivalent Price
             of SFSC                                      Per Share of
        Common Stock (1)        Exchange Ratio(1)     HBE Common Stock (2)

    Less than or equal to             0.86         Less than or equal to
     $21.125                                        $18.1675

    Greater than $21.125 and        0.857143       Greater than $18.1063 and
     less than or equal to                          less than or equal to
     $22.625                                        $19.3929

    Greater than $22.625 and      The quotient     Such quotient multiplied
     less than or equal to         obtained by      by the applicable Market
     $30.00                    dividing $19.50 by   Value of SFSC Common
                               the Market Value of  Stock
                                 SFSC Common Stock

    Greater than $30.00 and           0.65         Greater than $19.50 and
     less than or equal to                          less than or equal to
     $31.375                                        $20.3938

    Greater than $31.375              0.64         Greater than $20.3938

   (1) Unless the Market Value of SFSC Common Stock is less than $20.00, the Exchange Ratio will be between 0.64 and 0.86. In the event that the Market Value of SFSC Common Stock is less than $20.00, the Exchange Ratio or the Optional Exchange Ratio may be selected or the Merger Agreement may be terminated. See "THE MERGER AGREEMENT."
   (2)  Based on the Market Value of SFSC Common Stock.

        No assurance can be given as to the market prices of SFSC Common Stock or HBE Common Stock at any time before the Merger becomes effective or as to the market price of SFSC Common Stock at any time thereafter. Shareholders of SFSC and HBE are urged to obtain current market quotations for SFSC Common Stock and HBE Common Stock.

   Comparative Book Values, Dividends and Earnings Per Common Share

        The following tables present selected comparative per common share data for SFSC Common Stock for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998, and HBE Common Stock for the years ended December 31, 1997, 1996 and 1995 and the six months ended
   June 30, 1998 and on both a historical and pro forma basis giving effect to the Merger. The pro forma information has been prepared on the basis of accounting for the Merger as a pooling-of-interests. The information is derived from the consolidated historical financial statements of SFSC and HBE, including the related notes thereto, included or incorporated by reference in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INDEX TO SFSC FINANCIAL STATEMENTS."

        This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                SFSC Common Stock

                                 At or For the       At or For the Year
                                   Six Months         Ended December 31
                                     Ended         1997     1996      1995
                                 June 30, 1998
                                  (unaudited)
    Historical:
         Net income                      $0.58      $1.14    $1.05     $0.93
         Cash dividends
           declared                       0.24       0.40     0.33      0.28
         Book value                      10.23       9.96
    Pro forma combined:
         Net income(1)                    0.35       0.65     0.48      0.61
         Cash dividends
           declared(2)                    0.24       0.40     0.33      0.28
         Book value                      14.33      13.81


                                HBE Common Stock

                                  At or For the       At or For the Year
                                    Six Months        Ended December 31
                                      Ended        1997      1996     1995
                                  June 30, 1998
                                   (Unaudited)
    Historical:
         Net income                       $0.19     $0.45    $0.10    $NA(4)
         Cash dividends
          declared                         0.20      0.30     0        NA
         Book value                       14.00     13.89
    Equivalent pro forma
         combined:(3)
         Net income                        0.30      0.55     0.41   0.52
         Cash dividends
          declared                         0.20      0.34     0.28   0.24
         Book value                       12.15     11.71

   ____________________
   (1) Pro forma net income was computed assuming 3,819,060, 3,826,671, 3,809,043 and 3,511,108 fully diluted shares of SFSC outstanding for the periods ended June 30, 1998, December 31, 1997, 1996 and 1995, respectively.
   (2)  Based on historical dividends of SFSC.
   (3) If the Market Value of SFSC Common Stock is between $22.625 and $30.00, the Exchange Ratio will be the quotient resulting from dividing the Market Value of SFSC Common Stock into $19.50. The pro forma equivalent per share data for HBE has been computed by multiplying the pro forma combined per share information by 0.847826, which represents an Exchange Ratio assuming that the Market Value of SFSC Common Stock is $23.00.
   (4) Per share information for the year ended December 31, 1995 cannot be computed because HBE did not issue stock until September 26, 1996. Earnings per share for the year ended December 31, 1996 were calculated as if HBE's initial public offering had taken place on January 1, 1996.

   Comparative Market Prices and Dividends

        The SFSC Common Stock is traded on The Nasdaq Stock Market under the symbol "SFSW." As of September 11, 1998, there were approximately 730 shareholders of record of SFSC Common Stock.

        The HBE Common Stock is traded on The Nasdaq Stock Market under the symbol "HBEI." It has been traded under this symbol since its principal subsidiary, the Association, converted to stock form in 1996. As of September 11, 1998, there were approximately 906 shareholders of record of HBE Common Stock.

        The following table includes quarterly information on the high and low last sale prices of and cash dividends paid on the SFSC Common Stock and HBE Common Stock for the periods indicated.


                                             SFSC                                     HBE(1)

                                                        Cash                                          Cash
                                                      Dividends                                     Dividends
            Quarter                                   per Share                                     per Share
             Ended              High        Low      (Declared)         High           Low         (Declared)
    1996
    First Quarter                $10.73      $9.26        $0.083         -              -                   -
    Second Quarter                12.15      10.24         0.083         -              -                   -
    Third Quarter                 13.19      11.81         0.083       $12.125(2)     $11.25(2)             -
    Fourth Quarter                13.89      12.68         0.083        13.50          11.75                -

    1997
    First Quarter                $16.04     $13.14        $0.100       $15.75         $12.875               -
    Second Quarter                18.13      14.79         0.100        16.50          14.125              $0.10
    Third Quarter                 19.17      16.46         0.100        19.50          16.125               0.10
    Fourth Quarter                23.23      19.17         0.100        18.75          15.875               0.10

    1998
    First Quarter                $29.50     $25.75        $0.12        $19.125        $16.75               $0.10
    Second Quarter                26.00      20.94         0.12         18.688         15.063               0.10
    Third Quarter
    (through September 23,
    1998)                         23.31      15.50         0.12         15.938         11.688               -
   _______________

        (1)  The HBE Common began trading on The Nasdaq Stock Market on
             September 26, 1996.
        (2)  Represents the period from September 26, 1996 to September 30,
             1996.


        As of June 1, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price per share of SFSC Common Stock and HBE Common Stock was $24.50 and $17.125, respectively. Assuming the Merger had occurred on such date, the equivalent market value per share of HBE Common Stock, calculated by multiplying the closing sale price of SFSC Common Stock by the Exchange Ratio, assuming exercise of all outstanding options to purchase HBE Common Stock, would have been $20.77.

        Shareholders are advised to obtain current market quotations for SFSC Common Stock and HBE Common Stock. No assurance can be given as to the market price of SFSC Common Stock or HBE Common Stock prior to the Effective Time or the market price or liquidity for SFSC Common Stock after the Effective Time.

   Selected Historical and Pro Forma Data

        The summary below sets forth selected historical and other data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of SFSC and HBE and in conjunction with the unaudited pro forma combined financial statements and related notes thereto of SFSC as the surviving corporation in the Merger included elsewhere in this Joint Proxy Statement/Prospectus. See "INDEX TO SFSC AND HBE FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

   Selected Historical Financial and Other Data

        The selected historical financial data (dollars in thousands) of each of SFSC and HBE for the last five fiscal years and for the interim periods set forth below have been derived from the "SELECTED FINANCIAL DATA" included elsewhere in this Joint Proxy Statement/Prospectus.

                                              State Financial Services Corporation

                                     At or For the
                                   Six Months Ended                              At or For the Year
                                        June 30,                                 Ended December 31,
                                      (unaudited)
                                   1998         1997            1997         1996          1995         1994          1993
   Total assets                  $417,919     $305,936        $421,278     $301,999      $286,050     $226,144      $226,638
   Loans, net of unearned
     discount                     258,740      207,925         267,819      201,671       185,754      143,813       130,254
   Investment Securities
     held to maturity              16,848       25,789          20,997       31,302        44,226       34,901        60,637
   Deposit accounts               362,992      260,611         367,492      254,657       246,218      197,401       199,768
   Long-term debt                     900          932           5,300          962         1,062          115           228
   Shareholders' equity            39,808       37,380          38,548       35,527        32,381       26,169        24,756
   Interest income                 15,634       11,920          24,714       22,876        19,782       15,701        14,820
   Interest expense                 7,136        4,581           9,522        8,752         7,336        4,773         4,853
   Provision for loan losses          285          165             330          210           190          120           147
   Other income                     2,824        1,602           3,376        3,060         2,481        2,438         2,234
   Other expenses                   7,683        5,587          11,193       10,512         9,460        8,956         8,437
   Provision for income taxes       1,128        1,090           2,159        2,003         1,579        1,010           876
   Net income                       2,227        2,100           4,374        4,006         3,279        2,807         2,275


                                                  Home Bancorp of Elgin, Inc.
                                      At or For the
                                    Six Months Ended                              At or For the Year
                                         June 30,                                 Ended December 31,
                                       (unaudited)
                                    1998         1997           1997          1996          1995         1994         1993
   Total assets                   $367,656     $352,577       $352,595      $356,335      $304,520     $306,956     $334,390
   Loans receivable - Net          319,925      279,866        298,661       261,306       267,153      271,040      302,335
   Investment Securities
     held to maturity                3,026       36,607              -        53,786         5,948        5,918            -
   Deposit accounts                267,291      249,086        248,218       251,795       259,972      267,938      293,932
   Borrowed funds                        -        5,000          5,000             -         4,000            -        7,000
   Shareholders' equity             96,012       94,122         95,215        99,881        36,683       34,319       30,293
   Interest income                  13,023       12,441         25,029        23,059        22,925       24,669       27,652
   Interest expense                  5,622        5,181         10,550        10,881        10,850       10,484       11,791
   Provision for loan losses            60           60            120           120           180          240          240
   Noninterest income                  514          723          1,288         1,221         1,150        3,154        2,388
   Noninterest expenses              5,892        5,296         11,003        12,221         9,069        9,624       10,402
   Income tax expense                  761        1,019          1,802           417         1,612        3,117        2,998
   Net income                        1,202        1,608          2,843           642         2,364        4,358        4,261



   Selected Unaudited Pro Forma Financial Data
   ($ in thousands except per share data)

                                      For the Six
                                     Months Ended
                                        June 30           For the Year Ended December 31,
                                         1998            1997          1996          1995
   Income Statement
        Interest Income  . . . . .         $28,657        $55,473       $45,483       $42,288
        Net Interest Income  . . .          15,899         31,308        25,850        24,102
        Provision for Loan
           Losses  . . . . . . . .             345          1,090           330           370
        Other Income . . . . . . .           3,338          6,269         4,281         3,631
        Other Expense  . . . . . .          13,575         26,434        22,733        18,529
        Income (loss) before income
           taxes . . . . . . . . .           5,317         10,053         7,068         8,834
   Per Share
        Basic earnings per share .            0.36           0.65          0.49          0.61
        Diluted earnings per share            0.35           0.65          0.48          0.61

   Balance Sheet
        Loans-Net  . . . . . . . .        $578,666
        Assets . . . . . . . . . .         788,840
        Deposits . . . . . . . . .         630,283
        Shareholder's Equity . . .         139,085
   Weighted Average Shares
        Basic weighted average
         shares outstanding  . . .       9,591,923      9,596,238     9,582,242     9,289,591
        Diluted weighted average
         shares outstanding  . . .       9,723,507      9,639,196     9,621,568     9,323,633


                          SPECIAL MEETINGS INFORMATION

   General

        This Joint Proxy Statement/Prospectus is being furnished to the shareholders of SFSC and to the shareholders of HBE in connection with the solicitation of proxies of common shareholders of SFSC by the SFSC Board and of common shareholders of HBE by the HBE Board, to be voted at the Special Meeting of holders of SFSC Common Stock and at the Special Meeting of holders of HBE Common Stock, respectively, which are to be held on November 5, 1998.

        The purpose of the SFSC Special Meeting and of the solicitation of proxies by the SFSC Board is (i) to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including, among other things, the issuance of shares of SFSC Common Stock pursuant to the terms of the Merger Agreement, (ii) to consider and vote upon a proposal to approve an amendment to the SFSC Amended and Restated Articles of Incorporation of SFSC to increase the authorized number of shares of SFSC Common Stock from 10,000,000 shares to 25,000,000 shares, and (iii) to consider such other matters as may properly come before the SFSC Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the SFSC Special Meeting to permit the further solicitation of proxies by the SFSC Board in the event that there are not sufficient votes to approve the proposals described in subparagraphs (i) and (ii) above at the time of the SFSC Special Meeting; provided, however, that no proxy which is voted against either or both of the proposals described in subparagraphs (i) and (ii) above will be voted in favor of an adjournment to solicit further proxies. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of SFSC Common Stock is accompanied by a form of proxy for use at the SFSC Special Meeting.

        The purpose of the HBE Special Meeting and of the solicitation of proxies by the HBE Board is (i) to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and
   (ii) to consider such other matters as may properly come before the HBE Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the HBE Special Meeting to permit the further solicitation of proxies by the HBE Board in the event that there are not sufficient votes to approve the proposal described in subparagraph (i) above at the time of the HBE Special Meeting; provided, however, that no proxy which is voted against the proposal described in subparagraph (i) above will be voted in favor of an adjournment to solicit further proxies. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of HBE Common Stock is accompanied by a form of proxy for use at the HBE Special Meeting.

   Date, Place and Times

        The SFSC Special Meeting will be held at Tuckaway Country Club, 6901
   W. Drexel Ave., Franklin, Wisconsin, on November 5, 1998, at 2:00 p.m. (local time).

        The HBE Special Meeting will be held at 16 North Spring Street, Elgin, Illinois, on November 5, 1998, at 2:00 p.m. (local time).

   Record Dates; Votes Required and Revocation of Proxies

        SFSC. The close of business on September 11, 1998, has been fixed by the SFSC Board as the SFSC Record Date for the determination of shareholders entitled to notice of, and to vote at, the SFSC Special Meeting. On that date there were outstanding and entitled to vote
   4,004,372 shares of SFSC Common Stock, of which    1,059,557 (26.23%) were
   held by, or subject to the voting control of, directors or executive officers of SFSC. Neither HBE nor any of their directors or executive officers own any shares of SFSC Common Stock.

        Each outstanding share of SFSC Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the SFSC Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of SFSC Common Stock entitled to vote at the SFSC Special Meeting is necessary to constitute a quorum at the SFSC Special Meeting. Under the WBCL, the affirmative vote of at least a majority of the total number of outstanding shares of SFSC Common Stock entitled to vote at the SFSC Special Meeting is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of SFSC Common Stock represented and voted at the SFSC Special Meeting is required to approve the Charter Amendment. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. As a result, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement but will have no impact on the vote to approve the Charter Amendment. If the accompanying proxy card is properly executed and returned to SFSC in time to be voted at the SFSC Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted (i) FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, (ii) FOR the Charter Amendment, and
   (iii) FOR any proposal to adjourn the SFSC Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of SFSC prior to the SFSC Special Meeting. Attendance at the SFSC Special Meeting will not in and of itself constitute a revocation of a proxy. However, a shareholder who attends the SFSC Special Meeting and votes in person will be deemed to have revoked his or her previously delivered proxy.

        The SFSC Board does not know of any matters other than those described in the notice of the SFSC Special Meeting that are to come before the SFSC Special Meeting. If any other matters are properly brought before the SFSC Special Meeting, one or both of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

        HBE. The close of business on September 11, 1998, has been fixed by the HBE Board as the HBE Record Date for the determination of shareholders entitled to notice of, and to vote at, the HBE Special Meeting. On that date there were outstanding and entitled to vote 6,658,799 shares of HBE Common Stock, of which 991,601 (14.9%) were held by, or subject to the voting control of, directors and executive officers of HBE (including 472,484 shares held by the HBE ESOP and not allocated to participants thereunder). Neither SFSC nor any of its directors or executive officers owns any shares of HBE Common Stock.

        Each outstanding share of HBE Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the HBE Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of HBE Common Stock entitled to vote at the HBE Special Meeting is necessary to constitute a quorum at the HBE Special Meeting. Under the DGCL, the affirmative vote of at least a majority of the total number of outstanding shares of HBE Common Stock entitled to vote at the HBE Special Meeting is required to approve and adopt the Merger Agreement. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. As a result, abstentions and broker non-votes will have the same effect as votes cast against the Merger Agreement. If the accompanying proxy card is properly executed and returned to HBE in time to be voted at the HBE Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval and adoption of the Merger Agreement and FOR any proposal to adjourn the HBE Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of HBE prior to or at the HBE Special Meeting. Attendance at the HBE Special Meeting will not in and of itself constitute a revocation of a proxy. However, a shareholder who attends the HBE Special Meeting and votes in person will be deemed to have revoked his or her previously delivered proxy.

        The HBE Board does not know of any matters other than those described in the notice of the HBE Special Meeting that are to come before the HBE Special Meeting. If any other matters are properly brought before the HBE Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

   Solicitation of Proxies

        SFSC. In addition to solicitation by mail, directors, officers, and employees of SFSC, who will not be specifically compensated for such services, may solicit proxies from the shareholders of SFSC, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. SFSC will bear its own expenses in connection with the solicitation of proxies for the SFSC Special Meeting, except that HBE has agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. See "THE MERGER AGREEMENT--Other Expenses."

        HOLDERS OF SFSC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO SFSC IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

        HBE. In addition to solicitation by mail, directors, officers, and employees of HBE, who will not be specifically compensated for such services, may solicit proxies from the shareholders of HBE, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, HBE has engaged MacKenzie Partners, Inc. to assist it in distributing proxy materials and contacting record and beneficial holders of HBE Common Stock. HBE will pay to MacKenzie Partners, Inc. a fee of $4,000 plus the reimbursement of out-of-pocket expenses for its services. HBE will bear its own expenses in connection with the solicitation of proxies for the HBE Special Meeting, except that SFSC has agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. See "THE MERGER AGREEMENT--Other Expenses."

        HOLDERS OF HBE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HBE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                   THE MERGER

   Background of the Merger

        Since the Association's conversion to stock form in 1996, management of HBE has focused its principal attention on increasing HBE's core business of originating single family mortgages and offering a full range of retail deposit and loan services through five full-service branch offices. In order to enhance shareholder value, the HBE Board has taken various initiatives during the past two years, including paying regular cash dividends and instituting a stock repurchase program.

        The HBE Board has also periodically evaluated HBE's corporate strategy in view of its capital position and market conditions, including the economic and regulatory environment, the consolidation process in the depository institution industry and the sharp increase in the number of acquisitions of thrifts, including the prices paid in such acquisitions.

        In September 1997, the HBE Board met with Hovde at its regular meeting to explore various strategic options available to HBE including
   (i) HBE's prospects as an independent financial institution pursuing internal expansion, (ii) HBE's strategic opportunities for external growth through selected acquisitions, and (iii) an analysis of potential acquirers of HBE and a range of values if HBE were to be acquired. Subsequently, Hovde commenced a due diligence review of HBE's financial condition and its results of operations and evaluated HBE's prospects as an independent financial institution; HBE's strategic opportunities for external growth through selective acquisitions and the feasibility of a sale of HBE, including an indication of the reasonable range of values. These matters were thoroughly studied and reviewed by Hovde and senior management of HBE, which reported their findings to the HBE Board on October 16, 1997.

        On October 16, 1997, the HBE Board met with Hovde and its legal counsel to evaluate strategic options of remaining independent or pursuing a possible affiliation with another financial institution. By resolution, the HBE Board determined that HBE would pursue potential merger opportunities, as well as continuing to explore other strategic options and appointed Hovde as the financial advisor to HBE to review its strategic options. HBE formally executed an engagement letter with Hovde on December 2, 1997.

        At the October 16, 1997 meeting, the HBE Board also authorized Hovde to prepare a memorandum for review by a number of interested parties (the "Executive Memorandum") containing selected public and non-public data regarding HBE. After finalizing a list of potential contacts proposed, Hovde contacted the interested parties regarding the Executive Memorandum in late October and November, 1997. Thereafter, interested financial institutions executed confidentiality agreements and reviewed the Executive Memorandum.

        On December 4, 1997, Hovde met with the HBE Board to advise them of the status of the strategic option review and process. No merger agreement resulted from the process at that date. Hovde then continued its strategic option review for HBE, including the option of remaining independent and the possibility of doing a tax-free return of capital to HBE shareholders.

        During the period from December 4, 1997 to March 1, 1998, the management of SFSC and other parties who had expressed an interest in a potential business combination with HBE were contacted by Hovde. During the last several years, SFSC management has continually monitored the increasingly competitive nature of the financial services industry as that industry experienced significant consolidation. SFSC had been active in the acquisition market, completing its most recent bank transaction with the acquisition of Richmond in December 1997.

        Following the initial contact with respect to HBE, representatives of SFSC and Hovde met to discuss on a preliminary basis a possible combination of SFSC and HBE. Hovde provided SFSC with the Executive Memorandum to assist SFSC in determining whether to explore a business combination. SFSC subsequently held internal meetings to analyze the data provided by Hovde.

        Thereafter, Hovde again contacted the potential acquirers to which the Executive Memorandum had been sent. Based on the information in the Executive Memorandum, two financial institutions headquartered in the Midwest (one of which was SFSC) delivered preliminary indications of interest in a business combination with HBE.

        During the next three weeks, SFSC requested and reviewed additional due diligence items relating to HBE and its internal operations. On April 3, 1998, representatives of SFSC met with representatives of HBE and Hovde to discuss in greater detail the potential benefits of a business combination between SFSC and HBE and the resulting SFSC business plan.

        On April 6, 1998, the HBE's Board held a meeting to review HBE's strategic alternatives, including the possibility of pursuing one or more of the two expressions of interest it had received, both of which involved a stock for stock transaction. The HBE Board thoroughly reviewed data prepared by Hovde with respect to HBE, selected thrift acquisitions, the terms of the two expressions of interest, financial and other data regarding the two interested financial institutions and other matters. To assist HBE Board's review, Hovde specifically analyzed: the nominal value of the two expressions of interest; and the implied price-to-book and price-to-earnings ratios for current and prospective periods and the financial implications of such acquisitions on future earnings per share, dividends per share and the book value per share compared to HBE on a stand-alone basis. Hovde also presented to the HBE Board selected material with respect to such institutions, including a liquidity analysis and price and volume data with respect to securities of the two institutions expressing interest in a transaction. At the conclusion of the meeting, the HBE Board requested that Hovde continue to refine expressions of interest from the two parties.

        After thorough consideration of the analysis and advice of Hovde with respect to various financial factors, the HBE Board authorized management and the advisors to explore aggressively the expression of interest from SFSC in light of various factors which, taken together, weighed in favor of SFSC when compared to the other expression of interest. These factors included: the higher implied value of the SFSC expression of interest; SFSC's established acquisition program; the better downside risk protection available in the SFSC offer prior to closing because of the floating exchange ratio and two-tiered collar; and the potential that the combined company, if integration and future operations were handled properly, may trade at a significant premium to its peers in the future. In addition, SFSC had revised its offer prior to the April 6, 1998 meeting, which revised offer provided more downside protection to HBE than SFSC's first offer.

        Following the HBE Board meeting on April 6, additional due diligence was performed by both HBE and SFSC and their respective accountants and legal counsel related to the proposed transaction.

        On April 28, 1998, the SFSC Board held its regular meeting. The SFSC Board received presentations on and discussed the status of the negotiations, due diligence and other issues related to the proposed transaction with HBE. The SFSC Board also reviewed HBE's historical financial performance and other information relating to the proposed business combination. At the conclusion of the meeting, the SFSC Board authorized management to proceed with the consideration of a business combination with HBE.

        On May 5, 1998, SFSC presented HBE with a comprehensive merger proposal and proposed form of merger agreement and stock option agreement. On May 14, 1998, representatives of SFSC and HBE met to discuss the proposal and the forms of agreement.

        On May 21, 1998, the HBE Board, upon receiving reports from Hovde, its legal counsel and its independent accountants on the results of on-site due diligence performed at SFSC, confirmed its intention to proceed and authorized its advisors to negotiate a merger agreement.

        Over the next two weeks the parties made progress on the negotiations regarding the terms of the Merger Agreement and the Stock Option Agreement. The representatives and advisers for both parties met and spoke on numerous occasions throughout this period discussing the transaction and the related documentation and negotiating the terms of the definitive agreements, including the exchange ratio and the provisions associated therewith, representations and warranties, conditions to closing, termination provisions and the terms of the Stock Option Agreement.

        On June 1, 1998, the SFSC Board met to consider and vote upon the proposed business combination with HBE and the proposed form of Merger Agreement and Stock Option Agreement. The SFSC Board reviewed with counsel the various terms of the proposed Merger and Stock Option Agreements, including the requirement that SFSC receive a fairness opinion regarding the consideration it would pay in the Merger as a condition precedent to its obligation to consummate the Merger. Legal counsel to SFSC also reviewed with the directors their fiduciary obligations relative to approval of the proposed business combination. In addition, management of SFSC reviewed with the SFSC Board its analysis with respect to the transaction. The members of the SFSC Board discussed the presentations they had received at this and other meetings of the SFSC Board and, upon conclusion, unanimously approved the Merger Agreement and the Stock Option Agreement and authorized their execution.

        On that same day, the HBE Board held another meeting with its financial and legal advisors to review the acquisition documents, as well as the financial terms and other proposed terms and conditions. As financial advisor, Hovde again analyzed the financial factors related to the Merger in detail and rendered its opinion that the proposed merger consideration was fair, from a financial point of view, to the HBE shareholders. A copy of this opinion is attached hereto as Annex D. The HBE Board thoroughly reviewed the Merger Agreement and the Stock Option Agreement with its advisors. The HBE Board unanimously approved the terms of the Merger Agreement and Stock Option Agreement as being in the best interests of HBE and its shareholders and authorized their execution.

        The Merger Agreement and the Stock Option Agreement were executed on June 2, 1998, and the parties thereafter issued a press release announcing the transaction.

        Subsequent to the public announcement of the transaction, SFSC retained EVEREN to render a fairness opinion with respect to the Merger. The delivery of such opinion is a condition precedent to SFSC's obligation to complete the Merger. On July 14, 1998, EVEREN made a presentation to the SFSC Board summarizing the financial analyses it had conducted in connection with the fairness opinion and subsequently rendered such opinion orally to the SFSC Board. In connection with this Joint Proxy Statement/Prospectus, EVEREN confirmed its fairness opinion in writing, a copy of which written opinion is attached hereto as Annex C.

        Subsequent to the execution of the Merger Agreement and the public announcement of the transaction, HBE received a letter from an HBE shareholder forwarding a non-binding letter from another financial institution expressing an interest in acquiring HBE for shares of the common stock of such financial institution for an aggregate value of $155 million. The Board of Directors of HBE determined that HBE was not in a position to engage in discussions regarding a business combination with such financial institution for the following reasons: (i) HBE had entered into a binding merger agreement with SFSC;
   (ii) such solicitation was received after HBE had completed its bid process with its financial advisor pursuant to which it solicited bids from potential acquirers; and (iii) uncertainty as to such financial institution's ability to consummate a potential business combination with HBE under the terms set forth in the letter.

   Reasons for the Merger; Recommendation of Boards of Directors

        SFSC. The SFSC Board has concluded that the Merger would be in the best interests of SFSC and its shareholders. In reaching this determination, the SFSC Board considered many factors including those that follow:

             (i) The Merger meets SFSC's strategic objectives of maintaining and strengthening a locally owned and operated community-oriented financial institution.

             (ii) The Merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services than currently available through SFSC. For instance, SFSC's current customers will have access to the products and services offered by HBE and, conversely, HBE will offer its products and services to SFSC's customers. Moreover, the combined resources of the two companies will improve the efficiencies associated with the development of new products and services to be offered by SFSC.

             (iii) SFSC will have immediate access to the Northeastern Illinois market which is currently served by SFSC on a limited basis. Accordingly, SFSC will have the added advantage of offering the new mix of products and services referred to in paragraph (ii) above across a larger geographic area and customer base then SFSC has currently.

             (iv) The similarities between the operations of SFSC and HBE will result in cost savings and more efficient utilization of resources and technology thereby offering economies of scale not currently available to SFSC.

             (v) The size and capital structure of SFSC following the Merger will provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers.

             (vi) The asset size, capital position, management strength and market position of SFSC will enable the combined company to remain competitive and take advantage of current and emerging opportunities for growth and profitability.

             (vii) The opinion of EVEREN that the consideration to be paid by SFSC in the Merger is fair, from a financial point of view, to SFSC and its shareholders.

   Numerous factors were considered by the SFSC Board in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of SFSC and HBE; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations; the overall compatibility of the employees of the organizations; the outlook for the organizations in the rapidly changing financial services industry; the potential annual pre-tax cost savings for the combined company to be realized by the consolidation of personnel, more efficient use of technology and reduced marketing and other expenses; the historical and current market prices of each company's stock and certain other bank and savings and loan holding companies whose securities are publicly traded, the relationship of the consideration to be paid in the Merger to such market prices and the book value and earnings per share of HBE and the financial terms of certain other recent business combinations in the banking industry.

        The SFSC Board believes that the expansion of SFSC's customer base and assets in Northeastern Illinois through the Merger will enable it to realize certain economies of scale, to provide a wider and improved array of financial services to its customers and to achieve added flexibility in dealing with the region's changing competitive environment. The SFSC Board also believes that the combined companies will provide SFSC's shareholders with increased liquidity for their shares when compared to the liquidity of SFSC's shares prior to the Merger and as a result will be more attractive to investors. Additionally, the SFSC Board believes that the Merger will provide the combined company with the market position and financial resources it needs to meet the competitive challenge arising from changes in the banking industry.

        FOR THE REASONS SET FORTH ABOVE, THE SFSC BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SFSC COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT.

        HBE. The terms of the Merger Agreement, including the Merger consideration, were the result of arm's-length negotiations between HBE and SFSC and the their respective representatives. HBE consulted with its own financial advisor and legal counsel during the course of negotiations. The HBE Board believes that the Merger is fair to and is in the best interest of shareholders of HBE. In reaching a conclusion to approve the Merger, the HBE Board considered a number of factors which, taken in totality, led to a determination by the HBE Board that the Merger is in the best interests of HBE and its shareholders. The HBE Board did not assign any relative or specific weights to the factors considered. Among other things, the HBE Board considered the following:

        (i) the premium presented by the consideration offered to HBE's shareholders in relation to the book value per share of HBE Common Stock;

        (ii) the multiple represented by the consideration offered to HBE's shareholders in relation to per share book value and historical and projected earnings when compared to national and regional industry averages;

        (iii) the financial terms of other recent business combinations in the thrift industry and a comparison of the financial terms of the Merger to such other transactions;

        (iv) the fact that Hovde communicated with a number of qualified and capable banking organizations and that numerous of those organizations executed confidentiality agreements and reviewed information relating to HBE;

        (v) the opinion of Hovde that the Merger consideration is fair from a financial point of view to HBE's shareholders (see "The Merger-Opinion of Financial Advisor");

        (vi) the fact that holders of HBE Common Stock who retain their shares of SFSC Common Stock following the Merger will have greater potential to continue to receive dividends after the Merger;

        (vii) the tax-free nature of the consideration to be received by HBE's shareholders (see "The Merger-Certain Federal Income Tax
   Consequences");

        (viii) management's knowledge of SFSC, the potential appreciation of SFSC Common Stock, the research coverage of SFSC Common Stock by industry analysts and the established acquisition program of SFSC;

        (ix) the financial condition, results of operations, current business and expansion opportunities and constraints and prospects of future performance and earnings of HBE on a stand-alone basis including the costs of maintaining and expanding its branch network and upgrading services and increasing market share in light of advances in technology;

        (x) the current and prospective economic and regulatory environment and the burdens and constraints affecting financial institutions such as HBE, potential increased regulatory burdens and the constantly changing competitive environment in which banking services are now marketed in the areas served by HBE and SFSC;

        (xi) the potential financial condition, results of operations, expansion opportunities and prospects of future performance and earnings of HBE and SFSC on a combined basis;

        (xii) the probable impact of the Merger on customers and the communities served by HBE and SFSC's willingness to retain specific HBE officers and employees and provide certain benefits to officers and employees of HBE;

        (xiii) the willingness of SFSC to retain HBE as a separate thrift subsidiary in light of pending legislation to modernize the financial services industry;

        (xiv) the potential for expansion of products and services that may be offered to customers of HBE and SFSC on a combined basis, while remaining a community-oriented financial institution; and

        (xv) the HBE Board's review with Hovde and HBE's legal advisors of the provisions of the Merger Agreement.

        FOR THE REASONS SET FORTH ABOVE, THE HBE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF HBE COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT.

   Opinions of Financial Advisors

        SFSC's Financial Advisor. EVEREN has delivered its written opinion to the SFSC Board that, as of the date of this Joint Proxy Statement/Prospectus, the consideration to be paid by SFSC to HBE pursuant to the Merger is fair, from a financial point of view, to SFSC and its shareholders, however, the fairness opinion does not express an opinion with respect to the Optional Exchange Ratio. EVEREN's written opinion essentially confirms its oral opinion provided to SFSC's Board of Directors on July 14, 1998.

        THE FULL TEXT OF THE OPINION OF EVEREN DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SFSC'S SHAREHOLDERS ARE URGED TO READ EVEREN'S OPINION IN ITS ENTIRETY. EVEREN'S OPINION IS DIRECTED TO THE SFSC BOARD ONLY AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID BY SFSC FOR HBE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SFSC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SFSC SPECIAL MEETING. THIS SUMMARY OF EVEREN'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

        In connection with its opinion, EVEREN, among other things:
   (i) reviewed the Merger Agreement; (ii) reviewed drafts of this Joint Proxy Statement/Prospectus; (iii) reviewed such publicly available information concerning the Company and HBE that it believed to be relevant to its analysis, including, without limitation, the Forms 10-K for the years ended December 31, 1997 and 1996, quarterly reports on Form 10-Q for the periods ended March 31, 1998 and September 30, 1997 and recent press releases for HBE; (iv) reviewed financial and operating information with respect to the business, operations and prospects of SFSC and HBE furnished to EVEREN by SFSC and HBE; (v) reviewed financial information including internal pre-Merger and pro forma projections prepared by SFSC;
   (vi) reviewed the trading history of the SFSC Common Stock and the HBE Common Stock and a comparison of that trading history with those of other companies that EVEREN deemed relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other recent transactions that EVEREN deemed relevant; (viii) conducted discussions with the management of SFSC and concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies, revenue enhancements, and strategic benefits expected to result from a combination of the businesses of SFSC and HBE; and (ix) examined such other studies, analyses, inquiries and investigations as EVEREN deemed appropriate. EVEREN also took into account general economic, market, and financial conditions as well as its experience in other transactions, its knowledge of the commercial banking industry, and its experience in securities valuation.

        EVEREN relied without independent verification upon the accuracy and completeness of the foregoing financial and other information reviewed by it for purposes of its opinion. EVEREN also assumed that there has been no material change in SFSC's and HBE's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to it for SFSC and HBE, respectively. In addition, EVEREN did not make an independent evaluation, appraisal, or physical inspection of the assets or individual properties of HBE, nor was EVEREN furnished with such appraisals. Further, EVEREN's opinion is based on economic, monetary, and market conditions existing as of the date of this Joint Proxy Statement/Prospectus. No limitations were imposed by SFSC upon EVEREN on the scope of its investigation nor were any specific instructions given to EVEREN in connection with its fairness opinion.

        EVEREN was retained by SFSC on the basis of the firm's reputation, experience, and familiarity with the commercial banking and thrift industries and with merger and acquisition transactions. As part of its investment banking services, EVEREN is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes.

        Pursuant to its agreement with EVEREN for the fairness opinion given by it in connection with the Merger, SFSC has paid EVEREN $250,000 for its services.

        For the purposes of its opinion, EVEREN believes it is independent of SFSC. Other than its services to SFSC in connection with its fairness opinion, the services of EVEREN's predecessor, Principal Financial Securities, to SFSC in 1996 and 1997 in connection with SFSC's evaluation of potential acquisitions, and its underwriting of 993,600 shares (as adjusted pursuant to stock splits in 1996, 1997 and 1998) of SFSC's common stock as a member of the selling group in connection with SFSC's 864,000-share (as adjusted pursuant to stock splits in 1996, 1997 and 1998) initial public offering completed in April, 1993, EVEREN has provided no other professional services to either SFSC or HBE.

        Summary of Financial Analyses

        The following is a summary of the principal matters considered and financial analyses utilized by EVEREN in connection with providing its written opinion dated July 14, 1998 (which was confirmed in a written opinion dated the date of this Joint Proxy Statement/Prospectus) to SFSC's Board of Directors but does not purport to be a complete description of the analyses performed by EVEREN. EVEREN reviewed the following matters and financial analyses with SFSC's Board of Directors on July 14, 1998.

        Purchase Price Analysis. Based upon the closing price of SFSC's Common Stock on July 6, 1998 which was $23.31, the Exchange Ratio of 0.837 shares of SFSC Common Stock for each share of HBE, represented a per share value of $19.50 and a total value of $133.7 million to be received by HBE shareholders. Based on this implied transaction value, EVEREN calculated the price-to-earnings, price-to-book, price-to-tangible book, and price-to-adjusted book (wherein book value is adjusted to reflect equity of assets of 7%, as an amount equal to 7% of assets is considered an adjusted capitalization level, with capitalization above the 7% ratio considered over-capitalization) in the Merger. The implied transaction value per share yielded a price-to-earnings multiple of 54.3x (based on HBE's last twelve month net income for the quarter ending March 31, 1998), a price-to-book value multiple of 1.397x, a price-to-tangible book multiple of 1.397x, and a price-to-adjusted book value multiple of 2.473x.

        Comparable Company Analysis. Using publicly available information EVEREN compared the financial performance and stock market performance of HBE with a group of selected publicly traded companies within the thrift industry (the "Peer Group"). The Peer Group includes companies of similar asset size and geographic location as that of HBE: Midwest thrifts with total asset size of between $250 million and $1 billion. The ratios of this Comparable Company Peer Group were as follows: the price-to-earnings multiple was 26.9x, the price-to-book ratio was 170.2%, the price-to-tangible book ratio was 176.9%, and the price-to-adjusted book ratio was 194.0%. These ratios for the Comparable Company Peer Group are based on public financial statements, and closing stock market prices as of July 6, 1998.

        Because of the inherent differences in the businesses, operations, financial conditions and prospects of SFSC, HBE and the companies included in the Peer Group, EVEREN believes that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. EVEREN believes that the appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning the differences between HBE and the companies included.

        Comparable Merger Transaction Analysis. Using publicly available information, EVEREN reviewed certain financial terms, including the historical price-to-earnings ratio, the price-to-book ratio, the price-to-tangible ratio, and the price-to-adjusted book ratio of certain thrift merger and acquisition transactions. EVEREN reviewed eight categories of mergers and acquisitions: (i) completed transaction of thrifts located throughout the United States with total asset size of between $250 million and $1 billion, for the period of approximately the past two years; (ii) completed transaction of thrifts located in the Midwest, for the period of approximately the past two years;
   (iii) completed transactions of thrifts located in the Midwest with total asset size of between $250 million and $1 billion, for the period of approximately the past two years; (iv) pending transactions of thrifts located throughout the United States with total asset size of between $250 million and $1 billion; (v) pending transactions of thrifts located in the Midwest; (vi) pending transactions of thrifts located in the Midwest with total asset size of between $250 million and $1 billion;
   (vii) transactions completed within the past year of thrifts with capital levels exceeding 10%, and with total asset size of between $250 million and $1 billion, located throughout the United States; and
   (viii) transactions completed within the past year of thrifts with capital levels exceeding 10% located in the Midwest. EVEREN calculated, reviewed and compared average financial data and ratios for each category using information as of the most recently available date. The analysis indicated that: (i) in the Completed National Thrift category, the price-to-earnings multiple was 23.8x, the price-to-book value ratio was 183.6%, the price-to-tangible book ratio was 191.4%, and the price-to-adjusted book ratio was 221.7%; (ii) in the Completed Midwest Thrift category, the price-to-earnings multiple was 25.8x, the price-to-book ratio was 196.2%, the price-to-tangible book ratio was 201.1%, and the price-to-adjusted book ratio was 239.6%; (iii) in the Completed Midwest Thrift of Comparable Asset Size category, the price-to-earnings multiple was 22.9x, the price-to-book ratio was 176.2%, the price-to-tangible book ratio was 179.2%, and the price-to-adjusted book ratio was 222.1%; (iv) in the Pending National Thrift category, the price-to-earnings multiple was 23.6x, the price-to-book ratio was 233.2%, the price-to-tangible book ratio was 236.0%, and the price-to-adjusted book ratio was 284.4%; (v) in the Pending Midwest Thrift category, the price-to-earnings multiple was 26.1x, the price-to-book ratio was 219.0%, the price-to-tangible book ratio was 226.5%, and the price-to-adjusted book ratio was 254.0%; (vi) in the Pending Midwest Thrift of Comparable Asset Size category, the price-to-earnings multiple was 30.9x, the price-to-book ratio was 241.1%, the price-to-tangible book ratio was 252.1%, and the price-to-adjusted book ratio was 285.1%; (vii) in the Completed National Over-Capitalized thrift category, the price-to-earnings multiple was 21.6x, the price-to-book value ratio was 193.2%, the price-to-tangible book ratio was 201.8%, and the price-to-adjusted book ratio was 282.5%; (viii) in the Completed Midwest Over-Capitalized Thrift category, the price-to-earnings multiple was 25.4x, the price-to-book ratio was 152.6%, the price-to-tangible book ratio was 154.4%, and the price-to-adjusted book ratio was 199.2.

        Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial condition and prospects of SFSC and HBE and the companies in the various categories reviewed, EVEREN believed that a purely quantitative comparable merger transaction analysis would not be particularly meaningful in the context of the Merger. EVEREN believed that the appropriate use of a comparable merger transaction analysis would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and HBE.

        Contribution Analysis. EVEREN analyzed the respective contributions of SFSC and HBE to the combined company's pro forma balance sheet as of the 12-month period ending March 31, 1998 and for the year ending
   December 31, 1997, and pro forma historic net income for the 12-month period ended March 31, 1998 and for the year ending December 31, 1997, without giving effect to any cost savings or revenue enhancements resulting from the Merger. This analysis showed that for the 12-months ending March 31, 1998, HBE and SFSC's contributions, and ownership, respectively, would have been as follows: For the 12 months ending
   March 31, 1998, HBE would have contributed 42.6% to total assets, 53.4% to total loans, 71.0% to total equity and 24.8% to net income. For the year ending December 31, 1997, HBE would have contributed 40.3% to total assets, 52.8% to total loans, 71.2% to total equity and 28.0% to net income. Based on the Exchange Ratio as of July 6, 1998, HBE's ownership would have equaled 59.8%.

        Pro Forma Merger Analysis. EVEREN analyzed the impact of the Merger on SFSC's estimated earnings per share based on the most recent estimates for the 1998 earnings of SFSC published by First Call Earning Estimates, and assumed a 10% growth rate of 1999. In connection with this analysis, SFSC management provided EVEREN with projections for cost savings and earning enhancements from the Merger, which projections were incorporated in EVEREN's analysis. Identified near-term items include the following: cost savings potential from personnel reductions, change of control provisions of the HBE ESOP and termination of the RRP, and cuts in support services, marketing, professional services, and holding company expenses. Earnings enhancement considerations include fee income generation from overdraft fees, ATM surcharges, and investment income. Areas which SFSC has identified as sources of continuous improvement include the following on-going items: interest margin improvements as HBE moves into commercial lending and deposits and consumer lending, and non-interest income generation from sales of insurance and brokerage products and merchant services, service charges, and loan servicing. Based on these projections and assumptions, EVEREN concluded that the Merger would result in 7% dilution to SFSC's earnings per share in the first year of the merger, 1999, and start being accretive to SFSC's earnings per share in 2000.

        Discounted Cash Flow Analysis. EVEREN discounted three years of projected net income of HBE and an estimated terminal value for HBE Common Stock. EVEREN used discount rates of between 11.0% and 13.0% for yearly net income. EVEREN derived an estimated range of terminal values by applying multiples ranging from 15 to 17 times estimated year-end 2000 income. These rates of value were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of HBE Common Stock. In connection with this analysis, HBE provided EVEREN with net income projections. This analysis, and its underlying assumptions, yielded a range of values for HBE Common Stock as follows:
   $47.5 million and $55.0 million in aggregate.

        EVEREN also discounted three years of projected net income of HBE, taking into account the cost savings and earnings enhancements which SFSC management has projected for HBE. Using the same discount factors of between 11% and 13% and the same terminal value multiples ranging from 15x to 17x, the yielded range of values for HBE is as follows: $130.3 million and $151.4 million in aggregate.

        Summary of Selected Other Considerations. In arriving at its opinion, EVEREN also considered a number of qualitative factors and attributes distinct to HBE, including, but not limited to, the market potential and HBE's position in markets, its equity levels, deposit composition, asset quality, as well as the cost savings and earnings enhancements identified by SFSC management. EVEREN also considered a number of qualitative factors which might result from the Merger including SFSC's broadened geographic presence, its position as the 7th largest bank holding company in Wisconsin, an entity with 4 charters (3 banks, 1 thrift), and 16 offices. EVEREN also reviewed SFSC's enhanced lending capabilities, the combined entity's capabilities in brokerage, insurance, mortgage products, and its full compliment of financial services for commercial and retain. EVEREN also considered SFSC's successful record of acquisition integration.

        The foregoing is a summary of the principal financial analyses performed by EVEREN but does not purport to be a complete description of the analyses performed by EVEREN. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all of such analyses. No specific Comparative Company Peer Group institution is identical to HBE, and no selected category of merger and acquisition transaction is identical to the Merger. Accordingly, EVEREN indicated to SFSC's Board that analyses of the results described above are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics. The above analyses do not purport to be appraisals nor do they necessarily reflect the prices at which HBE or its securities actually may be sold.

        HBE's Financial Advisor. Pursuant to the terms of an engagement letter dated as of December 2, 1997, HBE retained Hovde as its sole and exclusive financial advisor to for the purpose of analyzing HBE's strategic options, particularly with regard to the merger or sale of HBE, identifying prospective acquirers which satisfy HBE's objectives, initiating preliminary discussions on a confidential basis, and if HBE decided to proceed with a proposed merger or sale, soliciting preliminary proposals. Hovde is a nationally recognized financial advisory and investment banking firm which specializes in providing these services to commercial bank and thrift institutions. Hovde is experienced in the independent valuation of securities in connection with negotiated underwriting, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. The HBE Board selected Hovde to serve as its financial advisor based upon Hovde's qualifications, experience and reputation, as well as Hovde's familiarity with HBE's business and market area.

        Upon the consummation of the Merger, HBE will pay Hovde 1.25% of the consideration received by the HBE shareholders pursuant to the Merger. Fifteen percent (15%) of this fee (or .1875% of the consideration) was due upon the signing of the Merger Agreement. HBE has also agreed to indemnify Hovde against certain liabilities, including liabilities under the federal securities laws, and to reimburse Hovde for certain out-of-pocket expenses in connection with its services as financial advisor with respect to the Merger not to exceed $10,000, without the prior consent of HBE.

        Representatives of Hovde attended the special meeting of the HBE Board on June 1, 1998 at which the HBE Board considered and approved the Merger Agreement. At the June 1, 1998 meeting, Hovde rendered its written opinion to the HBE Board that, as of such date, the Merger was fair to the HBE shareholders from a financial point of view. The opinion given by HBE's financial advisor does not express an opinion regarding the fairness of the Merger in the event that the Market Value of SFSC Common Stock is below $20.00 per share on the Decision Date and the Merger is consummated based on the Exchange Ratio. Hovde's opinion was reconfirmed in writing as of the date of this Joint Proxy Statement/Prospectus.

        The full text of Hovde's written opinion dated as of June 1, 1998 and as reconfirmed in writing as of the date of this Joint Proxy Statement/Prospectus, sets forth assumptions made, matters considered and limitations on the review undertaken by Hovde, and is attached as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated by reference. Hovde's opinion is directed only to the Merger Agreement and does not constitute a recommendation to any HBE shareholder as to how such shareholder should vote at the HBE Special Meeting or as to any other matter. The summary of the Hovde fairness opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

        In connection with rendering its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of HBE and SFSC and material prepared in connection with the Merger, including the following: (a) the Plan of Merger; (b) certain historically publicly available information concerning HBE and SFSC; (c) the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that they considered relevant; (d) historical market prices and trading volumes for SFSC Common Stock; and (e) financial and other information provided to them by the management of HBE and SFSC. Hovde also met with members of senior management of SFSC and HBE for the purpose of reviewing the future prospects of HBE and SFSC. Hovde also evaluated the pro forma ownership of SFSC Common Stock by HBE's shareholders relative to the pro forma contributions of HBE's assets, liabilities, equity and earnings to SFSC as the surviving corporation and conducted such other studies, analyses and examinations as it deemed appropriate. Hovde also took into account its assessment of general economic, market and financial conditions and their experience in other transactions, as well as its knowledge of the banking industry and their general experience in securities valuations. Hovde's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Hovde through the date hereof.

        In conducting its review and arriving at its opinion, Hovde relied upon and assumed the accuracy and completeness of the financial and other information and representations contained in the materials provided to them by HBE and SFSC and in the discussions with HBE and SFSC management. Hovde did not independently verify and relied upon and assumed that the aggregate allowances for loan losses set forth in the balance sheets of HBE and SFSC at March 31, 1998 were adequate to cover such losses. Hovde did not make or obtain any evaluations or appraisals of the assets, liabilities or prospects of HBE or SFSC.

        In connection with rendering its opinion to the HBE Board, Hovde performed a variety of financial analyses. All material valuation methodologies considered by Hovde in connection with the preparation of its opinion is summarized below. The summary of the analyses performed by Hovde in this regard as set forth herein does not purport to be a complete description of such analyses. Hovde believes that its analyses and the summary set for must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and process underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

        In performing its analyses, Hovde made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, any of which are beyond the control of HBE or SFSC. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the Merger to HBE shareholders from a financial point of view. No company or transaction utilized in Hovde's analyses was identical to HBE or SFSC or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could effect the public trading values of the company or companies to which they are being compared. Estimates contained in Hovde's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Furthermore, as described previously, Hovde's opinion is just one of many factors taken into consideration by the HBE Board.

        The following is a brief summary of the analyses performed by Hovde in connection with its opinion:

        Comparable Merger & Acquisition Transactions - Nationwide and Midwest. Hovde performed an analysis of certain comparable and nationwide financial institution acquisition transactions based on the acquisition price relative to stated book value, stated tangible book value, twelve months earnings per share and the premium over tangible book value in relation to core deposits. The analysis included a review and comparison of select thrift merger and acquisition transactions nationwide with seller's tangible equity to assets greater than 15% and total assets between $50 million and $600 million of deal announced since January 1, 1997 and select thrift merger and acquisition transactions in the Midwest with a total deal value greater than $20 million and tangible equity to assets greater than 11% since January 1, 1997.

        Discounted Cash Flow for HBE. Hovde prepared a five year forecast for HBE assuming no acquisitions, including a balance sheet summary, income statement summary and a discounted cash flow analysis based on certain assumptions. Hovde also calculated the net present value per share and the total net present value of HBE based on varying ranges of discount rates and terminal value multiples.

        Relative Contribution Analysis for HBE and SFSC and Financial Implications of SFSC's Offer. Hovde analyzed the relative contribution of HBE to certain balance sheet and income statement items, including total assets, deposits and net income of the combined company. In addition, Hovde considered the financial implications of the Merger on the financial condition of the combined company, based on certain estimates by Hovde and the management of HBE, as well as evaluation of other financial data available at the time performed.

        Comparative Shareholder Rates of Return. Hovde performed an analysis of the comparative rates of shareholder return on the following scenarios, based on certain estimates and assumptions: (i) if HBE remained independent; (ii) if HBE merged with an acquirer in 2002; and (iii) if HBE merged on June 1, 1998 with SFSC in a 100% stock transaction and SFSC merged with an acquirer in 2002. Based on the assumptions and estimates, the analysis revealed that the highest annual rate of return on a shareholder's investment would be item (iii) described above, the merger of HBE with and into SFSC and if SFSC mergers with an acquirer in 2002.

        THE FULL TEXT OF THE OPINION OF HOVDE DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HBE'S SHAREHOLDERS ARE URGED TO READ HOVDE'S OPINION IN ITS ENTIRETY. HOVDE'S OPINION IS DIRECTED TO THE HBE BOARD ONLY AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID TO THE HBE SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HBE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE HBE SPECIAL MEETING. THIS SUMMARY OF HOVDE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

   Interests of Certain Persons in the Merger

        Assuming that the Merger is consummated, the directors of SFSC immediately prior to the Effective Time will be the directors of SFSC (as the surviving corporation in the Merger) at the Effective Time, each to hold office in accordance with the Amended and Restated Articles of Incorporation and By-Laws of SFSC. The officers of SFSC immediately prior to the Effective Time will be the officers of SFSC (as the surviving corporation in the Merger) at the Effective Time, in each case until their respective successors are duly elected and qualified.

        In addition, at the Effective Time, George L. Perucco, President and Chief Executive Officer of HBE and the Association, and Lyle N. Dolan, Executive Vice President and Treasurer of HBE and the Association (Mr. Perucco and Mr. Dolan are collectively referred to as the "Senior Executives") will terminate their employment agreements with HBE and the Association (the "Employment Agreements") and receive the full payments provided for thereunder as described below. Currently, Mr. Perucco has a three-year Employment Agreement and Mr. Dolan has a two-year Employment Agreement.

        Upon their termination of employment following consummation of the Merger, each Senior Executive will be entitled to a lump sum cash payment in an amount equal to the present value of the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of HBE or the Association during the remaining terms of his Employment Agreement and payments that would have been made under any employee benefit or incentive compensation plan during the remaining term of the Employment Agreement. At August 31, 1998, the base salaries of Messrs. Perucco and Dolan were $232,171 and $145,749, respectively. In addition, each Senior Executive will be entitled to continued life, health and disability insurance coverage for the remaining term of his Employment Agreement. Any unvested stock options and unvested restricted stock awards held by Messrs. Perucco and Dolan under the Home Bancorp of Elgin, Inc. 1997 Stock Option Plan (the "HBE Option Plan") and the 1997 Recognition and Retention Plan (the "HBE RRP") will become fully vested upon approval of the Merger by the shareholders of HBE. Any unvested stock options and unvested restricted stock awards held by any other executive officers and directors of HBE would also become fully vested as of such date.

        Cash and benefits paid to the Senior Executives under the Employment Agreements together with payments under other benefit plans following consummation of the Merger may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to SFSC. The Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "golden parachute" excise taxes.

        Pursuant to the Merger Agreement, Mr. Perucco will enter into a consulting agreement with SFSC to become effective at the Effective Time. Pursuant to the consulting agreement, Mr. Perucco will receive a consulting fee of $75,000 per annum for providing consulting services to SFSC. The consulting agreement will have a one-year term, and may be renewed annually thereafter with the written consent of both parties.

        For a discussion of indemnification rights and related insurance matters applicable to the executive officers and directors of SFSC and HBE, see "THE MERGER AGREEMENT--Indemnification."

   Certain Federal Income Tax Consequences

        General. The following is a summary description of the material federal income tax consequences of the Merger and summarizes the respective opinions of counsel to SFSC and HBE. The opinions summarized below are filed as exhibits to the Registration Statement. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder that, at the Effective Time, is not a U.S. person or is a tax-exempt entity or an individual who acquired HBE Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided with respect to the tax consequences of the Merger under foreign, state or local laws. The discussion is based on the Code as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any shareholder. Consequently, shareholders are advised to consult their own tax advisor as to the specific tax consequences to them of the Merger.

        The Merger. The SFSC obligation to effect the Merger is conditioned on the delivery of an opinion to SFSC from Foley & Lardner, its counsel, dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of
   Section 368(a)(1)(A) of the Code. The HBE obligation to effect the Merger is conditioned on the delivery of an opinion to HBE from Thacher Proffitt & Wood, its counsel, dated as of the Closing Date, based upon certain customary representations and assumptions set forth therein, that, for federal income tax purposes, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        Rulings will not be sought from the Internal Revenue Service regarding the Merger, and the Internal Revenue Service may disagree with the conclusions expressed in the opinions of counsel referred to above.

        Based on the foregoing, the following is a summary of the material federal income tax consequences of the Merger:

             (i) SFSC and HBE will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by SFSC or HBE pursuant to the Merger;

             (iii) No gain or loss will be recognized by the holders of HBE Common Stock upon the exchange of their HBE Common Stock for SFSC Common Stock pursuant to the Merger, except that a holder of HBE Common Stock that receives cash in lieu of a fractional share interest in SFSC Common Stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest. Any gain or loss recognized by a holder will constitute capital gain or loss if such holder's HBE Common Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

             (iv) The tax basis of the SFSC Common Stock received by a holder of HBE Common Stock will be the same as such holder's tax basis in the HBE Common Stock that was exchanged pursuant to the Merger reduced by the tax basis allocable to any fractional share interest in SFSC Common Stock with respect to which cash is being received;

             (v) The holding period of the SFSC Common Stock received in the Merger will include the holder's holding period with respect to the HBE Common Stock that was exchanged pursuant to the Merger provided that such stock was held as a capital asset at the Effective Time; and

             (vi) No gain or loss will be recognized by a shareholder of SFSC upon consummation of the Merger.

   Accounting Treatment

        The Merger will be accounted for as a pooling-of-interests transaction in accordance with generally accepted accounting principles. Under such accounting method, holders of HBE Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of SFSC Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of HBE will be carried over to the consolidated balance sheet of SFSC and no goodwill will be created.

        It is expected that the Merger will be accounted for as a pooling-of-interests pursuant to generally accepted accounting principles. It is a condition to the Merger that each of SFSC and HBE shall have received letters, dated as of the Effective Time, from Ernst & Young LLP, and KPMG Peat Marwick LLP, respectively, regarding those firms' concurrence with SFSC's Management and HBE's Management concurring respective, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board No. 16 if closed and consummated in accordance with the Merger Agreement.

        The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the "pooling of interests" accounting method to account for the Merger.

   Regulatory Approvals

        The Merger is subject to the approval of the Federal Reserve Board under Section 4(c)(8) of the BHCA. SFSC filed the necessary notice/application with the Federal Reserve Bank of Chicago ("Federal Reserve Bank") on July 15, 1998. SFSC received approval from the Federal Reserve Bank pursuant to a letter dated August 19, 1998.

        There can be no assurance that the Department of Justice or the Federal Trade Commission will not challenge the Merger or, if such a challenge is made, as to the result thereof. The Merger may not be consummated later than three months after the date of Federal Reserve Board approval unless the Federal Reserve Board extends such three-month period.

        SFSC's right to exercise its options under the Stock Option Agreement is subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of its options would result in SFSC's owning more than 5% of the outstanding shares of HBE Common Stock. In considering whether to approve SFSC's right to exercise its option, the Federal Reserve Board would generally consider whether the transaction can be expected to produce benefits to the public.

   Listing on The Nasdaq Stock Market

        SFSC Common Stock is currently traded on The Nasdaq Stock Market and it is anticipated that such stock will continue to be traded thereon immediately following consummation of the Merger. Pursuant to the Merger Agreement, SFSC has agreed to use all reasonable efforts to cause the shares of SFSC Common Stock to be issued in the Merger to be listed on The Nasdaq Stock Market.

   Federal Securities Law Consequences

        All shares of SFSC Common Stock received or held by HBE shareholders in connection with the Merger will be freely transferable under the federal securities laws, except that shares of SFSC Common Stock received or held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of HBE prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of SFSC) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SFSC or HBE generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires HBE to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any shares of SFSC Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

   No Appraisal Rights

        Under the DGCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares which are registered on a national securities exchange or quoted on The Nasdaq Stock Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Shares of HBE Common Stock were listed on The Nasdaq Stock Market on the HBE Record Date. Accordingly, holders of HBE Common Stock will not have dissenters' rights in connection with the Merger. Similarly, under the WBCL, holders of SFSC Common Stock will not have dissenters' rights in connection with the Merger.

                              THE MERGER AGREEMENT

        The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A hereto and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

   The Merger

        The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of SFSC and HBE, and the satisfaction or waiver of the other conditions to the Merger, including obtaining the requisite regulatory approvals, the Merger will be effected. The closing of the Merger will be completed on a date and place to be specified by the parties which will be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger is satisfied or waived or such other time as the parties may mutually agree. The Merger will be effective as of the Effective Time.

   Consummation of the Merger

        Upon consummation of the Merger:

        - Each share of HBE Common Stock issued immediately prior to the Effective Time, other than shares of HBE Common Stock that are owned by HBE as treasury stock, owned by the HBE RRP and not allocated to participants thereunder or owned by SFSC, will be converted into the right to receive the number of shares of SFSC Common Stock equal to the Exchange Ratio to be determined based on the Market Value of SFSC Common Stock on the Decision Date as follows:

                  Market Value                     Exchange Ratio

    Less than or equal to $21.125 . . . . .   0.86

    Greater than $21.125 and less than or
     equal to $22.625 . . . . . . . . . . .   0.857143

    Greater than $22.625 and less than or
     equal to $30.00  . . . . . . . . . . .   the quotient obtained by
                                              dividing $19.50 by the
                                              Market Value of SFSC
                                              Common Stock
    Greater than $30.00 and less than or
     equal to $31.375 . . . . . . . . . . .   0.65

    Greater than $31.375  . . . . . . . . .   0.64

        If the Market Value of SFSC Common Stock on the Decision Date is less than $20.00, HBE may notify SFSC in writing, which must be received by SFSC within three business days after the Decision Date, that it is not willing to close on the basis of the Exchange Ratio set forth above. If HBE fails to give notice by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth above. Upon receipt of such notice, SFSC may elect (i) to close on the basis of the Optional Exchange Ratio or (ii) to require closing on the basis of the Exchange Ratio set forth above, in any case by notice in writing, which must be received by HBE within three business days after SFSC's receipt of such notice from HBE. If SFSC fails to make such election, it shall be deemed to have agreed to close on the basis of the Optional Exchange Ratio. If SFSC elects clause (ii) above, then HBE may elect to terminate the Merger Agreement by notice in writing, which must be received by SFSC within three business days after HBE's receipt of such notice from SFSC. If HBE fails to give notice of termination by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth above.

        During the period following the execution of the Merger Agreement and preceding the mailing of this Joint Proxy Statement/Prospectus, there has been substantial volatility in U.S. and foreign stock markets. On several recent days, SFSC Common Stock traded below $20.00 on The Nasdaq Stock Market. For example, the last reported sale prices of the SFSC Common Stock on The Nasdaq Stock Market on September 16, September 17 and September 18, 1998 were $16.25, $16.00 and $16.00, respectively. The following are examples of the outcomes that could result if the Market Value of SFSC Common Stock is below $20.00 on the Decision Date and the HBE Board of Directors gives notice that HBE is not willing to close on the basis of the Exchange Ratio set forth above. Under these circumstances, the following may occur in accordance with the Merger
   Agreement:

             The SFSC Board of Directors elects the Optional Exchange Ratio. If, following shareholder approval of the Merger Agreement, the SFSC Board of Directors elects to close using the Optional Exchange Ratio, which would not require any further action of the SFSC shareholders, the Merger would proceed (assuming all other relevant conditions to closing were satisfied). The Optional Exchange Ratio would be 0.932432,
        1.014706 and 1.112903 if the Market Value of SFSC Common Stock is $18.50, $17.00 and $15.50, respectively, which would in each instance represent a value of $17.25 per each share of HBE Common Stock.

             The SFSC Board of Directors elects the Exchange Ratio. In lieu of electing the Optional Exchange Ratio, the SFSC Board of Directors may elect to require closing on the basis of the Exchange Ratio. In that event, the HBE Board of Directors may, without any further action of the HBE shareholders, elect to (i) close on the basis of the Exchange Ratio or (ii) terminate the Merger Agreement. As a result of terminating the Merger Agreement, the HBE shareholders would continue to hold HBE Common Stock.

        The rights of both SFSC and HBE pursuant to the foregoing provisions are subject to the Market Value of SFSC Common Stock on the Decision Date. As a result, the actual value that SFSC would pay and HBE shareholders would receive in the Merger and whether HBE would have the right to terminate the Merger Agreement will not be known until shortly before the scheduled closing date of the Merger. It is currently anticipated that, if approved by SFSC and HBE shareholders, the Merger will be completed in the fourth calendar quarter of 1998 or the first calendar quarter of 1999.

        The SFSC Board has not considered what action, if any, it might take under the Merger Agreement in the event that the SFSC shareholders approve the Merger Agreement at the SFSC Special Meeting, the Market Value of SFSC Common Stock is less than $20.00 on the Decision Date and the HBE Board informs SFSC that it is unwilling to close on the basis of the Exchange Ratio. In such case, the SFSC Board is likely to consult with its legal and financial advisors regarding whether to elect the Optional Exchange Ratio or remain with the Exchange Ratio as set forth above. Shareholders of SFSC should note that the fairness opinion obtained by the SFSC Board and included as Annex C to this Joint Proxy Statement/Prospectus does not express an opinion as to fairness of the Merger, from a financial point of view, to SFSC in the event that SFSC elects the Optional Exchange Ratio. In the event that the SFSC Board were to consider electing the Optional Exchange Ratio, it is anticipated that, as a condition precedent thereto, the SFSC Board would require a fairness opinion with respect to the Optional Exchange Ratio. No assurance can be given that such a fairness opinion would be rendered by SFSC's financial advisor if the opinion were so requested. In addition, in determining whether or not to elect the Optional Exchange Ratio, the SFSC Board of Directors would consider many of the same factors it considered in determining to approve and adopt the Merger Agreement in the first instance. In particular, the SFSC Board of Directors would analyze, among other factors, the relationship of the consideration to be paid in the Merger to the market price and book value and earnings per share of HBE and the financial terms of certain other recent business combinations in the banking industry.

        The HBE Board has not considered what action, if any, it might take under the Merger Agreement in the event that the Market Value of SFSC Common Stock is less than $20.00 on the Decision Date. In such case, the HBE Board of Directors is likely to consult its financial and legal advisors to determine whether or not to notify SFSC of its unwillingness to close on the basis of the Exchange Ratio and whether or not to exercise HBE's right to terminate the Merger Agreement if SFSC does not elect the Optional Exchange Ratio. Shareholders of HBE should note that the fairness opinion obtained by the HBE Board and included as Annex D to this Joint Proxy Statement/Prospectus does not express an opinion as to the fairness of the Merger, from a financial point of view, in the event that the Market Value of SFSC Common Stock is below $20.00 per share on the Decision Date and the Merger is consummated based on the Exchange Ratio. In the event that Market Value of SFSC Common Stock is less than $20.00 on the Decision Date and the HBE Board were to consider electing the Exchange Ratio, it is anticipated that, as a condition precedent thereto, the HBE Board would require a fairness opinion with respect to such election. No assurance can be given that such a fairness opinion would be rendered by HBE's financial advisor if the opinion were so requested. In making a determination on the foregoing matters, the HBE Board of Directors would consider many of the same factors that it considered in determining whether to approve and adopt the Merger Agreement. In particular, the HBE Board of Directors would analyze, among other factors, whether the then current consideration to be received in the Merger would deliver more value to HBE shareholders than the value that could be expected in the event HBE were to continue as an independent company. In addition, it would consider whether, in light of market and other industry conditions at the time of such determination, the Exchange Ratio remains fair from a financial point of view to the holders of shares of HBE Common Stock.

        - Each HBE Common Stock Certificate (previously representing shares of HBE Common Stock) will represent only the right to receive that number of shares of SFSC Common Stock and cash in lieu of fractional shares into which the shares of HBE Common Stock previously represented by such HBE Common Stock Certificate will have been converted pursuant to the Merger Agreement.

        - Shares of HBE Common Stock owned by HBE as treasury stock, owned by the HBE RRP and not allocated to participants thereunder or owned by SFSC will be canceled and no consideration will be paid therefor.

        - All of the shares of HBE Common Stock converted into the right to receive SFSC Common Stock pursuant to the Merger Agreement will no longer be outstanding and shall automatically be canceled and cease to exist.

        - HBE Common Stock Certificates will be exchanged for SFSC Common Stock Certificates representing whole shares of SFSC Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such HBE Common Stock Certificates without any interest thereon.

        - Each share of SFSC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        - Each option granted by HBE under the terms of the HBE Option Plan to purchase shares of HBE Common Stock which is outstanding and unexercised immediately prior to the Effective Time ("HBE Options") will be converted into an option to purchase that number of shares of SFSC Common Stock equal to the product of the number of shares of HBE Common Stock subject to the original option and the Exchange Ratio. Any fractional shares of SFSC Common Stock resulting from converting HBE Options will be rounded up to the nearest whole share. The exercise price per share of SFSC Common Stock will be equal to the exercise price per share of HBE Common Stock under the original option divided by the Exchange Ratio.

        - The directors and officers of SFSC immediately prior to the Effective Time will continue as the directors of SFSC as the surviving corporation in the Merger following the Effective Time.

        At or prior to the Effective Time, SFSC will deposit (i) SFSC Common Stock Certificates and (ii) cash in payment of any fractional shares of SFSC Common Stock with the Exchange Agent for exchange for HBE Common Stock in accordance with the Merger Agreement. As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent will mail to each holder of record of one or more HBE Common Stock Certificates a letter of transmittal and instructions for use in effecting the surrender of the HBE Common Stock Certificates in exchange for SFSC Common Stock Certificates and any cash in lieu of fractional shares.

        Upon proper surrender of an HBE Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with a completed letter of transmittal, the holder of such HBE Common Stock Certificate will be entitled to receive in exchange therefor, (i) a SFSC Common Stock Certificate representing that number of whole shares of SFSC Common Stock to which such holder of HBE Common Stock shall have become entitled pursuant to the provisions of the Merger Agreement, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive. The HBE Common Stock Certificate will then be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of HBE Common Stock Certificates.

        No dividend or distribution with respect to SFSC Common Stock shall be payable on or with respect to any fractional share, and fractional share interests will not entitle the owner to vote or to exercise any other rights of a shareholder of SFSC.

        HOLDERS OF HBE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. SHAREHOLDERS OF SFSC NEED NOT EXCHANGE THEIR CERTIFICATES.

   Representations and Warranties

        The Merger Agreement contains customary representations and warranties by each of SFSC and HBE relating to, among other things, (a) their respective organizations, the organization of their respective subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the Commission and the accuracy of information contained therein; (g) absence of any broker's or finder's fees incurred in connection with the Merger; (h) the absence of material adverse effects on their respective businesses; (i) the absence of material suits, claims or proceedings, and other litigation issues; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) labor matters; (m) freedom from contractual commitments which would have material adverse effects on the respective businesses; (n) compliance with all applicable environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (o) the shareholder vote required in connection with the Merger Agreement and the transactions contemplated thereby (as set forth in this Joint Proxy Statement/Prospectus) being the only vote required; and (p) the absence of ownership of each other's stock, other than as provided in the Merger Agreement.

   Certain Covenants

        Pursuant to the Merger Agreement, each of SFSC and HBE has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement (including the disclosure schedules thereto) or the Stock Option Agreement, or as otherwise consented to in writing by the other party, it will (and will cause its subsidiaries to), subject to certain exceptions specified therein, among other things: (a) carry on its business in good faith and in the ordinary course consistent with prior practice; (b) use reasonable efforts to maintain the services of key employees; (c) take no action which would adversely effect or delay the performance of any covenants or agreements under the Merger Agreement; (d) not incur any indebtedness, assume or guarantee the obligations of another, or make any loan or advance other than in the usual course of business; (e) not adjust or reclassify any capital stock; (f) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than regular quarterly cash dividends at a rate not in excess of $0.12 on SFSC Common Stock and $0.10 on HBE Common Stock; (g) not adjust, split, combine or reclassify any capital stock; (h) not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (i) not grant any stock appreciation rights or grant any rights to acquire any shares of its capital stock; (j) not issue any additional shares of capital stock except pursuant to stock options outstanding on the date of the Merger Agreement or the Stock Option Agreement; (k) not sell, encumber or otherwise dispose of any of its assets to any entity other than a subsidiary, or cancel or release any indebtedness or any claims, except in the ordinary course of business or pursuant to agreements in force at the date of the Merger Agreement; (l) not make any material investment out of the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary thereof or any existing joint venture to which HBE or SFSC is a party; (m) refrain from entering into or terminating any material contract or agreement, or making any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; (n) not increase in any manner the compensation or fringe benefits of any of their respective employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee; (o) not grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation, except as contemplated in the Merger Agreement; (p) not pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the Commission, or incurred in the ordinary course of business consistent with past practice; (q) not take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; provided, however, that this limitation shall not affect the ability of SFSC to exercise its rights under the Stock Option Agreement; (r) not amend its articles of incorporation (other than, in the case of SFSC, to increase the amount of its authorized common stock) or bylaws; (s) not restructure or materially change investment securities portfolios or gap positions, through purchases, sales, or otherwise, or the manner in which the portfolios are classified or reported; (t) refrain from taking any action that may result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement or the Stock Option Agreement, except, in every case, as may be required by applicable law; (u) cooperate with each other in filing all the necessary documentation, in effecting all applications, notices, petitions and filings, and in obtaining all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement; and (v) afford to the officers, employees, accountants, counsel and other representatives of the other party, access to each other's properties, books, contracts, commitments and records, and make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning business, properties and personnel as each party may reasonably request. Board of Directors and Officers Following Consummation of the Merger

        The Directors of SFSC immediately prior to the Effective Time shall continue as the directors of SFSC as the surviving corporation in the Merger, each to hold office in accordance with the Amended and Restated Articles of Incorporation and Bylaws of SFSC. The officers of SFSC immediately prior to the Effective Time shall continue as the officers of SFSC following the Effective Time, in each case until their respective successors are duly elected or appointed.

   Indemnification

        The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a "Claim") in which a director or officer or employee of SFSC, any subsidiary of SFSC, HBE or the Association (the "Indemnified Parties", and each individual director, officer or employee, an "Indemnified Party"), is, or is threatened to be, made a party based in whole or in part on (i) the fact that he or she is or was a director, officer or employee of any of the Indemnified Parties, or (ii) the Merger Agreement, the Stock Option Agreement or any of the transactions contemplated thereby, the parties thereto have agreed to cooperate and use reasonable efforts to defend against and respond to such actions on behalf of the Indemnified Party. After the Effective Time, SFSC, as the surviving corporation in the Merger, will indemnify each Indemnified Party against any losses, liabilities, costs or expenses in connection with any such threatened or actual Claim, action, suit, proceeding or investigation, and the Indemnified Party may retain counsel, but SFSC reserves the right to assume the defense of any such action and upon such assumption SFSC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof. SFSC shall not be liable for any settlement effected without its prior written consent. SFSC will have no obligation to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination has become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by applicable law.

        The Merger Agreement further provides that SFSC's indemnification obligations described above shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

        In addition, the Merger Agreement provides that SFSC, as the surviving corporation in the Merger, shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of SFSC as the surviving corporation, to the extent that the same is economically practicable, and
   (ii) either (A) to cause the individuals serving as officers and directors of SFSC, HBE or the subsidiaries of SFSC or HBE immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by SFSC as the surviving corporation, or (B) to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by SFSC and HBE, respectively, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall SFSC as the surviving corporation be required to expend per year an amount in excess of 200% of the premium for such insurance paid by SFSC during its 1997 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause (ii) of this sentence, and provided further that if SFSC is unable to maintain or obtain the insurance called for by clause
   (ii) of this sentence, SFSC shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

        In the event that subsequent to the Effective Time SFSC or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of SFSC assume the indemnification obligations set forth above.

   Conduct Inconsistent with the Merger Agreement

        Pursuant to the Merger Agreement, HBE has agreed that it will not (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Association with any corporation or other entity other than as provided by the Merger Agreement, or (ii) negotiate with any other person for any such transaction wherein the business, assets or capital stock of it or the Association would be acquired, directly or indirectly, by any party other than as provided by the Merger Agreement, except pursuant to written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of HBE reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. HBE has agreed to promptly notify SFSC of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Association with any corporation or other entity other than as provided by the Merger Agreement and shall keep SFSC informed of the status and details of any such inquiry or proposal, and shall give SFSC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal, provided that nothing contained in the Merger Agreement shall prohibit HBE from disclosing to its shareholders a position contemplated by the Exchange Act with respect to a tender offer for HBE Common Stock.

   Employee Matters

        Pursuant to the Merger Agreement, SFSC will assume and honor the written terms and conditions of the existing written employment agreements and employee retention agreements with officers and employees of HBE and the Association. The consummation of the transactions contemplated by the Merger Agreement will trigger the "change in control" provisions in these agreements and may require payments to be made thereunder. SFSC will honor the terms of these agreements and has agreed to make all payments to the respective officers and employees, as and when required thereunder. George L. Perucco and Lyle N. Dolan will terminate their employment with HBE and the Association as of the Effective Time and will be paid in full all amounts due under their respective Employment Agreements on that date. At the Effective Time, SFSC will enter into a separate consulting agreement with George L. Perucco. Any un-vested stock options and un-vested restricted stock awards held by Messrs. Perucco and Dolan (and any other executive officers and directors of HBE granted such awards under the HBE Option Plan and the HBE RRP) will become vested upon approval of the Merger by the shareholders of HBE. Pursuant to the consulting agreement, Mr. Perucco will receive an annual salary of $75,000 for providing consulting services to SFSC and its affiliates. The term of the consulting agreement will be one year beginning on the Closing Date, and may be renewed annually thereafter with the written consent of SFSC and Mr. Perucco.

        The Merger will not interrupt the employment of employees of the Association (hereinafter each an "HBE Employee"). SFSC has agreed to assume and honor the terms and conditions of the Severance Pay Plan of Home Federal Savings and Loan Association of Elgin ("HBE Severance Plan"). SFSC also agrees that, in connection with reviewing applicants for employment positions, it shall give any HBE Employee who is terminated within three (3) months after the Effective Time the same priority consideration with respect to hiring that is given to SFSC employees for such positions in accordance with any formal or informal policies of SFSC for a period of three (3) months from such date of termination.

        Under the terms of the Merger Agreement, SFSC will assume sponsorship of the HBE ESOP as the successor employer to HBE. Prior to the date on which a "change in control" (as such term is defined in the HBE ESOP, hereinafter "ESOP Change in Control") occurs, the HBE ESOP will be amended
   (i) to eliminate the right of each participant who has not had a termination of participation to receive a supplemental benefit payment directly from HBE in the event that the application of Section 415 of the Code limits the total amount of benefits otherwise allocable to such participant upon an ESOP Change in Control; (ii) to eliminate Section 14.4 which states that the HBE ESOP shall be terminated and all amounts shall be distributed upon an ESOP Change in Control; (iii) to amend Article XIV of the HBE ESOP to provide for the allocation of excess assets remaining after its outstanding loan is satisfied to be made to the HBE ESOP participants and beneficiaries in the same manner as earnings received by the HBE ESOP on investments allocated to participants' accounts are allocated; and (iv) to adopt any other amendments to the HBE ESOP that are deemed necessary to accomplish all of the foregoing and the final allocation of all the HBE ESOP's remaining assets to all of the HBE ESOP's participants and their beneficiaries. Upon the advice of the parties' certified public accountants, the Merger Agreement provided for the HBE ESOP to be amended in these respects for purposes of preserving the Merger's eligibility for pooling-of-interests accounting treatment. Following the Effective Time, and subject to receipt of a favorable determination from the Internal Revenue Service that the Merger does not adversely affect qualification of the merged plan, the HBE ESOP will be merged into the State Financial Services Corporation 401(k) Savings Plan (the "SFSC 401(k) Savings Plan"). In the event that it is determined, to the satisfaction of HBE and SFSC, that the HBE ESOP is not an "affiliate" within the meaning of Rule 145 of the Securities Act, the HBE ESOP Trustee will be permitted to sell unallocated shares of HBE Common Stock held in its suspense account at any time and all such times as the Trustee shall deem to be prudent on or after the date the ESOP Change in Control has occurred in order to repay the HBE ESOP's outstanding loan. In the event that the HBE ESOP or the trust which forms part thereof is determined to be an affiliate of HBE within the meaning of Rule 145 promulgated by the Commission under the Securities Act, no provision of Article XIV of the HBE ESOP shall be interpreted to require the sale of shares of HBE Common Stock held by the trust during the period beginning thirty (30) days prior to the Effective Time and ending immediately after the release by SFSC of financial results covering at least thirty (30) days of post-Merger combined operations by means of filing a Form 10-Q, 10-K or 8-K under the Securities Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76. Effective as of the Effective Time, SFSC and HBE agree that former participants in the HBE ESOP shall be treated as new hires for purposes of the State Financial Services Corporation Employee Stock Ownership Plan (the "SFSC ESOP").

        At the Effective Time, each HBE Employee shall immediately become eligible to participate in the SFSC Services Corporation and Subsidiaries Money Purchase Plan ("Pension Plan"). SFSC will give each HBE Employee full credit for prior service with HBE or the Association for purposes of eligibility to participate under the Pension Plan. HBE employees will be treated as new hires for vesting purposes under the Pension Plan. SFSC agrees to take, prior to the Effective Time, all actions necessary to cause amendments to be made to the Pension Plan in order to give effect to the preceding sentences.

        At the Effective Time, SFSC will give each HBE Employee full credit for prior service with HBE or the Association for purposes of eligibility to participate and vesting in the SFSC 401(k) Savings Plan and the 401(k) Savings Plan will provide for the Effective Time to be a special entry date for HBE employees. SFSC has agreed to take all actions necessary to make these amendments to its 401(k) Savings Plan.


        At the Effective Time, each HBE Employee shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by SFSC on the same terms and conditions that SFSC may make available to officers and employees of the Banks, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs (the "SFSC Welfare Plans"). Any expenses incurred by an HBE Employee under the HBE or an Association employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the SFSC Welfare Plans. SFSC shall provide insurance coverage (for which SFSC or any subsidiary of SFSC may act as the self-insurer) for pre-existing medical conditions (to the extent such condition is currently covered under the HBE plan, and such condition would be covered under SFSC's plan if it were not pre-existing), subject to deductibles and/or copayment provisions generally applicable to such coverage.

        At the Effective Time, SFSC shall assume all of the obligations under the HBE RRP and HBE Option Plan, and all shares of HBE Common Stock owned by the HBE RRP, which have not been awarded, shall be canceled at the Effective Time.

   Conditions to Each Party's Obligation to Effect the Merger

        The respective obligations of SFSC and HBE to effect the Merger are subject to the following conditions: (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of SFSC and HBE; (b) no order, injunction or decree issued by any court or agency of competent jurisdiction shall be in effect that prevents consummation of the Merger or the transactions contemplated thereby;
   (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933 and shall not be the subject of a stop order suspending such effectiveness; (d) the receipt of all material governmental authorizations, consents, orders or regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, and the expiration of all statutory waiting periods in respect thereof; (e) the receipt by each of SFSC and HBE of opinions from their counsel stating that the Merger will qualify as a tax free reorganization under Section 368(a)(1)(A) of the Code; (f) the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement and the Stock Option Agreement;
   (g) the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect as defined in the Merger Agreement);
   (h) there having been no material adverse effects on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole; (i) the receipt by SFSC and HBE of certain material third-party consents; (j) the receipt by each of SFSC and HBE of fairness opinions to the effect that the consideration to be received in the Merger is fair from a financial point of view; (k) the receipt by each of SFSC and HBE of comfort letters covering matters customary to transactions such as the Merger; (l) the receipt by SFSC of letter agreements relating to trading in securities of SFSC (substantially of the form attached as an exhibit to the Merger Agreement), duly executed by each affiliate of HBE; and (m) of the receipt by each of SFSC and HBE of letters, dated as of the Effective Time, from Ernst & Young LLP and KPMG Peat Marwick LLP regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement.

        At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to the obligations of each of SFSC or HBE to consummate the Merger may be waived in writing by such party. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to its shareholders. No shareholder approval will be required or sought for any such waiver; a shareholder's approval of the Merger Agreement constitutes approval of such waivers as may be granted by the SFSC Board or the HBE Board, as the case may be.

   Termination, Amendment and Waiver

        The Merger Agreement may be terminated prior to the Effective Time
   (a) at any time by mutual consent of the parties; (b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SFSC or HBE, by either party if (i) any governmental entity which must grant a regulatory approval in order for the transactions contemplated by the Merger Agreement to be consummated has denied approval of the Merger and such denial has become final and nonappealable or has advised the parties of its unwillingness to grant such an approval on terms reasonably acceptable to the parties, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;
   (c) by either party if the Merger has not been consummated on or before January 31, 1999, unless the failure of the closing to occur by such date is due to the failure of the party seeking termination to perform or observe the covenants and agreements made in the Merger Agreement; (d) by either party if the required shareholder vote for approval of the Merger Agreement and transactions contemplated thereby has not been obtained; (e) by either party seeking termination upon written notice to the other party to the Merger Agreement if (i) there exists any breach of the representations and warranties of the other party to the Merger Agreement made in the Merger Agreement (and pursuant to any breach of HBE's representations and warranties in the Stock Option Agreement) which would have a material adverse effect on the business of such other party to the Merger Agreement, and such breach is not remedied within thirty days after receipt by the other party to the Merger Agreement of notice in writing from the party seeking termination, specifying the nature of such breaches and requesting that they be remedied, (ii) such other party to the Merger Agreement shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement (and in the case of HBE, under the Stock Option Agreement) and such failure to perform or comply shall not have been remedied within thirty days after receipt by such other party of notice in writing from the party seeking termination, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of such other party to the Merger Agreement (A) fails to reaffirm such approval or recommendation upon request of the party seeking termination or (B) approves or recommends any Business Combination involving such other party other than the Merger; (f) by SFSC upon written notice to HBE, if the Board of Directors of HBE withdraws of modifies in any manner adverse to SFSC its approval or recommendation of the Merger Agreement; and (g) by HBE under certain circumstances and subject to certain conditions in the event the Market Value of the SFSC Common Stock, as of the Decision Date, is less than $20.00 per share and SFSC elects to require closing based upon an Exchange Ratio of .86 pursuant to the Merger Agreement.

        In the event of termination of the Merger Agreement by SFSC or HBE as provided above, there shall be no liability on the part of either SFSC or HBE or their respective officers or directors under the Merger Agreement, except that each party is (i) obligated to hold all information furnished by or on behalf of the other party in confidence and to return all documents obtained in the course of negotiations, (ii) jointly responsible for bearing the costs of filing fees paid to the Commission or other regulatory agency in connection with the Merger as well as the printing and mailing of the Joint Proxy Statement/Prospectus, and (iii) liable for any termination fees pursuant to the terms of the Merger Agreement.

        The Merger Agreement may be amended by action of the SFSC Board or HBE Board at any time before or after the approval of the matters presented in connection with the Merger by the shareholders of SFSC or HBE. However, following approval by shareholders of the transactions contemplated by the Merger Agreement, no amendment which changes the amount or form of the consideration delivered pursuant to the Merger Agreement may be effected without further shareholder approval. Pursuant to the terms of the Merger Agreement, the consummation of the Merger is conditioned upon the receipt by both parties of legal opinions that the Merger will qualify as a tax-free reorganization under Section 368 of the Code. In the event that SFSC and HBE amend or modify the terms of the Merger Agreement by waiving this requirement, SFSC and HBE will resolicit shareholders for approval of such amended or modified agreement.

        Additionally, either party may extend the time for performance of any of the obligations of the other party or waive any inaccuracies in representations and warranties or compliance with any agreements or conditions contained in the Merger Agreement. However, following approval by shareholders of the transactions contemplated by the Merger Agreement, no waiver which reduces or changes the form of consideration to be delivered pursuant to the Merger Agreement may be effected without further shareholder approval.

   Reimbursement of Expenses

        The Merger Agreement provides that if it is terminated as a result of breaches of any representations or warranties contained in the Merger Agreement as of the date thereof, or of agreements and covenants contained in the Stock Option Agreement pursuant to the provisions of the Merger Agreement described in clauses (f)(i) and (f)(ii) under "--Termination, Amendment and Waiver" above, then if such breach is not willful, the non-breaching party is entitled to reimbursement of its documented out-of-pocket expenses, not to exceed $350,000. In the event of a willful breach, the non-breaching party will be entitled to out-of-pocket expenses and fees (which shall not be limited to $350,000) and any remedies it may have at law or in equity.

        The Merger Agreement further provides that all termination fees constitute liquidated damages and not a penalty and, if one party should fail to pay any termination fee due, the defaulting party shall pay the cost and expenses in connection with any action taken to collect payment, together with interest on the amount of any unpaid termination fee.

   Other Expenses

        SFSC and HBE have agreed to share equally in the expense of printing this Joint Proxy Statement/Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. Except as provided in the preceding sentence and in the section entitled "-- Termination Fees," the Merger Agreement provides, in general, that SFSC and HBE will pay their own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel. For information with respect to financial advisory fees incurred in connection with the Merger, see "THE MERGER-- Opinions of Financial Advisors."

                           THE STOCK OPTION AGREEMENT

        The following is a brief summary of the terms of the Stock Option Agreement, a copy of which is attached as Annex B and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in, or otherwise effecting a business combination with, HBE from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to shareholders of HBE which had a higher value than the shares of SFSC Common Stock to be received in the Merger.

   General

        Concurrently with the Merger Agreement, SFSC and HBE entered into the Stock Option Agreement. Pursuant to the Option Agreement, SFSC has the right, under certain circumstances, to purchase up to 1,371,159 (the "Option Shares") shares of HBE Common Stock (subject to adjustments for certain dilutive events), but in no event in excess of 19.9% of the issued outstanding shares of HBE Common Stock at an exercise price of $17.00 per share (the "Option").

        The Option may be exercised by the SFSC, in whole or in part, upon the occurrence of certain triggering and exercise events generally relating to competing transactions for control of HBE. None of such events has occurred as of the date of this Joint Proxy Statement/Prospectus. Upon the giving by SFSC to HBE of written notice specifying the number of shares it wishes to purchase, along with the required consideration to be tendered for the Option Shares, SFSC shall be deemed to be the holder of record of the Option Shares issuable upon the exercise, notwithstanding that the stock transfer books of HBE shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to HBE.

   Exercise of Option

        The Option may be exercised by SFSC, in whole or in part, within three months after the occurrence of both an "Initial Triggering Event" and a "Subsequent Triggering Event", if such events have occurred prior to an "Exercise Termination Event," (ii) SFSC is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Stock Option Agreement which, in the case of the Merger Agreement, would entitle HBE to terminate the Merger Agreement pursuant to Section 8.1(e)(i) and (ii) thereof. The Stock Option Agreement terminates automatically upon the termination of the Merger Agreement by HBE pursuant to Section 8.1(e) thereof as a result of a material breach by SFSC of its covenants or agreements contained in the Merger Agreement or pursuant to Section 8.1(g) thereof.

        For purposes of the Option, an "Initial Triggering Event" is defined as any of the following events or transactions: (a) HBE, or any subsidiary of HBE, without prior written consent of SFSC, enters into an agreement with any person other than SFSC or any subsidiary of SFSC ("person" as used in the Stock Option Agreement has the meaning defined in the Exchange Act and the rules and regulations thereunder) to engage in, or the HBE Board shall have recommended that the holders of HBE Common Stock approve or accept, (each an "Acquisition transaction") (i) a merger (except for the merger) or consolidation, or any similar transaction, involving HBE or the Association, (ii) a purchase, lease or other disposition of 15% or more of the consolidated assets, net revenues or net income or HBE or (iii) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of HBE or the Association; (b) any person, other than SFSC or any subsidiary of SFSC, acquires beneficial ownership ("beneficial ownership" as used in the Stock Option Agreement has the meaning defined in the Exchange Act and the rules and regulations thereunder) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) is formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of HBE Common Stock (other than shares held in accounts relating to HBE employee benefit plans); (c) (i) the holders of HBE Common Stock vote and fail to approve the Merger Agreement at the HBE Special Meeting, (ii) the HBE Special Meeting, in violation of the Merger Agreement, is not held, or (iii) the HBE Special Meeting is canceled prior to the termination of the Merger Agreement, if, in any event, prior to the HBE Special Meeting (or if such meeting was not held or was canceled, prior to the termination of the Merger Agreement), it is publicly announced that any person (other than SFSC or a subsidiary of SFSC) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; (d) the HBE Board withdraws or modifies its recommendation that the holders of HBE Common Stock approve the transactions contemplated by the Merger Agreement, or HBE or any subsidiary of HBE authorizes an agreement to engage in an Acquisition Transaction with any person other than HBE or a subsidiary of SFSC; (e) any person other than or a subsidiary of SFSC makes a publicly-announced proposal to HBE or the holders of SFSC Common Stock to engage in an Acquisition Transaction; (f) any person other than SFSC or any subsidiary of SFSC commences (as such term is defined in Rule 17d-2 under the Exchange Act), or files with the Commission a registration statement under the Exchange Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of HBE Common Stock such that, upon consummation of such offer, such person or a group of which such person is a member would acquire beneficial ownership of 20% or more of the then outstanding shares of HBE Common Stock; (g) HBE willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of an in order to facilitate engaging in an Acquisition Transaction, and following such breach SFSC would be entitled to terminate the Merger Agreement; and (h) any person other than HBE or any subsidiary of SFSC files an application or notice with the Board of Governors of the Federal Reserve System OTS or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        For purposes of the Option, a subsequent "Triggering Event" is defined as either of the following: (a) the acquisition by any person of beneficial ownership of 30% or more of the then outstanding HBE Common Stock or (b) the occurrence of an Initial Triggering Event of the type specified in subsection (a) of the preceding paragraph, except that the percentage referred to in clause (iii) of subsection (a) is 30%.

   Expiration of the Option

        The Option expires upon any of the following (each an "Exercise Termination Event"): (a) the Effective Time; (b) termination of the Merger Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event except (i) a termination by SFSC due to a material breach by HBE of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or a failure to make, withdrawal or modification of the recommendation of the HBE Board that the holders of HBE Common Stock approve the transactions contemplated by the Merger Agreement, (ii) a termination by HBE or SFSC of the Merger Agreement due to the failure of the holders of HBE Common Stock to approve the consummation of the Merger if prior to, or within three months after, the HBE Special Meeting it is announced that any person (other than SFSC or a subsidiary of SFSC) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (each of (i) and (ii), above, is referred to as a "Listed Termination"), or (c) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination.

        Closing for the purchase of HBE Common Stock pursuant to the exercise of the Option is subject to all required regulatory approvals. The periods for exercising certain exercise, registration and repurchase rights under the Stock Option Agreement shall be extended to the extent necessary to allow the parties to obtain all regulatory approvals for the exercise of such rights and the expiration of all applicable statutory waiting periods.

   Repurchase Right

        At any time after the occurrence of a Repurchase Event (as defined below), at the request of SFSC, delivered prior to an Exercise Termination Event, HBE shall repurchase either (i) the Option from SFSC at a price equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) $17.00, multiplied by the number of shares for which the option may then be exercised, or (ii) a number (designated by SFSC) of the Option Shares at a price equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" used in the Stock Option Agreement means the highest of (i) the price per share of HBE Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with HBE, (iii) the highest closing price for shares of HBE Common Stock within the six-month period immediately preceding the date SFSC gives notice of the required repurchase of the Option or Option Shares, the case may be, or (iv) in the event of a sale of all or any substantial part of HBE's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of HBE as determined by a nationally recognized investment banking firm, divided by the number of shares of HBE Common Stock outstanding at the time of such sale.

   Registration Rights

        SFSC has the right within twelve months of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event to require HBE to prepare and file one registration statement under the Securities Act for the shares of HBE Common Stock issued or issuable upon exercise of the Option and to use its best efforts to qualify the shares under any applicable state securities laws if necessary for SFSC to be able to sell the shares (such rights being SFSC's "Registration Rights").

   Right of First Refusal for Registered Sale

        In the event SFSC proposes to sell Option Shares pursuant to a registration statement under the Securities Act, HBE has the right, at any time within three business days after HBE receives notice from SFSC of the exercise of SFSC's Registration Rights (the "Registration Notice") to purchase such Option Shares at a cash price equal to the product of (i) the number of shares to be so purchased by HBE, and (ii) the Fair Market Value (as defined below) of such a share. The term "Fair Market Value" means the average of the daily closing sales price of a share of HBE Common Stock on the Nasdaq Stock Market during the five trading days prior to the date on which the Registration Notice is received by HBE.

   Anti-Takeover Effect of the Stock Option Agreement

        Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in HBE from considering or proposing such an acquisition even if such person were prepared to pay a higher price per share for HBE Common Stock than the price per share implicit in the Exchange Ratio. The Option granted to SFSC under the Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain attempts to acquire HBE or an interest in HBE would cause the Option to become exercisable as described above, and would trigger SFSC's right to receive any premium offered to holders of HBE Common Stock. This right would significantly increase the cost of a proposed transaction to a potential acquiror as compared to the cost it would incur had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire HBE than it might otherwise propose to pay. Finally, exercise of the Option would increase the ability of SFSC to obtain the approval of the holders of HBE Common Stock to consummate the merger and adversely affect the ability of a third party to obtain the approval of such holders to consummate an alternative transaction.


                     AMENDMENT TO SFSC AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

        The information contained in this joint Proxy Statement/Prospectus with respect to the Charter Amendment is qualified in its entirety by reference to the text of the Charter Amendment attached hereto as Annex E and incorporated herein by reference.

        Pursuant to the terms of the Merger Agreement, SFSC shareholders are being asked to consider and approve the Charter Amendment, which would amend SFSC's Amended and Restated Articles of Incorporation to increase the number of shares of SFSC Common Stock authorized for issuance from 10,000,000 to 25,000,000.

        The SFSC Board unanimously recommends a vote FOR approval of the SFSC Charter Amendment. Approval of the SFSC Charter Amendment is a condition to consummation of the Merger. If approved by SFSC shareholders, the Charter Amendment will not become effective until immediately prior to the Effective Time. If, after SFSC shareholders approval of the Charter Amendment, the Merger is not consummated, SFSC will not file the Charter Amendment with the Wisconsin Department of Financial Institutions and the Charter Amendment will therefore not become effective.

        As of the SFSC Record Date, of the 10,000,000 shares of SFSC Common Stock presently authorized, 4,004,372 shares were issued and outstanding, and 425,000 shares of SFSC Common Stock were reserved for issuance under the State Financial Services Corporation 1998 Stock Incentive Plan. If the Merger is consummated, up to 5,726,567 additional shares of SFSC Common Stock will be issued to former holders of HBE Common Stock (assuming that the Exchange Ratio does not exceed .86 and no options are exercised). Additional shares of SFSC Common Stock will be issuable to holders of employee stock options to purchase HBE Common Stock that are outstanding at the Effective Time, which options will be converted into options to acquire shares of SFSC Common Stock in connection with the consummation of the Merger. The additional 15,000,000 authorized shares of SFSC Common Stock may be issued for any proper corporate purpose approved by the SFSC Board. Without the Charter Amendment, SFSC may not have a sufficient number of authorized shares to complete the Merger. The availability of additional authorized shares will also enable the SFSC Board to act with flexibility when and as the need arises to issue additional shares in the future without the delays necessitated by having to obtain a shareholder vote. Among the reasons for issuing additional shares would be to increase SFSC's capital through sales of SFSC Common Stock, to engage in other types of capital transactions, to implement a shareholder rights plan, to undertake acquisitions, and to satisfy contractual commitments, including pursuant to employee stock options.
   The SFSC Board has not proposed the increase in the amount of authorized SFSC Common Stock with the intention of discouraging tender offers or takeover attempts of SFSC. However, the availability of additional authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of SFSC, which may adversely affect the ability of SFSC shareholders to obtain a premium for their shares of SFSC Common Stock and, accordingly, have a negative effect on the price of SFSC Common Stock.

        SFSC management regularly reviews a range of possible financing transactions, including the issuance of SFSC Common Stock. Except for (i) shares to be issued in connection with the Merger and (ii) shares issued in connection with the benefit plans mentioned above, SFSC has no present intention of issuing or selling SFSC Common Stock for any purpose, but may do so if market and other conditions should indicate that such a course of action were advisable. Under the Merger Agreement, SFSC has agreed from the date of the Merger Agreement through the Effective Time or earlier termination of the Merger Agreement, not to issue, without the consent of HBE, any additional shares of SFSC Common Stock except pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement.

        If the Charter Amendment is approved, the SFSC Board generally may issue such additional authorized shares of SFSC Common Stock without further shareholder approval. In some instances, shareholders approval for the issuance of additional shares may be required by law or by the requirements of The Nasdaq Stock Market, on which the SFSC Common Stock is listed, or the obtaining of such approvals may be otherwise necessary or desirable. Except in such cases, it is not anticipated that further shareholder authorization will be solicited. Holders of SFSC Common Stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of SFSC Common Stock or securities convertible into SFSC Common Stock.

        The affirmative vote of the holders of a majority of the shares of SFSC Common Stock represented and voted at the SFSC Special Meeting (assuming a quorum is present) is required to approve the Charter Amendment. Any shares of SFSC Common Stock not voted with respect to the Charter Amendment (whether as a result of broker non-votes, abstentions or otherwise) will have no impact on the vote.

        THE SFSC BOARD RECOMMENDS A VOTE "FOR" THE CHARTER AMENDMENT AND URGES EACH SFSC SHAREHOLDER TO VOTE "FOR" SUCH AMENDMENT. UNLESS MARKED TO THE CONTRARY, THE SHARES OF SFSC COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE SFSC SPECIAL MEETING AND NOT REVOKED WILL BE VOTED "FOR" THE CHARTER AMENDMENT.


                             SELECTED FINANCIAL DATA

                                            State Financial Services Corporation

                                      At or For the Six Months
                                           Ended June 30,               At or For the Year Ended December 31,(1)
                                             (unaudited)
                                          1998          1997       1997      1996         1995        1994     1993
                                                                    (Dollars in Thousands)
    Selected Financial Data
    Total assets  . . . . . . . . .      $417,919    $305,936    $421,278   $301,999    $286,050  $226,144    $226,638
    Loans, net of unearned
     discount . . . . . . . . . . .       258,740     207,925     267,819    201,671     185,754   143,813     130,254
    Allowance for loan losses . . .         3,371       2,670       3,306      2,608       2,711     1,983       2,084
    Deposit accounts  . . . . . . .       362,992     260,611     367,492    254,657     246,218   197,401     199,768
    Long-term debt  . . . . . . . .           900         932       5,300        962       1,062       115         228
    Shareholders' equity  . . . . .        39,808      37,380      38,548     35,527      32,381    26,169      24,756


                                                                    (Dollars in Thousands)
    Selected Operating Data
    Interest income(2)  . . . . . .       $16,014     $12,156     $24,714    $22,876     $19,782   $15,701     $14,820
    Interest expense  . . . . . . .         7,136       4,582       9,522      8,752       7,336     4,773       4,853
    Net interest income . . . . . .         8,878       7,574      15,192     14,124      12,446    10,928       9,967
    Provision for loan losses . . .           285         165         330        210         190       120         147
    Net interest income after
      provision for loan losses . .         8,593       7,409      14,862     13,914      12,256    10,808       9,820
    Non-interest income . . . . . .         2,824       1,602       3,376      3,060       2,481     2,438       2,234
    Non-interest expenses . . . . .         7,683       5,587      11,193     10,512       9,460     8,956       8,437
    Income before provision for
     income taxes   . . . . . . . .         3,734       3,424       7,045      6,462       5,277     4,290       3,617
    Provision for income taxes  . .         1,128       1,090       2,159      2,003       1,579     1,010         876
    Less taxable equivalent
     adjustment . . . . . . . . . .           379         234         512        453         419       473         466
    Net Income  . . . . . . . . . .        $2,227      $2,100      $4,374     $4,006      $3,279    $2,807      $2,275
                                           ======      ======      ======     ======      ======    ======      ======


    Selected Financial Ratios and
     Other Data
    Financial and Regulatory Ratios
    Asset growth  . . . . . . . . .         (0.80)%      1.57%     39.50%      5.58%       26.49%    (0.22)%     11.40%
    Return on average assets(3) . .          1.08%       1.40%      1.42%      1.38%        1.32%     1.27%       1.09%
    Return on average equity(3) . .         11.42%      11.64%     11.84%     11.78%       11.22%    11.02%      10.33%
    Dividend payout ratio . . . . .         41.10%      36.54%     34.73%     31.46%       29.50%    29.12%      31.78%
    Tier 1 risk-based capital ratio         11.39%      16.60%     10.79%     16.26%       16.06%    17.10%      16.62%
    Leverage ratio  . . . . . . . .          7.70%      11.80%      9.58%     11.45%       10.95%    11.75%      10.79%
    Allowance for loan losses to
     non-performing loans . . . . .        137.44%     115.64%    129.29%    108.62%      195.32%   150.68%      92.79%
    Non-performing assets to total
     assets . . . . . . . . . . . .          0.59%       0.75%      0.69%      0.91%        0.65%     0.68%       0.95%
    Net charge-offs to average
     loans(3) . . . . . . . . . . .          0.17%       0.10%      0.15%      0.16%        0.12%     0.16%       0.09%

    Per Share Data(4)
    Basic earnings per share  . . .         $0.59       $0.55       $1.16      $1.06       $0.94     $0.83       $0.73
    Diluted earnings per share  . .          0.58        0.54        1.14       1.05        0.93      0.82        0.72
    Cash dividends declared . . . .          0.24        0.20        0.40       0.33        0.28      0.24        0.23
    Book value  . . . . . . . . . .         10.23        9.66        9.96       9.26        8.49      7.63        7.24


   (1)  Amounts include balances of Richmond Bancorp, Inc. and its subsidiaries, Richmond Bank and Richmond Financial Services,
        Inc. since the effective date of these acquisitions by SFSC on December 31, 1997.  Amounts include balances and results of operations of State Financial Bank - Waterford since the effective date of its acquisition by SFSC on August 24, 1995 and State Financial Bank's acquisition of customer deposits and fixed assets in August 1993.  See Note 2 to the
        Consolidated Financial Statements.

   (2)  Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes.  A 34% incremental income tax rate, consistent with SFSC's historical experience, is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

   (3)  Annualized for interim periods.

   (4)  All per share information presented in this report has been retroactively restated to give effect to the 6 for 5 stock split declared in January 1998; the 6 for 5 stock split, declared in January 1997; the 20% stock dividend, declared in
        January 1996; and the 20% stock dividend, declared in March 1993, as if each had occurred as of January 1, 1993.


                                                     HOME BANCORP OF ELGIN, INC.

                                          At or For the Six
                                               Months
                                           Ended June 30,                    At or For the Year Ended December 31,
                                           1998        1997             1997      1996         1995         1994         1993
                                             (Unaudited)                (Dollars in Thousands, except per share amounts)
    Selected Financial Data
    Total assets  . . . . . . . . . .   $367,656    $352,577        $352,595    $356,335    $304,520      $306,956    $334,390
    Loans receivable held to
     maturity, net(1) . . . . . . . .    319,925     279,866         298,661     261,306     267,153       271,040     302,335
    Investment securities held to
     maturity . . . . . . . . . . . .      3,026      36,607               -      53,786       5,948         5,918           -
    Deposits  . . . . . . . . . . . .    267,291     249,086         248,218     251,795     259,972       267,938     293,932
    Borrowed funds  . . . . . . . . .          -       5,000           5,000           -       4,000             -       7,000
    Stockholders' equity  . . . . . .     96,012      94,122          95,215      99,881      36,683        34,319      30,293

    Selected Operating Data
    Interest income . . . . . . . . .    $13,023     $12,441         $25,029     $23,059     $22,925       $24,669     $27,652
    Interest expense  . . . . . . . .      5,622       5,181          10,550      10,881      10,850        10,484      11,791
    Net interest income . . . . . . .      7,401       7,260          14,479      12,178      12,075        14,185      15,861
    Provision for loan losses . . . .         60          60             120         120         180           240         240
    Net interest income after
       provision for loan losses  . .      7,341       7,200          14,359      12,058      11,895        13,945      15,621
    Non-interest income . . . . . . .        514         723           1,288       1,221       1,150         3,154       2,388
    Non-interest expense  . . . . . .      5,892       5,296          11,003      12,221       9,069         9,624      10,402
    Income before income taxes  . . .      1,963       2,627           4,645       1,059       3,976         7,475       7,607
    Provision for income taxes  . . .        761       1,019           1,802         417       1,612         3,117       2,998
                                          ------      ------          ------      ------      ------        ------      ------
    Net income before cumulative
       effect of change in
       accounting principle . . . . .      1,202       1,608           2,843         642       2,364         4,358       4,609
    Cumulative effect of change in
       accounting principle(2)  . . .          -           -               -           -           -             -         348
                                          ------      ------          ------      ------      ------        ------      ------
    Net income  . . . . . . . . . . .    $ 1,202     $ 1,608        $  2,843    $    642    $  2,364      $  4,358    $  4,261
                                          ======      ======          ======      ======      ======        ======      ======


                                                    HOME BANCORP. OF ELGIN, INC.

                                          At or For the Six                  At or For the Year Ended December 31,
                                        Months Ended June 30,
                                             (unaudited)
                                           1998        1997            1997        1996          1995         1994        1993
    Per Share Data
    Basic earnings per share(3)(4)  .      $0.19       $0.25          $0.45       $0.10          N/A          N/A         N/A
    Diluted earnings per share(3)(4)        0.19        0.25           0.44        0.10          N/A          N/A         N/A

    Selected Financial Ratios and
      Other Data(5)
    Return on average assets(6)(7)(8)       0.65%       0.90%         0.80%        0.20%        0.78%        1.33%       1.22%
    Return on average equity(6)(7)(8)       2.52%       3.23%         2.93%        1.11%        6.53%       13.45%      15.26%
    Average equity to average assets       25.96%      27.87%        27.32%       18.07%       11.93%        9.84%       7.99%
    Equity to total assets at end of
      period  . . . . . . . . . . . .      26.11%      26.70%        27.00%       28.03%       12.05%       11.18%       8.96%
    Book value per share(4) . . . . .     $14.00      $13.73         $13.89      $14.25          N/A          N/A         N/A
    Total non-performing loans(9) . .       $816      $1.214           $963        $937         $916         $986      $1,642
    Non-performing loans to total
      loans . . . . . . . . . . . . .       0.25%       0.43%         0.32%        0.36%        0.34%        0.36%       0.54%
    Non-performing assets to total
      assets  . . . . . . . . . . . .       0.28%       0.41%         0.35%        0.42%        0.46%        0.49%       0.62%
    Allowance for loan losses to:
      Non-performing loans  . . . . .     137.47%      82.75%       110.51%      100.85%       90.17%       65.82%      24.91%
      Total loans (10)  . . . . . . .       0.35%       0.36%         0.36%        0.36%        0.31%        0.24%       0.14%

   _____________________________
   (1)  Loans receivable, net, represents gross loans less net deferred loan fees, loans in process and allowance for loan losses.
   (2)  Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), on January
        1, 1993, the Association changed prospectively from the deferred method to the liability method of accounting for income taxes.  The effect of the adoption of this standard is reflected in the financial statements as the cumulative effect of change in accounting principle.
   (3)  For the year ended December 31, 1996, earnings per share was calculated as if HBE's initial public offering had taken place on January 1, 1996.
   (4)  Per share information for the years ended December 31, 1995, 1994, and 1993 cannot be computed, because HBE did not issue stock until September 26, 1996.
   (5)  With the exception of end-of-period ratios, all ratios are based on average monthly balances during the indicated
        periods.  Asset Quality Ratios and Capital Ratios are end-of-period ratios.
   (6)  Annualized for interim periods.
   (7)  Includes one-time charge of $1,759,000 ($1,077,000 net of tax effects) associated with the recapitalization of the
        Savings Association Insurance Fund (the "SAIF") and a loss on curtailment of pension plan of $837,000 ($512,000 net of tax effects) for the year ended December 31, 1996.  Excluding the SAIF recapitalization charge an the loss on curtailment of the pension plan, the return on average assets and average equity would have been 0.70% and 3.85%, respectively, for the year ended December 31, 1996.  Likewise, the ratio of noninterest expense to average assets would have been 3.00% for the year ended December 31, 1996.
   (8)  Includes gain on sale of branches.  Return on average assets excluding the gain on sale of branches would have been 1.03%
        and 1.08% in 1994 and 1993, respectively.  Return on average equity excluding the gain on sale of branches would have been 10.42% and 13.48% in 1994 and 1993, respectively.
   (9)  Non-performing loans consist of non-accrual loans, the Company did not have any loans that were 90 days or more past due and still accruing at any of the dates presented.
   (10) Total loans represents gross loans less deferred loan fees and loans in process.




                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL INFORMATION

   STATE FINANCIAL SERVICES CORPORATION
   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited Pro Forma Financial Information and footnotes thereto are presented to show the impact on the historical financial position and results of operations of SFSC pursuant to the Merger.

        As a result of the Merger, HBE shareholders will receive the shares pursuant to the Exchange Ratio. The Exchange Ratio will result from the Market Value of SFSC Common Stock. The Exchange Ratio is fixed at 0.86 if the Market Value of SFSC Common Stock is less than or equal to $21.125, fixed at 0.857143 if the Market Value of SFSC Common Stock is greater than $21.125 and less than or equal to $22.625, fixed at 0.65 if the Market Value of SFSC Common Stock is greater than $30.00 and less than or equal to $31.375, and fixed at 0.64 if the Market Value of SFSC Common Stock is greater than $31.375. If the Market Value of SFSC Common Stock is between $22.625 and $30.00, the Exchange Ratio will be the quotient resulting from dividing the Market Value of SFSC Common Stock into the $19.50 value per share assigned to HBE's Common Stock. For purposes of the Pro Forma Unaudited Financial information presented herein, the Market Value of SFSC Common Stock is assumed to be $23.00, resulting in an exchange ratio of
   0.847826 shares of SFSC Common Stock in exchange for each share of HBE Common Stock. Footnotes 9 and 11 of the Notes to Unaudited Pro Forma Financial Information provide additional pro forma financial information assuming that the Market Value of SFSC Common Stock is less than $20.00 on the Decision Date.

        The unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of SFSC and HBE at June 30, 1998 with pro forma merger adjustments based on the assumption that the Merger was effective June 30, 1998. The pro forma adjustments are based on the pooling of interests method of accounting as described in the accompanying notes. The unaudited Pro Forma Consolidated Statements of Income assumes that the Merger was consummated on January 1 of the earliest indicated period.

        The unaudited pro forma earnings do not reflect any potential earnings enhancements or cost reductions which are expected to result from the consolidation SFSC's and HBE's operations and are not necessarily indicative of the results expected of the future combined operations. No assurances can be given with respect to the ultimate level of earnings enhancements or cost reductions to be realized.

        The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of SFSC and HBE included or incorporated by reference herein. Interim results of SFSC and HBE for the six months ended June 30, 1998 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated.

        The unaudited Pro Forma Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the Merger been in effect as of the date or for the period presented.



   STATE FINANCIAL SERVICES CORPORATION
   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
   June 30, 1998
   (in thousands)



                                             As Reported
                                         SFSC            Home            Pro Forma          Pro Forma
    ASSETS                            Historical      Historical        Adjustments       Consolidated
    Cash and due from banks              $22,126           $4,768      $   185   (5)            $27,079
    Interest bearing deposits with
      other banks & other short-
      term investments                      5,551          30,400                                35,951
    Federal funds sold                      7,600               0                                 7,600
    Investment securities - held-
      to-maturity                          16,848           3,026                                19,874
    Investment securities -
      available-for-sale                   85,232               0                                85,232
    Loans, net                            258,741         319,925                               578,666
    Premises and equipment                  6,571           6,910                                13,481
    Accrued Interest receivable             3,150           1,554                                 4,704
    Other assets                           12,100           1,073        3,080   (1)             16,253
                                          -------         -------     --------                 --------
    Total assets                       $  417,919      $  367,656      $ 3,265            $     788,840
                                          =======         =======     ========                 ========

    LIABILITIES AND STOCKHOLDERS'
     EQUITY

    Total deposits                        362,992         267,291                               630,283
    Notes payable                             900               0                                   900
    Federal funds purchased                   150               0                                   150
    Federal Home Loan Bank
     advances                                   0               0                                     0
    Securities sold under
     agreements to repurchase               9,826               0                                 9,826
    Advance payments by borrowers
     for taxes and insurance                    0           2,378                                 2,378
    Accrued interest payable and
     other liabilities                      4,243           1,975                                 6,218
                                          -------         -------      -------                  -------
    Total liabilities                     378,111         271,644            0                  649,755

    Shareholders' equity
    Common stock                              389              70         511 (7)(8)                970
    Additional paid-in capital             29,147          68,670        1,517   (6)             99,334
    Retained earnings                      11,099          37,926       (9,417)  (1)             39,608
    Treasury stock                                        (2,470)        2,470   (2)                  0
    Net unrealized holding gain on
     securities available-for-sale            556             n/a                                   556
    Unearned Recognition and
     Retention Plan                           n/a         (3,449)         3,449  (4)                  0
    Unearned ESOP shares                  (1,383)         (4,735)         4,735  (3)            (1,383)
                                          -------         -------      --------                 -------
    Total Shareholders' equity             39,808          96,012         3,265                 139,085
                                          -------         -------      --------                 -------
    Total liabilities and
     stockholders' equity              $  417,919      $  367,656      $  3,265           $     788,840
                                          =======         =======      ========                 =======


    See Notes to Unaudited Pro Forma Financial Information


   STATE FINANCIAL SERVICES CORPORATION
   AND HOME BANCORP OF ELGIN, INC.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
   (in thousands except per share and weighted average share data)


                                       For the
                                      Six Months
                                        Ended                    For the Year
                                    June 30, 1998     1997        Ended 1996        1995
    Interest Income:
    Loans                                   24,121     46,648      39,139            37,613
      Investment securities
        Taxable                              2,283      6,119       4,063             2,902
        Tax-exempt                             629        839         759               689
        FHLB of Chicago stock                   90        179         187               202
        Federal funds sold & other
          short-term investments             1,534      1,688       1,335               882
                                           -------    -------     -------           -------
    Total Interest Income                   28,657     55,473      45,483            42,288

    Interest expense:
      Deposits                              12,442     23,155      19,204            17,803
      Notes payable and
        other borrowings                       316      1,010         429               383
                                           -------    -------     -------           -------

    Total interest expense                  12,758     24,165      19,633            18,186
                                           -------    -------     -------           -------
    Net interest income                     15,899     31,308      25,850            24,102
    Provision for loan losses                  345      1,090         330               370
                                           -------    -------     -------           -------
    Net interest income after
      provision for loan losses             15,554     30,218      25,520            23,732
    Other income:
      Service charges on
        deposits accounts                    1,098      2,368       2,168             2,121
      Merchant services                        600      1,141       1,033               715
      Other                                  1,640      2,760       1,080               795
                                           -------    -------     -------           -------
                                             3,338      6,269       4,281             3,631
    Other expenses:
      Salaries and employee
       benefits                              6,615     12,249       9,607             8,032
      Occupancy                              2,027      4,319       3,616             3,414
      Data processing                          958      1,852       1,599             1,494
      Legal and professional                   588        754         398               442
      Merchant services                        460        917         871               620
      Regulatory agency
       assessments                             155        274       2,543               938
      Advertising                              455        855         745               532
      Costs related to acquisition               -        305           -                 -
      Other                                  2,317      4,909       3,354             3,057
                                           -------    -------     -------           -------
                                            13,575     26,434      22,733            18,529
                                           -------    -------     -------           -------
    Income (loss) before income
      taxes                                  5,317     10,053       7,068             8,834
    Income taxes                             1,888      3,819       2,420             3,191
                                           -------    -------     -------           -------
    Net income (loss)                        3,429      6,234       4,648             5,643
                                           =======    =======     =======           =======
    Basic earnings per share (9)             $0.36      $0.65       $0.49             $0.61
    Diluted earnings per share (9)           $0.35      $0.64       $0.48             $0.61

    Basic weighted average shares
     outstanding (9)                     9,591,923  9,596,238   9,582,242         9,289,591
    Diluted weighted average
     shares outstanding (9)              9,723,507  9,731,118   9,621,568         9,323,633


    See notes to Unaudited Pro Forma Financial Information



   STATE FINANCIAL SERVICES CORPORATION
   AND HOME BANCORP OF ELGIN, INC.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
   For the six months ended June 30, 1998
   (in thousands except per share and weighted average share data)

                                          As Reported             Pro Forma         Pro Forma
                                      SFSC           Home        Adjustments      Consolidated
    Interest income:
      Loans                           $12,376     $   11,745     $                 $     24,121
      Investment securities
        Taxable                         2,280              3                              2,283
        Tax-exempt                        629              0                                629
      FHLB of Chicago stock                 0             90                                 90
    Federal funds sold & other
     short-term investments               349          1,185                              1,534
                                      -------        -------         --------           -------
    Total interest income              15,634         13,023                0            28,657

    Interest expense:
      Deposits                          6,836          5,606                             12,442
      Notes payable and other
       borrowings                         300             16                                316
                                      -------        -------        ---------           -------
    Total interest expense              7,136          5,622                0            12,758
                                      -------        -------        ---------           -------
    Net interest income                 8,498          7,401                0            15,899
    Provision for loan losses             285             60                                345
                                      -------        -------         --------           -------
    Net interest income after
     provision for loan losses          8,213          7,341                0            15,554

    Other income:
      Service charges on deposit
        accounts                          613            485                              1,098
      Merchant services                   600              0                                600
      Other                             1,611             29                              1,640
                                      -------       --------        ---------          --------
                                        2,824            514                0             3,338

    Other expenses:
      Salaries and employee
       benefits                         3,546          3,069                              6,615
      Occupancy                         1,228            799                              2,027
      Data processing                     498            460                                958
      Legal and professional              280            308                                588
      Merchant services                   460              0                                460
      Regulatory agency
       assessments                         36            119                                155
      Advertising                         232            223                                455
      Other                             1,403            914                              2,317
                                      -------        -------        ---------          --------
                                        7,683          5,892                0            13,575
                                      -------        -------        ---------          --------
    Income (loss) before income
     taxes                              3,354          1,963                0             5,317
    Income taxes                        1,127            761                0             1,888
                                      -------        -------         --------           -------
    Net income (loss)                $  2,227      $   1,202       $        0        $    3,429
                                      =======        =======         ========           =======

    Basic earnings per share (9)        $0.59          $0.19                              $0.36
    Diluted earnings per share
     (9)                                $0.58          $0.19                              $0.35

    Basic weighted average shares
     outstanding (9)                3,779,398      6,381,164                          9,591,923
    Diluted weighted average
     shares outstanding (9)         3,819,060      6,489,584                          9,723,507




   See Notes to Unaudited Pro Form Financial Information


   STATE FINANCIAL SERVICES CORPORATION
   RICHMOND BANCORP, INC.
   AND HOME BANCORP OF ELGIN, INC.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
   For the year Ended December 31, 1997
   (in thousands except per share and weighted average share data)

                                                                                                                        SFSC
                                      As Reported
                                                            Pro Forma       SFSC &                     Pro Forma     Richmond &
                                  SFSC        Richmond     Adjustments     Richmond        Home       Adjustments       Home
    Interest income:
      Loans                  $   19,869      $  5,048   $                     24,917   $   21,731                     $ 46,648
      Investment securities
        Taxable                   3,346         1,542        (420)(10d)        4,468        1,651                        6,119
        Tax-exempt                  839             0                            839            0                          839
      FHLB of Chicago stock           0             0                              0          179                          179
    Federal funds sold &
     other short-term
     investments                    148            72                            220        1,468                        1,688
                                -------       -------     -------           --------     --------       ---------     --------
    Total interest income        24,202         6,662        (420)            30,444       25,029               0       55,473

    Interest expense:
      Deposits                    9,078         3,702                         12,780       10,375                       23,155
      Notes payable and other
       borrowings                   444           113         279(10c)           836          174                        1,010
                                -------       -------     -------           --------    ---------       ---------     --------
    Total interest expense        9,522         3,815         279             13,616       10,549               0       24,165
                                -------       -------     -------           --------    ---------       ---------     --------
    Net interest income          14,680         2,847        (699)            16,828       14,480               0       31,308
    Provision for loan losses       330           640                            970          120                        1,090
                                -------       -------     -------           --------    ---------       ---------     --------
    Net interest income after
      provision for loan
      losses                     14,350         2,207        (699)            15,858       14,360               0       30,218
    Other income:
      Service charges on
       deposit accounts           1,032           334                          1,366        1,002                        2,368
      Merchant services           1,141             0                          1,141            0                        1,141
      Other                       1,203         1,271                          2,474          286                        2,760
                              ---------      --------   ---------           --------     --------       ---------     --------
                                  3,376         1,605           0              4,981        1,288               0        6,269

    Other expenses:
      Salaries and employee
       benefits                   4,874         1,838                          6,712        5,537                       12,249
      Occupancy                   2,106           593          12(10b)         2,711        1,608                        4,319
      Data processing               783           153                            936          916                        1,852
      Legal and professional        295             0                            295          459                          754
      Merchant services             917           n/a                            917            0                          917
      Regulatory agency
       assessments                   38            20                             58          216                          274
      Advertising                   366            49                            415          440                          855
      Costs related to
       acquisition                                305                            305                                       305
      Other                       1,814           851         417(10a)         3,082        1,827               0        4,909
                               --------       -------    --------           --------    ---------       ---------     --------
                                 11,193         3,809         429             15,431       11,003               0       26,434
    Income (loss) before
     income taxes                 6,533             3      (1,128)             5,408        4,645               0       10,053
    Income taxes                  2,159            27        (169)(10e)        2,017        1,802               0        3,819
                               --------      --------   ---------           --------    ---------       ---------    ---------
    Net income (loss)        $    4,374      $    (24) $     (959)             3,391   $    2,843                        6,234
                               ========      ========   =========           ========    =========       =========    =========
    Basic earnings per share
     (9)                          $1.16                                        $0.90        $0.45                        $0.65
    Diluted earnings per
     share (9)                    $1.14                                        $0.88        $0.44                        $0.64

    Basic weighted average
     shares outstanding (9)   3,783,713                                    3,783,713    6,382,052                    9,596,238
    Diluted weighted average
     shares outstanding (9)   3,826,671                                    3,826,671    6,433,336                    9,639,196


   See Notes to Unaudited Pro Forma Financial Information


   STATE FINANCIAL SERVICES CORPORATION
   AND HOME BANCORP OF ELGIN, INC.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
   For the year Ended December 31, 1996
   (in thousands except per share and weighted average share data)


                                              As Reported                 Pro Forma           Pro Forma
                                         SFSC             Home           Adjustments        Consolidated
    Interest income:
      Loans                            $   18,147       $   20,992        $                   $     39,139
      Investment securities
        Taxable                             3,271              792                                   4,063
        Tax-exempt                            759                0                                     759
      FHLB of Chicago stock                     0              187                                     187
    Federal funds sold & other
     short-term investments                   246            1,089                                   1,335
                                         --------         --------           ---------            --------
    Total interest income                  22,423           23,060                   0              45,483

    Interest expense:
      Deposits                              8,360           10,844                                  19,204
      Notes payable and other
       borrowings                             392               37                                     429
                                          -------         --------            --------            --------
    Total interest expense                  8,752           10,881                   0              19,633
                                          -------         --------            --------            --------
    Net interest income                    13,671           12,179                   0              25,850
    Provision for loan losses                 210              120                                     330
                                          -------         --------            --------            --------
    Net interest income after
      provision for loan losses            13,461           12,059                   0              25,520

    Other income:
      Service charges on deposit
       accounts                               992            1,176                                   2,168
      Merchant services                     1,033                0                                   1,033
      Other                                 1,035               45                                   1,080
                                         --------        ---------           ---------            --------
                                            3,060            1,221                   0               4,281
    Other expenses:
      Salaries and employee
       benefits                             4,450            5,157                                   9,607
      Occupancy                             2,059            1,557                                   3,616
      Data processing                         653              946                                   1,599
      Legal and professional                  287              111                                     398
      Merchant services                       871                0                                     871
      Regulatory agency assessments           102            2,441                                   2,543
      Advertising                             305              440                                     745
      Other                                 1,785            1,569                                   3,354
                                         --------         --------           ---------            --------
                                           10,512           12,221                   0              22,733
                                         --------          -------            --------             -------
    Income (loss) before income
     taxes                                  6,009            1,059                   0               7,068
    Income taxes                            2,003              417                   0               2,420
                                         --------          -------            --------           ---------
    Net income (loss)                  $    4,006         $    642        $          0        $      4,648
                                         ========          =======            ========           =========

    Basic earnings per share (9)            $1.06            $0.10                                   $0.49
    Diluted earnings per share (9)          $1.05            $0.10                                   $0.48
    Basic weighted average shares
     outstanding (9)                    3,769,717        6,448,655                               9,582,242
    Diluted weighted average shares
     outstanding (9)                    3,809,043        6,448,655                               9,621,568



   See Notes to Unaudited Pro Forma Financial Information


   STATE FINANCIAL SERVICES CORPORATION
   AND HOME BANCORP OF ELGIN, INC.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
   For the year Ended December 31, 1995
   (in thousands except per share and weighted average share data)


                                              As Reported               Pro Forma         Pro Forma
                                          SFSC            Home         Adjustments       Consolidated
    Interest income:
      Loans                            $   15,833      $   21,780     $                   $     37,613
      Investment securities
        Taxable                             2,527             375                                2,902
        Tax-exempt                            689               0                                  689
      FHLB of Chicago stock                     0             202                                  202
    Federal funds sold & other
     short-term investments                   314             568                                  882
                                          -------         -------        ---------             -------
    Total interest income                  19,363          22,925                0              42,288

    Interest expense:
      Deposits                              7,030          10,773                               17,803
      Notes payable and other
       borrowings                             306              77                                  383
                                          -------         -------        ---------             -------
    Total interest expense                  7,338          10,850                0              18,186
                                          -------         -------        ---------             -------
    Net interest income                    12,027          12,075                0              24,102
    Provision for loan losses                 190             180                                  370
                                          -------         -------        ---------             -------
    Net interest income after
     provision for loan losses             11,837          11,895                0              23,732

    Other income:
      Service charges on deposit
       accounts                               992           1,129                                2,121
      Merchant services                       715               0                                  715
      Other                                   774              21                                  795
                                          -------         -------        ---------             -------
                                            2,481           1,150                0               3,631

    Other expenses:
      Salaries and employee benefits        4,101           3,931                                8,032
      Occupancy                             1,806           1,608                                3,414
      Data processing                         544             950                                1,494
      Legal and professional                  327             115                                  442
      Merchant services                       620               0                                  620
      Regulatory agency assessments           229             709                                  938
      Advertising                             161             371                                  532
      Other                                 1,672           1,385                                3,057
                                          -------         -------        ---------             -------
                                            9,460           9,069                0              18,529
                                          -------         -------        ---------             -------
    Income (loss) before income
      taxes                                 4,858           3,976                0               8,834
    Income taxes                            1,579           1,612                0               3,191
                                          -------         -------        ---------             -------
    Net income (loss)                  $    3,279        $  2,364     $          0        $      5,643
                                          =======         =======        =========             =======

    Basic earnings per share (9)            $0.94             n/a                                $0.61
    Diluted earnings per share (9)          $0.93             n/a                                $0.61

    Basic weighted average shares
     outstanding (9)                    3,477,066             n/a                            9,289,591

    Diluted weighted average shares
     outstanding (9)                    3,511,108             n/a                            9,323,633


   See Notes to Unaudited Pro Forma Financial Information

   State Financial Services Corporation
   Home Bancorp of Elgin, Inc.
   Notes to Unaudited Pro Forma Financial Information


   Notes to Pro Forma Unaudited Consolidated Balance Sheets
   (dollars in thousands except per share data)


   (1)  Net change to retained earnings

             Legal, accounting, professional fees    $(2,450)
             ESOP termination                         (4,498)
             RRP termination                          (3,449)
             Severance                                (2,100)
                                                     -------
             Total estimated transaction expenses (12,497) Tax benefit on ESOP & RRP termination & severance payouts

                                   As        Tax
                                 Stated    Deductible
             ESOP termination    $4,498    $2,307
             RRP termination      3,449     3,449
             Severance            2,100     2,100
                                 ------    ------
             Total               10,047     7,856
             Tax benefit @ 39.21%                      3,080
             Recorded as a deferred tax asset
                                                      ------
             Net decrease in retained earnings       $(9,417)
                                                      ======


   Pro forma shareholders' equity includes total estimated transaction expenses of $12,497, $9,417 net of tax. Since the estimated charge is nonrecurring, it has not been reflected in the pro forma condensed consolidated statement of income and related per share calculations.

   (2)  Retirement of Treasury Stock to Additional paid-in capital
   (3)  ESOP Termination
             ESOP loan balance             $4,735
             Unissued ESOP shares                    473,500
             ESOP value per share          $19.50
             Cash generated from ESOP
              loan repayment                4,735

             Shares sold to repay ESOP
              ($4,735,000/$19.50)                    242,821
                                                     -------
             Shares to be allocated to ESOP
              participants                           230,679

             Benefit Expense @ $19.50
              per share                              $ 4,498

   (4)  Termination of Recognition and Retention Plan ("RRP")

   (5)  Cash usage for legal, accounting,
         professional fees                           $(2,450)
        Cash used for severance agreements            (2,100)
        Cash received from repayment of ESOP Debt      4,735
                                                      ------
        Net cash received                            $   185
                                                      ======
   (6)  Net change to Additional
         paid-in capital
             Increase related to final ESOP
              allocation                             $ 4,498
             Issuance of New SFSC Common Stock          (511)
             Decrease related to Treasury Stock
              retirement                              (2,470)
                                                     $ 1,517
                                                      ======

   (7)  Calculation of Exchange Ratio assuming
         the market value of SFSC Common Stock is $23.00 per share.

             Shares of HBE Outstanding          7,009,250
             Treasury Shares                     (153,451)
                                                ---------
             Net HBE shares outstanding         6,855,799
             Market value of SFSC                  $23.00
             Exchange Ratio                      0.847826
             # of SFSC shares issued            5,812,525
             SFSC par value                         $0.10




   (8)  Change in Common Stock Eliminate HBE
         Common Stock                                     $(70)
        Issuance of New SFSC Common Stock                   581
                                                          -----
                                                          $ 511
                                                          =====

   (9) The pro forma weighted average shares outstanding are computed using SFSC's historical weighted average basic and diluted shares outstanding for the applicable period presented plus 5,812,525 additional SFSC shares issued in the merger (assumes SFSC market value is $23.00 per share resulting in an exchange ratio of 0.847825). The pro forma earnings per share set forth on the unaudited Pro Forma Statements of Income are computed using the pro forma weighted average shares calculated pursuant to the aforementioned equation.

        The following sets forth the pro forma earnings per share at the indicated exchange ratios based upon the Exchange Ratio defined in the Merger Agreement and 7,009,250 shares of HBE outstanding as of June 30, 1998.

    HBE shares outstanding                                   7,009,250
    Treasury Shares                                           (153,451)
                                                             ---------
    Net HBE shares outstanding                               6,855,799
    SFSC basic wtd. avg. shares o/s                          3,783,713
    SFSC diluted wtd. avg. shares o/s                        3,826,671
    Pro forma net income 1997                                    6,234
    Price for HBE Common Stock                                  $19.50
    HBE unexercised options outstanding                        108,420
    Exchange ratio                                            0.847826
    Pro forma unexercised options related to HBE                91,921

                                                                                               1997 Pro
                                                   # of SFSC    1997 Pro Forma              Forma Diluted
                                     Exchange        Shares       Basic Wtd.    Pro Forma     Wtd. Avg.     Pro Forma
          SFSC Market Value            Ratio         Issued      Avg. Shares    Basic EPS       Shares     Diluted EPS
             <or=$21.125             0.860000     5,895,987       9,679,700       $0.64      9,801,710        $0.64
      >$21.125 & < or = $22.625      0.857143     5,876,400       9,660,113        0.65      9,781,861         0.64
               $22.63                0.861840     5,908,604       9,692,317        0.64      9,814,497         0.64
                22.75                0.857143     5,876,399       9,660,112        0.65      9,761,860         0.64
                23.00                0.847826     5,812,525       9,596,238        0.65      9,717,130         0.64
                23.50                0.829787     5,688,854       9,472,567        0.65      9,591,801         0.65
                24.00                0.812500     5,570,337       9,354,050        0.67      9,471,694         0.66
                24.50                0.795918     5,456,656       9,240,369        0.67      9,358,489         0.67
                25.00                0.780000     5,347,523       9,131,236        0.68      9,245,893         0.67
                25.50                0.764706     5,242,670       9,028,383        0.69      9,139,634         0.68
                26.00                0.750000     5,141,849       8,925,562        0.70      9,037,461         0.69
                26.50                0.735849     5,044,833       8,828,546        0.71      8,939,144         0.70
                27.00                0.722222     4,951,410       8,735,123        0.71      8,844,489         0.70
                27.50                0.709091     4,881,385       8,645,098        0.72      8,753,238         0.71
                28.00                0.696429     4,774,574       8,558,287        0.73      8,685,282         0.72
                28.50                0.684211     4,690,810       8,474,523        0.74      8,580,374         0.73
                29.00                0.672414     4,509,934       8,393,647        0.74      8,498,414         0.73
                29.50                0.661017     4,531,799       8,315,512        0.75      8,419,232         0.74
                30.00                0.650000     4,456,269       8,239,982        0.76      8,342,689         0.75
       >$30.00 & < or=$31.375        0.660000     4,456,269       8,239,982        0.76      8,342,689         0.75
              >$31.375               0.640000     4,387,711       8,171,424        0.76      8,273,212         0.75


   If the Market Value of SFSC Common Stock is below $20.00 on the Decision Date, the following sets forth the protocol to determine the exchange ratio which will be used in the transaction.

                                                                                                              If Notice is NOT
                                                    When notice must be                                     given or NOT timely
                     Action                                given                If Notice timely given             given
    1.   HBE may notify SFC in writing that      Within 3 business days        SFSC can elect from the      Close using a 0.86
         it is not willing to close on the       after the Decision Date.      two options set forth        Exchange Ratio
         basis of the Exchange Ratio set                                       in Action 2 below.
         forth in Section 1.4(b)(i) of the
         Merger Agreement.

    2.   SFSC can elect from the following
         options if HBE properly gives
         notice under Action 1 above.

      (i)     To close on the basis of an        Within 3 business days        Close using the              Close using the
              Exchange Ratio equal to the        after SFSC's receipt of       Optional Exchange Ratio      Optional Exchange
              quotient obtained by dividing      HBE's notice given in                                      Ratio
              $17.25 by the Market Value of      Action 1.
              SFSC Common Stock on the
              Decision Date (the "Optional
              Exchange Ratio") or

      (ii)    to close on the basis of a         Within 3 business days        HBE can elect from the       Close using the
              0.86 Exchange Ratio                after SFSC's receipt of       two options set forth        Optional Exchange
                                                 HBE's notice given in         in Action 3 below.           Ratio
                                                 Action 1.
    3.   HBE can elect from the following
         options if SFSC properly gives
         notice under Action 2(ii) above.

      (i)     HBE can agree to close at the      Within 3 business days        Closing using a 0.86         Close using a 0.86
              0.86 Exchange Ratio                after HBE's receipt of        Exchange Ratio               Exchange Ratio
                                                 SFSC's notice given in
                                                 Action 2(ii).

      (ii)    HBE can elect to terminate the     Within 3 business days        Merger Agreement is          Close using a 0.86
              Merger Agreement.                  after HBE's receipt of        terminated.                  Exchange Ratio
                                                 SFSC's notice given in
                                                 Action 2(ii).


   Please see the Merger Agreement for further details.

   In the event that SFSC elects the Optional Exchange Ratio under Section 1.4(e)(ii), the following sets forth the pro forma earnings per share at the indicated Optional Exchange Ratios based upon valuing HBE Common Stock at $17.25 per share and 7,009,250 shares of HBE Common Stock outstanding as of June 30, 1998. The presentation of this date is for informational purposes only and is not meant to indicate which option under Section 1.4 of the Merger Agreement SFSC expects to elect in the event the Market Value of SFSC Common Stock is below $20.00 on the Decision Date.

                                                     1997 Pro Forma                   1997 Pro Forma
     SFSC  Market                     # of SFSC     Basic Wtd. Avg.     Pro Forma      Diluted Wtd.      Pro Forma
        Value      Exchange Ratio   Shares Issued        Shares         Basic EPS       Avg. Shares     Diluted EPS
      $15.00          1.150000        7,884,169       11,667,882          $0.53         11,816,549        $0.53
       15.50          1.112903        7,629,841       11,413,554           0.55         11,558,811         0.54
       16.00          1.078125        7,391,408       11,175,121           0.56         11,317,182         0.55
       16.50          1.045455        7,167,426       10,951,139           0.57         11,090,197         0.56
       17.00          1.014706        6,956,620       10,740,333           0.58         10,876,564         0.57
       17.50          0.985714        6,757,859       10,541,572           0.59         10,675,138         0.58
       18.00          0.958333        6,570,141       10,353,854           0.60         10,484,903         0.59
       18.50          0.932432        6,392,569       10,176,282           0.61         10,304,951         0.60
       19.00          0.907895        6,224,344       10,008,057           0.62         10,134,470         0.62
       19.50          0.884615        6,064,745        9,848,458           0.63          9,972,731         0.63
       20.00          0.860000        5,895,987        9,679,700           0.64          9,801,710         0.64


   (10) For purposes of determining the pro forma effect of the Richmond acquisition on SFSC's Consolidated Statement of Income, the following pro forma adjustments have been made as if the acquisition had occurred as of January 1, 1997.

                                                               For the year
                                                              ended December
                                                                 31, 1997

    (a) Amortization of cost in excess of net assets               $417
        acquired--Richmond (15 years straight line)

    (b) Depreciation on Building FMV Adjustment--Richmond            12
        (31.5 years straight line)
    (c) Interest expense on notes payable for one year $3,90        279
        0 million at 7.18% APR

    (d) Foregone Interest Income on investment securities           420
        liquidated to finance acquisition for one year
        $6,996 @ average annual investment yield of 6.00%

    (e) Pro forma income tax benefit                               (169)


   (11) The following sets forth certain enhancements and/or cost reductions which State and Home reasonably expect to result upon completion of the merger. The table presents the pro forma earnings per share which result from combining these anticipated earnings enhancement/cost reductions with the historical combined operating results of State and Home.


    Improvement in rate of return on short term
    investments                                               $500
    Enhancements from changes to service charges,
    overdrafts and ATM charges                                 600

    Identified operational cost savings have been
    estimated at $3,275 annually due to reduction in
    costs associated with personnel, employee benefits,
    occupancy, marketing, professional fees, and data
    processing                                               3,275


    Estimated income tax benefit on earnings enhancements
    and cost savings at a 39.21% effective tax rate.         1,715
                                                            ------
    Total annual projected earnings enhancements             2,660
                                                            ------

    Pro forma net income as presented                        6,234
    Pro forma net income included expected earnings
    enhancements                                            $8,894


                                                                                             1997 Pro
                                                              1997 Pro Forma                   Forma
                                   Exchange      # of SFSC      Basic Wtd.     Pro Forma   Diluted Wtd.   Pro Forma
         SFSC Market Value           Ratio     Shares Issued   Avg. Shares     Basic EPS    Avg. Shares  Diluted EPS
            <or=$21.125            0.860000     5,895,987       9,679,700        $0.92     9,801,710        $0.91
     >$21.125 & < or = $22.625     0.857143     5,876,400       9,660,113         0.92     9,781,861         0.91
               $22.63              0.861840     5,908,604       9,692,317         0.92     9,814,497         0.91
               22.75               0.857143     5,876,399       9,660,112         0.92     9,781,860         0.91
               23.00               0.847826     5,812,525       9,596,238         0.93     9,717,130         0.92
               23.50               0.829787     5,688,854       9,472,567         0.94     9,591,801         0.93
               24.00               0.812500     5,570,337       9,354,050         0.95     9,471,894         0.94
               24.50               0.795918     5,456,656       9,240,369         0.96     9,356,489         0.95
               25.00               0.780000     5,347,523       9,131,236         0.97     9,245,896         0.96
               25.50               0.764706     5,242,670       9,028,383         0.99     9,139,634         0.97
               26.00               0.750000     5,141,849       8,925,562         1.00     9,034,461         0.98
               26.50               0.735849     5,044,833       8,828,546         1.01     8,939,144         0.99
               27.00               0.722222     4,951,410       8,735,123         1.02     8,844,469         1.01
               27.50               0.709091     4,881,385       8,645,098         1.03     8,753,236         1.02
               28.00               0.696429     4,774,574       8,558,287         1.04     8,665,262         1.03
               28.50               0.684211     4,690,810       8,474,523         1.05     8,580,374         1.04
               29.00               0.672414     4,609,934       8,393,647         1.06     8,498,414         1.05
               29.50               0.661017     4,531,799       8,315,512         1.07     8,419,232         1.06
               30.00               0.650000     4,456,269       8,239,982         1.08     8,342,689         1.07
       >$30.00 & < or=$31.375      0.650000     4,456,269       8,239,982         1.08     8,342,689         1.07
              >$31.375             0.640000     4,387,711       8,171,424         1.09     8,273,212         1.07

   In the event that SFSC elects the Optional Exchange Ratio under Section 1.4(e)(ii) of the Merger Agreement, the following sets forth the pro forma earnings per share at the indicated Optional Exchange Ratios based upon valuing HBE Common Stock at $17.25 per share and 7,009,250 shares of HBE Common Stock outstanding as of June 30, 1998. The presentation of this date is for informational purposes only and is not meant to indicate which option under Section 1.4 of the Merger Agreement SFSC expects to elect in the event that the Market Value of SFSC Common Stock is below $20.00 on the Decision Date.


                                                                                    1997 Pro
                                                   1997 Pro Forma                    Forma
     SFSC Market      Exchange       # of SFSC    Basic Wtd. Avg.    Pro Forma    Diluted Wtd.    Pro Forma
        Value          Ratio       Shares Issued       Shares        Basic EPS    Avg. Shares    Diluted EPS
      $15.00          1.150000      7,884,169       11,667,882        $0.76      11,816,549       $0.75
       15.50          1.112903      7,629,841       11,413,554         0.78      11,558,811        0.77
       16.00          1.078125      7,391,408       11,175,121         0.80      11,317,182        0.79
       16.50          1.045455      7,187,426       10,951,139         0.81      11,090,197        0.80
       17.00          1.014706      6,956,620       10,740,333         0.83      10,876,564        0.82
       17.50          0.985714      6,757,859       10,541,572         0.84      10,675,138        0.83
       18.00          0.958333      6,570,141       10,353,854         0.86      10,484,903        0.85
       18.50          0.932432      6,392,569       10,176,282         0.87      10,304,951        0.86
       19.00          0.907895      6,224,344       10,008,057         0.89      10,134,470        0.88
       19.50          0.884615      6,064,745        9,848,458         0.90       9,972,731        0.89
       20.00          0.860000      5,895,987        9,679,700         0.92       9,801,710        0.91


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                    OF SFSC COMMON STOCK AND HBE COMMON STOCK

        The rights of holders of SFSC Common Stock and Preferred Stock are currently governed by Wisconsin law, SFSC's Amended and Restated Articles of Incorporation (the "SFSC Charter"), and SFSC's Amended and Restated Bylaws. The rights of holders of HBE Common Stock and Preferred Stock are currently governed by Delaware law, HBE's Certificate of Incorporation (the "HBE Charter") and Bylaws. The Wisconsin and Delaware corporation laws differ in many respects as do the respective charters and bylaws of SFSC and HBE.

        Upon consummation of the Merger, holders of HBE Common Stock will become holders of SFSC Common Stock and, as such, all of their rights will be governed by SFSC Charter, SFSC's Amended and Restated Bylaws and Wisconsin law. Set forth below is a summary of certain material differences between the rights of holders of SFSC Common Stock and the rights of holders of HBE Common Stock.

   Merger, Consolidation and Sales of Assets

        The DGCL and WBCL each require shareholder approval (except for certain mergers between a parent company and its 90% owned subsidiary) by the shareholder of each corporation that is party to a plan of merger and the selling corporation for the sale by the corporation of substantially all its assets if not in the usual or regular course of business. (The DGCL does not refer to the usual or regular course of business). The WBCL further provides for a shareholder vote of the corporation whose shares will be acquired in a statutory share exchange. The DGCL and WBCL each require a shareholder vote to approve the dissolution of a corporation.

        The DGCL provides that the vote required to approve a plan of merger, sale of substantially all the assets or dissolution is a majority of the outstanding stock of the corporation entitled to vote thereon. Under the WBCL, unless a higher voting requirement is imposed by the articles of incorporation or the bylaws adopted under authority granted by the articles of incorporation, the vote required to approve a plan of merger, statutory share exchange, sale of substantially all assets not in the ordinary course of business or dissolution is a majority of the voting power of all shares entitled to vote of each corporation whose shareholders have a right to vote; approval of a plan of merger or statutory share exchange and a sale of substantially all assets or dissolution also may require the affirmative vote of one or more classes or series of stock pursuant to the WBCL.

        The WBCL does not require the vote of the shareholders of a surviving corporation in a merger if (i) the corporation's articles of incorporation will not be amended in the transaction (except for amendments permitted to be made by the board without a shareholder vote under the WBCL), (ii) shareholders of the corporation immediately before the effective date of the transaction will hold the same number of shares with identical rights immediately after the effective date, (iii) the number of shares entitled to vote immediately after the merger (plus shares issuable upon certain conversions or pursuant to certain rights) does not exceed by more than 20% the number of shares entitled to vote immediately before the transaction, and (iv) the number of participating shares of the corporation (outstanding shares of the corporation that entitle their holders to participate, without limitation, in distributions by the corporation) immediately after the merger, plus the number of participating shares of the corporation issuable on the conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the corporation immediately before the transaction. The DGCL similarly does not require a shareholder vote of the shareholders of a surviving corporation to a merger if (i) the agreement of merger does not amend in any respect the surviving corporation's certificate, (ii) each share of stock outstanding immediately prior to the merger is identical to outstanding or treasury shares following the merger, and (iii) no shares of stock (and no securities convertible into shares of stock) are to be issued pursuant to the merger or the number of shares issued (or the securities convertible into shares of stock) does not exceed 20% of the number of shares outstanding immediately prior to the merger.

        The HBE Charter and By-laws and the SFSC Charter and By-laws do not require a greater vote than is statutorily required.

   Preferred Stock

        The SFSC Charter and the HBE Charter authorize the issuance of up to 100,000 and 3,000,000 shares of preferred stock, respectively, from time to time in one or more series, without any action on the part of shareholders, and authorize the respective Boards to determine the designation of each series, the number of shares to be issued, dividend rates, redemption provisions, liquidation preferences and such other provisions and rights as the Boards of Directors may deem advisable. Dividends fixed by the Boards of Directors could be in preference to dividends on any other classes of the companies' stock. The preferred dividends may or may not be cumulative. The preferred stock may also be entitled to a preference upon dissolution or liquidation if the Boards of Directors so designate. Currently, there is no preferred stock of SFSC or

   HBE designated or issued.

   Directors

        HBE. The HBE Board is divided into three separate classes, with the directors in each class serving for staggered three-year terms. All the directors of HBE are elected by a plurality of the votes cast by each class of shares entitled to vote at a meeting of shareholders present and entitled to vote in the election, provided that a quorum is present at the meeting. Pursuant to the HBE Bylaws, the number of directors is fixed at a minimum of five and a maximum of fifteen members, with a minimum of two directors who are not officers, employees or have some other relationship that might interfere with the exercise of independent judgment. No more than two directors may be officers or employees of HBE or its subsidiaries. Each director must be at least eighteen years of age.

        SFSC. The SFSC Board is divided into three separate classes, with the directors in each class serving for staggered three-year terms. Under the SFSC Charter and the Amended and Restated Bylaws, the number of directors is set by the Board of Directors and may be no less than five. At each annual meeting of SFSC's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes case, provided that a quorum is present. No person over the age of seventy-two is eligible to be elected director unless such person was a member of the SFSC Board prior to November 9, 1989. SFSC's Bylaws provide for the removal of a member of the Board of Directors with or without cause by the holders of a majority of shares entitled to vote for the election of a director at a special meeting called for the purpose of removal.

   Amendments to Charters

        HBE. Delaware law requires that a proposed charter amendment be approved by a majority of the shares entitled to vote on the proposed amendment, as well as a majority of the outstanding stock entitled to vote on such amendment as a class. The HBE Charter requires that, in addition to any vote required under applicable law, any change to the HBE Charter must also be approved by the HBE Board and by a majority vote of holders of capital stock entitled to vote on such a change. Any change relating to sections of the HBE Charter dealing with (a) limitations on beneficial ownership, (b) the composition and procedures of HBE Board, (c) action by shareholders without a meeting, (d) amendments to the HBE Bylaws, and
   (e) amendments to the indemnification procedures of HBE, must be approved by the holders of two-thirds of eligible voting shares. If the change is proposed by an "Interested Stockholder" (as defined in the HBE Charter), then a majority vote of all shares not held by the Interested Stockholder or an affiliate thereof is needed to make such an amendment.

        SFSC. The WBCL provides that the board of directors may propose amendments to a corporation's articles of incorporation. Under the WBCL, unless the articles of incorporation, bylaws adopted under authority granted in the articles, the board (if the board is proposing the amendment) or the WBCL requires a greater vote or vote by voting groups, an amendment to the charter of a Wisconsin corporation may be approved by a majority of the votes cast by every voting group entitled to vote on the amendment. In addition, the WBCL requires that certain amendments must be approved by a separate vote of a class or series of stock if, among other things, the amendment would adversely affect the rights or preferences of such shares. The SFSC Charter and Amended and Restated By-laws do not require a higher vote for amendment of the SFSC Charter than is statutorily prescribed.

   Amendments to By-laws

        HBE. Under the DGCL, the power to adopt, amend or repeal the bylaws is vested in the shareholders entitled to vote, unless the certificate of incorporation confers the power to adopt, amend or repeal the bylaws upon the directors. The HBE Charter provides that the By-laws may be altered or repealed and new by-laws adopted by the HBE Board as well as by a vote of the shareholders of HBE. The HBE shareholders may, however, alter, amend, rescind or repeal any such action by the HBE Board with a majority vote or, where required by Delaware law or the HBE Charter or the Bylaws, a supermajority vote.

        SFSC. Under the WBCL, unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is subject to the power of the shareholders to adopt, amend, or repeal bylaws adopted, amended or repealed by the directors. SFSC's Amended and Restated Bylaws may be amended or repealed by the SFSC Board, unless the SFSC Charter provides otherwise. The shareholders also are empowered to adopt, amend or repeal the bylaws. SFSC's Amended and Restated Bylaws may be amended by the SFSC Board only if approved by two-thirds of the directors present at any meeting. The directors may not repeal or amend any bylaw adopted by the shareholders if the bylaw specifically prohibits such repeal or amendment. The SFSC Amended and Restated Bylaws also permit implied amendments. When any action authorized by the shareholders or the SFSC Board is inconsistent with the Bylaws then in effect, but would have carried the requisite authorization of the shareholders or directors to amend the Bylaws in this manner, the Bylaws are considered temporarily amended for the specific purpose of the authorized action.

   Cumulative Voting

        Neither the SFSC Charter nor the HBE Charter provides for cumulative voting rights.

   Preemptive Rights

        Although both the DGCL and the WBCL permit the designation of preemptive rights in a corporation's charter, neither the SFSC Charter nor the HBE Charter provides holders of common stock preemptive rights to acquire any securities of SFSC or HBE, respectively.

   Interested Director Transactions

        The DGCL and WBCL each provide that contracts or transactions in which one or more of the corporation's directors have an interest ("Interested Contracts or Transactions") are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contracts or transactions were approved, provided certain conditions are met. Interested Contracts or Transactions may be approved by a majority vote of the disinterested directors or by vote of disinterested shareholders if the material facts of the contracts or transactions and the director's interest in such contracts or transactions are fully disclosed and a vote is taken in good faith. Furthermore, Interested Contracts or Transactions may be approved if such contracts or transactions are shown to be fair and reasonable to the corporation at the time they are authorized, approved or ratified by the board of directors or shareholders and separate disinterested shareholder or disinterested director approval is not required.

   Indemnification of Directors and Officers

        The WBCL provides for mandatory indemnification of a director or officer against certain liabilities and expenses if the director or officer was a party to a proceeding because of his or her status as such:
   (a) to the extent such director or officer is successful on the merits or otherwise in the defense of the proceeding; and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined that the liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes:
   (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Indemnification under the WBCL is not required if the director or officer has previously received indemnification from any person, including the corporation, in connection with the same proceeding. The WBCL provides that a corporation's articles of incorporation may limit its obligation to indemnify directors and officers. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the WBCL.

        The DGCL provides that a director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred to the extent such director or officer has been successful on the merits or otherwise in any action brought against such director or officer because of his or her status as such. With respect to a third-party action, the DGCL provides that a corporation may indemnify a director or officer against liability if such director or officer (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. With respect to claims brought against a director or officer by or in the right of the corporation, such director or officer may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her except that no indemnification shall be made in respect to any claim as to which such director or officer was adjudged to be liable to the corporation unless and only to the extent that the Delaware Chancery Court determines otherwise.

   Limited Liability of Directors

        The DGCL and WBCL each provides for the limitation or elimination of the personal liability of a company's directors to the company or its shareholders for monetary damages for a breach of a director's fiduciary duty. This immunity is automatic under Wisconsin law, but must be provided for in the certificate of incorporation under Delaware law. In any case, directors cannot be immunized in certain instances including:
   (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;
   (iii) unlawful distributions; and (iv) transactions in which the director received an improper personal benefit. Other limitations specific to each state also exist.

   Takeover Defense Provisions

        Section 203 of the DGCL (the "Delaware Business Combination Statute") applies to certain business combinations involving a corporation and certain of its stockholders. The Delaware Business Combination Statute prevents a corporation from engaging in any "business combination" (defined to include a variety of transactions, including the sale of assets, mergers and most related party transactions) with an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such stockholder became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction in which the interested stockholder became an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as SFSC, held by any person or persons acting as a group that hold in excess of 20% of the voting power for the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from SFSC or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 (the "Wisconsin Business Combination Statute") of the WBCL contain certain limitations and special voting provisions applicable to "business combinations" between a Wisconsin corporation and an "interested shareholder." The term "business combination" is defined for purposes of the Wisconsin Business Combination Statute to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested shareholder." An "interested shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the Board of Directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested shareholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the Board of Directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

        Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting certain fair price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined, for purposes of Sections 180.1130 to 180.1133 of the WBCL, to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

        Sections 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or (ii) sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have the provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of SFSC with the goal of seeking to have SFSC repurchase such shares at a premium over the market price.


                        DESCRIPTION OF SFSC CAPITAL STOCK

        SFSC's capital stock currently consists of 10,000,000 shares of Common Stock, having a par value of $0.10 per share, and 100,000 shares of Preferred Stock, par value $1.00 per share. In the event the Charter Amendment is approved by the SFSC shareholders at the SFSC Special Meeting, the number of authorized shares of SFSC Common Stock will be increased to 25,000,000. See "Amendment to SFSC Amended and Restated Articles of Incorporation." At September 11, 1998, 4,004,372 shares of SFSC Common Stock and zero shares of SFSC Preferred Stock were issued and outstanding. Shares of SFSC Common Stock owned by the SFSC ESOP are held in the name of an independent trustee. As of June 30, 1998, 120,055 shares had been allocated to SFSC ESOP participants and 97,524 shares remained unallocated. SFSC has no other classes of Common Stock. The description below is a summary of and is qualified in its entirety by the provisions of SFSC's Amended and Restated Articles of Incorporation as adopted on April 20, 1993 and currently in effect, and the Amended and Restated Bylaws dated January 27, 1998, which are currently in effect.

   Common Stock

        Subject to provisions of the WBCL described below, holders of SFSC Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Shareholders casting a plurality of votes of the shareholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of SFSC Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the SFSC Board out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future times or times. Upon the liquidation, dissolution or winding up of SFSC, the holders of SFSC Common Stock are entitled to receive ratably the net assets of SFSC after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be outstanding at such time. Holders of SFSC Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of SFSC Common Stock are fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL). The rights, preferences and privileges of holders of SFSC Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which SFSC may designate and issue in the future.

   Preferred Stock

        The SFSC Charter provides that the SFSC Board has the authority, without further action by the shareholders, to issue up to 100,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the SFSC Common Stock. The SFSC Board, without shareholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of SFSC Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of SFSC or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the SFSC Common Stock, and may adversely affect the voting and other rights of the holders of SFSC Common Stock. SFSC has no present plans to issue any shares of Preferred Stock.

   Certain Statutory Provisions

        For a summary of certain takeover defense provisions under the WBCL see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF SFSC COMMON STOCK AND HBE COMMON STOCK - Takeover Defense Provisions."

                      STATE FINANCIAL SERVICES CORPORATION

   General

        SFSC is a multi-bank holding company with three subsidiary banks, SFB, SFB-Waterford and Richmond. SFSC acquired Richmond on December 31, 1997 for a cash purchase price of approximately $10.8 million. Certain historical financial statements of Richmond are included in this Joint Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS." The Banks operate a total of 11 full-service offices located in southeastern Wisconsin (including the Milwaukee metropolitan area) and northeastern Illinois.

        At June 30, 1998, SFSC had assets of $417.9 million, net loans of $258.7 million, total deposits of $363.0 million and shareholders' equity of $39.8 million.

        On September 9, 1998, SFSC completed the acquisition of Lokken, an asset management firm headquartered in LaCrosse, Wisconsin, in a stock transaction accounted for as a purchase. Lokken is a financial and estate planning and investment management firm with discretionary assets of approximately $95 million under management. Lokken is now a wholly-owned subsidiary of SFSC. As a result of the acquisition, the former stockholders of Lokken received, in total, 141,551 shares of SFSC
   Common Stock which includes contingent consideration.

        The principal executive office of SFSC is located at 10708 West Janesville Road, Hales Corners, Wisconsin 53130, telephone
   (414) 425-1600.

   Incorporation of Certain Information by Reference

        Additional information concerning SFSC, including certain financial information, information regarding voting securities of SFSC and principal holders thereof, and information concerning directors and executive officers of SFSC, is included in SFSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the other documents filed by SFSC with the Commission under the Exchange Act. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

   Management's Discussion and Analysis of SFSC's Results of Operations and Financial Position

                  At and for the Six Months Ended June 30, 1998
                 Compared to the Six Months Ended June 30, 1997

        General For the six months ended June 30, 1998, SFSC reported net income of $2,227,000, an increase of $127,000 or 6.1% from the $2,100,000 reported for the six months ended June 30, 1997. Improvements in net interest income and non-interest income, partially offset by increased non-interest expenses and loan loss provisions, were the primary reasons SFSC showed improved operating performance through the first six months of 1998.

        Changes in Financial Condition. At June 30, 1998, total assets were $417,919,000 compared to $421,278,000 at December 31, 1997. For the quarter ended June 30, 1998, total deposits decreased $4,500,000. SFSC historically experiences deposit contraction in the first half of the year as local business and municipalities deploy built-up cash reserves into their respective operating cycles or deploy deposit funds in repurchase agreements with SFSC. Other significant uses of funds during the first six months of 1998 consisted of $7,015,000 in net investment securities purchases, the repayment of $4,400,000 in notes payable resulting from the Richmond acquisition, the payment of $915,000 in cash dividends, and the purchase of $124,000 in fixed assets. Funding sources came from a $5,488,000 contraction in loans during the first six months of 1998 mainly due to mortgage loan sales at Richmond and softer loan demand at SFSC's Wisconsin banking operations. Additional funding sources came from $4,976,000 in repurchase agreement proceeds, $3,503,000 in cash and cash equivalents contraction, $2,557,000 in net cash from operating activities, $184,000 in proceeds from exercised stock options, $150,000 in fed funds purchased, and $97,000 in ESOP loan repayments.

        Asset Quality. At June 30, 1998, non-performing assets were $2,458,000, a decrease of $453,000 from March 31, 1998. Other real estate decreased $449,000 due to the sale of two properties during second quarter 1998. The remaining $4,000 decline in total non-performing assets was the result of net reductions in the level of non-performing loans during the quarter. As a result of the decrease in the level of other real estate, total non-performing assets as a percentage of total assets declined to 0.59% at June 30, 1998 from 0.69% at March 31, 1998. As a percentage of total loans outstanding, the level of non-performing loans increased slightly to 0.94% at June 30, 1998 from 0.93% at March 31, 1998 due to a decline in the balance of loans outstanding at June 30.

        At June 30, 1998, available information would suggest that additional loans totaling approximately $900,000 would likely be included as nonaccrual, past due or restructured during the second quarter of 1998.

        The following table summarizes non-performing assets on the dates indicated (dollars in thousands).

                                        Jun. 30    Mar. 31    Dec. 31   Sep. 30  Jun. 30
                                          1998       1998      1997       1997     1997
   Nonaccrual loans  . . . . . . . .   $  2,335   $  2,389  $  2,537  $  1,981  $  2,285

   Accruing loans past due 90 days or       118         68        20        27        34
    more Restructured loans  . . . .          0          0         0         0         0
                                        -------    -------   -------   -------   -------
   Total non-performing and
    restructured loans . . . . . . .      2,453      2,457     2,557     2,008     2,319
                                        -------    -------   -------   -------   -------
   Other real estate owned . .                5        454       334        15         0
                                        -------    -------   -------   -------   -------
   Total non-performing assets         $  2,458   $  2,911  $  2,891  $  2,023  $  2,319
                                        =======    =======   =======   =======   =======

   Ratios:
     Non-performing loans to total
       loans . . . . . . . . .             0.94       0.93      0.95      0.95      1.10
     Allowance to non-performing
       loans . . . . . . . . .           137.44     135.81    129.29    134.86    115.14
     Non-performing assets to total
       assets  . . . . . . . .             0.59       0.69      0.69      0.65      0.76
                                        =======   ========  ========    ======    ======



        When, in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on nonaccrual status. At the time a loan is classified as nonaccrual, interest income accrued in the current year is reversed and interest income accrued in the prior year is charged to the allowance for loan losses. With the exception of credit cards, SFSC does not recognize income on loans past due 90 days or more.

        Allowance for Loan Losses. Management maintains the allowance for loan losses (the "Allowance") at a level considered adequate to provide for future loan losses. The Allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. At June 30, 1998, the Allowance was $3,371,000, an increase of $65,000 from the balance at December 31, 1997. This increase was due to loan loss provisions exceeding net charge-offs through the first six months of 1998.

        The determination of Allowance adequacy is determined quarterly based upon an evaluation of SFSC's loan portfolio by the internal loan review officer and management. These evaluations consider a variety of factors, including, but not limited to, general economic conditions, loan portfolio size and composition, previous loss experience, the borrower's financial condition, collateral adequacy, the level of non-performing loans, and management's estimation of future losses. As a percentage of loans, the Allowance was 1.29% at June 30, 1998 compared to 1.23% at December 31, 1997. Based upon its analyses, management considers the Allowance adequate to recognize the risk inherent in SFSC's loan portfolio at June 30, 1998.

        The following table sets forth an analysis of SFSC's Allowance and actual loss experience for the periods indicated (dollars in thousands):

                                      Six months       Year ended
                                        ended           Dec. 31,
                                    June 30, 1998         1997

   Balance at beginning of period     $      3,306    $      2,608

   Charge-offs:                                                123
      Commercial . . . . . . . .                53              40
      Real estate  . . . . . . .                30              71
      Installment  . . . . . . .               234             146
      Other  . . . . . . . . . .                57
                                            ------          ------
      Total charge-offs  . . . .               374             380
                                            ------          ------

   Recoveries:
      Commercial . . . . . . . .                54               8
      Real estate  . . . . . . .                48              29
      Installment  . . . . . . .                37              16
      Other  . . . . . . . . . .                15              17
                                            ------          ------
      Total recoveries . . . . .               154              70
                                            ------          ------
   Net charge-offs . . . . . . .               220             310
   Balance of acquired allowance
    at date of acquisition . . .                 0             678
   Additions charged to
    operations . . . . . . . . .               285             330
                                           -------         -------
   Balance at end of period        $         3,371  $        3,306
                                           =======         =======
   Ratios:
      Net charge-offs to
        average loans
        outstanding 1  . . . .                0.17%           0.15%
     Net charge-offs to total
        allowance 1  . . . . .               13.05            9.38
     Allowance to period end
        loans outstanding  . .                1.29            1.23
                                           =======          ======


        1.   Annualized

        Net Interest Income. The following table sets forth average balances, related interest income and expenses, and effective interest yields and rates for the six months ended June 30, 1998 and June 30, 1997 (dollars in thousands):


                                                             1998                                   1997
                                              Average                  Yield/         Average                 Yield/
                                              Balance      Interest    Rate 4         Balance    Interest     Rate 4
   ASSETS
   Interest-earning assets:
     Loans 1,2,3 . . . . . . . . . . . . $    264,349        12,433     9.48%    $    208,846  $     9,848      9.51%
     Taxable investment securities . . .       75,152         2,280     6.12           56,591        1,720      6.13
     Tax-exempt investment securities 3        27,420           952     7.00           15,397          575      7.53
     Federal funds sold  . . . . . . . .       12,605           349     5.58              467           13      5.48
                                              -------       -------    -----          -------      -------     -----
   Total interest-earning assets . . . .      379,526        16,014     8.51          281,301       12,156      8.71

   Non-interest-earning assets:
     Cash and due from banks . . . . . .       15,737                                  11,554
     Premises and equipment, net . . . .        6,665                                   4,619
     Other assets  . . . . . . . . . . .       15,299                                   7,225
   Less: Allowance for loan losses . . .       (3,336)                                 (2,636)
                                              -------                                 -------
   TOTAL                                 $    413,891                            $    302,063
                                              =======                            =    =======


   LIABILITIES AND STOCKHOLDERS' EQUITY
   Interest-bearing liabilities:
     NOW accounts  . . . . . . . . . . . $     39,066           497     2.57%    $     23,575         215       1.84%
     Money market accounts . . . . . . .       89,808         2,096     4.71           64,843       1,455       4.52
     Savings deposits  . . . . . . . . .       43,420           601     2.79           38,545         530       2.77
     Time deposits . . . . . . . . . . .      124,005         3,642     5.92           73,673       2,058       5.63
     Notes payable . . . . . . . . . . .        1,115            44     7.96              935          32       6.90
     Federal funds purchased . . . . . .           90             3     5.79            3,546         102       5.80
     Securities sold under
       agreement to repurchase . . . . .        9,587           253     5.32            7,293         190       5.25
                                              -------        ------   ------          -------     -------     ------
   Total interest-bearing liabilities  .      307,091         7,136     4.69          212,410       4,582       4.35
                                              -------        ------   ------          -------     -------     ------
   Non-interest-bearing liabilities:
     Demand deposits . . . . . . . . . .       63,262                                  51,303
     Other . . . . . . . . . . . . . . .        4,210                                   1,867
                                              -------                                 -------
   Total liabilities . . . . . . . . . .      374,563                                 265,580
                                              -------                                 -------
   Stockholders' equity  . . . . . . . .       39,328                                  36,483
                                              -------                                 -------
   TOTAL . . . . . . . . . . . . . . . . $    413,891                            $    302,063
                                              =======                                 =======
   Net interest earning and interest
    rate spread  . . . . . . . . . . . .              $       8,878     3.82%                 $     7,574       4.36%
                                                            =======   ======                      =======     ======
   Net yield on interest-earning assets                                 4.72%                                   5.43%
                                                                      ======                                  ======

   1. For the purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
   2. Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.
   3. Taxable-equivalent adjustments are made in calculating interest income and yields using a 34% rate for all years presented.
   4.   Annualized


        SFSC reported taxable-equivalent net interest income of $8,878,000 for the six months ended June 30, 1998, an increase of $1,304,000 or 17.2% from the $7,574,000 reported for the six months ended June 30, 1997. The Richmond acquisition accounted for $1,492,000 of this increase. Exclusive of Richmond, taxable-equivalent net interest income decreased $188,000 or 2.5% between the first six months of 1997 and 1998. The decline was due to reduced loan yields resulting from intense pricing competition and increased funding costs resulting mainly from a greater percentage of SFSC's funding sources in higher costing money market and time deposits in 1998 compared to 1997. As a result of the aforementioned changes, SFSC's taxable-equivalent yield on interest-earning assets (net interest margin) narrowed to 4.72% for the six months ended June 30, 1998 from 5.43% for the comparable period in 1997. Exclusive of Richmond and its comparatively lower net interest margin, SFSC's net interest margin through the first six months of 1998 was 5.01%.

        Year-to-date, total taxable-equivalent interest income improved $3,858,000 a 31.7% increase. Richmond added $3,332,000 with the remaining $526,000 increase the result of increased interest income resulting from volume increases in loans and tax-exempt investment securities at SFSC's Wisconsin operations over the preceding twelve months. The tax-equivalent yield on interest-earning assets declined to 8.51% in 1998 from 8.71% in 1997. The inclusion of Richmond, and its proportionately lower concentration of average interest-earning assets in loans (60.5% for Richmond compared with 72.7% for SFSC's Wisconsin banks), and intense loan pricing competition in SFSC's Wisconsin markets were the main reasons for the yield decline. Exclusive of Richmond, the tax-equivalent on interest-earning assets was 8.61% for the first six months of 1998 as the loan yield contracted to 9.37% for the six months ended June 30, 1998 from 9.51% for the comparable 1997 period and the percentage of SFSC's average Wisconsin interest-earning assets in outstanding loans shrunk to 72.7% in 1998 from 74.2% in 1997. Offsetting this yield contraction was a $15,762,000 increase in the volume of average interest-earning assets outstanding in Wisconsin, mainly in tax-exempt investment securities, federal funds sold, and loans.

        SFSC's funding costs increased $2,554,000 in the first six months of 1998 compared to the first half of 1997. The inclusion of Richmond added $1,840,000 in interest expense with the remaining $714,000 increase due to increased cost of funds in Wisconsin. Compared to the first six months of 1997, cost of funds increased overall and exclusive of Richmond. For the first six months of 1998, costs of funds were 4.69% overall and 4.54% exclusive of Richmond, compared to 4.35% for the first six months of 1997. Comparatively Richmond had a higher funding cost as evidenced by its year-to-date rate on interest-bearing liabilities of 5.22%. This higher cost was due mainly due to Richmon's previously aggressive time deposit pricing. Funding costs at SFSC's Wisconsin operations increased mainly due to a greater percentage of its growth in average interest-bearing liabilities coming in higher costing money market accounts and time deposits resulting in a larger percentage of its funding souces concentrated in these categories in 1998 compared to 1997. For the six months ended June 30, 1998, average money market accounts and time deposits comprised 71.2% of SFSC's average Wisconsin interest-bearing liabiilities comared to 65.2% for the first six months of 1997.

        Provision for Loan Losses. The provision for loan losses increased $120,000 through the first six months of 1998 as compared to the first six
   months of 1997.   The inclusion of Richmond in SFSC's consolidated
   operating performance accounted for all of this increase.

        Other Income. Year-to-date total other income increased $1,222,000 or 76.3% in 1998 over 1997. Richmond accounted for $553,000 of this increase. Exclusive of Richmond, total other income improved $669,000 or 41.8% between the first half of 1998 and 1997. Investment securities gains combined with increases in gains from mortgage origination sales, ATM fees, merchant services, investment securities commissions, and other real estate sales to offset declines in services charges and building rent to produce the 1998 improvement, exclusive of Richmond. The following comparisons discuss changes in SFSC's total other income exclusive of the additional impacts resultting from the Richmond acquisition. SFSC reported $399,000 of investment securities gains due to the sale of marketable equity securities with a book value of approximately $521,000. Gains from mortgage origination sales increased $113,000 due to continued development of State Financial Mortgage Company and an increase in the amount of mortgage refinancings during the first half of 1998. ATM fees increased $106,000 in the first six months of 1998 as SFSC began charging noncustomers for ATM usage in November 1997. Merchant services income improved $32,000 mainly due to volume increases at State Financial Bank and State Financial Bank - Waterford. Investment services commissions grew $37,000 due to continued development of this product line. Other real estate gains increased $38,000 mainly due to the sale of one property at State Financial Bank in the first quarter. Service charge income declined $44,000 mainly due to reduced revenue from business services charges as customers have increased their compensating balances and a reduced volume of fees from checks returned for insufficient funds. Building rent decreased $26,000 due to a reduction in space occupied at SFSC's Greenfield office which was previously subleased to an outside tenant.

        Other Expenses. For the six months ended June 30, 1998, total other expenses increased $2,096,000 or 37.5% as compared to the same period in 1997. The inclusion of Richmond accounted for $1,784,000 of this increase. Exclusive of Richmond, total other expenses increased $312,000 5.6% in the first six months over 1998 over the first six months of 1997. Salaries and employee benefits increased $1,092,000 in total and $263,000 exclusive of Richmond mainly due to annual salary adjustments, the additional staff related to State Financial Bank - Waterford's new Burlington location which opened in May 1997, and increases in health insurance costs related to premium increases and a greater percentage of employees electing this benefit in 1998 as compared to 1997. Occupancy and equipment expenes increased $209,000 in total, of which Richmond comprised $236,000 of the increase. Absent Richmond, occupancy and equipment expenses declined $27,000 as SFSC incurred less rent expense as a result of reduced space occupied at its Greenfield office. Data processing expenses increased $130,000 in total and $50,000 exclusive of Richmond due to rate increases from SFSC's service provider, volume increases mainly related to the opening of the new Burlington office, costs associated with providing additional computer based delivery products, and volume increases in electronic funds transfer products, primarily debit cards. Legal and professional fees increased $100,000 all of which was related to including Richmond in SFSC's consoldated operating results. Advertising expense increased $41,000 due to the inclusion of Richmond ($34,000) and an increased marketing budget in Wisconsin. Goodwill amortization increased $210,000 due to the additional noncash expense resulting from the Richmond acquisition. Other expenses increased $315,000 in total and $29,000 exclusive of Richmond mainly due to increased expenses for office supplies and bad check charge-offs.

        Income Taxes. Income taxes for the six months ended June 30, 1998 increased $38,000 compared to the six months ended June 30, 1997. The increase in income tax expense was mainly the result of a $165,000 increase in income before income taxes, adjusted for tax-exempt interest income and goodwill amortization which are excluded in the calculation of SFSC's consolidated income tax expense.

        Liquidity. Liquidity management involves the ability to meet the cash flow requirement of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquid assets (including cash deposits with banks, and federal funds sold) are maintained to meet customers needs. SFSC had liquid assets of $35,277,000 and $38,780,000 at June 30, 1998 and December 31, 1997, respectively.

        Capital Resources.  There are certain regulatory constraints which
   affect SFSC's level of capital.   The following table sets forth these
   requirements and SFSC's capital levels and ratios at June 30, 1998, including the Tier 1 leverage ratio, the risk-based capital ratios based upon Tier 1 capital, and total risk-based capital:

                                                                 Regulatory           Regulatory
                                                                  Minimum          Well-capitalized
                                        Actual                   Requirement          Requirement
                                                      (dollars in thousands)
                                    Amount    Percent      Amount     Percent      Amount     Percent
    Tier 1 leverage                $31,606       7.7%     $16,411        4.0%     $20,514        5.0%
    Tier 1 risk-based capital       31,606      11.4%      11,102        4.0%      16,653        6.0%
    Risk-based capital              34,978      12.6%      22,203        8.0%      27,754       10.0%

        SFSC is pursuing a policy of continued asset growth which requires the maintenance of appropriate ratios of capital to assets. The existing capital levels allow for additional asset growth without further capital injection. It is SFSC's desire to maintain its capital position at or in excess of the "well-capitalized" definition. SFSC seeks to obtain additional capital growth through earnings retention and a conservative dividend policy.

                  At and for the Period Ended December 31, 1997

        General The following discussion is intended as a review of the significant factors affecting SFSC's financial condition and results of operations as of and for the year ended December 31, 1997, as well as providing comparisons with previous years. This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes and the selected financial data presented elsewhere in this Joint Proxy Statement/Prospectus.

        On December 31, 1997, SFSC completed its cash acquisition of Richmond. Application of purchase accounting requires the inclusion of Richmond's operating results in SFSC's Consolidated Statements of Income from the date of acquisition. Because the acquisition was consummated on December 31, 1997, no operating results for Richmond are included in SFSC's Consolidated Statements of Income and related schedules in Management's Discussion and Analysis of Financial Condition and Results of Operations for any years presented herein.

        On August 24, 1995, SFSC acquired SFB-Waterford .   Accounted for as
   a purchase, SFB-Waterford's operating results are included in SFSC's consolidated results from the date of acquisition. Accordingly, SFSC's Consolidated Statements of Income, and related schedules in Management's Discussion and Analysis of Financial Condition and Results of Operations include SFB-Waterford's results for the full year in 1997 and 1996 and from August 24 through December 31 in 1995.

        In August 1993 SFSC acquired the deposits and certain fixed assets of a competing financial institution's Waukesha office in a transaction accounted for as a purchase (the "Waukesha Office"). Accordingly, the operating results associated with this acquisition are included in SFSC's results for the full year in 1997, 1996, 1995, and 1994 and from the date of acquisition in 1993.

        SFSC's Balance Sheet Analysis in Management's Discussion and Analysis of Financial Condition and Results of Operations include Richmond at December 31, 1997; SFB-Waterford at December 31, 1997, 1996 and 1995; and the Waukesha Office at December 31, for all years presented. Any balance sheet information presented for years prior to 1997 does not include amounts for Richmond, and prior to 1995 does not include figures for SFB-Waterford. Balance sheet information for the Waukesha Office is included in SFSC's consolidated figures for all years presented herein.

   Income Statement Analysis

        Net Interest Income. Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measurement of SFSC's effectiveness in managing its interest rate sensitivity. For the year ended December 31, 1997, taxable-equivalent net interest income increased $1,068,000 (7.6%) to $15,192,000. Changes in the volume of outstanding interest-earning assets and interest-bearing liabilities accounted for $1,122,000 of the 1997 improvement in taxable-equivalent net interest income, offset by a reduction of $54,000 resulting mainly from increases in short-term funding costs during the year.

        Volume changes most fundamentally impacted the components of SFSC's consolidated taxable-equivalent net interest income in 1997. Total interest income increased $1,838,000 in 1997 due to a $17,280,000 (6.5%) increase in the volume of total outstanding interest-earning assets resulting from internal growth and a greater percentage of interest-earning assets in loans, historically SFSC's highest yielding asset category. As a result of this volume increase, total interest income improved $1,716,000 for the year ended December 31, 1997. Changes in interest rates contributed an additional $122,000 to the improvement in SFSC's 1997 taxable-equivalent total interest income. Upward repricing of maturing investments and a greater mix of these investments in U.S. Agencies and Mortgage Backed Securities improved the yield on taxable investment securities to 6.15% in 1997 from 5.89% in 1996. The combined impact of these changes resulted in an improvement in SFSC's taxable-equivalent yield on interest-earning assets to 8.67% in 1997 from 8.54% in 1996.

        Minimizing the yield improvement was an increase in SFSC's overall cost of funds of 4.41% in 1997 from 4.27% in 1996. The increased funding cost resulted mainly from relative increases in short-term interest rates in 1997 and a greater percentage of interest-bearing liabilities in higher cost categories, specifically money market accounts and time deposits, in 1997 as compared to 1996. Due to a general increase in short-term interest rates, the cost of NOW and money market accounts rose to 3.94% in 1997 from 3.72% in 1996. Virtually all of which was due to increased volume and rates paid on SFSC's money market products resulting from continued balance growth in SFSC's Money Market Index Account and general increases during 1997 in the index rate (the seven day compound yield published in IBC's weekly Money Fund Report) used to price this product. For the year ended December 31, 1997, average NOW and money market accounts increased $8,028,000 in average outstanding balances and represented 43.1% of SFSC's average interest-bearing liabilities compared to 41.5% in 1996. Although time deposit funding costs remained consistent between 1996 and 1997, a greater percentage of SFSC's funding came from this higher cost source in 1997 (35.6%) as compared to 1996 (34.5%) and was an additional reason for the general increase in SFSC's cost of funds during the year.

        SFSC's net yield on interest-earning assets (net interest margin) improved to 5.33% for the year ended December 31, 1997 as a result of the aforementioned changes.

        For the year ended December 31, 1996, taxable-equivalent net interest income increased $1,678,000 (13.5%) compared to the year ended
   December 31, 1995. The increase was primarily due to a greater percentage of SFSC's interest-earning assets deployed in loans, the full year inclusion of SFB-Waterford's results in SFSC's consolidated operating performance, and internal growth.

        The following table sets forth average balances, related interest income and expense, and effective interest yields and rates for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):


                                             1997                             1996                          1995
                                 Average              Yield/       Average              Yield/    Average             Yield/
                                 Balance    Interest    Rate       Balance    Interest    Rate    Balance    Interest   Rate
   ASSETS
   Interest-earning assets:
     Loans 1,2,3               $ 210,704  $   19,948    9.47%    $ 192,113  $   18,209    9.48%   163,909  $   15,897   9.70%
     Taxable investment
      securities                  54,376       3,346    6.15        55,553       3,271    5.89     44,722       2,527   5.65
     Tax-exempt investment
      securities 3                17,354       1,272    7.33        15,535       1,150    7.40     14,735       1,044   7.09
   Federal funds sold              2,714         148    5.45         4,667         246    5.27      5,502         314   5.71
                                 -------      ------   -----       -------      ------   -----    -------      ------  -----
   Total interest-earning
     assets                      285,148      24,714    8.67       267,868      22,876    8.54    228,868      19,782   8.64
                                 -------      ------   -----       -------      ------   -----    -------      ------  -----
   Non-interest-earning
    assets:
     Cash and due from banks      13,596                            12,694                         12,179
     Premises and equipment,
      net                          4,726                             4,940                          4,541
     Other assets                  7,118                             6,380                          4,187
     Less allowance for loan
      losses                      (2,662)                           (2,745)                        (2,278)
                                 -------                           -------                        -------
   TOTAL                       $ 307,926                         $ 289,137                        247,497
                                 =======                           =======                        =======

   LIABILITIES AND
    SHAREHOLDERS' EQUITY

   Interest-bearing
    liabilities:
     NOW and money market
       accounts                $  93,058  $    3,669    3.94%    $  85,030  $    3,161    3.72%   $   66,520  $    2,562   3.85%
     Savings deposits             37,924       1,048    2.76        42,043       1,169    2.78        42,790       1,184   2.77
     Time deposits                76,843       4,361    5.68        70,733       4,030    5.70        58,322       3,283   5.63
     Notes payable                   679          46    6.77         1,033          70    6.78           314          20   6.37
     Mortgage payable                  0           0    0.00             0           0    0.00            66           7  10.61
     Federal funds purchased       1,822         105    5.76           379          22    5.80           427          28   6.56
     Securities sold under
       agreement to
       repurchase                  5,560         293    5.27         5,737         300    5.23         4,490         252   5.61
                                 -------      ------   -----       -------     -------   -----       -------      ------ ------
   Total interest-bearing
    liabilities                  215,886       9,522    4.41       204,955       8,752    4.27       172,929       7,336   4.24
                                 -------      ------   -----       -------     -------   -----       -------      ------ ------

   Non-interest-bearing
    liabilities:
     Demand deposits              52,885                            48,469                            43,555
     Other                         2,208                             1,713                             1,781
                                 -------                           -------                           -------
   Total liabilities             270,979                           255,137                           218,265
                                 -------                           -------                           -------
   Shareholders' equity           36,947                            34,000                            29,232
                                 -------                           -------                           -------
   TOTAL                       $ 307,926                         $ 289,137                        $  247,497
                                 =======                           =======                           =======

   Net interest earning and
    interest rate spread                  $   15,192    4.26%               $   14,124    4.27%               $   12,446   4.40%
                                             =======   =====                   =======  ======                   ======= ======
   Net yield on interest-
    earning assets                                      5.33%                             5.27%                            5.44%
                                                       =====                             =====                            =====


        1. For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
        2. Interest earned on loans includes loan fees (which are not material in amount) and interest income, which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.
        3. Taxable-equivalent adjustments are made in calculating interest income and yields using a 34% rate for all years presented.


        The following table presents the amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities (dollars in thousands). The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial rate constant) and the changes related to average interest rates (changes in average rate holding the initial balance constant). Change attributable to the combined impact of volume and rate have been allocated proportionately to change due to volume and change due to rate.

                                                  1997 Compared to 1996             1996 Compared to 1995
                                                Increase/(Decrease) Due to       Increase/(Decrease) Due to
                                                 Volume      Rate       Net       Volume        Rate        Net
   Interest earned on:
     Loans 1,2                               $   1,758   $    (19)   $ 1,739     $  2,680   $   (368)   $ 2,312
     Taxable investment securities                (69)        144         75          633         111       744
     Tax-exempt investment securities 2            133       (11)        122           59          47       106
     Federal funds sold                           (106)         8        (98)         (45)       (23)      (68)
                                                ------      -----      -----        -----       -----     -----
   Total interest-earning assets                 1,716        122      1,838        3,327       (233)     3,094

   Interest paid on:
     NOW and money market accounts                 312        196        508          687          89       598
     Savings deposits                             (113)       (8)       (121)         (19)          4       (15)
     Time deposits                                 345       (14)        331          706          41       747
     Notes payable, mortgage payable,
      federal funds purchased and
      securities sold under agreement to
      repurchase                                    50          2         52          103         (17)       86
                                                 -----       ----       ----        -----       -----     -----
   Total interest-bearing liabilities              594        176        770        1,477        (61)     1,416
                                                 =====   =  =====      =====        =====       =====     =====
   Net interest income                       $   1,122   $    (54)   $ 1,068     $  1,850   $    (172)  $ 1,678
                                                 =====     ======      =====        =====       =====     =====

        1. Interest earned on loans includes loan fees (which are not material in amount) and interest income, which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.

        2. Taxable-equivalent adjustments are made in calculating interest income and yields using a 34% rate for all years presented.



        Provision for Loan Losses. The provision for loan losses charged to earnings results from a quarterly analysis of SFSC's loan portfolio, including the amount of net charge-offs incurred during the period, collateral value, the remaining balance in the allowance, and management's analysis of risk inherent in the portfolio. Management's risk analysis incorporates loan classifications assigned by lending personnel and as the result of examinations conducted by SFSC's internal loan review officer. SFSC's lending personnel and internal loan review officer review all significant nonhomogeneous loans for adverse situations that may affect the borrower's ability to repay. If it appears probable that the borrower will be unable to make scheduled principal and interest payments, an allowance is established based on the difference between the carrying value and the anticipated cash flows discounted at the loan's initial effective interest rate or the fair value of the collateral for collateral dependent loans. For homogeneous loans, the allowance is based on the loan classification and historical loss experience for each classification. The provisions for loan losses were $330,000, $210,000, and $190,000, for the years ended December 31, 1997, 1996, and 1995, respectively. SFSC increased its provision for loan losses $120,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 to recognize the general growth in SFSC's loan portfolio. The increased provisions in 1996 were the result of the full year inclusion of SFB-Waterford's results in SFSC's consolidated operating performance.

        Other Income. In 1997, other income increased $316,000 (10.3%). State Financial Mortgage Company commenced operation at the beginning of 1997. The concentration of efforts and marketing of this new subsidiary accounted for approximately $149,000 of this increase. The remainder of the 1997 increase in other income was due to improvements at the Banks during 1997. Other income increased $579,000 (23.3%) in 1996 as compared to 1995. The full year inclusion of SFB-Waterford's results accounts for approximately $102,000 of this increase with the remainder due to improvements at SFB during 1996. The composition of other income is shown in the following table (dollars in thousands).

                                           Years ended December 31,
                                          1997      1996         1995

   Service charges on deposit
     accounts                          $ 1,032     $  992    $    992
   Merchant services                     1,141      1,033         715
   Building rent                           310        284         223
   ATM service charges                     242        195         205
   Gains on mortgage origination
     sales                                 225         76          19
   Investment securities losses            (1)          0           0
   Other                                   427        480         327
                                         -----      -----      ------
   Total other income                  $ 3,376     $3,060    $  2,481
                                         =====      =====       =====


        For the year ended December 31, 1997, service charges on deposit accounts increased $40,000 (4.0%) compared to 1996, the majority of which was due to increased volume in charges assessed on checks returned for insufficient funds. Service charges on deposit accounts for the year ended December 31, 1996 were unchanged in total as compared to the year ended December 31, 1995. Excluding the impact of SFB-Waterford's full year inclusion in SFSC's 1996 consolidated results, service charge income decreased $28,000 (2.8%) mainly due to reduced personal service charge income during the year.

        Merchant services are the fees SFSC charges businesses for processing credit card payments. Income in this category increased $108,000 (10.5%) in 1997 and $318,000 (44.5%) in 1996. The increase in 1997 was due to volume increases and rate adjustments during the year. In 1996, SFSC added several new, high volume customers to its merchant services program and additionally adjusted rates on its existing customer base which resulted in the increase in 1996 merchant services income.

        Building rent income increased $26,000 (9.2%) in 1997 compared to 1996 mainly due to a full year inclusion of the rental property acquired in May 1996. Building rent income increased $61,000 (27.4%) in 1996 due to SFSC's May 1996 acquisition of an additional rental property.

        ATM service charges are the fees received from other institutions resulting from their customers' usage of SFSC's automated teller machines. In addition, SFSC began charging terminal usage fees to non-customers in November 1997. For the year ended December 31, 1997 ATM service charges increased $47,000 (24.1%). Of this increase of $29,000 was due to the new terminal usage fees. The remaining $18,000 of the increase was due to increased transaction volume from the addition of four new ATM's to SFSC's network. ATM service charges decreased $10,000 in 1996 compared to 1995 due to reduced usage of SFSC's machines in the year.

        Gains on mortgage origination sales increased $149,000 (196.1%) in 1997 compared to 1996 due to the first full year of operation of SFSC's new subsidiary State Financial Mortgage Company.

        During 1997 SFSC incurred a small loss on the sale of two investment securities to help fund the acquisition of Richmond Bancorp Inc. SFSC incurred no gains or losses from investment security sales in 1996 or 1995.

        Other income decreased $53,000 (11.0%) in 1997 and increased $153,000 (46.8%) in 1996. The decrease in other income for 1997 was mainly due to the combination of the decreases in the recognition of accumulated dividends on corporate owned life insurance ($16,000), investment service commissions ($28,000), gains from other real estate sales ($44,000), and an increase in exchange and commission ($37,000). The full year inclusion of SFB-Waterford's results accounted for approximately $61,000 of SFSC's 1996 increase in other income. The remainder was mainly due to volume increases in investment services commissions ($56,000) and the recognition of accumulated dividends on corporate owned life insurance ($31,000), and gains from other real estate sales ($20,000).

        Other Expense. Other expense increased $681,000 (6.5%) for the year ended December 31, 1997 and $1,052,000 (11.1%) for the year ended
   December 31, 1996. The inclusion of SFB-Waterford's new Burlington office, which opened in May 1997, accounted for $232,000 of the increase in other expense and State Financial Mortgage Company, which began operation in January 1997, accounted for $122,000 of the increase. The full year inclusion of SFB-Waterford's results accounted for approximately $638,000 of the 1996 increase in other expense. The major components of other expense are detailed in the following table (dollars in thousands).

                                                    Years ended
                                                   December 31,
                                           1997        1996        1995

   Salaries and employee benefits     $   4,874  $    4,450  $    4,101
   Occupancy and equipment                2,105       2,059       1,805
   Data processing                          783         653         544
   Legal and professional                   295         287         327
   Merchant services                        917         871         620
   ATM                                      205         203         194
   Advertising                              366         305         161
   Other                                  1,648       1,684       1,708
                                         ------       -----      ------
   Total other expense                $  11,193   $  10,512   $   9,460
                                         ======       =====      ======


        Salaries and employee benefits increased $424,000 (9.5%) in 1997. Of this increase, $74,000 relates to the inclusion of Burlington's results since May 1997, $104,000 relates to State Financial Mortgage Company's results since January 1997, and $43,000 relates to increased costs associated with SFSC's July 1997 acquisition of additional unallocated shares for the State Financial Services Corporation Employee Stock Option Plan (the "SFSC ESOP") as well as, a contribution to the plan in 1997 mainly due to SFB-Waterford's first year of inclusion in the SFSC ESOP. Exclusive of Burlington, State Financial Mortgage Company, and the SFSC ESOP, salaries and employee benefits increased $246,000 (4.5%). The remaining increase is primarily due to salary adjustments during the year, increased medical insurance premiums and an increase of participants, and increased management incentives awards. Salaries and employee benefits increased $349,000 (14.1%) in 1996. The full year inclusion of SFB-Waterford in SFSC's 1996 results accounted for $241,000 of this increase. Absent SFB-Waterford, salaries and employee benefits increased $108,000 (2.6%) primarily due to salary adjustments during the year, a greater number of employees eligible for pension benefits, and increases in the amounts awarded as management incentives.

        Occupancy and equipment expense increased $46,000 (2.2%) in 1997.
   The net increase was mainly due to Burlington's results since May 1997 of $141,000 and a decrease in depreciation expense of $119,000. Exclusive of Burlington, occupancy and equipment expense decreased $95,000 (4.6%) which was mainly due to a decrease in depreciation expense offset by increases in real estate tax, rent, and service contracts. Exclusive of Burlington depreciation expense decreased $163,000 (18.3%) in 1997 as SFSC incurred approximately $159,000 less in depreciation expense in the fourth quarter 1997 as compared to the fourth quarter 1996. Occupancy and equipment expense increased $254,000 (14.1%) in 1996. Of this increase, $68,000 was due to the full year inclusion of SFB-Waterford's results in 1996. Exclusive of SFB-Waterford, occupancy and equipment expense increased $186,000 (10.3%) mainly due to additional expense for depreciation and rent, offset by reduced, real estate tax expense during 1996.
   Depreciation expense increased $175,000 due to SFSC's 1996 installation of upgraded computer equipment and a voice response unit offering customers 24 hour access to account information and from the May 1996 purchase of an additional rental property. Rent expense increased $38,000 due to adjustments in the amount of rent expense accrued on SFSC's Glendale location. Real estate taxes decreased $27,000 due to Wisconsin's property tax reform in 1996 which resulted in reduced assessments on SFSC's real estate properties.

        Data processing expense increased $130,000 (19.9%) in 1997 and increased $109,000 (20.0%) in 1996. The increase in 1997 is mainly due to rate adjustments from SFSC's service provider, additional costs incurred related to converting ATM cards to debit cards, and additional costs related to the introduction of PC Banking products. In April 1996, SFB-Waterford converted its former in-house data processing system to SFSC's data services provider to enhance the Bank's data processing capabilities. SFSC's increased data processing expense incurred in 1996 was primarily due to SFB-Waterford's additional expense related to out-sourcing this service.

        Legal and professional fees increased $8,000 (2.8%) in 1997, mainly due to increased accounting fees for SFSC's expansion over the past several years. Legal and professional fees decreased $40,000 (12.2%) in 1996 as SFSC benefitted from the reimbursement of legal fees incurred in the collection of several nonperforming loans and lower expense incurred for accounting services during the year.

        Merchant services expense results from providing SFSC's business customers the ability to accept credit cards in payment for goods and services. The $46,000 (5.3%) increase in 1997 and the $251,000 (40.5%)
   increase in 1996 was the result of growth in SFSC's customer base in this product line and rate adjustments enacted by SFSC's service provider during each year.

        ATM expense are fees charged by SFSC's service provider for SFSC's customers use of automated teller machines that are not owned by SFSC. For the year ended December 31, 1997 ATM expense increased $2,000 (1%) compared to the year ended December 31, 1996. ATM expense increased $9,000 (4.6%) in 1996 compared to 1995. The increases in both years are due to increased volume and increased rates by the service provider.

        Advertising expense increased $61,000 (20.0%) in 1997 mainly due to increased television advertising to enhance SFB's name recognition and promotions related to opening the Burlington office. Advertising expense increased $144,000 (89.4%) in 1996 due to the additional marketing expense associated with SFB-Waterford and increased media advertising at SFB, mainly to promote home equity lines of credit and certificates of deposit.

        Other expense decreased $36,000 (2.1%) in 1997. Exclusive of Burlington and State Financial Mortgage Company other expense decreased $66,000 (3.9%). The decrease is mainly due to a one-time expense of approximately $59,000 included in the third quarter 1996 which is related to additional FDIC insurance assessments in resolution of the agency's funding of the Savings Association Insurance Fund. The decrease for 1997 was also primarily due to decreased costs for correspondent bank service fees. Other expense decreased $24,000 in 1996. However, exclusive of the full year inclusion of SFB-Waterford's expense in 1996's results, other expense decreased $20,000 due to lower office supply costs during the year.

        Income Tax. SFSC's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. SFSC recorded provisions for income tax of $2,159,000, $2,003,000, and $1,579,000, in 1997, 1996, and 1995,
   respectively. Income tax expense increased $156,000 in 1997 due to a $525,000 increase in SFSC's pretax income. For the year ended
   December 31, 1996, Income tax expense increased $424,000 due to a $1,150,000 increase in SFSC's income before income tax. SFSC's effective tax rate for 1997 was 33.0% compared to 33.3% for 1996. SFSC's lower effective tax rate in 1997 was primarily due to a proportionately greater percentage of pretax income derived from tax-exempt sources in 1997 versus 1996.

        Net Income and Dividends. For the years ended December 31, 1997, 1996, and 1995, SFSC reported net income of $4,374,000, $4,006,000, and
   $3,279,000, respectively. The improvements in SFSC's net income in 1997 represent an improvement in the overall operating results of SFSC as measured by the return on average assets and return on average equity. In 1997, SFSC reported a return on average assets of 1.42% compared to 1.39% in 1996. Return on average equity for 1997 was 11.84% compared to 11.78% in 1996. For the years ended December 31, 1997, 1996, and 1995, SFSC paid aggregate dividends of $1,519,000, $1,260,000, and $967,000. Dividends increased in both 1997 and 1996 due to a 20% increase in SFSC's cash dividend rate in each respective year.

        Balance Sheet Analysis. The composition of assets and liabilities are generally the result of strategic management decisions influenced by market forces. At December 31, 1997 and 1996, SFSC reported total assets of $421,278,000 and $301,999,000 respectively. Of the $119,279,000 increase in total assets between 1997 and 1996, $93,413,000 was due to the Richmond acquisition. Exclusive of Richmond, SFSC's total assets increased $26,643,000 (8.8%) in 1997 due to internal growth and the opening of SFB-Waterford's new Burlington office in May, 1997. The $15,949,000 (5.6%) increase in total assets between 1996 and 1995 was due to internal growth at SFB and SFB-Waterford over the preceding twelve months.

        Lending Activities.  SFSC's largest single asset category continues
   to be loans.   SFSC's gross loans, as a percentage of total deposits, were
   72.9% at December 31, 1997 compared to 79.2% at December 31, 1996. The following table shows SFSC's loan portfolio composition on the dates indicated (dollars in thousands).

                                            At December 31,
                           1997       1996        1995       1994       1993
   [S]                [C]         [C]        [C]         [C]        [C]
   Commercial         $   56,030  $  44,088  $   46,323  $  39,231  $  39,375
   Real Estate           162,736    114,395     105,139     75,909     62,896
   Installment            36,817     30,046      21,997     19,157     17,055
   Other                  12,236     13,142      12,295     11,516     10,928
                        --------   --------    --------   --------   --------
   Total Loans        $  267,819  $ 201,671  $  185,754  $ 145,813  $ 130,254
                        ========   ========    ========   ========   ========

        Total loans outstanding increased $66,148,000 (32.8%) in 1997 due to the Richmond acquisition and internal loan growth over the preceding twelve months. The Richmond acquisition accounted for $51,019,000 of SFSC's 1997 loan growth. Internally, loans grew $15,129,000 (7.5%) due to continued loan demand at SFB and SFB-Waterford.

        Real estate loans continue to represent the largest category of SFSC's loan portfolio. In 1997, real estate loans grew $48,341,000 (42.3%) and increased to 60.8% of SFSC's gross loan portfolio at December 31, 1997 compared to 57.6% at December 31, 1996. The Richmond acquisition accounted for $36,874,000 of SFSC's 1997 growth in real estate loans. Approximately 59.6% of Richmond's real estate loans are secured by mortgages on 1-4 family residential properties and 32.0% are secured by commercial real estate.

        The remaining $11,467,000 increase in real estate loans was due to internal growth at SFB and SFB-Waterford during the year. Approximately, 88.7% of this increase was from growth in commercial real estate loans, including loans for construction and land development. SFSC's commercial real estate loans are generally secured by owner occupied, improved property such as office buildings, warehouses, small manufacturing operations, and retail facilities located in SFSC's primary market areas subject to a maximum 75% loan to value ratio pursuant to its loan policy. Loans for construction and land development are generally secured by the property under construction or development up to a maximum loan to value of 75% of estimated cost or appraisal value of the completed project whichever is less. SFSC further monitors construction and land development credits by disbursing draws under the credit commitment upon satisfactory title company inspections of construction progress and evidence of proper lien waivers. The borrower's creditworthiness and the economic feasibility and cash flow abilities of the project are fundamental concerns in SFSC's commercial real estate and construction/land development lending. Loans secured by commercial property, whether existing or under construction, and land development are generally larger in size and involve greater risks than residential mortgage loans because payments on loans secured by commercial property are dependent upon the successful operation and management of these properties, businesses, or developments. As a result, the value of properties securing such loans are likely to be subject to the local real estate market and general economic conditions, including movements in interest rates. SFSC generally writes commercial real estate loans for maturities up to five years although the total amortization period may be as long as twenty years, amortized monthly. SFSC generally writes construction and land development loans on terms up to a maximum of 24 months and requires the borrower to make defined principal reductions at stated intervals during that term. SFSC additionally attempts to have construction credits further supported by end mortgage commitments wherever possible. SFSC will generally reserve credit extensions for land development projects for experienced, strong borrowers with adequate outside liquidity to support the project in the event the actual project performance is slower than projection.

        The remaining real estate loan growth during 1997 was the result of increases in residential real estate from both first mortgage loans on owner occupied and multi-family properties written on balloon notes (generally up to three year maturities with amortization periods up to twenty-five years) and additional balances outstanding on home equity credit lines due to continued marketing emphasis in these product lines.


        SFSC's real estate loans, like all of SFSC's loans, are underwritten according to its written loan policy. The loan policy sets forth the term, debt service capacity, credit extension, and loan to value guidelines which SFSC considers acceptable to recognize the level of risk associated with each specific loan category. The following table sets forth the percentage composition of the real estate loan portfolio as of December 31, 1997.

    Commercial real estate                                        37.88  %
    1-4 family first liens on residential real estate             33.45
    Multifamily residential                                        8.05
    1-4 family junior liens on residential real estate
       (including home equity lines of credit)                    13.14
    Construction, land development, and farmland                   7.48



        Commercial loans increased $11,942,000 (27.1%) in 1997. The Richmond acquisition accounted for $9,806,000 of this increase. The remaining increase of $2,136,000 represented internal commercial loan growth of 4.8% at SFB and SFB-Waterford during the year. At December 31, 1997, commercial loans comprised 20.9% of SFSC's total loan portfolio compared to 21.9% at December 31, 1996. Commercial loans are also underwritten according to SFSC's loan policy which sets forth the amount of credit which can be extended based upon the borrower's cash flow, debt service capacity, and discounted collateral value. Commercial loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the business. As a result, the availability of funds for the repayment of commercial loans may be dependent on the success of the business itself, which, in turn, is likely to be dependent upon the general economic environment. In recognition of this risk, SFSC emphasizes capacity to repay the loan, adequacy of the borrower's capital, an evaluation of the industry conditions affecting the borrower, and current credit file documentation. SFSC's commercial loans are typically secured by the borrower's business assets such as, inventory, accounts receivable, fixtures, and equipment. Generally, commercial loans carry the personal guaranties of the principals.

        Installment loans increased $6,771,000 (22.5%) in 1997. The Richmond acquisition represented $4,019,000 of this increase. The remaining increase of $2,752,000 was the mainly the result of further increases in indirect auto loans due to the addition of two local dealerships to SFSC's loan referral network. SFSC's indirect auto loan underwriting continues to emphasize the purchase of the highest quality loan contracts to minimize risk of loss in this lending activity. At December 31, 1997, installment loans comprised 13.7% of SFSC's loan portfolio versus 14.9% at December 31, 1996.

        Other loans decreased $906,000 (6.9%) in 1997 even though the Richmond acquisition added $320,000 to SFSC's other loan portfolio. Net of Richmond, the $1,226,000 decrease in other loans at SFB and SFB-Waterford was primarily due to lower outstanding balances under personal credit lines, including credit cards.

        The following table shows the maturity of loans (excluding residential mortgages on one-to-four-family residences, installment loans, and lease financing) outstanding as of December 31, 1997 (dollars in thousands). Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.


                                          After One        After
                             Within       But Within       Five
                            One Year      Five Years       Years       Total

    Commercial           $    33,805   $   20,701    $   1,650    $   56,156
    Real estate               33,425       52,099        3,516        89,040
                             -------      -------       ------       -------
                         $    67,230   $   72,800    $   5,166    $  145,196
                             =======      =======       ======       =======

    Loans maturing
     after one year
     with:
    Fixed interest
     rates                             $   64,137    $   1,946
    Variable interest
     rates                                  8,663        3,220
                                          -------        -----
                                       $   72,800    $   5,166
                                          =======        =====


        Risk Elements in the Loan Portfolio. Certain risks are inherent in the lending function. These risks include a borrower's subsequent inability to pay, insufficient collateral coverage, and changes in interest rates. SFSC attempts to reduce these risks by adherence to a written set of loan policies and procedures. Included in these policies and procedures are underwriting practices covering debt-service coverage, loan-to-value ratios, and loan term. Evidence of a specific repayment source is required on each credit extension, with documentation of the borrower's repayment capacity. Generally, this repayment source is the borrower's cash flow, which must demonstrate the ability to service the debt based upon historical results and conservative projections of future performance.

        Management maintains the allowance for loan losses (the "Allowance") at a level considered adequate to provide for future loan losses. The Allowance is increased by provisions charged to earnings, and is reduced by charge-offs, net of recoveries. At December 31, 1997, the Allowance was $3,306,000, an increase of $698,000 from the balance at December 31, 1996. The inclusion of Richmond's allowance at December 31, 1997 represented $678,000 of this increase. The remainder was the result of loan loss provisions exceeding net charge-offs by $20,000 during the year.

        The determination of Allowance adequacy is based upon a quarterly evaluation of SFSC's loan portfolio by the internal loan review officer and management. These evaluations consider a variety of factors, including, but not limited to, general economic conditions, loan portfolio size and composition, previous loss experience, the borrower's financial condition, collateral adequacy, the level of non-performing loans, and management's estimation of future losses. As a percentage of total loans, the allowance was 1.23% at the end of 1997 compared to 1.29% at the end of 1996. Based on its analyses, management considers the Allowance adequate to recognize the risk inherent in the consolidated loan portfolio at December 31, 1997.

        The balance of the Allowance and actual loan loss experience for the last five years is summarized in the following table (dollars in thousands).


                                                        Years ended December 31,
                                      1997            1996           1995         1994           1993
    Balance at beginning of
     period                     $    2,608     $     2,711    $     1,983    $   2,084     $    2,051
    Charge-offs:
       Commercial                      123             122             70          115            102
       Real estate                      40             100             82           59             32
       Installment                      71              46             82           68             30
       Other                           146             117             75           38             65
                                     -----           -----          -----        -----          -----
       Total charge-offs               380             385            309          280            229
                                     -----           -----          -----        -----          -----
    Recoveries:
       Commercial                        8              19             58           18             31
       Real estate                      29               2             12            0             36
       Installment                      16              26             34           24             29
       Other                            17              25              9           17             19
                                     -----           -----          -----        -----          -----
       Total recoveries                 70              72            113           59            115
                                     -----           -----          -----        -----          -----
    Net charge-offs                    310             313            196          221            114
    Balance of acquired
       allowance at                    678               0            734            0              0
       date of acquisition             330             210            190          120            147
    Additions charged to
       operations                    -----           -----          -----        -----          -----
    Balance at end of period    $    3,306     $     2,608    $     2,711    $   1,983     $    2,084
                                     =====           =====          =====        =====          =====

    Ratios:
       Net charge-offs to
        average loans
        outstanding                   0.15  %         0.16 %         0.12 %       0.16  %        0.09  %
       Net charge-offs to
        total allowance               9.38           12.00           7.23        11.14           5.47
       Allowance to year end
        loans outstanding             1.23            1.29           1.46         1.36           1.60
                                     =====           =====          =====        =====          =====


        When in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on nonaccrual status. At the time a loan is classified as nonaccrual, interest previously credited to income in the current year is reversed and interest income accrued in the prior year is charged to the Allowance. With the exception of credit cards, SFSC does not recognize income on loans past due 90 days or more.

        The following table summarizes non-performing assets on the dates indicated (dollars in thousands).

                                              At or for the years ended
                                                     December 31,
                                              1997          1996         1995         1994           1993
   Nonaccrual loans                     $    2,537    $    2,363    $   1,386   $    1,311  $       2,100
   Accruing loans past due 90                                               2
    days or more                                20            38            0            5             31
   Restructured loans                            0             0                         0              0
                                            ------        ------       ------       ------         ------
   Total non-performing and
    restructured loans                       2,557         2,401        1,388        1,316          2,131
                                            ------        ------       ------       ------         ------
   Other real estate owned                     334           345          460          219             28
                                            ------        ------       ------       ------         ------
   Total non-performing assets          $    2,891    $    2,746    $   1,848   $    1,535  $       2,159
                                            ======        ======       ======       ======         ======

   Ratios:
     Non-performing loans to total
       loans                                  0.95%         1.19%         075%        0.90%          1.64%
     Allowance to non-performing loans      129.29        108.62       195.32       150.68          97.79
     Non-performing assets to total
       assets                                 0.69          0.91         0.65         0.68           0.95
   Interest income that would have
       been recorded on nonaccrual
       loans under original terms       $      215    $      241    $     207   $      229  $         244
   Interest income recorded during the
       period on nonaccrual loans              102           116          100           89            182


        Effective January 1, 1995, SFSC adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement No. 114"). Under the new standard, the 1997, 1996, and 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is primarily based on the fair value of the collateral for certain collateral dependent loans. For certain noncollateral dependent loans, the Allowance is established based on the expected cash flows discounted at the loan's initial effective interest rate. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. At December 31, 1997, SFSC identified approximately $470,000 in loans which are considered impaired. These loans are included as part of the nonaccrual loans set forth in the table above and represent 0.17% of SFSC's gross loan portfolio. Based upon the analysis of the underlying collateral value of these loans and the low percentage of these loans in relation to the gross loan portfolio, management believes the allowance is adequately funded to provide for the inherent risk associated with these loans.

        At December 31, 1997, there were no loans to borrowers where available information would indicate that such loans were likely to later be included as nonaccrual, impaired (as defined in SFAS No. 114), past due, or restructured.

        Investment Activities. Debt securities that SFSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that SFSC does not have either the positive intent and/or the ability to hold to maturity and all marketable equity securities must be classified as available-for-sale or trading and carried at their respective fair market value. Unrealized holding gains and losses on securities classified as available-for-sale, net of related tax effects, are carried as a component of shareholders' equity. The company has no assets classified as trading. See note 4 to the Consolidated Financial Statements for more information.

        Total investment securities outstanding at December 31, 1997 increased $24,926,000, including $25,678,000 in investment securities acquired with Richmond. Net of the Richmond acquisition, total investment securities decreased $752,000, the net effect of growth in the Banks investment portfolios of $2,533,000 offset by $3,285,000 in matured or sold securities in SFSC's investment portfolio to provide funding for the Richmond acquisition. The increase in the Banks' investment portfolios was mainly due to reinvestment of their respective portfolios' cash flow in longer term investment securities, primarily obligations of states and political subdivisions, to enhance the overall yield on interest-earning assets.

        The following table presents the combined amortized cost of SFSC's held-to-maturity and available-for-sale investment securities on the dates indicated (dollars in thousands).

                                                            At December 31,
                                                   1997           1996          1995
    U.S. Treasury securities and
      obligations of U.S. government
      agencies                              $      46,731   $    34,018   $     27,389
    Obligations of states and
      political subdivisions                       25,922        15,015         16,337
    Mortgage-related securities                    17,242        16,753         17,281
    Other securities                                4,014         3,197          2,250
                                                  -------       -------        -------
    TOTAL                                         $93,909   $    68,983   $     63,257
                                                  =======       =======        =======



        The composition of SFSC's investment securities has been influenced by the general market conditions prevalent during 1997 as well as the incorporation of Richmond's portfolio. U.S. Treasury securities and obligations of U.S. government agencies ("Treasuries/Agencies") increased $12,713,000 in 1997. The Richmond acquisition added $22,136,000. Net of Richmond, Treasuries/Agencies decreased $9,423,000 in 1997 due to SFSC's decision to shift investments to obligations of states and political subdivisions to enhance the portfolio's yield and to fund the Richmond acquisition ($2,992,000). At December 31, 1997, Treasury/Agencies comprised 49.8% of SFSC's investment portfolio compared to 49.3% at December 31, 1996.

        Obligations of states and political subdivisions increased $10,907,000 at December 31, 1997 compared to December 31, 1996. The Richmond acquisition accounted for $3,408,000 of this increase with the remainder due to SFSC reinvesting Treasuries/Agencies maturities in municipal investments to enhance its portfolio yield. At December 31, 1997, obligations of states and political subdivisions accounted for 27.6% of SFSC's investment portfolio compared to 21.8% at December 31, 1996.

        During 1997, balances in mortgage-related securities increased $489,000 as maturing Treasuries/Agencies were reinvested in this category to enhance the yield on SFSC's total investment portfolio. SFSC's mortgage-related securities represent balances outstanding on fixed-rate collateralized-mortgage obligations ("CMO's") supported by one-to-four family residential mortgage securities issued by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). To avoid exposure to prepayments, wide market value fluctuations, and recoverability, SFSC purchases only the conservative early trances of the respective CMO's. These investments closely resemble treasury securities in their shorter maturities, marketability, and repayment predictability and accordingly are the least volatile to the impact of market interest rate fluctuations. At
   December 31, 1997, the remaining average life of SFSC's mortgage-related securities was slightly less than three years. Due to the short remaining assumed maturities of these investments and its historical experience with these investments, management does not consider SFSC to be exposed to significant interest rate risk or recoverability related to these investments. At December 31, 1997, mortgage-related securities accounted for 18.4% of SFSC's investment portfolio compared to 24.3% at December 31, 1996.

        Other securities increased $817,000 in 1997, mainly due to SFSC's purchase of marketable equity securities. At December 31, 1997, other securities represented 4.3% of SFSC's investment portfolio compared to 4.6% at December 31, 1997.

        The maturities and weighted-average yield of SFSC's investment securities at December 31, 1997 are presented in the following table (dollars in thousands). Taxable-equivalent adjustments (using a 34% rate) have been made in calculating the yields on obligations of states and political subdivisions.

                                                                      After One               After Five
                                                Within                But Within              But Within             After
                                               One Year               Five Years               Ten Years           Ten Years
                                          Amount      Yield       Amount      Yield       Amount       Yield     Amount    Yield
    U.S. Treasury securities
       and obligations of U.S.
       government agencies             $10,036        6.24%     $35,195      6.05%      $1,500       6.92%         $0      0.00%
    Obligations of states and
       political subdivisions            6,775        6.42        6,015      7.29       11,321       7.00       1,811      8.68
    Mortgage-related securities            948        5.60       16,295      6.76            0       0.00           0      0.00
    Other securities                     1,913        3.38        1,600      6.66          501       6.24           0      0.00
                                       -------       ------     -------     ------     -------      ------     ------    -------
    TOTAL                              $19,672        6.00%     $59,105      6.39%     $13,322       6.96%     $1,811      8.68%
                                       =======       ======     =======     ======     =======      ======     ======    =======




        At December 31, 1997, SFSC had $211,000 in net unrealized gains on its held-to-maturity securities and $1,342,000 in net unrealized gains on its available-for-sale securities. The majority of the unrealized gain on SFSC's available-for-sale securities was the result of price appreciation on marketable equity securities acquired at the beginning of 1997. Unrealized gains and losses resulting from marketable equity securities are impacted by the current market price quoted for the underlying security in relation to the price at which the security was acquired by SFSC. Unrealized gains and losses on investment securities are the result of changes in market interest rates and the relationship of SFSC's investments to those rates for comparable maturities. Unrealized gains generally result from the interest rates on SFSC's portfolio of investment securities exceeding market rates for comparable maturities. Conversely, unrealized losses generally result from the interest rates on SFSC's portfolio of investment securities falling below market rates for comparable maturities. If material, unrealized losses could negatively impact SFSC's future performance as earnings from these investments would be less than alternative investments currently available and may not
   provide as wide a spread between earnings and funding costs.   SFSC does
   not consider its investment portfolios exposed to material adverse impact to future operating performance resulting from market interest rate fluctuations.

        Deposits. Deposits are SFSC's principal funding source. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, market competition, and the overall condition of the economy. For the year ended December 31, 1997, total average deposits increased $14,435,000 (5.9%) due to internal deposit growth at SFB and SFB-Waterford. As the Richmond acquisition was consummated on December 31, 1997, no averages for Richmond are included in any average deposit information presented herein.

        The following table sets forth the average amount of and the average rate paid by SFSC on deposits by deposit category (dollars in thousands).

                                                                   Years ended December 31,

                                                    1997                     1996                    1995

                                              Average     Average       Average   Average     Average    Average
                                               Amount        Rate        Amount     Rate       Amount      Rate
    Non-interest-bearing demand deposits     $ 52,885        0.00  %    $48,469      0.00  % $ 43,555       0.00  %
    NOW and money market deposits              93,058        3.94        85,030      3.72      66,520       3.85
    Savings                                    37,924        2.76        42,043      2.78      42,790       2.77
    Time deposits                              76,843        5.68        70,733      5.70      58,322       5.63
                                             --------       -----      --------     -----    --------      -----
    TOTAL                                    $260,710        3.48  %   $246,275      3.39  % $211,187       3.33  %
                                             ========       =====      ========     =====    ========      =====



        The largest categorical growth in SFSC's deposits continues in NOW and money market deposits. For the year ended December 31, 1997, average NOW and money market deposits increased $8,028,000 (9.4%). The increase was mainly due to increases in money market balances related to the
   continued popularity of SFSC's Money Market Index Account.   At
   December 31, 1997, average NOW and money market balances are SFSC's largest deposit category, representing 35.7% of average total deposits compared to 34.5% at December 31, 1996.

        Average time deposit balances increased $6,110,000 (8.6%) for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to internal growth at the Banks in certificates of deposit and certificates of deposit greater than $100,000. During 1997, SFSC purchased jumbo time deposits through the State of Wisconsin which averaged approximately $3,250,000 in outstanding balances for the year. The remaining average time deposit increase during 1997 was the result of the Company's aggressive marketing effort in this product line during 1996 and 1997. At December 31, 1997, average time deposits represent 29.5% of average total deposits compared to 28.7% at December 31, 1996.

        For the year ended December 31, 1997, average non-interest bearing demand deposits increased $4,416,000 (9.1%), the combined result of increased average balances from existing customers and cultivation of additional business account relationships at the Banks during the year.
   At December 31, 1997, non-interest bearing demand deposits represent 20.3% of SFSC's average deposit portfolio compared to 19.7% at December 31, 1996.

        During 1997, average savings balances decreased $4,119,000 (9.8%) due to the declining popularity of this deposit instrument given customers' desire for more attractive interest rates which SFSC offers in money market and time deposits accounts. SFSC believes the Money Market Index Account and the competitive time deposit rates offered during 1996 and 1997 on special nine and eighteen month term certificates of deposit were instrumental in retaining the majority of the savings balance decline in other deposit categories with SFSC. Average savings balances represent 14.5% of average total deposits at December 31, 1997 compared to 17.1% at December 31, 1996.

        On a period end comparison basis, total deposits increased to $367,492,000 at December 31, 1997 from $254,656,000 at December 31, 1996.
   The Richmond acquisition added $79,922,000 to SFSC's consolidated total deposits with the remaining $32,914,000 increase the result of internal growth at SFB and SFB-Waterford during the course of 1997. Richmond's funding costs are comparatively higher than SFSC's historical experience. For the year ended December 31, 1997, Richmond's cost of interest-bearing liabilities was 4.73% compared to SFSC's 4.26% for the comparable period. Accordingly, SFSC expects its cost of interest-bearing liabilities to increase and its net interest margin to decrease in 1998 with the inclusion of Richmond, and its higher funding expense, in its consolidated operating results.

        Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1997 are summarized as follows (dollars in thousands).

                 3 month or less                        $13,701
                 Over 3 through 6 months                 10,265
                 Over 6 through 12 months                 3,728
                 Over 12 months                           5,400
                                                        -------
                 TOTAL                                  $33,093
                                                        =======


        Approximately 7.9% of SFSC's total assets at December 31, 1997 were supported by time deposits with balances in excess of $100,000 as compared to 3.2% at December 31, 1996. SFSC's dependence on large balance time deposits to fund its asset base has historically been approximately one third to one half of the large liability funding dependence exhibited by its peers.

        Liquidity. The primary functions of asset/liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers.

        SFSC's primary funding sources are deposits, loan principal repayments, and maturities of loans and investment securities.
   Contractual maturities and amortization of loans and investments are a predictable funding source, whereas deposit flows and loan prepayments are impacted by market interest rates, economic conditions, and competition.

        SFSC's primary investment activity is loan origination. For the year ended December 31, 1997 SFSC generated $15,439,000 in new loan originations exclusive of the Richmond acquisition. Funding for the 1997 loan increase came from deposit growth during the year. The remaining deposit growth in 1997 combined with cash provided by operating activities and increases in securities sold under agreements to repurchase were used to reduce federal fund borrowing, purchase of additional shares for SFSC's ESOP, pay dividends, payoff the installment notes payable incurred in 1995 with the SFB-Waterford acquisition, and purchase fixed assets. These sources additionally were used to fund the $722,000 net increase in net investment securities during 1997. Constricting the 1997 net investment security increase were $3,285,000 in maturities or sales used to provide funding for the Richmond acquisition. The remainder of the Richmond acquisition was funded through $3,900,000 in notes payable advances and $3,711,000 in cash and cash equivalent contractions at State Financial Services Corporation.

        New loan originations for the year ended December 31, 1996 amounted to $16,230,000. Funding for 1996's loan growth came primarily from cash provided by financing activities and contraction in cash and cash equivalents. Additionally, in 1996 contractions in cash and cash equivalents and cash provided by operating activities was used to fund net investment securities purchases and the acquisition of an additional rental property.

        Cash and cash equivalents are generally SFSC's most liquid assets. SFSC's level of operating, financing, and investing activities during a given period impact the resultant level of cash and cash equivalents reported. SFSC had liquid assets of $38,780,000 and $21,281,000 as of December 31, 1997 and 1996, respectively. Liquid assets in excess of necessary cash reserves are generally invested in short-term investments such as federal funds sold and commercial paper.

        Interest Rate Sensitivity. Interest rate risk is an inherent part of the banking business as financial institutions gather deposits and borrow other funds to finance earning assets. Interest rate risk results when repricing of rates paid on deposits and other borrowing does not coincide with the repricing of interest-earning assets. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. The following table shows the estimated maturity and repricing structure of SFSC's interest-earning assets and interest-bearing liabilities for three different independent and cumulative time intervals as of December 31, 1997 (dollars in millions). Non-maturing deposit categories, including savings, NOW, and money market deposits are assumed to reprice along the following schedule - 10% within 0-30 days, 20% within 31-90 days, and 30% within 91 days to one year. Assumptions regarding prepayment and withdrawal rates are based upon industry experience and management believes such assumptions to be reasonable. The table does not necessarily indicate the impact general interest rate movements may have on SFSC's net interest income as the actual repricing experience of certain assets and liabilities, such as loan prepayments and deposit withdrawals, is beyond SFSC's control. As a result, certain assets and liabilities may reprice at intervals different from the maturities assumed in the following table given the general movement in interest rates.
   Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

                                                                                      Total
                                        0-30          31-90         91-365            0-365
                                        Days           Days           Days             Days
    ASSETS
    Loans
      Fixed                       $     13.8      $     8.7      $    44.8        $    67.3
      Variable                          69.0            0.0            0.0             69.0
    Investments                          2.5            1.3           16.0             19.8
    Federal funds                       11.3            0.0            0.0             11.3
                                       -----          -----          -----            -----
    Total                         $     96.6      $    10.0      $    60.8        $   167.4
                                       =====          =====          =====            =====

    LIABILITIES
    Savings & NOW deposits        $      8.4      $    16.8      $    25.1        $    50.3
    Time deposits                       18.2           25.1           56.6             99.8
    Money market deposits                9.0           18.0           27.1             54.1
    Other interest-bearing
        liabilities                      0.4            0.0            5.3              5.8
                                       -----          -----          -----            -----
    Total                         $     36.0      $    59.9      $   114.1        $   210.0
                                       =====          =====          =====            =====

    Interest sensitivity gap      $     60.6      $  (49.9)      $  (53.3)        $  (42.6)
    Cumulative gap                      60.6          10.7          (42.6)  %        (42.6)
    Cumulative gap as a
      percentage of total
      earning assets                    16.3  %         2.9 %       (11.5)           (11.5)  %
                                       =====          =====          =====            =====


        At December 31, 1997, interest-sensitive assets and interest-sensitive liabilities subject to repricing within one year, as a percentage of total assets were 39.7% and 41.3%, respectively. Variable rate and maturing fixed rate loans are the primary interest-sensitive assets repricing within one year. On the funding side of the balance sheet, liabilities subject to repricing within one year are fairly evenly distributed among all deposit categories. The table above demonstrates SFSC is liability-sensitive at December 31, 1997, which would normally indicate that SFSC's net interest margin would improve if rates decreased and deteriorate if interest rates increased.

        Capital Resources. Total shareholders' equity increased $3,021,000 in 1997, $3,146,000 in 1996, and $6,212,000 in 1995. The increases in
   1997 and 1996 were mainly due to net earnings retention, augmented by the tax effected improvement in net unrealized holding gains on securities available-for-sale in each respective year. The 1995 increase was the result of the additional stock issued to complete the SFB-Waterford acquisition, net earnings retention, and reductions in the tax effected net unrealized holding losses on securities available-for-sale. The following table illustrates historical internal growth trends for the years indicated.

                                            Years ended December 31,
                                            1997      1996       1995

    Return on assets                        1.42 %    1.38  %    1.32  %
    Return on equity                       11.84     11.78      11.22
    Earnings retained                      65.27     68.54      70.50
    Dividend payout ratio                  34.73     31.46      29.50
    Average equity to average assets       11.97     11.72      11.78
    Asset growth                           39.50      5.58      26.49


        SFSC is pursuing a policy of continued asset growth. In order to maintain appropriate ratios of equity to total assets, a corresponding level of capital growth must be achieved. Historically, capital growth has come primarily from internal sources through increased earnings and a conservative dividend policy. SFSC's dividend policy considers shareholders' desire for current income and SFSC's need to provide internal capital growth through earnings retention. The percentage of 1997 and 1996 earnings paid out in the form of dividends increased as SFSC increased its quarterly dividend rate 20% in the first quarter of each respective year. Dividends paid by the Banks to SFSC are used primarily to fund shareholders' dividends and for additional working capital.

        There are certain regulatory constraints which affect SFSC's capital levels. See Note 9 and Note 12 to the consolidated financial statements for additional explanation of these regulatory constraints.

        Impact of Inflation and Changing Prices. SFSC's Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time impacted by inflation. The impact of inflation is reflected in the company's other expenses which tend to rise during periods of general inflation. The majority of SFSC's assets and liabilities are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Consequently, interest rates have a greater impact on SFSC's performance than do the general levels of inflation. Management believes the most significant impact on SFSC's financial results is its ability to react to interest rate changes and endeavors to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide fluctuations in SFSC's net interest margin.

   Impact of Year 2000.

        Some of SFSC's older computers and computer programs utilized by SFSC's third party data processors were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities. SFSC utilizes a third party for a significant portion of its data processing.

        SFSC has completed an assessment and has replaced or is in the processing of replacing portions of its hardware and software and is monitoring the progress of its third party processors to ensure they have made similar modifications or replacements so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Based upon information currently available, SFSC has estimated that the cost for such modifications or replacements will be approximately $100,000 which it does not consider to be material. These costs of modifications will be expensed as incurred and costs for replacement of old software will be capitalized in accordance with SFSC's normal policies and practices.

        SFSC is monitoring the progress of its third party data processor. The third party processors' and SFSC's internal efforts related to this project and related testing are estimated to be completed not later than March 31, 1999, which is prior to any anticipated impact on its operating systems. SFSC believes that with modifications to existing hardware and software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could materially impact SFSC's operations.

        SFSC is also dependent on other third parties to correct interface systems for Year 2000 Issues. SFSC is monitoring the progress of these third parties' computer and modification plans. There is no guarantee that the systems of the third party data processor or the other systems of other companies on which SFSC's systems rely will be timely converted and would not have an adverse effect on SFSC's systems. At this time, SFSC is not aware of any circumstances which would prevent its third party vendors from being Year 2000 compliant

        SFSC currently relies on two unrelated third parties to provide primary data processing support for its computer service, one which supports State Financial Bank in Wisconsin and State Financial Bank - Waterford, the other which supports State Financial Bank in Illinois. Additionally, HBE uses a third unrelated third party to provide data processing support for its computer service. As part of the Merger integration, SFSC has formed a Data Processing Committee (the "DPC"), consisting of members for each of SFSC's existing subsidiary banks and HBE to select one third party processor to service all of SFSC's banks. The DPC will request proposals from the data providers serving State Financial Bank in Wisconsin and HBE to service SFSC's entire banking operation. In addition to analyzing each service providers proposal, the DPC will research the benefits associated with each service providers' system including, but not limited to, system capabilities, each of use, Year 2000 preparedness, and product support and innovation to determine the entity to recommend to provide data processing support to the resulting organization post-effectiveness of the Merger. The DPC expects to complete its cost analysis and product due diligence in the fourth quarter of 1998 and expects to implement the necessary resulting system conversions in 1999.

        The costs of the project and the date on which SFSC believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those anticipated. Specific factors which might cause such differences include, but are not limited to, the availability and cost of personnel trained in the area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

   Pending Accounting Changes.

        Pending accounting changes for 1998 are set forth in detail as Note 1 to the Notes to the Consolidated Financial Statements contained herein.

   Quantitative and Qualitative Disclosures About Market Risk

        SFSC's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of SFSC's transactions are denominated in U.S. currency with no specific foreign exchange exposure. SFSC has a limited number of agricultural loans and accordingly has no significant exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

        Interest rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of IRR can significantly impact SFSC's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to SFSC's safety and soundness.

        Evaluating a financial institution's exposure to interest rate changes includes assessing both the adequacy of the management process used to monitor and control IRR and the organization's quantitative exposure level. When assessing the IRR management process, SFSC seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires SFSC to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and where appropriate, asset quality.

        The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the FDIC, adopted a Joint Agency Policy Statement on IRR, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing IRR, which forms the basis for an ongoing evaluation of the adequacy of IRR management at institutions under their respective supervision. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing IRR.
   Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk management process which effectively identifies, measures, end controls IRR.

        Financial institutions derive their income primarily form the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest rate changes. For example, assume that an institution's assets carry intermediate or long-term fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time that the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the contractual long-term fixed rates. Accordingly, an institution's profits could decrease on existing assets because the institution will either have lower net interest income or, possibly, higher net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term fixed-rate liabilities in a decreasing rate environment.

        An institution might use various techniques to minimize IRR. One approach used by SFSC is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimate sensitivity to actual or potential market interest rate changes. Such activities fall under the broad definition of asset/liability management. SFSC's primary asset/liability management technique is the measurement of its asset/liability gap which is defined as the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced or repriced over a given time period. For example, if the asset amount to be repriced exceeds the corresponding liability amount subject to repricing for a given day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose and conversely decrease if market interest rates fell. Alternatively, if more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rose and improve when rates fell. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

        Several ways an institution can manage IRR include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities for example by, shortening terms of new loans or investments; and hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change IRR. Interest rate swaps, futures contracts, options and futures, and other such derivative financial instruments are often used for this purpose. Because these instruments are sensitive to interest rate changes, they require management expertise to be effective. SFSC has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments.

        Financial institutions are also subject to prepayment risk in falling interest rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower interest rates. Prepayments of assets carrying higher rates reduce SFSC's interest income and overall asset yields. Certain portions of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, SFSC seeks to have in place sources of Cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, Federal Home Loan Bank advances and short-term borrows provide additional sources of liquidity for SFSC.

        The following table sets forth information about SFSC's financial instruments that are sensitive to changes in interest rates as of December 31, 1997. SFSC had no derivative financial instruments, or trading portfolio, as of that date. The expected maturity date values for loans, receivable, mortgage backed securities, and investment securities were calculated adjusting the underlying instrument's contractual maturity date for prepayment expectations. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. Similarly, with respect to its variable rate instruments, SFSC believes that repricing dates, as opposed to maturity dates are more relevant in analyzing the value of such instruments and are reported as such in the following table. SFSC borrows are also reported based on conversion or repricing dates.


   Quantitative Disclosures of Market Risk

                                                                                                               Fair Value
                                      1998       1999      2000      2001      2002     Thereafter    Total     12/31/97
    Rate sensitive assets:
      Fixed interest rate loans       $64,483   $49,636   $43,523    $15,312  $16,652    $11,135     $200,741    $201,815
        Average interest rate           9.19%     6.07%     9.35%      9.27%    8.88%     7.44%         9.08%
    Variable interest rate loans      $42,654    $5,605    $3,747     $2,069   $3,323     $9,681      $67,079     $67,079
        Average interest rate           9.62%     9.52%     9.65%      9.56%    9.37%     9.37%         9.56%
    Fixed interest rate securities    $19,672   $10,069   $17,231    $23,867   $8,110    $14,960      $93,909     $95,463
        Average interest rate           6.00%     6.47%     6.41%      6.20%    6.64%     7.09%         6.40%
    Rate sensitive liabilities:
      Savings & interest-bearing     $173,614      $---      $---       $---     $---     $1---      $173,614    $173,614
        checking                        3.60%       ---       ---        ---      ---      ---          3.60%
        Average interest rate
      Time deposits                   $93,041   $18,537    $6,408     $1,395   $5,327      $---      $124,708    $125,285
        Average interest rate           5.70%     6.49%     6.47%      7.50%    7.19%      ---          5.94%
    Variable interest
        rate borrows                  $10,150      $---      $---       $---     $---      $---       $10,150     $10,150
    Average interest rate               5.50%       ---       ---        ---      ---      ---          5.50%


                           HOME BANCORP OF ELGIN, INC.

   General

        HBE was incorporated in June 1996 under Delaware law, with the express purpose to serve as a holding company for the Association. On September 26, 1997, the Association completed its conversion from mutual stock form and became a wholly-owned subsidiary of HBE.

        HBE's principal business activity consists of the ownership of the Association. HBE also invests in short-term investment grade marketable securities and other liquid investments. HBE has no significant liabilities (other than those of the Association). HBE neither owns or leases any property but instead uses the premises and equipment of the Association. At the present time, HBE does not employ any persons other than certain officers of the Association who do not receive any extra compensation as officers of HBE. HBE utilizes the support staff of the Association from time to time, as needed.

        The Association was founded in 1883 and is one of the area's oldest savings institutions. The Association is a community-oriented institution focusing on developing long-term deposit relationships with customers in the area northwest of Chicago and providing residential mortgage lending to the same area. The Association's principal business consists of attracting deposits from the public and investing those deposits, along with funds generated from operations, primarily in loans secured by mortgages on one-to-four family residences. At June 30, 1998, HBE had total assets of $367.7 million, which included net loans of $319.9 million. The Association operates from its executive offices in Elgin, Illinois and four other full service facilities located in Bartlett, Crystal Lake, Roselle and South Elgin, Illinois.

        The principal executive office of HBE is located at 16 North Spring Street, Elgin, Illinois 60120 telephone (847) 742-3800.

   Incorporation of Certain Information by Reference

        Additional information concerning HBE, including certain financial information, information regarding voting securities of HBE and principal holders thereof, and information concerning directors and executive officers of HBE, is included in HBE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the other documents filed by HBE with the Commission under the Exchange Act. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                  LEGAL MATTERS

        Foley & Lardner, Milwaukee, Wisconsin, will pass upon the legality of the shares of SFSC Common Stock to be issued in the Merger.

                                     EXPERTS

        The consolidated financial statements of SFSC at December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, appearing in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of HBE at December 31, 1997 and 1996, and for each of the years in the three-year period ended
   December 31, 1997, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Richmond as of December 31, 1997 and for the year ended December 31, 1997, appearing in this Joint Proxy Statement/Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                              SHAREHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, SFSC shareholders may present proper proposals for inclusion in SFSC's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to SFSC in a timely manner. As noted in SFSC's proxy statement relating to the 1998 annual meeting of SFSC shareholders, in order to be so included for the 1999 annual meeting, shareholder proposals must have been received by SFSC no later than November 14, 1998. In addition, a shareholder who otherwise intends to present business at the 1999 annual meeting must comply with the requirements set forth in SFSC's Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of SFSC in advance of the meeting and in compliance with the terms and within the time period specified in the Bylaws.

        Pursuant to Rule 14a-8 under the Exchange Act, HBE shareholders may present proper proposals for inclusion in HBE's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to HBE in a timely manner. As noted in HBE's proxy statement relating to the 1998 annual meeting of HBE's shareholders, in order to be so included for the 1999 annual meeting shareholder proposals must have been received by HBE no later than November 12, 1998.

                          INDEX TO FINANCIAL STATEMENTS


   STATE FINANCIAL SERVICES CORPORATION

   Report of Ernst & Young LLP, Independent Auditors . . . . . . . . . .  F-2

      Consolidated Balance Sheets as of December 31, 1997 and 1996 . . . F-3 Consolidated Statements of Income for the years ended December 31,
         1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . .  F-4
      Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . .  F-5
      Consolidated Statements of Cash Flows for the years ended
         December 31, 1997, 1996 and 1995  . . . . . . . . . . . . . . .  F-6
      Notes to Consolidated Financial Statements . . . . . . . . . . . .  F-8
      Consolidated Balance Sheets as of June 30, 1998 and December 31,
         1997 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . F-32
      Consolidated Statements of Income for the six months ended
         June 30, 1998 and 1997 (unaudited)  . . . . . . . . . . . . . . F-33
      Consolidated Statements of Cash Flows for the six months ended
         June 30, 1998 and 1997 (unaudited)  . . . . . . . . . . . . . . F-34
      Notes to Consolidated Financial Statements (unaudited) . . . . . . F-35

   RICHMOND BANCORP, INC. AND SUBSIDIARIES

   Report of McGladrey & Pullen, LLP, Independent Auditors . . . . . . . F-37

      Consolidated Balance Sheet as of December 31, 1997 . . . . . . . . F-38
      Consolidated Statement of Income for the year ended
         December 31, 1997 . . . . . . . . . . . . . . . . . . . . . . . F-39
      Consolidated Statement of Stockholders' Equity for the
         year ended December 31, 1997  . . . . . . . . . . . . . . . . . F-40
      Consolidated Statement of Cash Flows for the year ended
         December 31, 1997 . . . . . . . . . . . . . . . . . . . . . . . F-41
      Notes to Consolidated Financial Statements . . . . . . . . . . . . F-43

                Report of Ernst & Young LLP, Independent Auditors


   Board of Directors and Shareholders
   State Financial Services Corporation

   We have audited the accompanying consolidated balance sheets of State Financial Services Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated balance sheet of Richmond Bancorp, Inc., a wholly owned subsidiary acquired at December 31, 1997, which statements reflect total assets of $93,434,000 as of December 31, 1997. That financial statement was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to balance sheet data included for Richmond Bancorp, Inc., is based solely on the report of other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and, as to the balance sheet at December 31, 1997, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

       /s/ Ernst & Young LLP

      January 16, 1998

              State Financial Services Corporation and Subsidiaries

                           Consolidated Balance Sheets

                                                      December 31
                                                  1997            1996
    Assets
    Cash and due from banks                  $  27,506,201  $  15,581,811
    Federal funds sold                          11,273,835      2,599,107
    Other short-term investments                         -      3,100,000
                                               -----------    -----------
    Cash and cash equivalents                   38,780,036     21,280,918
    Investment securities:
       Held-to-maturity (fair value of
        $21,208,412-1997 and
        $31,541,364-1996)                       20,997,095     31,302,232
       Available-for-sale (at fair value)       74,254,433     37,776,116
    Loans (net of allowance for loan losses
      of $3,306,168-1997 and $2,607,579-
      1996)                                    264,513,049    199,063,121
    Premises and equipment                       6,914,446      4,691,988
    Accrued interest receivable                  2,943,801      2,095,839
    Other assets                                12,875,193      5,789,258
                                               -----------    -----------
                                              $421,278,053   $301,999,472
                                               ===========    ===========
    Liabilities and shareholders' equity
    Deposits:
       Demand                                 $ 69,170,535   $ 55,109,370
       Savings                                  83,759,867     61,847,490
       Money market                             89,853,817     68,393,363
       Time deposits in excess of $100,000      32,137,325     10,171,806
       Other time deposits                      92,570,345     59,134,517
                                               -----------    -----------
    Total deposits                             367,491,889    254,656,546

    Notes payable                                5,300,000        961,844
    Securities sold under agreement to
      repurchase                                 4,850,160      2,400,160
    Federal funds purchased                              -      5,600,000
    Accrued expenses and other liabilities       3,213,441      1,860,054
    Accrued interest payable                     1,874,197        994,324
                                               -----------    -----------
    Total liabilities                          382,729,687    266,472,928

    Shareholders' equity:
       Preferred stock, $1 par value;
         authorized-100,000 shares;
         issued and outstanding-none
       Common stock, $.10 par value;
         authorized-10,000,000
         shares; issued and outstanding-
         3,872,554 shares in 1997 and
         3,198,253 shares in 1996                  387,256        319,825
       Additional paid-in capital               28,964,328     28,687,633
       Retained earnings                         9,787,620      6,932,623
       Net unrealized holding gain on
        securities available-for-sale              888,649         62,728
       Unearned ESOP shares                     (1,479,487)      (476,265)
                                               -----------    -----------
    Total shareholders' equity                  38,548,366     35,526,544
                                               -----------    -----------
                                              $421,278,053   $301,999,472
                                               ===========    ===========


   See accompanying notes.

              State Financial Services Corporation and Subsidiaries

                        Consolidated Statements of Income

                                              Year ended December 31
                                          1997         1996         1995
   Interest income:
      Loans                        $19,868,408  $18,146,633  $15,833,190
      Investment securities:
        Taxable                      3,346,071    3,271,152    2,526,579
        Tax-exempt                     839,358      758,689      689,423
      Federal funds sold and other
       short-term investments          148,152      246,412      314,111
                                    ----------   ----------   ----------
   Total interest income            24,201,989   22,422,886   19,363,303
   Interest expense:
      Deposits                       9,077,699    8,359,780    7,029,954
      Notes payable and other
       borrowings                      444,272      392,332      306,188
                                    ----------   ----------   ----------
   Total interest expense            9,521,971    8,752,112    7,336,142
                                    ----------   ----------   ----------
   Net interest income              14,680,018   13,670,774   12,027,161
   Provision for loan losses           330,000      210,000      190,000
                                    ----------   ----------   ----------
   Net interest income after
    provision for loan losses       14,350,018   13,460,774   11,837,161
   Other income:
      Service charges on deposit
       accounts                      1,031,974      991,708      992,218
      ATM service charges              242,373      195,414      204,694
      Gain on sale of loans            225,108       76,314            -
      Merchant services              1,140,763    1,032,587      715,137
      Building rent                    310,014      284,456      222,567
      Investment securities losses,
       net                                (649)           -            -
      Other                            426,396      479,189      346,305
                                    ----------   ----------   ----------
                                     3,375,979    3,059,668    2,480,921
   Other expenses:
      Salaries and employee benefits 4,873,833    4,450,391    4,100,998
      Net occupancy expense            957,477      816,368      770,545
      Equipment rentals, depreciation
       and maintenance               1,148,148    1,242,855    1,034,867
      Data processing                  782,504      653,244      544,499
      Legal and professional           295,454      287,209      326,555
      ATM fees                         204,547      202,534      193,546
      Merchant services                917,216      871,237      619,952
      Advertising                      365,937      305,195      160,546
      Other                          1,647,717    1,682,738    1,708,147
                                    ----------   ----------   ----------
                                    11,192,833   10,511,771    9,459,655
   Income before income taxes        6,533,164    6,008,671    4,858,427
   Income taxes                      2,159,000    2,003,000    1,579,000
                                    ----------   ----------   ----------
   Net income                 $      4,374,164 $  4,005,671  $ 3,279,427
                                    ==========   ==========   ==========

   Basic earnings per share            $  1.16      $  1.06      $  0.94
   Diluted earnings per share          $  1.14      $  1.05      $  0.93
                                        ======       ======       ======

   See accompanying notes.

              State Financial Services Corporation and Subsidiaries

                 Consolidated Statements of Shareholders' Equity

                                                                                  Unrealized
                                                                                 Holding Gain
                                     Common        Paid-in        Retained        (Loss) on        Unearned
                                     Stock         Capital        Earnings        Securities      ESOP Shares        Total
   Balances at January 1, 1995      $198,568     $18,030,527     $9,215,542        $(708,361)     $ (567,382)    $26,168,894
    Net income                            __              __      3,279,427                -               -       3,279,427
    Issuance of 214,871 shares
      in acquisition                  21,487       3,180,741              -                -               -       3,202,228
    Issuance of 7,258 shares
      under the 1990 Stock
      Plans                              726          63,645              -                -               -          64,371
    Cancellation of 208 shares
      under the 1990 Stock
      Plans                              (21)         (2,891)             -                -               -          (2,912)
    Cash dividends                         -               -       (967,478)               -               -        (967,478)
    Change in fair value of
      investments - net of tax
      effect of $304,960                   -               -              -          594,004               -         594,004
    ESOP shares earned                     -               -              -                -          42,489          42,489
    Issuance of 441,520 shares
      for 20% stock dividend          44,152       7,296,115     (7,340,267)               -               -               -
                                     -------      ----------     ----------          -------         -------      ----------
   Balances at December 31,
    1995                             264,912      28,568,137      4,187,224         (114,357)       (524,893)     32,381,023
    Net income                             -               -      4,005,671                -               -       4,005,671
    Issuance of 16,262 shares
      under the 1990 Stock
      Plans                            1,609         172,800              -                -               -         174,409
    Cash dividends                         -               -     (2,260,272)               -               -      (1,260,272)
    Change in fair value of
      investments - net of tax
      effect of $91,255                    -               -              -          177,085               -         177,085
    ESOP shares earned                     -               -              -                -          48,628          48,628
    Six-for-five stock split          53,304         (53,304)             -                -               -               -
                                     -------      ----------     ----------         --------         -------      ----------
   Balances at December 31,1996      319,825      28,587,633      6,932,623           62,728        (476,265)     35,526,544
    Net income                             -               -      4,374,164                -               -       4,374,164
    Issuance of 28,875 shares
      under the 1990 stock
      plans                            2,888         341,238              -                -               -         344,126
    Cash dividends                         -               -     (1,519,167)               -               -      (1,519,167)
    Change in fair value of
      investments, net of tax
      effect of $421,000                   -               -              -          825,921               -         825,921
    Net increase in earned
      ESOP shares                          -               -              -                -      (1,003,222)     (1,003,222)
    Six-for-five stock split          64,543         (64,543)             -                -               -               -
                                     -------      ----------      ---------          -------      ----------      ----------
   Balances at December 31,
    1997                            $387,256     $28,964,328     $9,787,620         $888,649     $(1,479,487)    $38,548,366
                                     =======      ==========      =========          =======      ==========      ==========

   See accompanying notes.

              State Financial Services Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                         Year ended December 31
                                     1997          1996          1995
    Operating activities
     Net income                   $4,374,164    $4,005,671   $3,279,427
     Adjustments to reconcile net
      income to net cash provided
      by operating activities:
      Provision for loan losses      330,000       210,000      190,000
      Provision for depreciation     772,822       891,847      594,884
      Amortization of investment
        securities premiums and
        accretion of discounts,
        net                           30,163       163,558      100,748
      Amortization of goodwill       151,426       155,765       64,148
      Amortization of branch
        acquisition premium           49,442        29,665       29,665
      Deferred income tax
        provision                    (65,000)      (80,000)    (108,000)
      Increase in interest
        receivable                  (179,896)      (49,413)    (371,613)
      Increase (decrease) in
        interest payable             197,406      (206,328)     434,212
      Realized investment
        securities losses                649             -            -
      Other                          101,341    (1,552,301)     (47,171)
                                  ----------    ----------   ----------
     Net cash provided by
      operating activities         5,762,517     3,568,464    4,166,300

     Investing activities
     Proceeds from maturity or
       principal payments of
       held-to-maturity invest-
       ment securities            10,220,000    14,417,000   17,302,800
     Purchases of held-to-
       maturity investment
       securities                          -    (1,652,888) (17,023,829)
     Purchases of securities
       available-for-sale        (27,550,247)  (28,578,265)  (1,688,561)
     Maturities and sales of
       securities
       available-for-sale         18,051,857     9,924,286    7,118,938
     Net increase in loans
       before business
       acquisitions              (15,439,498)  (16,230,315) (14,968,956)
     Net purchases of premises
       and equipment                (863,547)     (686,764)    (372,144)
     Business acquisitions, net of
       cash and cash equivalents
       acquired of $7,673,036 and
       $24,433,534 in 1997 and
       1995:
      Loans                      (50,340,430)            -  (24,433,534)
      Investment securities
        held-to-maturity                   -             -   (9,686,714)
      Investment securities
        available-for-sale       (25,627,465)            -     (839,402)
      Premises and equipment      (2,131,733)            -     (685,461)
      Goodwill                    (6,258,137)            -   (1,446,346)
      Deposits                    79,921,649             -   33,044,661
      Notes payable                1,400,000             -            -
      Other, net                    (156,310)            -     (226,958)
                                  ----------    ----------   ----------
     Net cash used by investing
      activities                 (18,773,861)  (22,806,946) (13,905,506)

   See accompanying notes.

              State Financial Services Corporation and Subsidiaries

                                            Year ended December 31
                                          1997          1996         1995
    Financing activities
     Net increase in deposits before
       business acquisitions           $32,913,694  $ 8,438,713 $15,772,008
     Repayment of notes payable           (961,844)    (100,000)   (115,364)
     Proceeds of notes payable           3,900,000            -   1,061,844
     Net (increase) decrease in
       guaranteed ESOP obligation       (1,003,222)      48,628      42,489
     Net change in securities sold
       under agreements to
       repurchase                        2,450,000     (900,000)  3,000,160
     Cash dividends                     (1,519,167)  (1,260,272)   (967,478)
     Proceeds (repayments) of
       federal funds purchased          (5,600,000)   5,600,000           -
     Shares issued in acquisition                -            -   3,202,228
     Issuance of common stock under
       Dividend Reinvestment Plan          204,818            -           -
     Proceeds from exercise of stock
       options                             126,183      174,409      64,371
                                        ----------   ----------  ----------
     Net cash provided by financing
       activities                       30,510,462   12,001,478  22,060,258
                                        ----------   ----------  ----------
     Increase (decrease) in cash and
       cash equivalents                 17,499,118   (7,237,004) 12,321,052
     Cash and cash equivalents at
       beginning of year                21,280,918   28,517,922  16,196,870
                                        ----------   ----------  ----------
     Cash and cash equivalents at
       end of year                     $38,780,036  $21,280,918 $28,517,922
                                        ==========   ==========  ==========
     Supplementary information:
      Interest paid                    $ 9,324,565  $ 8,958,440 $ 6,901,930
      Income taxes paid                  2,264,251    2,360,975   1,719,247

     Non-cash transactions -
      Issuance of
        common stock under
        1990 Stock Plans, net               13,125            -      (2,912)

   See accompanying notes.

              State Financial Services Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997

   1.   Accounting Policies

   The accounting policies followed by State Financial Services Corporation (the Company) and the methods of applying those principles which materially affect the determination of its financial position, cash flows or results of operations are summarized below.

   Organization

   The Company and its wholly owned subsidiaries, State Financial Bank, State Financial Bank - Waterford (acquired August 24, 1995) and Richmond Bancorp, Inc. (acquired December 31, 1997) and its wholly owned subsidiaries, Richmond Bank and Richmond Financial Services, Inc. (Richmond) (collectively, the Banks) provide a full range of financial services to customers through their branch locations in Milwaukee, Waukesha and Racine counties in Wisconsin and McHenry and Lake counties in Illinois. The Banks are subject to competition from other financial institutions and are also subject to the regulations of certain federal, State of Wisconsin and State of Illinois agencies and undergo periodic examinations by those regulatory authorities.

   Consolidation

   The consolidated financial statements include the accounts of the parent company and its subsidiaries from the date of acquisition (see Note 2). All significant intercompany balances and transactions have been eliminated.

   Use of Estimates

   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

   Share Data

   Share data and per share information has been restated for all periods to give effect to the January 28, 1997 six-for-five stock split and the January 27, 1998 six-for-five stock split.

   Investment Securities

   Debt securities that the Company does not have a positive intent and ability to hold to maturity and equity securities are classified as available-for-sale and are carried at estimated fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

   The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is calculated using the level-yield method, adjusted for prepayments, and is included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains and losses. The cost of securities is based on the specific identification method.

   Interest on Loans

   Interest income on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest and/or when, in the opinion of management, full collection is unlikely. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the loan is in the process of collection and the fair value of collateral is sufficient to cover the principal balance and accrued interest. Interest received on nonaccrual loans is either applied against principal or reported as interest income according to management's judgment regarding the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

   Loan Fees and Related Costs

   Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amounts are amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts using the level-yield method over the contractual life of the related loans. Fees related to stand-by letters of credit are recognized over the commitment period.

   Allowance for Loan Losses

   The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio; past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio; adverse situations that may affect the borrower's ability to repay; the estimated value of any underlying collateral and other relevant factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

   A substantial portion of the Banks' loans are to customers located in Southeastern Wisconsin and Northeastern Illinois. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio is susceptible to changes in market conditions in that area.

   Premises and Equipment

   Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The provision for depreciation is computed using both accelerated and straight-line methods over the estimated useful lives of the respective assets.

   Goodwill

   Goodwill is amortized on a straight-line basis over 15 years.

   Earnings Per Share

   Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding less unearned ESOP shares. Diluted earnings per share is computed by dividing net income by the weighted average common shares outstanding less unallocated ESOP shares plus the assumed conversion of all potentially dilutive securities.

   The denominators for the earnings per share amounts are as follows:

                                     1997        1996         1995

    Basic:
     Weighted average number of
       shares outstanding        3,863,271    3,830,188    3,550,440
     Less: weighted average
       number of unearned ESOP
       shares                      (79,558)     (60,471)     (73,374)
                                 ---------    ---------    ---------
     Denominator for basic
       earnings per share        3,783,713    3,769,717    3,477,066
                                 =========    =========    =========
    Fully diluted:
     Denominator for basic
       earnings per share        3,783,713    3,769,717    3,477,066
     Add: assumed conversion of
       stock options using the
       treasury stock method        42,958       39,326       34,042
                                ----------   ----------   ----------
     Denominator for fully
       diluted earnings per
       share                     3,826,671    3,809,043    3,511,108
                               ===========   ==========   ==========

   Income Taxes

   The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and the Company's tax status. Valuation allowances are established for deferred tax assets for amounts for which it is more likely than not that they will be realized.

   Stock Option Plan

   Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded for stock options only to the extent that the current market price of the underlying stock exceeded the exercise price on the date of grant. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards
   (SFAS) No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company elected to continue to apply the provisions of APB Opinion No. 25 because the alternative requires use of option valuation models that were not developed for use in valuing employee stock options similar to the Company's. The fair value of the stock options granted was not material for the years ended December 31, 1997 and 1996.

   Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers cash and due from banks and investment securities with maturities of three months or less at the time of acquisition as cash and cash equivalents.

   Accounting Changes

   The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as of January 1, 1997, which provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of the financial-components approach that focuses on control. There was no material impact on the financial statements of the Company.

   Pending Accounting Changes

   In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, adoption in 1998 will have no impact on the Company's net income or shareholders' equity. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities, which currently are reported in shareholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income.

   In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement only addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no impact on the Company's net income or shareholders' equity. Statement No. 131 will become effective in 1998.

   2.   Acquisitions

   On December 31, 1997, the Company completed its acquisition of Richmond Bancorp, Inc., (Bancorp) Richmond, Illinois. The Company purchased the outstanding common stock of Bancorp for $10,787,495 in cash. In connection with the acquisition, the Company borrowed $3,900,000 on its line of credit and assumed $1,400,000 of Bancorp's outstanding debt. The acquisition was recorded using purchase accounting. Application of purchase accounting requires the inclusion of Richmond's operating results in the consolidated statements of income from the date of acquisition. Because the acquisition was consummated on December 31, 1997, no operating results for Richmond are included in the Company's consolidated statements of income for any year presented herein.

   On August 24, 1995, the Company completed its acquisition of Waterford Bancshares, Inc. (Bancshares). Bancshares was the parent bank holding company of Waterford Bank, Waterford, Wisconsin. In connection with the acquisition, the Company issued 257,845 shares of its common stock with a value of $3,322,000 (net of acquisition costs of $120,000), $1,061,844 in two-year installment notes, and $2,260,401 in cash in exchange for the outstanding common stock of Bancshares. The acquisition was recorded using purchase accounting. The operating results of Bancshares are included in the consolidated statements of income from the date of acquisition.

   On a pro forma basis, total income, net income, basic earnings per share and fully diluted earnings per share for the years ended December 31, 1997 and 1966, after giving effect to the acquisition of Richmond as if it occurred on January 1, 1996, are as follows:

                                            Year ended December 31
                                              1997             1996

    Total income                           $35,425,000      $35,015,000
    Net income                               3,696,000        3,821,000
    Basic earnings per share                      0.98             1.01
    Fully diluted earnings per share              0.97             1.00


   3.   Restrictions on Cash and Due From Bank Accounts

   The Banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of reserve balances for the year ended December 31, 1997, was approximately $2,251,000.

   4.   Investment Securities

   The amortized cost and estimated fair values of investments in debt securities follow:

                                                             Gross         Gross
                                             Amortized    Unrealized    Unrealized     Estimated
                                                Cost         Gains        Losses       Fair Value
    Held-to-Maturity
    December 31, 1997:
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                            $11,850,447    $  88,835       $(5,672)     $11,933,610
     Obligations of state and political
      subdivisions                          8,646,648      129,717          (823)       8,775,542
     Other securities                         500,000        4,720        (5,460)         499,260
                                           ----------      -------       -------       ----------
                                          $20,997,095     $223,272      $(11,955)     $21,208,412
                                           ==========      =======       =======       ==========
    December 31, 1996:
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                            $18,782,342     $168,205      $(32,507)     $18,918,040
     Obligations of state and political
       subdivisions                        12,019,890      123,750       (19,386)      12,124,254
     Other securities                         500,000        5,270        (6,200)         499,070
                                           ----------      -------       -------       ----------
                                          $31,302,232     $297,225      $(58,093)     $31,541,364
                                           ==========      =======       =======       ==========
    Available-for-Sale
    December 31, 1997:
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                            $34,880,814  $   167,423      $(61,131)     $34,987,106
     Obligations of state and political
      subdivisions                         17,275,223      183,048        (7,286)      17,450,985
     Mortgage-related securities           17,242,183      158,676       (15,178)      17,385,681
     Other securities                       3,514,100      916,561             -        4,430,661
                                           ----------    ---------       -------       ----------
                                          $72,912,320   $1,425,708      $(83,595)     $74,254,433
                                           ==========    =========       =======       ==========
    December 31, 1996:
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                            $15,235,544    $  94,402      $(22,992)     $15,306,954
     Obligations of state and political
      subdivisions                          2,995,581       23,714        (2,944)       3,016,351
     Mortgage-related securities           16,752,765       47,756       (56,783)      16,743,738
     Other securities                       2,697,185       11,888             -        2,709,073
                                           ----------      -------       -------       ----------
                                          $37,681,075     $177,760      $(82,719)     $37,776,116
                                           ==========      =======       =======       ==========


   The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Estimated
                                          Amortized Cost    Fair Value
    Held-to-Maturity
    Due in one year or less                $10,036,815    $10,075,355
    Due after one year through five
      years                                  8,499,749      8,561,057
    Due after five years through ten
      years                                  1,468,150      1,527,889
    Due after ten years                        992,381      1,044,111
                                            ----------     ----------
                                           $20,997,095    $21,208,412
                                            ==========     ==========

                                                            Estimated
                                          Amortized Cost    Fair Value
    Available-for-Sale
    Due in one year or less               $  9,635,062    $10,440,420
    Due after one year through five
      years                                 50,604,983     50,914,462
    Due after five years through ten
      years                                 11,853,882     12,049,389
    Due after ten years                        818,393        850,162
                                            ----------     ----------
                                           $72,912,320    $74,254,433
                                            ==========     ==========


   The Company's investments in mortgage-related securities have been allocated to the various maturity categories based on expected maturities using current prepayment estimates.

   Proceeds from sales of investments in debt and marketable equity available-for-sale securities were $980,565 and $829,805 during 1997 and 1995, respectively. Gross losses of $649 and no gains were realized on the 1997 sales. No gain or loss was realized on the 1995 sales. No investment securities were sold during 1996.

   At December 31, 1997 and 1996, investment securities with a carrying value of $29,981,479 and $12,912,811, respectively, were pledged as collateral to secure public deposits and for other purposes.

   5.   Loans

   A summary of loans outstanding at December 31, 1997 and 1996, follows:

                                         1997            1996

    Commercial                     $  56,029,636   $  44,088,070
    Consumer                          36,817,427      30,046,232
    Real estate mortgage             162,735,834     114,394,696
    Other                             12,236,320      13,141,702
                                     -----------     -----------
                                    $267,819,217    $201,670,700
                                     ===========     ===========

   6.   Allowance for Loan Losses

   Changes in the allowance for loan losses for the three years ended December 31, 1997 are as follows:
                                       1997          1996          1995

    Balance at beginning of year  $2,607,579    $2,711,362     $1,982,941
     Allowance from acquired         678,235             -        734,577
       bank
     Provision for loan losses       330,000       210,000        190,000
     Charge-offs                    (380,279)     (384,802)      (308,994)
     Recoveries                       70,633        71,019        112,838
                                   ---------     ---------      ---------
     Net charge-offs                (309,646)     (313,783)      (196,156)
                                   ---------     ---------      ---------
    Balance at end of year        $3,306,168    $2,607,579     $2,711,362
                                   =========     =========      =========


   Total nonaccrual loans were $2,537,000 and $2,363,000 at December 31, 1997 and 1996, respectively.

   7.   Loans to Related Parties

   In the ordinary course of business, loans are granted to related parties, which include bank officers, principal shareholders, directors and entities in which such persons are principal shareholders. Loans outstanding at December 31, 1997 and 1996 to such related parties were approximately $8,868,000 and $4,982,000, respectively. During 1997, approximately $6,321,000 of new loans were made and repayments totaled approximately $2,435,000. Loans to related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

   8.   Premises and Equipment

   A summary of premises and equipment at December 31, 1997 and 1996, is as follows:

                                             1997              1996

    Buildings                           $  6,260,971      $  4,320,075
    Furniture and equipment                5,106,733         5,050,246
    Leasehold improvements                 2,315,889         1,620,192
                                          ----------        ----------
                                          13,683,593        10,990,513
    Less accumulated depreciation          7,736,023         7,168,150
                                          ----------        ----------
                                           5,947,570         3,822,363
    Land                                     966,876           869,625
                                          ----------        ----------
                                        $  6,914,446      $  4,691,988
                                          ==========        ==========

   9.   Notes Payable

   The Company has a $10,000,000 line of credit available through April 30, 1998, at 90-day LIBOR plus 1.35% (5.93% at December 31, 1997). As of December 31, 1997, $3,900,000 is outstanding on the line. No amount was outstanding on the line at December 31, 1996.

   The Company also has a revolving credit agreement which is collateralized by the common stock of Richmond Bank and bears interest at 360-day LIBOR plus 2% (7.88% at December 31, 1997). At December 31, 1997, borrowings under this agreement were $1,400,000 and total borrowings may not exceed $2,000,000. This loan has been paid and the revolving credit agreement terminated on January 14, 1998.

   Notes payable at December 31, 1996, consist of notes payable to shareholders of the former Waterford Bancshares, which were paid September 19, 1997. These notes were issued as part of the Company's acquisition of Waterford.

   10.  Employee Benefit Plans

   The Company has a noncontributory money purchase pension plan covering substantially all employees who meet certain minimum age and service requirements. Annual contributions are fixed based on compensation of participants. The Company's contribution to the pension plan for each participant is an amount equal to 4% of the participants' total eligible compensation plus an additional 2% of the participants eligible compensation in excess of $20,000. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

   Company contributions are made annually at the discretion of the board of directors and amounted to $145,007 in 1997, $130,698 in 1996 and $112,493 in 1995. Plan assets are invested in a diversified portfolio of high quality debt and equity investments.

   The Company also has an Employees' Stock Ownership Plan (ESOP) for the benefit of employees meeting certain minimum age and service requirements. Company contributions to the ESOP trust, which was established to fund the plan, are made on a discretionary basis and are expensed to operations in the year accrued ($112,763 in 1997, $70,157 in 1996 and $69,957 in 1995).
   The number of shares released to participants is determined based on the annual contribution amount plus any dividends paid on unearned shares divided by the market price of the stock at the contribution date.

   The activity in the number of unearned ESOP shares follows:

                                          1997         1996         1995

     Balance at beginning of year        50,954       60,472       73,375
     Shares committed to be released    (13,430)      (9,518)     (12,903)
     Additional shares purchased         60,000            -            -
                                        -------      -------      -------
     Balance at end of year              97,524       50,954       60,472
                                        =======      =======      =======

   At December 31, 1997, the fair value of unearned ESOP shares is $2,184,534.

   The cost of the unearned ESOP shares has been shown as a reduction of shareholders' equity.

   11.  Income Taxes

   The Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate-return basis and remit to the Company amounts determined to be currently payable or realize the benefit they would be entitled to on such a basis. The Company and subsidiaries file separate state income tax returns.

   Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                1997         1996         1995
    Current:
     Federal               $1,905,000   $1,763,000   $1,434,000
     State                    319,000      320,000      253,000
                            ---------    ---------    ---------
                            2,224,000    2,083,000    1,687,000
                            ---------    ---------    ---------
    Deferred (credit):
     Federal                  (58,000)     (42,000)     (85,000)
     State                     (7,000)     (38,000)     (23,000)
                            ---------    ---------    ---------
                              (65,000)     (80,000)    (108,000)
                            ---------    ---------    ---------
                           $2,159,000   $2,003,000   $1,579,000
                            =========    =========    =========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities of December 31, 1997 and 1996, are as follows:

                                               1997            1996
   Deferred tax assets:
    Allowance for loan losses              $   907,000     $   680,000
    Federal net operating loss
     carryforward                              207,000         212,000
    State net operating loss carryforward      315,000         267,000
    Accumulated depreciation                   260,000         104,000
    Other                                      323,000         427,000
                                             ---------       ---------
                                             2,012,000       1,690,000
   Valuation allowance for deferred tax
     assets                                   (518,000)       (479,000)
                                             ---------       ---------
   Net deferred tax assets                   1,494,000       1,211,000

   Deferred tax liabilities:
    Unrealized gain on investment
     securities                                453,000          32,000
    Net deferred tax liabilities - other        48,000         246,000
    Purchase accounting adjustments            330,000         236,000
                                             ---------       ---------
   Total deferred tax liabilities              831,000         514,000
                                             ---------       ---------
   Net deferred tax assets                 $   663,000     $   697,000
                                             =========       =========


   The income tax expense differs from that computed at the federal statutory corporate tax rate as follows:

                                         1997          1996          1995

    Income before income taxes       $6,533,164    $6,008,671  $4,858,497
                                      =========     =========   =========
    Income tax expense at the
      federal statutory
      rate of 34%                    $2,221,276    $2,042,948  $1,651,889
    Increase (decrease) resulting
      from:
     Tax-exempt interest income        (322,000)     (280,000)   (263,000)
     State income taxes, net of
       federal income tax benefit       205,000       196,000     164,000
    Increase (decrease) in
      valuation allowance
      for deferred tax assets            39,000       (20,000)    (22,000)
    Other                                15,724        64,052      48,111
                                      ---------     ---------   ---------
                                     $2,159,000    $2,003,000  $1,579,000
                                      =========     =========   =========

   At December 31, 1997, the Company had federal net operating loss carryforwards of approximately $527,000 and state net operating loss carryforwards of approximately $5,590,000. The federal net operating loss carryforwards and $527,000 of state net operating loss carryforwards are subject to an annual limitation of approximately $100,000 and are available to reduce future tax expense through the year ending December 31, 2009. The remaining state net operating loss carryforwards expire in years 1999 through 2011.

   12.  Restrictions on Subsidiaries' Dividends, Loans or Advances

   Dividends are paid by the Company from its assets, which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

   As of December 31, 1997, the Banks had net retained earnings of $4,655,000, which are available for distribution to the Company as dividends without prior regulatory approval.

   Under Federal Reserve Bank regulations, the Banks are limited as to the amount they may loan to their affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 1997, the maximum amount available for transfer from the Banks to the Company in the form of loans approximated 10% of the Banks' consolidated net worth.

   13.  Financial Instruments with Off-Balance-Sheet Risk

   Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

   The Company's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1997 were $31,954,000 and $714,000, respectively. All such arrangements expire in 1998. Loan commitments and standby letters of credit were $32,536,000 and $990,000, respectively, at December 31, 1996.

   14.  Leases

   The Company rents space for banking facilities under operating leases. Certain leases include renewal options and provide for the payment of building operating expenses and additional rentals based on adjustments due to inflation. Rent expense under operating leases totaled approximately $526,500, $421,000 and $382,000, in 1997, 1996 and 1995,
   respectively.

   Future minimum payments for the years indicated under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

                   1998                        $   441,000
                   1999                            441,000
                   2000                            449,000
                   2001                            416,000
                   2002                            429,000
                   Thereafter                    2,429,000
                                                 ---------
                                                $4,605,000
                                                 =========

   Minimum rentals for 1998 include $106,000 (1999 and 2000 include $106,000) per year relative to space used by the Banks which is leased from a partnership, two partners of which are also directors of the Company.

   15.  Regulatory Capital

   The Company and subsidiary Banks are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and subsidiary Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary Banks must meet specific capital guidelines that involve quantitative measures of the Company and subsidiary Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and subsidiary Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and subsidiary Banks meet all capital adequacy requirements to which they are subject.

   As of December 31, 1997, the most recent notification from state regulators categorized the Company and subsidiary Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and subsidiary Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

   The Company and subsidiary Banks' actual, minimum and well capitalized capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                   To Be Well Capitalized
                                             For Capital          Under Prompt Corrective
                                          Adequaces Purposes         Action Provisions               Actual
                                         Amount         Ratio        Amount       Ratio       Amount       Ratio
    As of December 31, 1997
    Total Capital
      (to Risk Weighted Assets):
     Consolidated                        $22,047          8.0%      $27,559         10.0%     $33,034         12.0%
     State Financial Bank                 15,278          8.0        19,098         10.0       24,686         12.9
     State Financial Bank-Waterford        2,477          8.0         3,097         10.0        4,110         13.3%
      Richmond Bank                        4,193          8.0         5,241         10.0        6,576         12.5

    Tier I Capital (to Risk
      Weighted Assets):
     Consolidated                         11,024          4.0        16,535          6.0       29,728         10.8
     State Financial Bank                  7,639          4.0        11,459          6.0       22,596         11.8
     State Financial Bank-Waterford        1,239          4.0         1,858          6.0        3,721         12.0
      Richmond Bank                        2,096          4.0         3,145          6.0        5,921         11.3
    Tier I Capital (to Average
      Assets):
     Consolidated                         12,424          4.0        15,530          5.0       29,728          9.6
     State Financial Bank                 10,608          4.0        13,260          5.0       22,596          8.5
     State Financial Bank-Waterford        1,865          4.0         2,332          5.0        3,721          8.0
      Richmond Bank                        3,218          4.0         4,022          5.0        5,921          7.4

                                                                   To Be Well Capitalized
                                             For Capital          Under Prompt Corrective
                                          Adequaces Purposes         Action Provisions               Actual
                                          Amount        Ratio        Amount       Ratio       Amount       Ratio
    As of December 31, 1996
    Total Capital (to Risk Weighted
      Assets):
     Consolidated                        $16,527          8.0%       $20,659         10.0%    $36,170          17.5%
     State Financial Bank                 14,155          8.0         17,693         10.0      24,074          13.6
     State Financial Bank- Waterford       1,930          8.0          2,412         10.0       3,949          16.4
    Tier I Capital (to Risk Weighted
      Assets):
     Consolidated                          8,264          4.0         12,396          6.0      33,586          16.3
     State Financial Bank                  7,077          4.0         10,616          6.0      22,032          12.5
     State Financial Bank- Waterford         965          4.0          1,447          6.0       3,644          15.1
    Tier I Capital (to Average
      Assets):
     Consolidated                         11,731          4.0         17,664          5.0      33,586          11.5
     State Financial Bank                  9,826          4.0         12,282          5.0      22,032           9.0
     State Financial Bank- Waterford       1,574          4.0          1,968          5.0       3,644           9.3



   16.  Stock Plans and Options

   The Company's board of directors adopted the 1990 Stock Option/Stock Appreciation Rights and Restricted Stock Plan for Key Officers and Employees, and the 1990 Director Stock Option Plan, (collectively, the 1990 Stock Plans). The Company has reserved 365,502 shares of its common stock as of December 31, 1997, for the exercise of options and issuance of shares under the 1990 Stock Plans. Options are exercisable at a price equal to the fair market value of the shares at the time of the grant. Options must be exercised within ten years after grant.

   A summary of restricted stock and stock option transactions follows:

                                  Number of Shares                       Number                           Total
                                    of Restricted                       of Stock                         Number
                                        Stock            Price           Options          Price         of Shares
   Balance at January 1, 1995             17,591     $5.07 - $8.11        119,376     $3.85 - $8.11      136,967
    Granted                                    -           -                2,246          9.26            2,246
    Vested restricted stock               (6,068)     5.07 - 8.11               -           -             (6,068)
    Exercised                                  -           -              (12,542)     5.07 - 6.76       (12,542)
    Canceled                                (360)         8.11               (784)     5.07 - 7.52        (1,144)
                                          ------     -------------        -------      ------------      -------
   Balance at December 31, 1995           11,163      5.07 - 8.11         108,296      3.85 - 9.26       119,459
    Granted                                    -           -                8,165      9.55 - 13.03        8,165
    Vested restricted stock               (2,074)     6.87 - 7.52               -           -             (2,074)
    Exercised                                  -           -              (23,420)     3.85 - 8.11       (23,420)
    Canceled                                   -           -                 (726)     5.07 - 6.87          (726)
                                          ------      ------------        -------     -------------      -------
   Balance at December 31, 1996            9,089      5.07 - 8.11          92,315      3.85 - 13.03      101,404
    Granted                                  600         21.87              6,067     14.15 - 21.87        6,667
    Vested restricted stock               (7,517)     5.07 - 8.11               -           -             (7,517)
    Exercised                                  -           -              (20,113)     4.22 - 8.11       (20,113)
    Canceled                                   -           -               (1,555)     5.07 - 8.25        (1,555)
                                          ------     -------------        -------     -------------       ------
   Balance at December 31, 1997            2,172     $5.07 - $21.87        76,714     $3.85 - $21.87      78,886
                                          ======     =============        =======     =============       ======


   17.  Fair Values of Financial Instruments

   Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value follows. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

   In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the following disclosures. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The Company does not routinely measure the market value of financial instruments, because such measurements represent point-in-time estimates of value. It is not the intent of the Company to liquidate and therefore realize the difference between market value and carrying value and, even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Company's future earnings or cash flows.

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and Due From Banks, Federal Funds Sold and Other Short-Term
   Investments

   The carrying amounts reported in the balance sheet for cash, federal funds sold and other short-term investments approximate those assets' fair values.

   Investment Securities

   Fair values for investment securities are based on quoted market prices, where available.

   Loans Receivable

   For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for commercial real estate loans and fixed rate mortgage, consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

   Deposits

   The fair values disclosed for interest and noninterest checking accounts, savings accounts and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

   Securities Sold Under Agreement to Repurchase and Federal Funds Purchased

   The carrying amounts of securities sold under agreement to repurchase and federal funds purchased approximate their fair value.

   Accrued Interest Receivable and Payable

   The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair values.

   Notes Payable

   The carrying values of the Company's notes payable approximate fair value.


   Off-Balance-Sheet Instruments

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As a consequence, the estimated fair value of the commitments is approximately equal to the related fee received, which is nominal.

   The carrying amounts and fair values of the Company's financial instruments consist of the following at December 31, 1997 and 1996:

                                                  1997                               1996
                                       Carrying           Fair             Carrying           Fair
                                        Amount            Value             Amount           Value
   Cash and due from banks            $27,506,201      $27,506,201       $15,581,811      $15,581,811
   Federal funds sold                  11,273,835       11,273,835         2,599,107        2,599,107
   Other short-term
     investments                                -                -         3,100,000        3,100,000
   Investment securities               95,251,528       95,462,845        69,078,348       69,317,480
   Accrued interest receivable          2,943,801        2,943,801         2,095,839        2,095,839
   Loans                              267,819,217      268,894,443       201,670,700      202,070,469
   Deposits                           367,491,889      350,905,378       254,656,546      254,852,560
   Securities sold under
     agreement to repurchase            4,850,160        4,850,160         2,400,160        2,400,160
   Federal funds purchased                      -                -         5,600,000        5,600,000
   Notes payable                        5,300,000        5,300,000           961,844          961,844
   Accrued interest payable             1,874,197        1,874,197           994,324          994,324


    18. State Financial Services Corporation (Parent Company Only) Financial Information

   Financial statements of the Company at December 31, 1997 and 1996 and for the three years ended December 31, 1997, follow:

   BALANCE SHEETS
                                                  December 31
                                               1997         1996
   Assets
   Cash and due from banks                   $990,627     $881,891
   Other short-term investments                     -    3,100,000
                                           ----------   ----------
   Cash and cash equivalents                  990,627    3,981,891
   Investments:
    Available-for-sale                      2,017,988    3,167,050
    Held-to-maturity                                -    1,263,176
   Investment in State Financial Bank 23,157,881 22,422,023 Investment in State Financial Bank -
    Waterford                               5,153,146    5,187,407
   Investment in State Financial Mortgage
    Company                                   167,295        1,000
   Investment in Richmond Bancorp          10,865,462            -
   Recoverable income taxes                   678,345      718,761
   Other assets                               581,649      553,797
                                           ----------   ----------
   Total assets                           $43,612,393  $37,295,105
                                           ==========   ==========
   Liabilities
   Accrued expenses and other liabilities  $1,164,027     $806,717
   Note payable                             3,900,000      961,844

   Shareholders' equity
   Common stock                               387,256      319,825
   Additional paid-in capital              28,964,328   28,687,633
   Retained earnings                        9,787,620    6,932,623
   Unrealized loss on securities              888,649       62,728
    available-for-sale
   Unearned ESOP shares                    (1,479,487)    (476,265)
                                           ----------   ----------
   Total shareholders' equity              38,548,366   35,526,544
                                           ----------   ----------
   Total liabilities and shareholders'
    equity                                $43,612,393  $37,295,105
                                           ==========   ==========


   STATEMENTS OF INCOME
                                        Year ended December 31
                                   1997          1996          1995
    Income:
     Dividends                $4,225,000    $ 5,400,000   $2,250,000
     Interest                    438,648        389,194      336,693
     Management fees             781,870        753,851      681,313
     Other                        36,260         32,578           28
                               ---------      ---------    ---------
                               5,481,778      6,575,623    3,268,034
    Expenses:
     Interest                    120,283        111,542       68,243
     Other                     1,649,283      1,464,300    1,313,680
                               ---------       --------    ---------
                               1,769,566      1,575,842    1,381,923
                               ---------      ---------    ---------
    Income before income tax
     credit and equity in
     undistributed net
     income of subsidiary
     Banks                     3,712,212      4,999,781    1,886,111
    Income tax credit            165,957        124,489      110,515
                               ---------      ---------    ---------
                               3,878,169      5,124,270    1,996,626
    Equity in undistributed
     net income (excess of
     net income of subsidiary
     Banks over dividends)       495,995     (1,118,599)   1,282,801
                               ---------      ---------    ---------
    Net income                $4,374,164    $ 4,005,671   $3,279,427
                               =========      =========    =========



   STATEMENTS OF CASH FLOWS
                                            Year ended December 31
                                        1997         1996         1995
    Operating activities
    Net income                    $   4,374,164  $ 4,005,671  $ 3,279,427
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
     Excess (equity) in
       undistributed income            (495,995)   1,118,599   (1,282,801)
     Deferred income taxes              192,890       (3,324)       2,000
     Other                             (671,332)    (169,629)     (96,976)
     Increase in fair market value
       of securities available for
       sale at subsidiaries             454,024       25,743            -
                                      ---------    ---------    ---------
    Net cash provided by operating
     activities                       3,853,751    4,977,060    1,901,650
    Investing activities
    Increase in other assets            (24,463)     (33,276)    (104,358)
    Purchase of investment
     securities                        (395,548)  (3,808,860)  (3,626,904)
    Maturities of investment
     securities                       3,680,565    1,650,000    6,049,000
    Acquisition of/additional
     investment in subsidiaries     (10,865,462)      (1,000)  (6,702,316)
                                     ----------   ----------   ----------
    Net cash used by investing
     activities                      (7,604,908)  (2,193,136)  (4,384,578)

    Financing activities
    Proceeds (repayment) of notes
     payable                          2,938,156     (100,000)   1,061,844
    Net (increase) decrease in
     guaranteed ESOP obligation      (1,003,222)      48,628       42,489
    Cash dividends                   (1,519,167)  (1,260,271)    (967,478)
    Costs associated with
     acquisition                              -            -     (119,677)
    Issuance of common stock in
     acquisition                              -            -    3,321,905
    Proceeds from exercise of
     stock options                      344,126      174,408       64,371
    Cancellation of restricted
     stock                                    -            -       (2,912)
                                     ----------   ----------   ----------
    Net cash provided (used) by
     financing activities               759,893   (1,137,235)   3,400,542
                                     ----------   ----------   ----------
    Increase (decrease) in cash
     and cash equivalents            (2,991,264)   1,646,689      917,614
    Cash and cash equivalents at
     beginning of year                3,981,891    2,335,202    1,417,588
                                     ----------   ----------   ----------
    Cash and cash equivalents at
     end of year                  $     990,627  $ 3,981,891  $ 2,335,202
                                     ==========   ==========   ==========

   STATE FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                             December 31,
                                            June 30, 1998        1997
    ASSETS
      Cash and due from banks                $22,125,840    $27,506,201
      Federal funds sold                       5,551,433     11,273,835
      Other short-term investments             7,600,000            -0-
                                              ----------     ----------
      Cash and cash equivalents               35,277,273     38,780,036
    Investment securities
      Held-to-maturity (fair value
       $20,499,000 - June 30, 1998
       and $21,208,000 - December 31,
       1997)                                  16,848,229     20,997,095
      Available for sale (at fair value)      85,231,732     74,254,433

      Loans (net of allowance for loan
       losses of $3,371,435-1998 and
       $3,306,168-1997)                      258,740,498    264,513,049
      Premises and equipment                   6,570,964      6,914,446
      Accrued interest receivable              3,150,306      2,943,801
      Other assets                            12,100,141     12,875,193
                                             -----------    -----------
      TOTAL ASSETS                          $417,919,143   $421,278,053
                                             ===========    ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
      Deposits:
     Demand                                   68,244,177     69,170,535
     Savings                                  85,019,978     83,759,867
     Money market                             91,153,441     89,853,817
     Other time                              118,574,467    124,707,670
                                             -----------    -----------
      TOTAL DEPOSITS                         362,992,063    367,491,889
      Notes payable                              900,000      5,300,000
      Securities sold under agreements to
       repurchase                              9,826,139      4,850,160
      Federal funds purchased                    150,000            -0-
      Accrued expenses and other
       liabilities                             2,615,638      3,213,441
      Accrued interest payable                 1,627,278      1,874,197
                                             -----------    -----------
      TOTAL LIABILITIES                      378,111,118    382,729,687

    Stockholders' equity:
      Preferred stock, $1 par value;
       authorized--100,000 shares;
       issued and outstanding--none
      Common stock, $0.10 par value;
       authorized--10,000,000 shares
       issued and outstanding--3,890,084
       shares in 1998 and 3,872,553 in
       1997                                      389,008        387,256
      Capital surplus                         29,147,048     28,964,328
      Net unrealized holding gain on
       securities available for sale             555,497        888,649
      Retained earnings                       11,099,105      9,787,620
      Less:  Guaranteed ESOP obligation       (1,382,633)    (1,479,487)
                                             -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY              39,808,025     38,548,366
                                             -----------    -----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                               $417,919,143   $421,278,053
                                             ===========    ===========


    See notes to unaudited consolidated financial statements.

   STATE FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
   Consolidated Statements of Income (Unaudited)

                                                Six months ended June 30,
                                                   1998              1997
    INTEREST INCOME:
      Loans, including fees                    $ 12,375,916       $9,808,208
      Investment securities
        Taxable                                   2,280,457        1,720,140
        Tax-exempt                                  628,445          379,390
      Federal funds sold                            348,880           12,683
                                                 ----------       ----------
    TOTAL INTEREST INCOME                        15,633,698       11,920,421
    INTEREST EXPENSE:
      Deposits                                    6,836,217        4,257,729
      Notes payable and other
       borrowings                                   299,547          323,329
                                                 ----------       ----------
    TOTAL INTEREST EXPENSE                        7,135,764        4,581,058
                                                 ----------       ----------
    NET INTEREST INCOME                           8,497,934        7,339,363
    Provision for loan losses                       285,000          165,000
                                                 ----------       ----------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                     8,212,934        7,174,363

    OTHER INCOME:
      Service charges on deposit
       accounts                                     612,944          512,727
      Merchant service fees                         599,549          558,905
      Building rent                                 142,228          155,093
      ATM fees                                      235,377           95,329
      Gains on sale of loans                        375,894           80,615
      Investment security gains                     407,189              -0-
      Other                                         450,807          199,418
                                                 ----------       ----------
    TOTAL OTHER INCOME                            2,823,988        1,602,087
    OTHER EXPENSES:
      Salaries and employee benefits              3,545,627        2,453,926
      Net occupancy expense                         486,180          483,404
      Equipment rentals, depreciation
       and maintenance                              741,779          535,716
      Data processing                               498,170          368,303
      Legal and professional                        280,170          180,213
      Merchant service charges                      459,679          461,126
      ATM charges                                    98,967           97,991
      Advertising                                   231,663          190,175
      Goodwill amortization                         285,440           75,713
      Other                                       1,054,843          740,292
                                                 ----------       ----------
    TOTAL OTHER EXPENSES                          7,682,518        5,586,859


               INCOME BEFORE INCOME
                 TAXES                            3,354,404        3,189,591
    Income taxes                                  1,127,598        1,090,059
                                                 ----------       ----------
    NET INCOME                                  $ 2,226,806      $ 2,099,532
                                                 ==========       ==========

     Basic earnings per common share                 $ 0.59           $ 0.55
     Diluted earnings per common share                 0.58             0.54
     Dividends per common share                        0.24             0.20

    Weighted average common shares
      outstanding
     Basic                                        3,779,398        3,805,236
     Diluted                                      3,819,060        3,859,241


   See notes to unaudited consolidated financial statements.

   STATE FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                Six months ended June 30,
                                                   1998            1997
    OPERATING ACTIVITIES
      Net income                               $2,226,806      $2,099,532
      Adjustments to reconcile net income
     to net cash provided by
        operating activities:
     Provision for loan losses                    285,000         165,000
     Provision for depreciation                   467,423         339,725
     Amortization of investment security
       premiums and accretion of
       discounts-net                               97,854          30,404
     Amortization of goodwill                     285,440          75,713
     Amortization of branch acquisition
      premium                                         -0-          14,833
     Decrease in interest receivable             (206,505)        (94,298)
     Increase (decrease) in interest payable     (246,919)        151,215
     Realized investment security gains-net      (407,189)        151,215
     Other                                         54,973        (207,394)
                                                ---------       ---------
      NET CASH PROVIDED BY OPERATING
        ACTIVITIES                              2,556,883       2,574,730
    INVESTING ACTIVITIES
      Purchase of Investment securities               -0-             -0-
      Maturities of investment securities       4,130,000       5,460,000
      Purchases of securities available for
       sale                                   (29,624,009)    (13,615,318)
      Maturities of securities available for
       sale                                    18,478,593       6,576,946
      Net decrease (increase) in loans          5,487,551      (9,027,367)
      Purchases of premises and equipment        (123,941)       (279,903)
                                               ----------      ----------
      NET CASH USED BY INVESTING ACTIVITIES    (1,651,806)    (10,885,642)
    FINANCING ACTIVITIES
      Decrease in deposits                     (4,499,826)      5,954,635
      Decrease in notes payable                (4,400,000)        (30,000)
      Decrease in guaranteed ESOP obligation       96,854          65,528
      Net proceeds from securities sold
       under agreement to repurchase            4,975,979       2,300,000
      Net proceeds from federal funds
       purchased                                  150,000      (5,350,000)
      Cash dividends                             (915,320)       (767,110)
      Issuance of common stock under
       Dividend Reinvestment Plan                     -0-         204,818
      Proceeds from exercise of stock
        options                                   184,473          94,190
                                               ----------      ----------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                             (4,407,840)      2,472,061
                                               ----------      ----------

    DECREASE IN CASH AND CASH EQUIVALENTS      (3,502,763)     (5,838,851)
    CASH AND CASH EQUIVALENTS AT BEGINNING
     OF PERIOD                                 38,780,036      21,280,918
                                               ----------      ----------
    CASH AND CASH EQUIVALENTS AT END OF
     PERIOD                                   $35,277,273     $15,442,067
                                               ==========      ==========
    Supplemental information:
      Interest paid                            $7,382,683      $4,429,843
      Income taxes paid                         1,170,000       1,201,000


    See notes to unaudited consolidated financial statements.

   STATE FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
   JUNE 30, 1998

   NOTE A--BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements include the accounts of State Financial Services Corporation (the "Company") and its subsidiaries - State Financial Bank (Wisconsin), State Financial Bank - Waterford ("Waterford"), State Financial Mortgage Company, and Richmond Bancorp, Inc. ("Bancorp"). State Financial Bank also includes the accounts of its wholly owned subsidiaries, Hales Corners Development Corporation and Hales Corners Investment Corporation. Waterford also includes the accounts of its wholly owned subsidiary, Waterford Investment Corporation. Bancorp also includes the accounts of its wholly owned subsidiaries, State Financial Bank (Illinois, "Richmond") and State Financial Investments, Inc. Richmond also includes the accounts of its wholly owned subsidiary, State Financial Insurance Agency. All significant intercompany balances and transactions have been eliminated.

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
   Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.
   Operating results for the three and six month period ending June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report to stockholders for the year ended December 31, 1997.

   NOTE B--ACQUISITIONS

      On December 31, 1997, the Company completed its acquisition of Bancorp located in Richmond, Illinois. The Company purchased the outstanding common stock of Bancorp for $10,787,000 in cash. In connection with the acquisition, the Company borrowed $3,900,000 on its line of credit and assumed $1,400,000 of Bancorp's outstanding debt. At June 30, 1998, the amount of debt outstanding from the Bancorp acquisition had been reduced to $900,000. The acquisition was recorded using purchase accounting. Application of purchase accounting requires the inclusion of Bancorp's operating results in the consolidated statements of income from the date of acquisition. Accordingly, Bancorp's operating results are included in the Company's consolidated statements of income for the three and six months ended June 30, 1998 and Bancorp's financial condition is included in the Company's consolidated balance sheets dated June 30, 1998 and December 31, 1997. No operating results or financial condition of Bancorp is included in the Company's consolidated statements of income for the three and six months ended June 30, 1997.

      On a pro form basis, total income, net income, basic and fully diluted earnings per share for the three and six months ended June 30, 1997, after giving effect to the acquisition of Bancorp as if it had occurred on January 1, 1997 are as follows:


                                     For the three      For the six
                                     months ended       months ended
                                       June 30,           June 30,
                                         1997               1997
    Total income                      $8,753,962        $17,434,909
    Net income                         1,091,633         1,917,188
    Basic earnings per share             $0.29             $0.50
    Diluted earnings per share           $0.28             $0.50


   NOTE C--PENDING ACQUISITION

      On June 1, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Home Bancorp of Elgin, Inc., ("Home"), Elgin, Illinois. Home is the parent thrift holding company of Home Federal Savings, a thrift institution which operates five offices in Elgin, South Elgin, Bartlett, Roselle, and Crystal Lake, Illinois. The merger will be treated as a tax-free exchange under the pooling-of-interests accounting method.

      Pursuant to the Agreement, the exchange ratio in the transaction is subject to certain caps and will be based on the Company's average closing price for the twenty consecutive trading days prior to closing based on the following schedule:

    The Comany's
    Average Share Price           Exchange Ratio

    $20.00 - $21.125              Fixed at 0.86
    $21.126 - $22.625             Fixed at 0.857143
    $22.626 - $30.00              Floating based upon Home value of $19.50
    $30.01 - $31.375              Fixed at 0.65
    Greater than $31.375          Fixed at 0.64

      In the event the Company's average share price is below $20.00, the Company can elect to close the transaction at the 0.86 exchange ratio or an exchange ratio assigning $17.25 as the value of Home's shares, subject to Home's acceptance. Home has also granted the Company an option to acquire up to 19.9% of its common stock.

      The Company estimates that it will take a $12 million pre-tax restructring charge at closing related to the acquistion.

      At June 30, 1998, Home had total assets of $367.7 million. Home's shares are traded on the Nasdaq National Market under the symbol "HBEI".

                          INDEPENDENT AUDITOR'S REPORT


   To the Board of Directors
   Richmond Bancorp, Inc. and Subsidiaries
   Richmond, Illinois

   We have audited the accompanying consolidated balance sheet of Richmond Bancorp, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Richmond Bancorp, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


   /s/ McGladrey & Pullen, LLP
   Schaumburg, Illinois
   February 16, 1998

   RICHMOND BANCORP, INC. AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEET


                                                      Postacquisition
    ASSETS                                           December 31, 1997

    Cash and due from banks                       $     2,808,036
    Securities available for sale                      25,593,616
    Federal funds sold                                  4,865,000
    Loans held for sale                                 1,327,526
    Loans, net of allowance for loan losses of
     $678,235                                          49,046,753
    Premises and equipment                              2,131,733
    Accrued interest receivable                           668,066
    Intangible assets                                   6,248,332
    Other assets                                          744,747
                                                       ----------
                                                    $  93,433,809
                                                       ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities
      Deposits:
        Noninterest bearing                       $     8,486,655
        Interest bearing                               71,434,994
                                                       ----------
                                                       79,921,649

        Note payable                                    1,400,000
        Accrued interest                                  682,467
        Other liabilities                                 564,231
                                                       ----------
                                                       82,568,347
                                                       ----------
    Stockholders' Equity
       Common stock; $1 par value, authorized
         and issued 1,000 shares                            1,000
       Additional paid-in capital                      10,895,101
       Unrealized loss on securities available
         for sale, net of taxes of $20,426                (30,639)
                                                       ----------
                                                       10,865,462
                                                       ----------
                                                   $   93,433,809
                                                       ==========

   See Notes to Consolidated Financial Statements.

   RICHMOND BANCORP, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF INCOME

                                                       Preacquisition
                                                         Year Ended
                                                      December 31, 1997

      Interest income on:
        Loans                                            $   5,048,205
        Securities available for sale                        1,542,140
        Federal funds sold                                      72,067
                                                            ----------
       Total interest income                                 6,662,412
                                                            ----------
      Interest expense on:
        Deposits                                             3,702,426
        Note payable                                           113,061
                                                            ----------
       Total interest expense                                3,815,487
                                                            ----------
       Net Interest Income                                   2,846,925

      Provisions for loan losses                               639,500
                                                            ----------
       Net Interest Income After Provision
        for Loan Losses                                      2,207,425
                                                            ----------
      Other income:
        Service charges and other fees                         334,395
        Commission revenue                                     343,258
        Fees from sale of loans                                718,746
        Securities gains                                         3,687
        Other                                                  204,545
                                                            ----------
                                                             1,604,631
                                                            ----------
      Other expenses:
        Salaries and employee benefits                       1,837,779
        Occupancy expense                                      592,704
        Costs related to sale                                  305,160
        Other                                                1,072,693
                                                            ----------
                                                             3,808,336
                                                            ----------
       Income Before Income Taxes                                3,720
                                                            ----------
      Income taxes                                              27,359
                                                            ----------
       Net (Loss)                                         $    (23,639)
                                                            ==========


   See Notes to Consolidated Financial Statements.

   RICHMOND BANCORP, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
   YEAR ENDED DECEMBER 31, 1997


                                                                             Unrealized Gain
                                                                                (Loss) on
                                                 Additional                    Securities
                                                  Paid-in       Retained      Available for
                                 Common Stock     Capital       Earnings        Sale, Net         Total
    Balance, December 31, 1996       $1,000      $483,990    $4,008,757          $(213,998)  $4,279,758
      Net (loss)                          -             -       (23,639)                 -      (23,639)
      Cash dividends                      -             -      (162,723)                 -     (162,723)
      Net change in unrealized
         gains and losses on
         securities available
         for sale, net                    -             -             -            183,350      183,350
                                     ------    ----------    ----------          ---------   ----------
    Balance, December 31, 1997,
      preacquisition                  1,000       483,900     3,822,395            (30,639)   4,276,746

    Postacquisition transaction:
      Effect of pushdown
        accounting in relation
        to purchase of Richmond
        Bancorp, Inc.                     -    10,411,111    (3,822,395)                 -    6,588,716
                                     ------    ----------   -----------          ---------   ----------
    Balance, December 31, 1997,
      postacquisition                $1,000   $10,895,101    $     -              $(30,639) $10,865,462
                                     ======    ==========   ===========         ==========   ==========


   See Notes to Consolidated Financial Statements.

   RICHMOND BANCORP, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF CASH FLOWS


                                                      Preacquisition
                                                        Year Ended
                                                    December 31, 1997

    Cash Flows From Operating Activities
      Net (loss)                                   $    (23, 639)
      Adjustments to reconcile net (loss) to net
        cash provided by operating activities:
         Depreciation                                    301,930
         Amortization, net                               252,119
         Provision for loan losses                       639,500
         Deferred income taxes                          (112,528)
         Securities/gains, net                            (3,687)
         Proceeds from sales of loans held for
           sale                                       52,115,915
         Originations of loans held for sale         (51,211,140)
         (Increase) decrease in:
            Accrued interest payable                      93,902
            Cash value of life insurance                 (53,147)
            Other assets                                (403,055)
            Accrued interest receivable                  (24,027)
            Other liabilities                           (189,812)
                                                      ----------
     Net Cash Provided by Operating Activities         1,382,331
                                                      ----------

    Cash Flows From Investing Activities
      Proceeds from sale of securities available
        for sale                                       8,256,173
      Proceeds from maturities of securities
        available for sale                             4,750,000
      Purchase of securities available for sale      (15,047,502)
      Increase in Federal funds sold                    (190,000)
      Loans originations, net                         (4,368,266)
      Purchase of premises and equipment                (101,473)
      Proceeds from sale of cash value of life
        insurance                                      1,321,720
                                                      ----------
     Net Cash (used in) Investing Activities          (5,379,348)
                                                      ----------
    Cash Flows From Financing Activities
      Net increase (decrease) in:
         Interest-bearing deposits                     3,156,435
         Noninterest bearing deposits                   (387,745)
      Cash dividends                                    (162,723)
                                                      ----------

     Net Cash Provided by Financing Activities         2,605,967
                                                      ----------
     (Decrease) in cash and due from banks            (1,391,050)

      Cash and due from banks:
         Beginning                                     4,199,086
                                                      ----------
         Ending                                     $  2,808,036
                                                      ==========

    Supplemental Disclosures of Cash Flow
     Information
      Cash payments for:
         Interest paid to depositors                $  3,608,524
         Interest paid on note payable                   128,200
         Income taxes                                     71,216

    Preacquisition Supplemental Schedule of Noncash
     Investing and Financing
      Activities
      Net change in unrealized (losses) on
       securities available for sale, net of
       related income taxes of $(122,235)           $    183,350

    Postacquisition Supplemental Schedule of
     Noncash Investing Activities
      Net effect of pushdown accounting in
        relation to purchase of
         Richmond Bancorp, Inc. and Richmond
          Financial Services, Inc.
         Write-up of premises to fair market
          value                                     $    491,351
         Goodwill                                      6,248,332
         Deferred tax liability provided for write-
          up of premises to fair market value            150,967
         Additional paid-in capital                    6,588,716


    See Notes to Consolidated Financial Statements

   RICHMOND BANCORP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 1. Nature of Business, Purchase of Richmond Bancorp, Inc. and Richmond Financial Services, Inc. and Significant Accounting Policies

   Nature of business: Richmond Bancorp, Inc., through one of its subsidiaries, Richmond Bank, provides a full range of financial services to its customers located throughout northeastern Illinois and southeastern Wisconsin. The other subsidiary of Richmond Bancorp, Inc., Richmond Financial Services, Inc. provides financial products and services to a similar customer base. Richmond Bank's subsidiary, State Financial Insurance Agency provides insurance services.

   Principles of consolidation: The accompanying consolidated financial statements include the consolidated financial statements of Richmond Bancorp, Inc. (Bancorp) and its wholly owned subsidiaries, Richmond Financial Services, Inc. (Financial) and Richmond Bank (Bank). The financial statements of the bank's wholly owned subsidiary, State Financial Insurance Agency (State) are also included. Collectively, the above are referred to as Company. All significant intercompany balances and transactions have been eliminated in the consolidation.

   Basis of presentation: On December 31, 1997, State Financial Services Corporation purchased the stock of Richmond Bancorp, Inc. and Richmond Financial Services, Inc. for $10,787,495. An additional $108,606 of acquisition costs were incurred in relation to the purchase. The purchase price and resulting new accounting basis of the assets acquired was pushed-down to the acquired entity, with the net effect on the financial statements of Richmond Bancorp, Inc. being the write-up of the premises to its fair value, the recognition of a deferred tax liability for the portion of the write-up relating to the building and the recognition of intangible assets representing the excess of the total acquisition cost over the fair value of the net assets acquired of $6,248,332 which will be amortized over 15 years by the straight-line method.

   Subsequent to the purchase, Richmond Financial Services, Inc. was merged into Richmond Bancorp, Inc. The assets and liabilities of the insurance services portion of Richmond Financial Services, Inc. were transferred to a newly formed subsidiary of Richmond Bank, State Financial Insurance Agency. This reorganization among entities under common control has been accounted for under historical cost in a manner similar to a pooling of interests and accordingly the results of operations for the year ended December 31, 1997, includes both entities.

   This change in ownership occurred as of December 31, 1997. The financial statements captioned preacquisition include those when Bancorp was owned by prior stockholders and the financial statement captioned postacquisition presents Bancorp after it was acquired by State Financial Services Corporation.

   Accounting estimates: The accounting and reporting policies of the Company conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates which are particularly susceptible to change in a short period of time include the determination of allowance for loan losses.

   Securities available for sale: Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

   Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of stockholders' equity, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

   Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of individual securities classified as available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

   Loans and allowance for loan losses: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses. Interest on loans is accrued over the term of the loan based on the amount of principal outstanding. For impaired loans accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible.

   Unearned interest on discounted loans is amortized to income over the life of the loans using the interest method. Loan origination and commitment fees are deferred and amortized as an adjustment of the related loan's yield. All associated costs are expensed as incurred since any amounts computed on a deferral basis would not be materially different from that resulting from the present basis. The Bank is generally amortizing these amounts over the contractual life of the loan. Fees related to standby letters of credit are recognized when received.

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

   Commercial loans less than $100,000, residential real estate mortgages, home equity loans and installment loans are considered small balance homogenous loan pools and as such are not evaluated for purposes of impairment. All other loans are specifically evaluated for impairment. Loans are considered impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The impairment is measured based on the present value of expected future cash flows, or alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral-dependent and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

   Loans held for sale: Loans held for sale are those loans the Bank has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse.

   Premises and equipment: Premises and equipment are stated at cost. Depreciation is computed principally by accelerated methods for furniture and equipment and by the straight-line method for premises based on their estimated useful lives.

   Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank and deposits are reported net.

   Revenue recognition: Revenue from insurance policies is recognized when the policy goes into effect, the premium due under the policy can be reasonably estimated and the premium is billable to the client. Revenue from the sale of financial products and services is recognized upon execution of the sale and fulfillment of services.

   Fair value of financial instruments: The Company's assets and liabilities including financial instruments, were adjusted to fair value upon the recognition of the push-down bases of accounting. There are no significant differences between carrying value and fair value of the Company's financial instruments.

   Accounting for transfers and servicing of financial assets and extinguishment of liabilities: Financial Accounting Standards Board Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (FAS 125) distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. FAS 125 also established standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

   FAS 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, FAS 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

   FAS 125 was effective for transactions occurring after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997. On January 1, 1997, the Company adopted FAS 125 except for as it relates to transactions involving secured borrowings and collateral. The effect of adoption of this Statement was not material. The Company also believes the adoption of FAS 125 for transactions relating to secured borrowings and collateral will not have a material impact on its consolidated financial statements.

   Comprehensive income: The Financial Accounting Standards Board has issued Statement No. 130, Reporting Comprehensive Income, that the Company will be required to adopt for its year ended December 31, 1998. This pronouncement is not expected to have a significant impact on the Company's financial statements. The Statement establishes standards for the reporting and presentation of comprehensive income and its components. The Statement requires that items recognized as components of comprehensive income be reported in a financial statement. The Statement also requires that a company classify items of other comprehensive income by their nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Comprehensive income at the Company currently consists of unrealized gains and losses on securities available for sale.

   NOTE 2.   Securities

   Amortized cost and fair values of securities available for sale as of December 31, 1997, are summarized below:

                                                       Gross        Gross
                                      Amortized     Unrealized   Unrealized        Fair
                                         Cost          Gains      (Losses)        Value
    U. S. Treasury securities and
    obligations of U.S. Government
    corporations and agencies          $22,236,310    $   3,026  $   (57,305)    $22,182,103

    State and political
    subdivisions                         3,408,371        7,331       (4,117)      3,411,535
                                        ----------     --------    ----------     ----------
                                       $25,644,681    $  10,357  $   (61,422)    $25,593,616
                                        ==========     ========   ===========     ==========

   The amortized cost and fair value of securities available for sale as of December 31, 1997, by contractual maturity are shown below.


                                     Amortized          Fair
                                        Cost           Value

    Due in one year or less         $     100,000    $    100,000
    Due after one year through
     five years                        20,636,310      20,579,688
    Due after five years through
     ten years                          4,808,371       4,813,370
    Due after ten years                   100,000         100,558
                                       ----------      ----------
                                    $  25,644,681    $ 25,593,616
                                       ==========      ==========


   Gross realized gains and losses from the sale of securities available for sale for the year ended December 31, 1997, are as follows:

    Realized gains                                        $    7,243
    Realized losses                                           (3,556)
                                                            --------
    Securities gains, net                                 $    3,687
                                                            ========


   Securities with a carrying amount of $16,697,000 at December 31, 1997, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

   NOTE 3.   Loans

      The composition of net loans as of December 31, 1997, is as follows:


    Loans:
       Commercial                                          $   9,978,996
       Commercial real estate                                 11,998,991
       Agricultural real estate                                  144,001
       Residential real estate                                23,437,988
       Consumer installment                                    5,337,283
                                                              ----------
                                                              50,897,259
       Less:
         Unearned discount                                     1,019,955
         Deferred loan fees                                      152,316
                                                              ----------
            Loans, net of unearned income                     49,724,988
            Allowance for loan losses                            678,235
                                                              ----------
            Loans, net                                    $   49,046,753
                                                              ==========


   The Bank grants commercial, consumer, and residential loans to customers throughout northeastern Illinois and southeastern Wisconsin. Collateral requirements are established based on credit risk of each loan as assessed by management. The loans are expected to be repaid from cash flow of the borrowers.

   Changes in the allowance for loan losses for the year ended December 31, 1997, are as follows:


      Balance, beginning                               $    462,392

          Provision charged to operating expense            639,500
          Recoveries of amounts charged off                  99,620
          Amounts charged off                              (523,277)
                                                          ---------
      Balance, ending                                  $    678,235
                                                          =========

    Impaired loan information as of and for the year ended
     December 31, 1997, is as follows:
      Impaired loans for which an allowance has been
       provided                                        $    805,413
      Impaired loans for which no allowance has been
       provided                                                   -
                                                          ---------
     Total loans determined to be impaired             $    805,413
                                                          =========

      Allowance provided for impaired loans, included
       in the allowance for loan losses                $     40,271
                                                          =========

      Average recorded investment in impaired loans     $ 1,043,807
      Interest income recognized from impaired loans         27,118
      Cash basis interest income recognized from
       impaired loans                                        20,118


   NOTE 4.   Premises and Equipment

   Premises and equipment as of December 31, 1997, consist of:

    Land                                 $      200,000
    Building and improvements                 1,398,355
    Furniture and fixtures                      257,719
    Leasehold improvements                      275,659
                                             ----------
                                          $   2,131,733
                                             ==========


   NOTE 5.   Deposits

   The composition of deposits at December 31, 1997, is as follows:

    Demand deposits, noninterest bearing      $    8,486,655
    NOW and money market accounts                 18,824,883
    Savings deposits                               7,659,235
    Time certificates, $100,000 or more           17,384,626
    Other time certificates                       27,566,250
                                                  ----------
                                               $  79,921,649
                                                  ==========

   At December 31, 1997, the scheduled maturities of time deposits are as follows:

        Year ending December 31:

         1998                           $   29,329,899
         1999                                4,630,469
         2000                                5,296,907
         2001                                  500,156
         2002                                  667,513
         Thereafter                          4,525,932
                                            ----------
                                        $   44,950,876
                                            ==========



   NOTE 6.   Note Payable

   The Bancorp has a revolving credit agreement which is collateralized by all outstanding stock of the Bank and bears interest at the LIBOR rate plus 2% (average LIBOR rate was 5.9% at December 31, 1997). At December 31, 1997, borrowings under this agreement were $1,400,000 and total borrowings may not exceed $1,800,000.

   The loan agreement with the lending institution requires the Bank to maintain a minimum level of loan loss allowance, Tier I capital and nonperforming loans. In addition, the Bancorp is restricted from declaring or paying a dividend except for tax dividends to stockholders.

   NOTE 7.   Income Taxes

   On January 1, 1997, Bancorp and Bank, with the consent of its stockholders, elected to be taxed under sections of federal and state income tax, which provide that in lieu of corporation income taxes, the stockholders will separately account for their pro rata shares of the Company's income, deductions, losses and credits. As a result of the election, the deferred tax asset was charged to expense. During 1996, Financial made the same election. Therefore, these statements do not include any provision for corporation income taxes on earnings from January 1, 1997 to December 30, 1997.

   On December 29, 1997, the Company's stockholders terminated this election effective December 30, 1997. As a result of the December 29, 1997 termination, on December 30, 1997, the Company recorded a net deferred tax asset of $328,413, by a credit to income tax expense, for temporary differences between the financial reporting and the income tax basis of deferred salaries, unearned loan fees, property and equipment and the allowance for loan loss.

   Deferred income taxes at December 31, 1997, consist of the following:

    Deferred tax assets:
       Allowance for loan losses                     $      218,643
       Deferred loan fees                                    59,006
       State net operating loss carryforward                 23,260
       Leasehold improvements                                27,504
       Net unrealized loss on securities available
        for sale                                             20,426
                                                         ----------
                                                            348,839
    Deferred tax liabilities, land,
      building and improvements                             150,967
                                                         ----------
         Net deferred tax assets                     $      197,872
                                                         ==========


    No valuation allowance was deemed necessary.
    The net deferred tax assets are included in the accompanying balance sheets as other assets.

    Income tax expense for the year ended December
    31, 1997, consist of the following:

      Write-off of deferred tax asset related to S
       Corporation election                           $     215,885
      Reinstatement of deferred tax asset related to
       termination of S Corporation status                 (328,413)
      Current tax expense based upon two days
       earnings                                             139,887
                                                          ---------
                                                      $      27,359
                                                          =========



   Current income tax expense is higher than expected due to the $321,720 taxable gain on sale of cash value of life insurance (see Note 12).

   NOTE 8.   Employee Benefit Plan

   Prior to January 1, 1997, the Company had a noncontributory profit sharing plan which included a 401(k) provision allowing for employee tax-deferred contributions. Effective January 1, 1997, the plan was amended to include a company contribution feature. The Company contributes an amount equal to 100% of the employee's deferral up to $6,000 or 3% of the employee's compensation. The plan covers all full-time employees who have completed two years of service unless the individual was enrolled prior to January 1, 1997. Contributions of $27,104 were made for the year ended December 31, 1997.

   NOTE 9.   Commitments and Contingencies

   Financial instruments with off-balance-sheet risk:

    The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. A summary of the Bank's commitments is as follows:

    Commitments to extend credit           $   7,083,613
    Standby letters of credit                    885,775
                                              ----------
                                           $   7,969,386
                                              ==========


    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, securities, property and equipment, residential real estate and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1997, all of the standby letters of credit were collateralized.

   Financial instruments with concentration of credit risk:

    Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area. The Bank does not extend credit to any single borrower or group of related borrowers in excess of their legal lending limit. Management considers the portfolio to be well diversified.


   NOTE 10.  Restrictions on Retained Earnings and Regulatory Matters

   Under current banking law, there are limitations on the amount of dividends that can be paid by the Bank to its holding company without obtaining prior approval from applicable regulatory agencies. However, the availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Bank meets all capital adequacy requirements to which it is subject as of December 31, 1997.

   As of December 31, 1997, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Bank's actual capital ratios are also presented in the table.

                                                               To be Well
                                                              Capitalized
                                               For Capital    Under Prompt
                                                 Adequacy  Corrective Action
                                      Actual     Purposes      Provisions
                                      Ratio      Ratio(a)       Ratio(a)
    As of December 31, 1997
      Total Capital (to Risk-
       Weighted Assets)                 12.5%      8.0%           10.0%
      Tier I Capital (to Risk-
       Weighted Assets)                 11.3%      4.0%            6.0%
      Tier I Capital (to Average
       Assets)                           7.4%      4.0%            5.0%


   (a) The rates provided are minimums under the regulations.


   NOTE 11.  Related Party Transactions and Lease Commitments

   Loans to officers, directors, former stockholders, their immediate families and related corporations were made in the ordinary course of business by the Bank. In the opinion of management, these loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features. As of December 31, 1997, these loans aggregated $823,446.

   The Bank reimburses a former affiliate for salaries and other operating expenses directly related to the Bank. At December 31, 1997, the Bank had a payable to its former affiliate of $41,413. Total expenses for the year ended December 31, 1997, were $46,693.

   The Bank has an operating lease agreement for the rental of the Libertyville branch from a former affiliate. This lease requires an annual rental of $30,478 plus a proportionate share of property taxes and maintenance. The lease expires June 2003. The total minimum rental commitment at December 31, 1997, under this lease is $380,531 which is due as follows:

    During each of the next five years              $   30,478
    During the remaining term of the lease              14,795

   NOTE 12.  Sale of Cash Value of Life Insurance

   Richmond Bank sold the cash value of life insurance policies to the former owners at December 31, 1997. The sales price approximated the carrying value of the policies of $1,321,720; however, the sale resulted in taxable income of $321,720.

                                                                       Annex A






                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                      STATE FINANCIAL SERVICES CORPORATION

                                       AND

                           HOME BANCORP OF ELGIN, INC.







                                  June 1, 1998

                                TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                         Page

   ARTICLE I   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        I.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . .   1
        I.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . .   1
        I.3  Effects of the Merger.  . . . . . . . . . . . . . . . . . .   2
        I.4  Conversion of HBE Common Stock; Treatment of
              SFS Common Stock . . . . . . . . . . . . . . . . . . . . .   2
        I.5  Stock Options.  . . . . . . . . . . . . . . . . . . . . . .   4
        I.6  Articles of Incorporation.  . . . . . . . . . . . . . . . .   5
        I.7  By-Laws.  . . . . . . . . . . . . . . . . . . . . . . . . .   5
        I.8  Tax Consequences. . . . . . . . . . . . . . . . . . . . . .   5
        I.9  Board of Directors and Officers of the
              Surviving Corporation. . . . . . . . . . . . . . . . . . .   5
        I.10 Adjustments for Dilution and Other Matters. . . . . . . . .   6
        I.11 Closing.  . . . . . . . . . . . . . . . . . . . . . . . . .   6

   ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        II.1 SFS to Make Shares Available. . . . . . . . . . . . . . . .   6
        II.2 Exchange of Certificates. . . . . . . . . . . . . . . . . .   6

   ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        III.1  .  Corporate Organization . . . . . . . . . . . . . . . .   9
        III.2  .  Capitalization . . . . . . . . . . . . . . . . . . . .   9
        III.3  .  Authority; No Violation. . . . . . . . . . . . . . . .  10
        III.4  .  Consents and Approvals.  . . . . . . . . . . . . . . .  11
        III.5  .  Reports. . . . . . . . . . . . . . . . . . . . . . . .  11
        III.6  .  Financial Statements.  . . . . . . . . . . . . . . . .  11
        III.7  .  Broker's Fees. . . . . . . . . . . . . . . . . . . . .  12
        III.8  .  Absence of Certain Changes or Events.  . . . . . . . .  12
        III.9  .  Legal Proceedings. . . . . . . . . . . . . . . . . . .  13
        III.10 .  Taxes and Tax Returns. . . . . . . . . . . . . . . . .  13
        III.11 .  Employees. . . . . . . . . . . . . . . . . . . . . . .  14
        III.12 .  SEC Reports. . . . . . . . . . . . . . . . . . . . . .  15
        III.13 .  Compliance with Applicable Law.  . . . . . . . . . . .  15
        III.14 .  Certain Contracts. . . . . . . . . . . . . . . . . . .  15
        III.15 .  Agreements with Regulatory Agencies. . . . . . . . . .  16
        III.16 .  Other Activities of HBE and the HBE Bank.  . . . . . .  17
        III.17 .  Investment Securities. . . . . . . . . . . . . . . . .  17
        III.18 .  Undisclosed Liabilities. . . . . . . . . . . . . . . .  17
        III.19 .  Insurance. . . . . . . . . . . . . . . . . . . . . . .  17
        III.20 .  Loan Loss Reserves.  . . . . . . . . . . . . . . . . .  17
        III.21 .  Environmental Liability. . . . . . . . . . . . . . . .  18
        III.22 .  Approval Delays. . . . . . . . . . . . . . . . . . . .  18
        III.23 .  Vote Required. . . . . . . . . . . . . . . . . . . . .  18
        III.24 .  Ownership of SFS Common Stock. . . . . . . . . . . . .  18
        III.25 .  Tax Matters and Pooling. . . . . . . . . . . . . . . .  18
        III.26 .  Saleability of Mortgage Loans in Secondary Market. . .  18

   ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        IV.1 Corporate Organization. . . . . . . . . . . . . . . . . . .  18
        IV.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . .  19
        IV.3 Authority; No Violation.  . . . . . . . . . . . . . . . . .  20
        IV.4 Consents and Approvals. . . . . . . . . . . . . . . . . . .  21
        IV.5 Reports.  . . . . . . . . . . . . . . . . . . . . . . . . .  21
        IV.6 Financial Statements. . . . . . . . . . . . . . . . . . . .  22
        IV.7 Broker's Fees.  . . . . . . . . . . . . . . . . . . . . . .  22
        IV.8 Absence of Certain Changes or Events. . . . . . . . . . . .  22
        IV.9 Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  23
        IV.10  .  Taxes and Tax Returns. . . . . . . . . . . . . . . . .  23
        IV.11  .  Employees. . . . . . . . . . . . . . . . . . . . . . .  24
        IV.12  .  SEC Reports. . . . . . . . . . . . . . . . . . . . . .  25
        IV.13  .  Compliance with Applicable Law.  . . . . . . . . . . .  25
        IV.14  .  Certain Contracts. . . . . . . . . . . . . . . . . . .  25
        IV.15  .  Agreements with Regulatory Agencies. . . . . . . . . .  26
        IV.16  .  Other Activities of SFS and its SFS Subsidiaries.  . .  27
        IV.17  .  Investment Securities. . . . . . . . . . . . . . . . .  27
        IV.18  .  Undisclosed Liabilities. . . . . . . . . . . . . . . .  27
        IV.19  .  Insurance. . . . . . . . . . . . . . . . . . . . . . .  27
        IV.20  .  Loan Loss Reserves.  . . . . . . . . . . . . . . . . .  27
        IV.21  .  Environmental Liability. . . . . . . . . . . . . . . .  28
        IV.22  .  Approval Delays. . . . . . . . . . . . . . . . . . . .  28
        IV.23  .  Vote Required. . . . . . . . . . . . . . . . . . . . .  28
        IV.24  .  Ownership of HBE Common Stock. . . . . . . . . . . . .  28
        IV.25  .  Tax Matters and Pooling. . . . . . . . . . . . . . . .  28

   ARTICLE V   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        V.1  Conduct of Businesses Prior to the Effective Time.  . . . .  28
        V.2  Forbearances. . . . . . . . . . . . . . . . . . . . . . . .  29

   ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        VI.1 Regulatory Matters; Cooperation with Respect to Filing  . .  31
        VI.2 Access to Information; Due Diligence. . . . . . . . . . . .  32
        VI.3 Shareholders' Approvals.  . . . . . . . . . . . . . . . . .  33
        VI.4 Legal Conditions to Merger. . . . . . . . . . . . . . . . .  34
        VI.5 Listing of Shares.  . . . . . . . . . . . . . . . . . . . .  34
        VI.6 Indemnification; Directors' and Officers' Insurance.  . . .  34
        VI.7 Additional Agreements.  . . . . . . . . . . . . . . . . . .  36
        VI.8 Advice of Changes.  . . . . . . . . . . . . . . . . . . . .  36
        VI.9 No Conduct Inconsistent with this Agreement.  . . . . . . .  36
        VI.10 Employee Matters.  . . . . . . . . . . . . . . . . . . . .  37
        VI.11 Tax Treatment and Pooling.   . . . . . . . . . . . . . . .  39
        VI.12 Dividends.   . . . . . . . . . . . . . . . . . . . . . . .  39
        VI.13 Rule 145 Affiliates.   . . . . . . . . . . . . . . . . . .  40
        VI.14 Disclosure Schedules.  . . . . . . . . . . . . . . . . . .  40
        VI.15 Filing and Other Fees.   . . . . . . . . . . . . . . . . .  40

   ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        VII.1 Conditions to Each Party's Obligation To
               Effect the Merger.  . . . . . . . . . . . . . . . . . . .  40
        VII.2 Conditions to Obligations of HBE.  . . . . . . . . . . . .  42
             (a)  Representations and Warranties.  . . . . . . . . . . .  42
             (b)  Performance of Obligations of SFS. . . . . . . . . . .  42
             (c)  No Material Adverse Change.  . . . . . . . . . . . . .  42
             (d)  Opinion of Counsel to SFS. . . . . . . . . . . . . . .  42
             (e)  Comfort Letters. . . . . . . . . . . . . . . . . . . .  42
             (f)  Fairness Opinion.  . . . . . . . . . . . . . . . . . .  42
        VII.3     Conditions to Obligations of SFS.  . . . . . . . . . .  42
             (a)  Representations and Warranties.  . . . . . . . . . . .  43
             (b)  Performance of Obligations of HBE. . . . . . . . . . .  43
             (c)  No Material Adverse Change.  . . . . . . . . . . . . .  43
             (d)  Opinion of Counsel to HBE. . . . . . . . . . . . . . .  43
             (e)  Comfort Letters. . . . . . . . . . . . . . . . . . . .  43
             (f)  Fairness Opinion.  . . . . . . . . . . . . . . . . . .  43
             (g)  Affiliate Agreements.  . . . . . . . . . . . . . . . .  43
   ARTICLE VIII    . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
        VIII.1    Termination. . . . . . . . . . . . . . . . . . . . . .  44
        VIII.2    Effect of Termination. . . . . . . . . . . . . . . . .  45
        VIII.3    Remedies and Expenses Upon Breach or Willful
                   Breach. . . . . . . . . . . . . . . . . . . . . . . .  46
        VIII.4    Amendment. . . . . . . . . . . . . . . . . . . . . . .  46
        VIII.5    Extension; Waiver. . . . . . . . . . . . . . . . . . .  46

   ARTICLE IX      . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
        IX.1 Non-survival of Representations, Warranties and
              Agreements.  . . . . . . . . . . . . . . . . . . . . . . .  47
        IX.2 Notices.  . . . . . . . . . . . . . . . . . . . . . . . . .  47
        IX.3 Interpretation; Definitions.  . . . . . . . . . . . . . . .  48
        IX.4 Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  49
        IX.5 Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  49
        IX.6 Governing Law.  . . . . . . . . . . . . . . . . . . . . . .  49
        IX.7 Severability. . . . . . . . . . . . . . . . . . . . . . . .  49
        IX.8 Publicity.  . . . . . . . . . . . . . . . . . . . . . . . .  49
        IX.9 Assignment; Third Party Beneficiaries.  . . . . . . . . . .  49
        IX.10     Enforcement. . . . . . . . . . . . . . . . . . . . . .  49


                          AGREEMENT AND PLAN OF MERGER


             AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 1, 1998, by and between State Financial Services Corporation, a Wisconsin corporation ("SFS"), and Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE").

             WHEREAS, the Boards of Directors of SFS and HBE have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which HBE will merge with and into SFS (the "Merger"), so that SFS is the resulting corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

             WHEREAS, as a condition to, and immediately after the execution of this Agreement, SFS and HBE are entering into a Stock Option Agreement (the "HBE Stock Option Agreement"), attached hereto as Exhibit A; and

             WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions, to the Merger.

             NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1     The Merger.

               Subject to the terms and conditions of this Agreement and the Plan of Merger, a copy of which is attached hereto substantially in the form of Exhibit B (the "Plan of Merger"), in accordance with the Wisconsin Business Corporation Law (the "WBCL") and the Delaware General Corporation Law, at the Effective Time (as defined in Section 1.2), HBE shall merge with and into SFS, and SFS shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of HBE shall terminate and the name of the Surviving Corporation shall be "State Financial Services Corporation."

             The parties agree that HBE and SFS will execute a Plan of Merger substantially in the form attached hereto as Exhibit B which provides for the terms of the Merger and the mode of carrying same into effect.

        1.2     Effective Time.

               The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (the "Wisconsin Department"), (b) the time of filing a Certificate of Merger with the Secretary of State of the State of Delaware and (c) the effective date and time of the Merger as set forth in such Certificate of Merger and Articles of Merger. The parties shall each use reasonable efforts to cause Articles of Merger and a Certificate of Merger to be filed on the Closing Date (as defined in Section 1.11). The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

        1.3  Effects of the Merger.     At and after the Effective Time, the
   Merger shall have the effects set forth in Section 180.1106 of the WBCL and Section 252 of the Delaware General Corporation law.

        1.4     Conversion of HBE Common Stock; Treatment of SFS Common Stock

   (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of HBE, or the holder of any securities of HBE, each share of the common stock, $.01 par value, of HBE (the "HBE Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall be converted into the right to receive the number of shares of the common stock, par value $.10 per share, of SFS (the "SFS Common Stock") equal to the Exchange Ratio determined as set forth in subparagraph (b) below (the "Exchange Ratio").

   (b) If the Market Value of SFS Common Stock (as defined below) on the Decision Date is as set forth below, then the Exchange Ratio shall be as indicated:


                 Market Value              Exchange Ratio

    (i)   less than or equal to $21.125    (i)    .86

    (ii)  greater than $21.125 and less    (ii)   .857143
          than or equal to $22.625

    (iii) greater than $22.625 and less    (iii)  the quotient obtained by
          than or equal to $30.00                 dividing $19.50 by the
                                                  Market Value of SFS
                                                  Common Stock

    (iv)  greater than $30.00 and less     (iv)   .65
          than or equal to $31.375

    (v)   greater than $31.375             (v)    .64


   (c) For purposes of this Agreement the "Market Value of SFS Common Stock," on any date, will be equal to the average closing sale price of SFS Common Stock as reported on the Nasdaq National Market System ("NASDAQ-NMS") for the twenty (20) consecutive trading days immediately preceding the five (5) business days immediately preceding such date.

   (d) The term "Decision Date" shall mean the first business day on which the last of the following events shall have occurred: (i) receipt of all necessary state and federal regulatory approvals and the expiration of all required waiting periods, (ii) approval of the transactions contemplated by this Agreement by the shareholders of HBE, (iii) approval of the transactions contemplated by this Agreement by the shareholders of SFS, and (iv) the date, after the last to occur of subsections (i) through (iii) above but not more than thirty (30) days thereafter, on which the Market Value of SFS Common Stock is greater than or equal to $20.00.

   (e) If the Market Value of SFS Common Stock on the Decision Date is less than $20.00, HBE may notify SFS in writing, which must be received by SFS within three business days after the Decision Date, that it is not willing to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above. If HBE fails to give such notice by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above. Upon receipt of such notice, SFS may elect (i) to close on the basis of an Exchange Ratio equal to the quotient obtained by dividing $17.25 by the Market Value of SFS Common Stock on the Decision Date (the "Optional Exchange Ratio"), or (ii) to require closing on the basis of the Exchange Rate set forth in Section l.4(b)(i) above, in any case by notice in writing, which must be received by HBE within three business days after SFS's receipt of such notice from HBE. If SFS fails to make such election, it shall be deemed to have agreed to close on the basis of the Optional Exchange Ratio. If SFS elects clause (ii) above, then HBE may elect to terminate this Agreement by notice in writing, which must be received by SFS within three business days after HBE's receipt of such notice from SFS. If HBE fails to give such notice of termination by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above.

   (f) All of the shares of HBE Common Stock converted into SFS Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "HBE Common Stock Certificate") previously representing any such shares of HBE Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of SFS Common Stock (each a "SFS Common Stock Certificate") and (ii) cash in lieu of fractional shares into which the shares of HBE Common Stock previously represented by such HBE Common Stock Certificate have been converted pursuant to this Section 1.4, Section 2.2 and the Plan of Merger. HBE Common Stock Certificates previously representing shares of HBE Common Stock shall be exchanged for SFS Common Stock Certificates representing whole shares of SFS Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such HBE Common Stock Certificates in accordance with Section 2.2, without any interest thereon.

   (g) At the Effective Time, all shares of HBE Common Stock that are owned by HBE as treasury stock, owned by the HBE RRP (as defined herein) and not allocated to participants thereunder or owned by SFS, if any, shall be canceled and shall cease to exist, and no stock of SFS or other consideration shall be delivered in exchange therefor.

   (h) At and after the Effective Time, each share of SFS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

         1.5  Stock Options.

   (a) At the Effective Time, each option granted by HBE under the terms of the Home Bancorp of Elgin, Inc. 1997 Stock Option Plan (the "HBE Option Plan") to purchase shares of HBE Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of HBE Common Stock and shall be converted automatically into an option to purchase shares of SFS Common Stock in an amount and at an exercise price determined pursuant to paragraph (c) of this Section 1.5 (the "Converted Option"), subject to the terms of the HBE Option Plan and the agreements evidencing grants of such options thereunder.

   (b) From and after the Effective Time, SFS shall assume any and all obligations of HBE under the HBE Option Plan, and the HBE Option Plan shall remain in effect.

   (c) (i) The number of shares of SFS Common Stock to be subject to each Converted Option shall be equal to the product of the number of shares of HBE Common Stock subject to the original option and the "HBE Exchange Ratio" (as defined below), provided that any fractional shares of SFS Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and
         (ii) the exercise price per share of SFS Common Stock under the Converted Option shall be equal to the exercise price per share of HBE Common Stock under the original option divided by the HBE Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent. The term "HBE Exchange Ratio" shall mean whichever of the Exchange Ratio or the Optional Exchange Ratio is implemented at the Effective Time for the exchange of HBE Common Stock in accordance with Section 1.4 hereof.
         Notwithstanding the provisions of Section 1.5(c)(i) and (ii) above, each Converted Option which is intended to be an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986 ("Code"), and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Converted Option within the meaning of
         Section 424(h) of the Code, and all Converted Options shall be adjusted, if necessary so as not to impair the eligibility of the Merger for "pooling-of-interests" accounting treatment. SFS and HBE agree to take all steps necessary to effect the foregoing provisions of this Section 1.5(c).

   (d) Promptly after the execution of this Agreement, HBE shall take such action, which shall be reasonably satisfactory to SFS, as HBE may deem necessary in order that each Converted Option shall be, at the Effective Time, assumed by SFS and shall from and after the Effective Time no longer entitle the holder thereof to purchase shares of HBE Common Stock but shall be converted into and shall become by virtue of the Merger, automatically and without any action on the part of the holder thereof, a stock option to purchase such number of shares of SFS Common Stock at such exercise price as determined pursuant to paragraph (c) of this Section 1.5.

   (e) As soon as practicable after the Effective Time, SFS shall deliver to each participant in the HBE Option Plan an appropriate notice setting forth such participant's rights pursuant thereto; the Converted Options shall remain subject to the terms of the HBE Option Plan and shall continue in effect after the Effective Time on the same terms and conditions as those in effect prior to the Effective Time, including without limitation, the duration thereof, subject to the adjustments required by Section 1.5(c) hereof, after giving effect to the Merger. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements or arrangements, and his or her representatives.

   (f) SFS shall reserve shares to be issued upon the exercise of Converted Options prior to the Effective Time. As soon as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time, SFS shall file a registration statement on Form S-8 or S-3, as the case may be, (or other successor or appropriate forms) with respect to the shares of SFS Common Stock subject to the Converted Options and SFS shall use its best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such Converted Options remain outstanding. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements or arrangements, and his or her representatives.

         1.6 Articles of Incorporation. The Articles of Incorporation of SFS in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.7 By-Laws. The By-Laws of SFS in effect as of the Effective Time, shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.8 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and the Plan of Merger shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

         1.9 Board of Directors and Officers of the Surviving Corporation. The directors of SFS immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The officers of SFS immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed.

         1.10 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) HBE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the HBE Common Stock, or declare a dividend or make a distribution on HBE Common Stock in any security convertible into HBE Common Stock, or (ii) SFS shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the SFS Common Stock or declare a dividend or make a distribution on SFS Common Stock in any security convertible into SFS Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio (and, if applicable, the Optional Exchange Ratio) and the method for calculating the Exchange Ratio as set forth in Section I.4 hereof.

         1.11 Closing. Subject to the terms and conditions of this Agreement and the Plan of Merger, including but not limited to the provisions of Article VII of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date and at a place to be specified by the parties, which shall be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger set forth in Article VII hereof is satisfied or waived, or at such other time, date and place as HBE and SFS shall mutually agree (the "Closing Date").

                                   ARTICLE II
                              CONVERSION OF SHARES

         II.1 SFS to Make Shares Available. At or prior to the Effective Time, SFS shall deposit, or shall cause to be deposited, with a bank, trust company or other entity reasonably acceptable to HBE, which may be an affiliate of SFS, (the "Exchange Agent"), for the benefit of the holders of HBE Common Stock Certificates, for exchange in accordance with this Article II, SFS Common Stock Certificates and cash in lieu of any fractional shares of SFS Common Stock (such cash and SFS Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of HBE Common Stock.

         II.2     Exchange of Certificates.

   (A) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more HBE Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the HBE Common Stock Certificates shall pass, only upon delivery of the HBE Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the HBE Common Stock Certificates in exchange for SFS Common Stock Certificates and any cash in lieu of fractional shares into which the shares of HBE Common Stock represented by such HBE Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement and the Plan of Merger. Upon proper surrender of an HBE Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such HBE Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a SFS Common Stock Certificate representing that number of whole shares of SFS Common Stock to which such holder of HBE Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such HBE Common Stock Certificate, and the HBE Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of HBE Common Stock Certificates.

   (b) If any SFS Common Stock Certificate is to be issued in a name other than that in which the HBE Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the HBE Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an SFS Common Stock Certificate in any name other than that of the registered holder of the HBE Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   (c) After the Effective Time, there shall be no transfers on the stock transfer books of HBE of the shares of HBE Common Stock which were issued and outstanding immediately prior to the Effective Time.
         If, after the Effective Time, HBE Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for SFS Common Stock Certificates representing shares of SFS Common Stock as provided in this Article II.

   (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SFS Common Stock shall be issued upon the surrender for exchange of HBE Common Stock Certificates, no dividend or distribution with respect to SFS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of HBE who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of SFS Common Stock on the Decision Date by (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of SFS Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

   (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of HBE for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of HBE who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of SFS Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the SFS Common Stock deliverable in respect of each share of HBE Common Stock such shareholder holds as determined pursuant to this Agreement and the Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of SFS, HBE, the Exchange Agent or any other person shall be liable to any former holder of shares of HBE Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (f) In the event any HBE Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such HBE Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such HBE Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed HBE Common Stock Certificate an SFS Common Stock Certificate representing the shares of SFS Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and the Plan of Merger.

   (g) In the case of any shareholder of HBE who did not vote for or consent to the Merger and who demands appraisal as provided in
         Section 262 of the Delaware General Corporation Law, each share of HBE Common Stock held by such shareholder will be converted into the right to receive the value of the share as provided in such statute. At the Closing Date, the holders of HBE Common Stock will cease to have any rights with respect to such stock other than the rights to receive SFS Common Stock, cash in lieu of fractional shares or the value of the stock as herein provided or as provided by law.

   (h) No transfer taxes shall be payable by any shareholders of HBE in respect of the issuance of certificates for SFS Common Stock and no expenses shall be imposed on any shareholder of HBE in connection with the conversion of shares of HBE Common Stock into shares of SFS Common Stock and the delivery of such shares to the former holder of HBE Common Stock entitled thereto, except that, if any certificate for shares of SFS Common Stock is to be issued in a name other than that in which a certificate or certificates for shares of HBE Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to SFS any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF HBE

         HBE hereby represents and warrants to SFS as follows:

         III.1    Corporate Organization

   (a) HBE is a corporation duly organized and validly existing under the laws of the State of Delaware. HBE has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section IX.3 below) on HBE. HBE is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Articles of Incorporation and By-Laws of HBE, as in effect as of the date of this Agreement, have previously been made available by HBE to SFS.

   (b) As of the date of this Agreement, HBE has, as its sole direct or indirect Subsidiary, Home Federal Savings and Loan Association of Elgin ("HBE Bank"), a federally-chartered savings and loan association. Except as set forth on Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by HBE (the "HBE Disclosure Schedules"), HBE does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the HBE Bank.

   (c) Except as set forth in Schedule 3.1(c), the HBE Bank (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on HBE, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the HBE Disclosure Schedules, the HBE Bank does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

   (d) The minute books of HBE and of the HBE Bank have been made available to SFS and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 by the shareholders and Boards of Directors of HBE and the HBE Bank, respectively (including committees of the Boards of Directors of HBE and the HBE Bank).

         III.2    Capitalization

   (a) The authorized capital stock of HBE consists of 12,000,000 shares of HBE Common Stock, $.01 par value per share, of which, as of May 28, 1998, 6,855,799 shares were issued and outstanding (which number excludes six (6) shares of HBE Common Stock held by the Home Bancorp of Elgin, Inc. 1997 Recognition and Retention Plan (the "HBE RRP") which have not been awarded to participants thereunder) and 3,000,000 shares of preferred stock, $.01 par value, of which, as of May 28, 1998, none were issued and outstanding. As of May 28, 1998, 153,451 shares of HBE Common Stock were held in treasury. All of the issued and outstanding shares of HBE Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the HBE Stock Option Agreement and as set forth on Schedule 3.2(a) of the HBE Disclosure Schedules, HBE does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of HBE Common Stock or any other equity securities of HBE or any securities representing the right to purchase or otherwise receive any shares of the capital stock of HBE. No shares of HBE Common Stock have been reserved for issuance, other than the shares of HBE Common Stock reserved for issuance under the HBE Stock Option Agreement and HBE Option Plan. Since May 28, 1998, HBE has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the HBE Option Plan outstanding as of May 28, 1998 and except with respect to the HBE Stock Option Agreement.

   (b) HBE owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the HBE Bank, free and clear of any liens, pledges, charges, encumbrances and interests whatsoever ("Liens"). All of the shares of capital stock of the HBE Bank are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The HBE Bank is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the HBE Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the HBE Bank.

         III.3 Authority; No Violation. HBE has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of HBE. The Board of Directors of HBE has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to HBE's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of HBE Common Stock, no other corporate proceedings on the part of HBE are necessary to approve this Agreement, the Plan of Merger and the HBE Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the HBE Stock Option Agreement have been duly and validly executed and delivered by HBE and (assuming due authorization, execution and delivery by SFS) constitute valid and binding obligations of HBE, enforceable against HBE in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by HBE and (assuming due authorization, execution and delivery by SFS), shall constitute a valid and binding obligation of HBE, enforceable against HBE in accordance with its terms.

         III.4 Consents and Approvals. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by HBE of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation by HBE of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by SFS of an application with the Federal Reserve Board under The Bank Holding Company Act and the approval of such application (the "Federal Reserve Application"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of HBE's and SFS's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SFS Common Stock pursuant to this Agreement and the Plan of Merger, (e) the approval of this Agreement and the Plan of Merger by the requisite vote of the shareholders of HBE and SFS, and (f) any necessary filings with the Office of Thrift Supervision or any state regulatory agencies.

         III.5 Reports. HBE and each of the HBE Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (i) the OTS, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) any state regulatory authority (each a "State Regulator"), (iv) the SEC, and (v) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of HBE or the HBE Bank (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on HBE. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of HBE and the HBE Bank, no Regulatory Agency has initiated any proceeding or, to the best knowledge of HBE, investigation into the business or operations of HBE or the HBE Bank since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of HBE or the HBE Bank, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on HBE.

         III.6 Financial Statements. HBE has previously made available to SFS copies of (a) the consolidated statements of financial condition of HBE and the HBE Bank as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 1996 and 1997, inclusive, as reported in HBE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "HBE Form 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to HBE, and (b) the unaudited consolidated statements of financial condition of HBE and the HBE Bank as of March 31, 1998, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended as reported in HBE's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act (the "HBE First Quarter 10-Q"). The December 31, 1997 consolidated statements of financial condition of HBE (including the related notes, where applicable) fairly present the consolidated financial position of HBE and the HBE Bank as of the dates thereof, and the other financial statements referred to in this Section 3.6 or included in the HBE Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and stockholders' equity and consolidated financial position of HBE and the HBE Bank for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

         III.7 Broker's Fees. Other than HBE's arrangement with Hovde Financial, Inc. to serve as a financial advisor to HBE in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither HBE nor the HBE Bank nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

         III.8    Absence of Certain Changes or Events.

   (a) Except as publicly disclosed in the HBE Reports (as defined in Section 3.12) filed prior to the date hereof or as set forth in
         Schedule 3.8(a), since December 31, 1997, (i) HBE and the HBE Bank taken as a whole have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on HBE or will have a Material Adverse Effect on HBE.

   (b) Except as publicly disclosed in the HBE Reports filed prior to the date hereof, since December 31, 1997, HBE and the HBE Bank have conducted their respective businesses in all material respects in the ordinary and usual course.

         III.9    Legal Proceedings.

   (a) Except as set forth in Schedule 3.9, there are no pending or, to the best of HBE's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HBE or the HBE Bank or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon HBE, the HBE Bank or the assets of HBE or the HBE Bank.

         III.10   Taxes and Tax Returns.

   (a) Each of HBE and the HBE Bank has duly filed all federal, state, county, foreign and, to the best of HBE's knowledge, local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of HBE and the HBE Bank remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in HBE's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon HBE or the HBE Bank for which HBE does not have adequate reserves, nor has HBE or the HBE Bank given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition,
         (i) proper and accurate amounts have been withheld by HBE and the HBE Bank from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on HBE,
         (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by HBE and the HBE Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by HBE in its consolidated financial statements as of December 31, 1997, and (iv) there are no Tax liens upon any property or assets of HBE or the HBE Bank except liens for current taxes not yet due. Except as set forth in Schedule 3.10(a), neither HBE nor the HBE Bank has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by HBE or the HBE Bank, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6, neither HBE nor the HBE Bank has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

   (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

         III.11   Employees.

   (a) Schedule 3.11(a) of the HBE Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "HBE Benefit Plans") (i) by HBE or the HBE Bank or (ii) by any trade or business, whether or not incorporated which (A) is under "common control," as described in
         Section 414(c) of the Code, with HBE, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or
         (C) is a member of an "affiliated service group," as defined in
         Section 414(m) of the Code, which includes HBE (an "HBE ERISA Affiliate"), all of which together with HBE would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

   (b) HBE has heretofore delivered to SFS true and complete copies of each of the HBE Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such HBE Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such HBE Benefit Plan.

   (c) (i) Each of the HBE Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the HBE Benefit Plans intended to be "qualified" within the meaning of
         Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code, (iii) except as provided in Schedule 3.11(a), no HBE Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of HBE, the HBE Bank or any HBE ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of HBE, the HBE Bank or the HBE ERISA Affiliates, or
         (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) except as set forth in
         Schedule 3.11(a), neither HBE, the HBE Bank nor any HBE ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither HBE, the HBE Bank nor any HBE ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by HBE or the HBE Bank as of the Effective Time with respect to each HBE Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither HBE, the HBE Bank nor any HBE ERISA Affiliate has engaged in a transaction in connection with which HBE, the HBE Bank or any HBE ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code, and (viii) to the best knowledge of HBE, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the HBE Benefit Plans or any trusts related thereto which are, in the reasonable judgment of HBE, likely, either individually or in the aggregate, to have a Material Adverse Effect on HBE.

         III.12 SEC Reports. HBE and the HBE Bank has made available to SFS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by HBE with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, "HBE Reports"), and (b) communication mailed by HBE to its shareholders since December 31, 1995. None of the HBE Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 1995, HBE has timely filed all HBE Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all HBE Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         III.13 Compliance with Applicable Law. HBE and the HBE Bank hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to HBE or the HBE Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on HBE.

         III.14        Certain Contracts.

   (a) Except as set forth in Schedule 3.14(a) of the HBE Disclosure Schedules, neither HBE nor the HBE Bank is a party to or bound by:

         (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

         (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from HBE, SFS, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

         (iii) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by HBE; or

         (iv) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.

         HBE has previously made available to SFS true and correct copies of all employment and deferred compensation arrangements which are in writing and to which HBE or the HBE Bank is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), is referred to herein as an "HBE Contract," and neither HBE nor the HBE Bank knows of, or has received notice of, any violation of any HBE Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on HBE.

   (b) (i) Each HBE Contract is valid and binding on HBE or the HBE Bank, as the case may be, and is in full force and effect, (ii) each of HBE and the HBE Bank has performed all obligations required to be performed by it to date under each HBE Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on HBE, and
         (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of HBE or the HBE Bank under any such HBE Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on HBE.

         III.15 Agreements with Regulatory Agencies. Neither HBE nor the HBE Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, except as set forth in Schedule 3.15 or has been Since December 31, 1995, a recipient of any supervisory letter from, or since December 31, 1995, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the HBE Disclosure Schedules, an "HBE Regulatory Agreement"), nor has HBE or the HBE Bank been advised since December 31, 1995 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such HBE Regulatory Agreement.

         III.16 Other Activities of HBE and the HBE Bank. Neither HBE nor the HBE Bank that is neither a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, no equity investment of HBE or the HBE Bank that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.

         III.17 Investment Securities. Each of HBE and the HBE Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of HBE or the HBE Bank. Such securities are valued on the books of HBE and the HBE Bank in accordance with GAAP.

         III.18 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of HBE included in the HBE First Quarter 10-Q, liabilities disclosed in Schedule 3.18 of the HBE Disclosure Schedules, and liabilities incurred in the course of business consistent with past practice since March 31, 1998, neither HBE nor the HBE Bank has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on HBE.

         III.19 Insurance. Schedule 3.19 of the HBE Disclosure Schedules describes all policies of insurance in which HBE or the HBE Bank is named as an insured party or which otherwise relate to or cover any assets or properties of HBE or the HBE Bank. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on HBE or the HBE Bank relating to such assets or properties. Except as set forth in Schedule 3.19 of the HBE Disclosure Schedules, neither HBE nor the HBE Bank has received any notice of cancellation or termination with respect to any material insurance policy of HBE or the HBE Bank.

         III.20 Loan Loss Reserves. The reserve for possible loan losses shown on the March 31, 1998 call report filed for the HBE Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of March 31, 1998. The aggregate loan balances of the HBE Bank at such date in excess of such reserves are, to the best knowledge and belief of HBE, collectible in accordance with their terms.

         III.21 Environmental Liability. Except as set forth in Schedule 3.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of HBE's knowledge, threatened against HBE seeking to impose, or that could reasonably result in the imposition, on HBE of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE.

                Except as set forth in Schedule 3.21, to the best of HBE's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE. HBE is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE.

         III.22 Approval Delays. HBE knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

         III.23 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of HBE Common Stock to approve the Merger is the only vote of the holders of any class or series of the capital stock of HBE required for any of the transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

         III.24    Ownership of SFS Common Stock.  Except as set forth in
   Schedule 3.24 of the HBE Disclosure Schedules, HBE does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of SFS Common Stock.

         III.25 Tax Matters and Pooling. Neither HBE nor, to the best of HBE's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

         III.26 Saleability of Mortgage Loans in Secondary Market. Except for the loans identified on Schedule 3.26, as a general matter, to the best of HBE's knowledge and belief, a substantial portion of the loans in the HBE Bank's portfolio of residential, owner-occupied mortgage loans substantially conform to secondary market underwriting standards and, accordingly, are saleable in the secondary market.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SFS

                SFS hereby represents and warrants to HBE as follows:

              IV.1     Corporate Organization.

   (a) SFS is a corporation duly organized and validly existing under the laws of the State of Wisconsin. SFS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SFS. SFS is duly registered as a bank holding company
         under The Bank Holding Company Act of 1956.   True and complete
         copies of the Articles of Incorporation and By-Laws of SFS, as in effect as of the date of this Agreement, have previously been made available by SFS to HBE.

   (b) As of the date of this Agreement, SFS has, as its sole direct or indirect subsidiaries, State Financial Bank, a Wisconsin-chartered bank, State Financial Bank, an Illinois-chartered bank, State Financial Bank-Waterford, a Wisconsin-chartered bank (collectively, the "SFS Banks" and each an "SFS Bank"), Hales Corners Development Corporation, a Wisconsin corporation, Hales Corners Investment Corporation, a Nevada corporation, Waterford Investment Corporation, a Nevada corporation, State Financial Mortgage Company, a Wisconsin corporation, Richmond Bancorp, Inc., an Illinois corporation, State Financial Insurance Agency, a Wisconsin corporation, and Richmond Financial Services, Inc., a Florida corporation (collectively with the SFS Banks, the "SFS Subsidiaries" and each an "SFS Subsidiary"). Except as set forth on Schedule 4.1(b) of the disclosure schedules to this Agreement prepared and delivered by SFS (the "SFS Disclosure Schedules"), SFS does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the SFS Subsidiaries.

   (c) Each SFS Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization,
         (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on SFS, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 4.1(c) of the SFS Disclosure Schedules, none of the SFS Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

   (d) The minute books of SFS and of each of the SFS Subsidiaries have been made available to HBE and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 by the shareholders and Boards of Directors of SFS and each SFS Subsidiary, respectively (including committees of the Boards of Directors of SFS and the SFS Subsidiaries).

              IV.2     Capitalization.

   (a) The authorized capital stock of SFS consists of 10,000,000 shares of common stock, $.10 par value per share, of which, as of May 28, 1998, 3,882,195 shares were issued and outstanding and 100,000 shares of preferred stock, $1.00 par value per share, of which, as of May 28, 1998, none were issued and outstanding. As of May 28, 1998, no shares of SFS Common Stock were held in treasury. All of the issued and outstanding shares of SFS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. Except as set forth on Schedule 4.2(a) of the SFS Disclosure Schedules, SFS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SFS Common Stock or any other equity securities of SFS or any securities representing the right to purchase or otherwise receive any shares of the capital stock of SFS. No shares of SFS Common Stock have been reserved for issuance, other than the shares of SFS Common Stock reserved for issuance under the SFS 1990 Directors Stock Option Plan, the SFS 1990 Stock Option/Stock Appreciation Right and Restricted Stock Plan for Key Officers and Employees and the SFS 1998 Stock Incentive Plan (the "SFS Option Plan"). Since May 28, 1998, SFS has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the SFS Option Plan outstanding as of May 28, 1998.

   (b) SFS owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the SFS Subsidiaries, free and clear of any Liens. All of the shares of capital stock of each SFS Subsidiary are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. No SFS Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such SFS Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such SFS Subsidiary.

         IV.3 Authority; No Violation. SFS has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the HBE Stock Option Agreement, subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of SFS. The Board of Directors of SFS has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to SFS's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the affirmative vote of the holders of a majority of the outstanding shares of SFS Common Stock, no other corporate proceedings on the part of SFS are necessary to approve this Agreement, the Plan of Merger and the HBE Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the HBE Stock Option Agreement have been duly and validly executed and delivered by SFS and (assuming due authorization, execution and delivery by HBE) constitute valid and binding obligations of SFS, enforceable against SFS in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by SFS and (assuming due authorization, execution and delivery by HBE), shall constitute a valid and binding obligation of SFS, enforceable against SFS in accordance with its terms.

         IV.4 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by SFS of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation by SFS of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by SFS of an application with The Federal Reserve under The Bank Holding Company Act and the approval of the Federal Reserve Application, (b) the filing with the SEC of the Joint Proxy Statement in definitive form relating to the meetings of HBE's and SFS's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby and the S-4 in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SFS Common Stock pursuant to this Agreement and the Plan of Merger, (e) the approval of this Agreement and Plan of Merger by the requisite vote of the shareholders of SFS and HBE, and (f) any necessary filings with the Office of Thrift Supervision or any state regulatory agencies.

         IV.5 Reports. SFS and each of the SFS Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on SFS. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of SFS or the SFS Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of SFS, investigation into the business or operations of SFS or any of the SFS Subsidiaries since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of SFS or any of the SFS Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on SFS.

         IV.6 Financial Statements. SFS has previously made available to HBE copies of (a) the consolidated statements of financial condition of SFS and the SFS Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years ended December 31, 1995, 1996 and 1997, inclusive, as reported in SFS's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "SFS Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to SFS, and
   (b) the unaudited consolidated statements of financial condition of SFS and the SFS Subsidiaries as of March 31, 1998, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended as reported in SFS's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act (the "SFS First Quarter 10-Q"). The December 31, 1997 consolidated statements of financial condition of SFS (including the related notes, where applicable) fairly present the consolidated financial position of SFS and the SFS Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 or included in the SFS Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and shareholders' equity and consolidated financial position of SFS and the SFS Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

         IV.6 Broker's Fees. Other than SFS's arrangement with Everen Securities to serve as a financial advisor to SFS in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither SFS nor any SFS Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

         IV.7   Absence of Certain Changes or Events.

   (a) Except as publicly disclosed in the SFS Reports (as defined in Section 4.12) filed prior to the date hereof or as set forth in
         Schedule 4.8(a), since December 31, 1997, (i) SFS and the SFS Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their businesses, and
         (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on SFS or will have a Material Adverse Effect on SFS.

   (b) Except as publicly disclosed in the SFS Reports filed prior to the date hereof, since December 31, 1997, SFS and each SFS Subsidiary have carried on their respective businesses in all material respects in the ordinary and usual course.

         IV.9   Legal Proceedings

   (a) Except as set forth in Schedule 4.9, there are no pending or, to the best of SFS's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SFS or any of the SFS Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated bank holding companies or banks) imposed upon SFS, any of the SFS Subsidiaries or the assets of SFS or any of the SFS Subsidiaries.

         IV.10 Taxes and Tax Returns. Each of SFS and the SFS Subsidiaries has duly filed all federal, state, county, foreign and, to the best of SFS's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of SFS and the SFS Subsidiaries remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in SFS's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon SFS or any of the SFS Subsidiaries for which SFS does not have adequate reserves, nor has SFS or any of the SFS Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by SFS and each of the SFS Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on SFS, (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by SFS and each of the SFS Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by SFS in its consolidated financial statements as of December 31, 1997, and (iv) there are no Tax liens upon any property or assets of SFS or any of the SFS Subsidiaries except liens for current taxes not yet due. Except as set forth in Schedule 4.10(a), neither SFS nor any of the SFS Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by SFS or any of the SFS Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6, neither SFS nor any of the SFS Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

         IV.11  Employees.

   (a) Schedule 4.11 of the SFS Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "SFS Benefit Plans") (i) by SFS or any of the SFS Subsidiaries or (ii) by any trade or business, whether or not incorporated, which (A) is under "common control," as described in Section 414(c) of the Code, with SFS, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in
         Section 414(m) of the Code which includes SFS (an "SFS ERISA Affiliate"), all of which together with SFS would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

   (b) SFS has heretofore delivered to HBE true and complete copies of the SFS Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such SFS Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such SFS Benefit Plan.

   (c) Each of the SFS Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the SFS Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code, (iii) no SFS Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of SFS, the SFS Subsidiaries or any SFS ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of SFS, the SFS Subsidiaries or the SFS ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by SFS or the SFS Subsidiaries as of the Effective Time with respect to each SFS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate has engaged in a transaction in connection with which SFS, the SFS Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code, and (viii) to the best knowledge of SFS, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the SFS Benefit Plans or any trusts related thereto which are, in the reasonable judgment of SFS, likely, either individually or in the aggregate, to have a Material Adverse Effect on SFS.

   (d) There are no current employment agreements, employee retention agreements or change in control agreements, contracts or arrangements between SFS (or any SFS Subsidiary) and any director, officer or employee of SFS (or any SFS Subsidiary) and any director, officer or employee of SFS (or any SFS Subsidiary) containing terms that would provide for the accelerated vesting and payment by SFS (or the SFS Subsidiary, as applicable) of compensation and benefits to any such director, officer or employee as a result of either (i) the approval of this Agreement by a majority of the shareholders of SFS or (ii) the consummation to the transactions contemplated by this Agreement.

         IV.12 SEC Reports. SFS and each of the SFS Subsidiaries has made available to HBE an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by SFS with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "SFS Reports"), and (b) communication mailed by SFS to its shareholders since December 31, 1995. None of the SFS Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 1995, SFS has timely filed all SFS Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all SFS Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         IV.13 Compliance with Applicable Law. SFS and each of the SFS Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to SFS or any of the SFS Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on SFS.

         IV.14  Certain Contracts.

   (a) Except as set forth in Schedule 4.14(a) of the SFS Disclosure Schedules, neither SFS nor any of the SFS Subsidiaries is a party to or bound by:

         (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

         (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from HBE, SFS, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

         (iii) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by SFS; or

         (iv) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.

         SFS has previously made available to HBE true and correct copies of all employment and deferred compensation arrangements which are in writing and to which SFS or an SFS Subsidiary is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), is referred to herein as an "SFS Contract," and neither SFS nor any of the SFS Subsidiaries knows of, or has received notice of, any violation of any SFS Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on SFS.

   (b) (i) each SFS Contract is valid and binding on SFS or the applicable SFS Subsidiary, as the case may be, and is in full force and effect, (ii) SFS and each of the SFS Subsidiaries has performed all obligations required to be performed by it to date under each SFS Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on SFS, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of SFS or any of the SFS Subsidiaries under any such SFS Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on SFS.

         IV.15 Agreements with Regulatory Agencies. Neither SFS nor any of the SFS Subsidiaries is subject to any cease-and-desist or other order issued by, or (except as set forth in Schedule 4.15 of the SFS Disclosure Schedules) is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1995, a recipient of any supervisory letter from, or since December 31, 1995, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the SFS Disclosure Schedules, a "SFS Regulatory Agreement") nor has SFS or any of the SFS Subsidiaries been advised since December 31, 1995 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such SFS Regulatory Agreement.

         IV.16 Other Activities of SFS and its SFS Subsidiaries. Neither SFS nor any of the SFS Subsidiaries that is neither a bank, bank operating subsidiary or a bank service corporation directly or indirectly engages in any activity prohibited by the Federal Reserve. Without limiting the generality of the foregoing, no equity investment of SFS or any SFS Subsidiary that is neither a bank, a bank operating subsidiary nor a bank service corporation is prohibited by the Federal Reserve.

         IV.17 Investment Securities. Each of SFS and the SFS Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of SFS or any of the SFS Subsidiaries. Such securities are valued on the books of SFS and the SFS Subsidiaries in accordance with GAAP.

         IV.18 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of SFS included in the SFS First Quarter 10-Q, liabilities disclosed in Schedule 4.18 of the SFS Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998, neither SFS nor any of the SFS Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on SFS.

         IV.19 Insurance. Schedule 4.19 of the SFS Disclosure Schedules describes all policies of insurance in which SFS or any of the SFS Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of SFS or any of the SFS Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on SFS or any of the SFS Subsidiaries relating to such assets or properties. Except as set forth in Schedule 4.19 of the SFS Disclosure Schedules, neither SFS nor any of the SFS Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SFS or any of the SFS Subsidiaries.

         IV.20 Loan Loss Reserves. The reserve for possible loan losses shown on the March 31, 1998 call report filed for each SFS Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of March 31, 1998. The aggregate loan balances of each SFS Bank at such date in excess of such reserves of each SFS Bank are, to the best knowledge and belief of SFS, collectible in accordance with their terms.

         IV.21 Environmental Liability. Except as set forth in Schedule 4.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of SFS's knowledge, threatened against SFS seeking to impose, or that could reasonably result in the imposition, on SFS of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, CERCLA which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS. Except as set forth in Schedule 4.21, to the best of SFS's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS. SFS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS.

         IV.22 Approval Delays. SFS knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

         IV.23 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of SFS Common Stock to approve the Merger (including the issuance of shares of SFS Common Stock in connection therewith) is the only vote of the holders of any class or series of the capital stock of SFS required for any of the transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

         IV.24  Ownership of HBE Common Stock.  Except as set forth in
   Schedule 4.24 of the SFS Disclosure Schedules and except pursuant to the terms of the HBE Stock Option Agreement, SFS does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
   Act) any shares of HBE Common Stock.

         IV.25  Tax Matters and Pooling.

           Neither SFS nor, to SFS's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying (i) as a reorganization under
   Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         V.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and the Plan of Merger (including the HBE Disclosure Schedules and the SFS Disclosure Schedules), each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank , respectively, to (a) conduct its business in good faith in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action which would adversely affect or delay the ability of either SFS or HBE to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

         V.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the HBE Disclosure Schedules or the SFS Disclosure Schedules, as the case may be, and, except as expressly contemplated or permitted by this Agreement, the Plan of Merger or the HBE Stock Option Agreement, neither SFS nor HBE shall, nor shall SFS or HBE permit the SFS Subsidiaries or the HBE Bank, respectively to, without the prior written consent of the other:

   (a) other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness of HBE to the HBE Bank or of the HBE Bank to HBE, or indebtedness of SFS to any of the SFS Subsidiaries or of any of the SFS Subsidiaries to SFS, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, Federal Home Loan Bank borrowings, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or (iii) make any loan or advance;

   (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (A) in the case of SFS, for regular quarterly cash dividends at a rate not in excess of $0.12 per share of SFS Common Stock, and (B) in the case of HBE, for regular quarterly cash dividends at a rate not in excess of $0.10 per share of HBE Common Stock); (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iv) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or (v) issue any additional shares of capital stock (except pursuant to (A) the exercise of stock options outstanding as of the date of this Agreement, or (B) the HBE Stock Option Agreement);

   (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

   (d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof or any existing joint venture to which HBE or SFS is a party;

   (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

   (f) other than in the ordinary course of business consistent with past practice, or as required by law, increase in any manner the compensation or fringe benefits of any of its employees, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee;

   (g) grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation, except as contemplated in Section 1.5(c) hereof;

   (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice;

   (i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of HBE or SFS to exercise its rights under the HBE Stock Option Agreement;

   (j) amend its articles of incorporation (other than, in the case of SFS, to increase the amount of its authorized common stock) or its bylaws;

   (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

   (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, the Plan of Merger or the HBE Stock Option Agreement, except, in every case, as may be required by applicable law; or

   (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         VI.1   Regulatory Matters; Cooperation with Respect to Filing

   (a) (i) SFS shall promptly prepare and file with the SEC the Joint Proxy Statement in preliminary form; (ii) SFS shall promptly prepare and file an application with the Federal Reserve and any necessary state applications, for approval to consummate the transactions contemplated by this Agreement, the Plan of Merger and, to the extent required, the HBE Stock Option Agreement. Each of SFS and HBE shall use all reasonable efforts to have the S-4, in which the Joint Proxy Statement will be included as a prospectus, declared effective under the Securities Act as promptly as practicable after such filing and to mail or deliver the Joint Proxy Statement to their respective shareholders. SFS shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Plan of Merger, and HBE shall furnish all information concerning HBE and the holders of the HBE Common Stock as may be reasonably requested by SFS in connection with any such action.

   (b) The parties hereto shall cooperate with each other and shall each use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.
         SFS and HBE shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SFS or HBE, as the case may be, and the SFS Subsidiaries and the HBE Bank, respectively, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

   (c) SFS and HBE shall, upon request, furnish each other with all information concerning themselves, and the SFS Subsidiaries and the HBE Bank, respectively, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries and the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger. SFS covenants and agrees that none of the information which is furnished by SFS for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries or the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of SFS and HBE, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. HBE covenants and agrees that none of the information which is furnished by HBE for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries or the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of SFS and HBE, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, SFS shall have no responsibility for the truth or accuracy of any information with respect to HBE or the HBE Bank included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, and HBE shall have no responsibility for the truth or accuracy of any information with respect to SFS or the SFS Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger.

   (d) SFS and HBE shall promptly advise one another upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Plan of Merger which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

         VI.2   Access to Information; Due Diligence.

   (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither SFS, HBE, the SFS Subsidiaries nor the HBE Bank shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of SFS's or HBE's, as the case may be, customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

   (b) Each of SFS and HBE shall hold all information furnished by or on behalf of the other party or the SFS Subsidiaries or the HBE Bank, as the case may be, or their representatives pursuant to Section 6.2(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of SFS and HBE shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement and the Plan of Merger.

   (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 6.2 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement and the Plan of Merger.

         VI.3 Shareholders' Approvals. Each of SFS and HBE shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon this Agreement and the Plan of Merger (and, in the case of SFS, the issuance of shares of SFS Common Stock in the Merger and the reserve of shares of SFS Common Stock for the HBE Option
   Plan), and each shall use all reasonable efforts to obtain shareholder approval of this Agreement, the Plan of Merger and the Merger.

         VI.4 Legal Conditions to Merger. Each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to use reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Plan of Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SFS, the SFS Subsidiaries, HBE or the HBE Bank in connection with the Merger and the other transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

         VI.5 Listing of Shares. SFS shall use all reasonable efforts to cause the shares of SFS Common Stock issuable in the Merger to be approved for listing on the NASDAQ-NMS.

         VI.6   Indemnification; Directors' and Officers' Insurance.

   (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of SFS, the SFS Subsidiaries, HBE or the HBE Bank (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of SFS, the SFS Subsidiaries, HBE or the HBE Bank or any of their respective predecessors, or (ii) this Agreement, the Plan of Merger or the HBE Stock Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law, including the full scope of indemnification available to officers and directors of federally chartered thrift institutions with respect to HBE, upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (A) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, the Surviving Corporation shall be obligated to pay such separate counsel, (C) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this
         Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.6 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this Section 6.6 shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

   (b) The Surviving Corporation shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of SFS, the SFS Subsidiaries, HBE or the HBE Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by SFS and HBE, respectively, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Surviving Corporation be required to expend per year an amount in excess of 200% of the premium for such insurance paid by SFS during its 1997 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause (ii) of this sentence, and provided further that if the Surviving Corporation is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, the Surviving Corporation shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

   (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.6.

   (d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         VI.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Plan of Merger or the HBE Stock Option Agreement or to vest SFS with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take, or cause the proper officers and directors of the SFS Subsidiaries or the HBE Bank to take, as the case may be, all such necessary action as may be reasonably requested by SFS.

         VI.8 Advice of Changes. Between the date hereof and the Effective Time, SFS and HBE shall promptly provide notice to the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

         VI.9   No Conduct Inconsistent with this Agreement.

   (a) HBE shall not from the date hereof through the Effective Time or the termination of this Agreement:

         (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the HBE Bank, respectively, with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or

         (ii) negotiate with or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or the HBE Bank, respectively, would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of HBE reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. HBE shall promptly notify SFS of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the HBE Bank, respectively, with any corporation or other entity other than as provided by this Agreement and shall keep SFS informed of the status and details of any such inquiry or proposal, and shall give SFS five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal; or

   (b) Nothing contained herein shall prohibit HBE from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for HBE Common Stock, or satisfying any other applicable disclosure obligations under the federal securities laws.

         VI.10  Employee Matters.

   (a) At the Effective Time, SFS shall assume and honor the written terms and conditions of the existing written employment agreements and employee retention agreements ("HBE Employment Contracts") with officers and employees of HBE and HBE Bank that are included in the HBE Disclosure Schedules. SFS acknowledges that the consummation of the transactions contemplated by this Agreement shall trigger the "change in control" provisions in the HBE Employment Contracts and may require payments to be made thereunder. SFS agrees to honor the terms of these Employment Contracts and agrees to make all payments, as and when required thereunder. SFS acknowledges that George L. Perucco and Lyle N. Dolan will terminate employment with HBE and HBE Bank as of the Effective Time and will be paid in full all amounts due under their respective HBE Employment Contracts on that date. At the Effective Time, SFS shall enter into a consulting agreement with George L. Perucco attached hereto as Exhibit C. The provisions of the foregoing Section are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing HBE Employment Contracts, and his or her representatives.

   (b) The Merger shall not effect any interruption in the employment of employees of HBE Bank (hereinafter each an "HBE Employee"). SFS agrees to assume and honor the terms and conditions of the Severance Pay Plan of Home Federal Savings and Loan Association of Elgin ("HBE Severance Plan") included in the HBE Disclosure Schedules. SFS also agrees that, in connection with reviewing applicants for employment positions, it shall give any HBE Employee who is terminated within three (3) months after the Effective Time, the same priority consideration with respect to hiring, that is given to SFS employees for such positions in accordance with any formal or informal policies of SFS for a period of three (3) months from such date of termination. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

   (c) Effective as of the Effective Time, SFS shall assume sponsorship of the HBE ESOP as the successor employer to HBE. Prior to the date on which a "change in control" (as such term is defined in the HBE ESOP, hereinafter "ESOP Change in Control") occurs, the HBE ESOP will be amended (i) to eliminate Section 14.3(b); (ii) to eliminate
         Section 14.4; (iii) to amend Article XIV of the HBE ESOP to provide for the allocation of excess assets remaining after its outstanding loan is satisfied to be made to the HBE ESOP participants and beneficiaries in the same manner as earnings received by the ESOP on investments allocated to participants' accounts are allocated; and (iv) to adopt any other amendments to the HBE ESOP that are deemed necessary to accomplish all of the foregoing and the final allocation of all the HBE ESOP's remaining assets to all of the ESOP's participants and their beneficiaries. Following the Effective Time, and subject to receipt of a favorable determination from the Internal Revenue Service that the merger does not adversely affect qualification of the merged plan, the HBE ESOP will be merged into the SFS 401k Savings Plan. In the event that between the date of the execution of this Agreement and the Effective Time, it is determined, to the satisfaction of HBE and SFS, that the HBE ESOP is not an "affiliate" within the meaning of Rule 145 of the Securities Act of 1933, as amended ("Securities Act"), the HBE ESOP Trustee shall be permitted to sell unallocated shares of HBE Common Stock held in its suspense account at any time and all such times as the Trustee shall deem to be prudent on or after the date the ESOP Change in Control has occurred in order to repay the HBE ESOP's outstanding loan. In the event that the HBE ESOP or the trust which forms part thereof is determined to be an affiliate of HBE within the meaning of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, no provision of Article XIV of the HBE ESOP shall be interpreted to require the sale of shares of HBE Common Stock held by the trust during the period beginning thirty (30) days prior to the Effective Time and ending immediately after the release by SFS of financial results covering at least thirty (30) days of post-Merger combined operations by means of filing a Form 10-Q, 10-K or 8-K under the Securities Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76. Effective as of the Effective Time, SFS and HBE agree that former participants in the HBE ESOP shall be treated as new hires for purposes of the State Financial Services Corporation Employee Stock Ownership Plan. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

   (d) At the Effective Time, each HBE Employee shall immediately become eligible to participate in the State Financial Services Corporation and Subsidiaries Money Purchase Plan (the "Pension Plan"). The Surviving Corporation will give each HBE Employee full credit for prior service with HBE or the HBE Bank for purposes of eligibility to participate under the Pension Plan. HBE employees will be treated as new hires for vesting purposes under the Pension Plan. SFS agrees to take, prior to the Effective Time, all actions necessary to cause amendments to be made to the Plan in order to give effect to the preceding sentences. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

   (e) At the Effective Time, the Surviving Corporation will give each HBE Employee full credit for prior service with HBE or the HBE Bank for purposes of eligibility to participate and vesting in the State Financial Service Corporation 401(k) Savings Plan and the Effective Time will be a special entry date thereunder for HBE employees.
         SFS agrees to take, prior to the Effective Time, all actions necessary to cause amendments to be made to the Plan in order to give effect to the preceding sentences. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

   (f) At the Effective Time, each HBE Employee shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by the Surviving Corporation on the same terms and conditions that the Surviving Corporation may make available to officers and employees of the SFS Banks, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs (the "SFS Welfare Plans"). Any expenses incurred by an HBE Employee under the HBE or an HBE Bank employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the SFS Welfare Plans. SFS Bank shall provide insurance coverage (for which SFS or SFS Bank may act as the self-insurer) for pre-existing medical conditions (to the extent such condition is currently covered under the HBE plan, and such condition would be covered under SFS Bank's plan if it were no pre-existing), subject to deductibles and/or copayment provisions generally applicable to such coverage. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

   (g) At the Effective Time, SFS shall assume all of the obligations under the HBE RRP and HBE Option Plan, and all shares of HBE Common Stock owned by the HBE RRP, which have not been awarded, shall be canceled at or prior to the Effective Time.

         VI.11 Tax Treatment and Pooling. Each of HBE and SFS will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

         VI.12 Dividends. After the date of this Agreement, each of SFS and HBE shall coordinate with the other the declaration of any dividends in respect of SFS Common Stock and HBE Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SFS Common Stock or HBE Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of SFS Common Stock and/or HBE Common Stock and any shares of common stock of the Surviving Corporation any holder of HBE Common Stock receives in exchange therefor in the Merger.

         VI.13 Rule 145 Affiliates. Within 30 days before the Closing Date, HBE shall identify in a letter to SFS all persons who are, and to HBE's knowledge who will be at the Closing Date, "affiliates" of HBE as such term is used in Rule 145 under the Securities Act. HBE shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to SFS on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit F.

         VI.14  Disclosure Schedules.  On the date hereof,

   (a) SFS has delivered to HBE the SFS Disclosure Schedules, accompanied by a certificate signed by the Chief Financial officer of SFS stating the SFS Disclosure Schedules are being delivered pursuant to this Section 6.14.

   (b) HBE has delivered to SFS the HBE Disclosure Schedules, accompanied by a certificate signed by the Chief Financial Officer of HBE stating the HBE Disclosure Schedules are being delivered pursuant to this Section 6.14.

         VI.15 Filing and Other Fees. All filing and other fees paid to the SEC, the Federal Reserve, the OTS or any State Regulatory Agency in connection with the Merger and the transactions contemplated by this Agreement and the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by SFS and HBE.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         VII.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Shareholder Approval. This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of HBE Common Stock and SFS Common Stock entitled to vote thereon.

   (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained, on terms and conditions reasonably satisfactory to each of HBE and SFS, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

   (c) Registration Statements. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of SFS or HBE, threatened by the SEC.

   (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Plan of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

   (e) Federal Tax Opinion. HBE and SFS shall each have received an opinion of their respective counsel, in form and substance reasonably satisfactory to each, dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the merger will constitute for federal income tax purposes a reorganization under Section 368(a)(1)(A) of the Code and that accordingly:

         (i) No gain or loss will be recognized by HBE or SFS as a result of the Merger;

         (ii) Except to the extent of any cash received in lieu of a fractional share interest in SFS Common Stock, no gain or loss will be recognized by the shareholders of HBE who exchange their HBE Common Stock for SFS Common Stock pursuant to the Merger;

         (iii) The aggregate tax basis of SFS Common Stock received by shareholders who exchange their HBE Common Stock for SFS Common Stock in the Merger will be the same as the aggregate tax basis of HBE Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

         (iv) The holding period of SFS Common Stock received by each shareholder in the Merger will include the holding period of HBE Common Stock exchanged therefor, provided that such shareholder held such HBE Common Stock as a capital asset on the date of the Merger.

         Such opinion may be based on, in addition to the review of such matters of fact and law as such counsel consider appropriate, (i) representations made at the request of such counsel by HBE and SFS, or either of them and (ii) certificates provided at the request of such counsel by officers of HBE, SFS and other appropriate persons.

   (f) Pooling of Interests. HBE shall have received a letter of HBE's independent accountants, dated as of the Effective Time, stating that HBE is an entity that qualifies for pooling-of-interests accounting treatment pursuant to GAAP. SFS shall also have received a letter of SFS's independent accountants, dated the Effective Time, stating that the transactions effective pursuant to this Agreement will qualify as a pooling-of-interests pursuant to GAAP.

         VII.2 Conditions to Obligations of HBE. The obligation of HBE to effect the Merger is also subject to the satisfaction, or waiver by HBE, at or prior to the Effective Time of the following conditions:

   (a) Representations and Warranties. The representations and warranties of SFS set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and
         (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an SFS Material Adverse Effect. HBE shall have received a certificate signed on behalf of SFS by the Chief Executive Officer and Chief Financial Officer of SFS to the foregoing effect.

   (b) Performance of Obligations of SFS. SFS shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the HBE Stock Option Agreement at or prior to the Closing Date, and HBE shall have received a certificate signed on behalf of SFS by the Chief Executive Officer and Chief Financial Officer of SFS to such effect.

   (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on SFS, and (ii) no condition (other than general economic or competitive conditions generally affecting bank holding companies and banks of a size or in locations comparable to those of SFS or the SFS Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on SFS.

   (d) Opinion of Counsel to SFS. HBE shall have received from Foley & Lardner, counsel to SFS, an opinion, dated the Closing Date, in substantially the form of Exhibit L.

   (e) Comfort Letters. HBE shall have received from Ernst & Young "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to HBE.

   (f) Fairness Opinion. HBE shall have received from Hovde Financial, Inc., a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to HBE, to the effect that the consideration to be received in the Merger by the shareholders of HBE is fair, from a financial point of view, to the shareholders of HBE.

         VII.3 Conditions to Obligations of SFS. The obligation of SFS to effect the Merger is also subject to the satisfaction, or waiver by SFS, at or prior to the Effective Time of the following conditions:

   (a) Representations and Warranties. The representations and warranties of HBE set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an HBE Material Adverse Effect. SFS shall have received a certificate signed on behalf of HBE by the Chief Executive Officer and Chief Financial Officer of HBE to the foregoing effect.

   (b) Performance of Obligations of HBE. HBE shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the HBE Stock Option Agreement at or prior to the Closing Date, and SFS shall have received a certificate signed on behalf of HBE by the Chief Executive Officer and Chief Financial Officer of HBE to such effect.

   (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on HBE, and (ii) no condition (other than general economic or competitive conditions generally affecting savings and loan holding companies and savings associations of a size or in locations comparable to those of HBE or the HBE Bank), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on HBE.

   (d) Opinion of Counsel to HBE. SFS shall have received from Thacher, Proffitt & Wood, counsel to HBE, an opinion, dated the Closing Date, in substantially the form of Exhibit M.

   (e) Comfort Letters. SFS and HBE shall have received from KPMG Peat Marwick LLP "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to SFS and HBE.

   (f) Fairness Opinion. SFS shall have received from Everen Securities (or another recognized investment banking firm) a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to SFS, to the effect that the consideration received by SFS shareholders pursuant to the Merger is fair, from a financial point of view, to the shareholders of SFS.

   (g)   Affiliate Agreements.  SFS shall have received Affiliate
         Agreements, duly executed by each affiliate of HBE, substantially in the form of Exhibit F.

                                  ARTICLE VIII
                       TERMINATION, EXPENSES AND AMENDMENT

         VIII.1 Termination. This Agreement may be terminated prior to the Effective Time:

   (a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE, by written agreement between SFS and HBE, if the Board of Directors of each so determines;

   (b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE, by either the Board of Directors of SFS or the Board of Directors of HBE if (i) any Governmental Entity which must grant a Requisite Regulatory Approval (A) has denied approval of the Merger and such denial has become final and nonappealable or (B) has advised the parties of its unwillingness to grant such a Requisite Regulatory Approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

   (c) by either the Board of Directors of SFS or the Board of Directors of HBE if the Merger shall not have been consummated on or before January 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

   (d) by either SFS or HBE if any approval of the shareholders of SFS or HBE required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

   (e)   by HBE, by written notice to SFS, if

         (i) there exists any breach or breaches of the representations and warranties of SFS made herein, which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a SFS Material Adverse Effect, and such breaches shall not have been remedied within thirty (30) days after receipt by SFS of notice in writing from HBE, specifying the nature of such breaches and requesting that they be remedied;

         (ii) SFS shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by SFS of notice in writing from HBE, specifying the nature of such failure and requesting that it be remedied; or

         (iii)  the Board of Directors of SFS or any committee thereof:

                (A) shall fail to reaffirm such approval or recommendation upon HBE's request,

                (B) shall approve or recommend any Business Combination involving SFS other than the Merger or any tender offer or share exchange for shares of capital stock of SFS, in each case, by or involving a party other than HBE or any of its affiliates or

                (C) shall resolve to take any of the actions specified in clause (A) or (B); or

   (f)   by SFS, by written notice to HBE, if

         (i) there exists any breach or breaches of the representations and warranties of HBE made herein or in the HBE Stock Option Agreement which breaches, individually or in the aggregate have, or insofar as reasonably can be foreseen, would have, an HBE Material Adverse Effect and such breaches shall not have been remedied within thirty (30) days after receipt by HBE of notice in writing from SFS, specifying the nature of such breaches and requesting that they be remedied;

         (ii) HBE shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under the HBE Stock Option Agreement and such failure to perform or comply shall not have been remedied within thirty
                (30) days after receipt by HBE of notice in writing from SFS, specifying the nature of such failure and requesting that it be remedied; or

         (iii)  the Board of Directors of HBE or any committee thereof:

                (A) shall withdraw or modify in any manner adverse to SFS its approval or recommendation of this Agreement or the Merger,

                (B) shall fail to reaffirm such approval or recommendation upon SFS's request,

                (C) shall approve or recommend any Business Combination involving HBE other than the Merger involving HBE or any tender offer or share exchange for shares of capital stock of HBE, in each case, by or involving a party other than SFS or any of its affiliates or

                (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

   (g) by HBE, pursuant and subject to Section I.4(e) in the event that the Market Value of SFS Common Stock, as of the Decision Date, is less than $20.00 per share.

         VIII.2 Effect of Termination. Subject to Section 8.3, in the event of termination of this Agreement by HBE or SFS pursuant to Section
   8.1 there shall be no liability on the part of either HBE or SFS or their respective officers or directors hereunder, except that Section 6.2(b),
   Section 6.15, Section 8.2 and Section 8.3 shall survive the termination.

         VIII.3    Remedies and Expenses Upon Breach or Willful Breach.

   (a) Remedies. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (A)
         Section 8.1(e)(i) or (ii), or (B) Section 8.1(f)(i) or (ii) then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $350,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $350,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

   (b) Expenses. If one party fails to promptly pay to any other party any amount due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

         VIII.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of SFS or HBE, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of HBE Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         VIII.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of SFS or HBE, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of HBE Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         IX.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or the Plan of Merger (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

         IX.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a)   if to HBE, to:
         Home Bancorp of Elgin, Inc.
         16 North Spring Street
         Elgin, Illinois 60120-5569
         Attention:    George L. Perucco
         Telephone:    (847) 742-3800
         Telecopier:   (847) 742-0793


   with a copy to:

         Thacher Proffitt & Wood
         1500  K Street, NW Suite 200
         Washington, D.C.  20005
         Attention:    V. Gerard Comizio, Esq.
                       Matthew Dyckman, Esq.
         Telephone:    (202) 347-8400
         Telecopier:   (202) 347-6238

   and

   (b)   if to SFS, to:

         State Financial Services Corporation
         10708 W. Janesville Road
         Hales Corners, WI 53130
         Attn: Michael J. Falbo
         Telephone:    (414) 425-1600
         Telecopier:   (414) 425-8939

   with a copy to:

         Foley & Lardner
         Firstar Center
         777 East Wisconsin Avenue
         Milwaukee, Wisconsin 53202-5367
         Attention:    Ulice Payne, Jr.
                       Rodney H. Dow
         Telephone:    (414) 271-2400
         Telecopier:   (414) 297-4900

         IX.3 Interpretation; Definitions. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require HBE, the HBE Bank, SFS or the SFS Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation. As used in this Agreement, the term "Material Adverse Effect" means, with respect to HBE or SFS, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole or (ii) on the consummation of the Merger; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (1) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates (provided that HBE is in substantial compliance with its Interest Rate Risk Management Policy as disclosed to SFS prior to the date of this Agreement, as the same may be revised thereafter with SFS's concurrence), or (2) changes in state and federal regulations or legislation affection Wisconsin or Illinois banks; or (ii) matters related to changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes. Notwithstanding the above, fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) shall not be included in any determination of a Material Adverse Effect. The word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         IX.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         IX.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         IX.6 Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

         IX.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IX.8 Publicity. Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market, neither HBE nor SFS shall, nor shall HBE or SFS permit the HBE Bank or the SFS Subsidiaries, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         IX.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this Section 9.9 and in Section 6.6,
   Section 1.5 and Section 7.10, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IX.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                IN WITNESS WHEREOF, SFS and HBE have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

   STATE FINANCIAL SERVICES CORPORATION


   By /s/ Michael J. Falbo
         Michael J. Falbo
         President and CEO


   HOME BANCORP OF ELGIN, INC.


   By /s/ George L. Perucco
         George L. Perucco
         President and CEO

                                                             Exhibit B to the
                                                             Agreement and Plan
                                                             of Merger


                                 Plan of Merger
                                     Between
                      State Financial Services Corporation
                                       and
                           Home Bancorp of Elgin, Inc.

             PLAN OF MERGER (this "Plan"), dated as of __________________, 1998, by and between State Financial Services Corporation, a Wisconsin corporation ("SFS"), and Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE").

             WHEREAS, the Boards of Directors of SFS and HBE have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which HBE will merge with and into SFS (the "Merger"), so that SFS is the resulting corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

             WHEREAS, SFS and HBE have entered into an Agreement and Plan of Merger, dated June 1, 1998 (the "Agreement"), which sets forth the terms of the Merger;

             WHEREAS, this Plan provides for the terms and conditions of the Merger and the mode for carrying the Merger into effect.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE I.  THE MERGER

                I.1 The Merger. Subject to the terms and conditions of the Agreement and this Plan, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), the Delaware General Corporation Law (the "DGCL") and respective regulations thereunder, and applicable federal laws and regulations, at the Effective Time (as defined in Section 1.2), HBE shall merge with and into SFS, and SFS shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of HBE shall terminate and the name of the Surviving Corporation shall be "State Financial Services Corporation."

                I.2 Effective Time. The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (the "Wisconsin Department"), (b) the time of filing a Certificate of Merger with the Secretary of State of the State of Delaware, and (c) the effective date and time of the Merger as set forth in such Articles of Merger and Certificate of Merger. The parties shall each use reasonable efforts to cause the Articles of Merger and the Certificate of Merger to be filed on the Closing Date (as defined in Section 1.9). The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

                I.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL and Section 252 of the DGCL. On the Effective Time, the separate existence of HBE shall cease and all of the property (and, personal and mixed), rights, powers, duties and obligations of HBE shall be deemed to be transferred to and vested in SFS, without further act, as provided by applicable laws and regulations.

                I.4    Conversion of HBE Common Stock; Treatment of SFS
   Common Stock.

                (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of HBE, or the holder of any securities of HBE, each share of the common stock, $0.01 par value, of HBE (the "HBE Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall be converted into an amount of the common stock, par value $0.10 per share, of SFS (the "SFS Common Stock") equal to one share multiplied by the Exchange Ratio as set forth in Section 1.4 of the Agreement.

                (b) All of the shares of HBE Common Stock converted into SFS Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "HBE Common Stock Certificate") previously representing any such shares of HBE Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of SFS Common Stock (each an SFS Common Stock Certificate and (ii) cash in lieu of fractional shares into which the shares of HBE Common Stock previously represented by such HBE Common Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.2. HBE Common Stock Certificates previously representing shares of HBE Common Stock shall be exchanged for SFS Common Stock Certificates representing whole shares of SFS Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such HBE Common Stock Certificates in accordance with Section 2.2, without any interest thereon.

                (c) At the Effective Time, all shares of HBE Common Stock that are owned by HBE as treasury stock, if any, shall be canceled and shall cease to exist, and no stock of SFS or other consideration shall be delivered in exchange therefor.

                (d) At and after the Effective Time, each share of SFS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

                I.5 Articles of Incorporation. The Articles of Incorporation of SFS in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                I.6 By-Laws. The By-Laws of SFS in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                I.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the Code), and that the Agreement and this Plan shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                I.8 Board of Directors of the Surviving Corporation From and after the Effective Time, the Board of Directors of SFS immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of SFS shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                I.9 Closing. Subject to the terms and conditions of the Agreement and this Plan, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date and at a place to be specified by the parties, which shall be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger set forth in Article VII of the Agreement is satisfied or waived, or at such other time, date and place as HBE and SFS shall mutually agree (the "Closing Date").

                I.10 Liquidation Account. As of the Effective Time, SFS will automatically expressly assume and maintain Home Federal Savings and Loans Association's liquidation account for the benefit of eligible account holders in the same basis as it existed immediately prior to the Effective Time.

                                   ARTICLE II.  CONVERSION OF SHARES

                II.1 SFS to Make Shares Available. At or prior to the Effective Time, SFS shall deposit, or shall cause to be deposited, with a bank, trust company or other entity reasonably acceptable to HBE, which may be an affiliate of SFS (the "Exchange Agent"), for the benefit of the holders of HBE Common Stock Certificates, for exchange in accordance with this Article II, SFS Common Stock Certificates and cash in lieu of any fractional shares of SFS Common Stock (such cash and SFS Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of HBE Common Stock.

                II.2   Exchange of Certificates.

                (a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more HBE Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the HBE Common Stock Certificates shall pass, only upon delivery of the HBE Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the HBE Common Stock Certificates in exchange for SFS Common Stock Certificates and any cash in lieu of fractional shares into which the shares of HBE Common Stock represented by such HBE Common Stock Certificate or Certificates shall have been converted pursuant to the Agreement and this Plan. Upon proper surrender of an HBE Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such HBE Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) an SFS Common Stock Certificate representing that number of whole shares of SFS Common Stock to which such holder of HBE Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such HBE Common Stock Certificate, and the HBE Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of HBE Common Stock Certificates.

                (b) If any SFS Common Stock Certificate is to be issued in a name other than that in which the HBE Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the HBE Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an SFS Common Stock Certificate in any name other than that of the registered holder of the HBE Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (c) After the Effective Time, there shall be no transfers on the stock transfer books of HBE of the shares of HBE Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, HBE Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for SFS Common Stock Certificates representing shares of SFS Common Stock as provided in this Article II.

                (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SFS Common Stock shall be issued upon the surrender for exchange of HBE Common Stock Certificates, no dividend or distribution with respect to SFS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of HBE who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of SFS Common Stock on the Decision Date by (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of SFS Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

                (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of HBE for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of HBE who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of SFS Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the SFS Common Stock deliverable in respect of each share of HBE Common Stock such shareholder holds as determined pursuant to the Agreement and this Plan, in each case, without any interest thereon. Notwithstanding the foregoing, none of SFS, HBE, the Exchange Agent or any other person shall be liable to any former holder of shares of HBE Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (f) In the event any HBE Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such HBE Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such HBE Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate an SFS Common Stock Certificate representing the shares of SFS Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement and this Plan.

                (g) In the case of any shareholder of HBE who did not vote for or consent to the Merger and who demands appraisal as provided in
   Section 262 of the DGCL, each share of HBE Common Stock held by such shareholder will be converted into the right to receive the value of the share as provided in such statute. At the Closing Date, the holders of HBE Common Stock will cease to have any rights with respect to such stock other than the rights to receive SFS Common Stock, cash in lieu of fractional shares or the value of the stock as herein provided or as provided by law.

                                  ARTICLE III.  SHAREHOLDER APPROVALS

                III.1 Each of SFS and HBE shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the Agreement and this Plan (and, in the case of SFS, the issuance of shares of SFS Common Stock in the Merger), and, subject to the terms and conditions of the Agreement and this Plan, each of SFS and HBE shall use reasonable efforts to cause such meetings to occur on the same date and each shall use all reasonable efforts to obtain shareholder approval of the Agreement, this Plan and the Merger.

                                   ARTICLE IV.  GENERAL PROVISIONS

                IV.1 Termination. Prior to the Effective Time, notwith-standing anything herein to the contrary, in the event the Agreement shall have been terminated pursuant to Section VIII.1 thereof, this Plan shall automatically terminate.

                IV.2 Counterparts. This Plan may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                IV.3 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

                IV.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE, provided, however, that after any approval of the transactions contemplated by this Plan by the respective shareholders of SFS or HBE, there may not be, without further approval of such shareholders, any amendment of this Plan which changes the amount or the form of the consideration to be delivered to the holders of HBE Common Stock hereunder other than as contemplated by the Agreement and this Plan. This Plan may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                IV.5 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

             IN WITNESS WHEREOF, SFS and HBE have caused this Plan to be executed by their respective officers thereunto duly authorized as of the date first above written.

   STATE FINANCIAL SERVICES CORPORATION     HOME BANCORP OF ELGIN, INC.


   By:                                         By:
        Name:                                               Name:
        Title:                                              Title:

                                                                      Annex B

                             STOCK OPTION AGREEMENT

             STOCK OPTION AGREEMENT, dated June 1, 1998, between State Financial Services Corporation, a Wisconsin corporation ("Grantee"), and Home Bancorp of Elgin, Inc., a Delaware corporation ("Issuer").

                                   WITNESSETH:

             WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

             WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

             WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement:

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,371,159 (as adjusted or set forth in Sections 1(b) and 5(b) hereof) fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a price per share of $17.00 (the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Issuer Common Stock (other than shares of Issuer Common Stock issued pursuant to stock options granted pursuant to any director or employee benefit or stock option plan prior to the date hereof) at a price less than $17.00 (as adjusted pursuant to subsection (b) of Section 5 hereof), the Option Price shall be equal to such lesser price; provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option at Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of any provision of the Merger Agreement.

        2. (a) Grantee may exercise the Option, in whole or part if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within three (3) months following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to
   Section 8.l(f) of the Merger Agreement, or by Grantee or Issuer pursuant to Section 8.1(d) of the Merger Agreement if prior to or within three months after, the duly held meeting of the shareholders of the Issuer at which the required vote to approve the Merger was not obtained it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary (as defined below)) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as defined below) (each, a "Listed Termination"); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein,
   (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement such that, in the case of the Merger Agreement, Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.l(e)(i) and (ii) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer either pursuant to
   Section 8.l(e) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement or pursuant to Section 8.l(g) thereof. Notwithstanding the occurrence of an exercise Termination Event, Grantee shall be entitled to purchase those shares of Issuer Common stock with respect to which it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination event.

        (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of the subsidiaries of Grantee (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger (as defined in the Merger Agreement). For purposes of this Agreement, "Acquisition Transaction" shall mean either (x) a merger or consolidation, or any similar transaction, involving Issuer or Home Federal Savings and Loan Association of Elgin (other than internal mergers, consolidations or similar transactions involving solely Issuer and/or one or more existing wholly-owned Issuer Subsidiaries, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other disposition of 15% or more of the consolidated assets, net revenues or net income of Issuer (on a consolidated basis), or (z) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Home Federal Savings and Loan Association of Elgin (notwithstanding the foregoing, the beneficial ownership by any current stockholders of Issuer of greater than 10% of voting stock of Issuer as of the date of this Agreement shall not constitute an Initial Triggering Event);

             (ii) Any person (other than Grantee or any Grantee Subsidiary)
                  shall have acquired beneficial ownership (as such term is defined in Rule I 3d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock (other than shares held in accounts related to Issuer's employee benefit plans);

           (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose, or such meeting, in violation of the Merger Agreement, shall not have been held, or such meeting shall have been cancelled prior to termination of the Merger Agreement if, in any event, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to the termination of the Merger Agreement), it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

           (iv) The Board of Directors of the Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify), in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

           (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

           (vi) Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 17d-2 under the 1934 Act), or shall have filed with the SEC a registration statement under the 1934 Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the 1934 Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the 1934 Act), or the right to acquire beneficial ownership, of 20% or more of the then outstanding shares of Issuer Common
                  Stock:

           (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach Grantee would be entitle to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS"), or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing. for approval to engage in an Acquisition Transaction.

        (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 30% or more of the then outstanding shares of Issuer Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 30%.

        (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") to the extent that such Triggering Event is known to the Issuer, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

        (e) In the event Grantee is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and, provided, further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board, OTS or any other regulatory or antitrust authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing (and the Issuer shall fully cooperate with Grantee in the filing of any notice or application and the obtaining of any such approval), and shall expeditiously process the same. and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained, and in either event, any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

        (f) At the closing referred to in subsection (e) of this Section 2, Grantee shall (i) pay to Issuer the aggregate purchase price for the shares of Issuer Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, however, that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Grantee from exercising the Option.

        (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder.

        (h) Certificates for lssuer Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED JUNE 1, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST."

             It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC. or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1993 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Grantee, which opinion shall be reasonably satisfactory to Issuer; and
   (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

             (i) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
   Section 2 and the tender of the applicable purchase price in immediately available funds, the Issuer shall deliver to Grantee a certificate or certificates in definitive form representing the shares of Issuer Common Stock issued upon such exercise, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of Issuer shall then be closed. Issuer shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this
   Section 2 in the name of Grantee or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive tights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any state or federal banking law, prior approval of or notice to the Federal Reserve Board, OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, OTS or such state or other federal regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth therein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Issuer Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Issuer Common stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this
   Section 5.

             (a) In the event of any change in, or distributions (other than the payment of cash dividends in the ordinary course consistent with past practice) in respect of, the Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

        (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

        6. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event Grantee may, within twelve
   (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event, by written notice (the "Registration Notice") to Issuer request Issuer to register under the 1933 Act all or any part of the shares of capital stock of Issuer acquired by Grantee pursuant to this Agreement beneficially owned by Grantee (the "Registrable Securities").

        (b) Issuer shall thereupon have the option exercisable by written notice delivered to Grantee within three (3) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Issuer and (ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be the average of the daily closing sales price for a share of Issuer Common Stock on the Nasdaq National Market during the five (5) trading days prior to the date on which the Registration Notice for such share is received by Issuer.

        (c)     Any purchase of Registrable Securities by Issuer under
   Section 6(b) shall take place at a closing to be held at the principal executive offices of Issuer or at the offices of its counsel at any reasonable date and time designated by Issuer in such notice with ten (10) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchase shall be made by delivery at the time of such closing in immediately available funds.

        (d) If Issuer does not elect to exercise its option pursuant to this Section 6 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, and keep current the registration under the 1933 Act of the unpurchased Registrable Securities proposed to be sold. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however, that

             (i) Grantee shall not be entitled to demand more than one (1) effective registration statements hereunder, and

             (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clauses (A) and (B) below or 120 days in the case of clause (C) below) when

                  (A) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would be required to be disclosed if a registration statement were filed at that time;

                  (B) Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                  (C) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates.

        (e) Issuer shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

        (f) The registration rights set forth in this Section 6 are subject to the condition that Grantee shall provide Issuer with such information with respect to the Registrable securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Issuer, is necessary to enable Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

        (g) A registration effected under this Section 6 shall be effected at Issuer's expense, except for underwriting discounts and commissions, broker's fees and the fees and the expenses of counsel and other advisors to Grantee.

        (h)     In connection with any registration effected under this
   Section 6, the parties agree

                (i)    to indemnify each other in the customary manner, and

                (ii) to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale.

        (i) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or a national securities exchange, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or a national securities exchange, as the case may be, and will its best efforts to obtain approval of such listing as soon as practicable.

        7. (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of Grantee, delivered prior to an Exercise Termination Event (or such later period as provided in Section
   10), Issuer (or any successor thereto) shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section
   10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option or Grantee gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

        (b) Grantee may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to Grantee the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee the Option Repurchase Price and the Option Share Repurchase Price in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price and/or the Option Shares Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Grantee and the denominator of which is the Option Repurchase Price, and/or (B) a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date. Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Issuer Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person. ("other than Grantee or a Grantee Subsidiary), or engage in a plan of exchange with any person (other than Grantee or a Grantee Subsidiary) and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger or plan or exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or an Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

        (b)  The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person. and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

            (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

            (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale referred to in Section 8(a), but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person. as Grantee may elect.

            (v) "Person" as used in this Agreement shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

        (c)     The Substitute Option shall have the same terms as the
   Option: provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Triggering Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option. such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which agreement shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price, rounded up to the nearest whole share. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over
   (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

        (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance of exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other share of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the 1934 Act or any successor provision)).

        9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition. whereupon, in the latter case, the Substitute Option Issuer shall promptly
   (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

        10. The 30-day, 3-month, 6-month, or 12-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended:
   (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Grantee. Substitute Option Holder or Substitute Share owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

        11. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) Issuer has taken all necessary corporate action to
                  authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (b)  Grantee hereby represents and warrants to Issuer as follows:

           (i) Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

             c. Any Option Shares acquired upon exercise of this Option by Grantee will be acquired for Grantee's own account and for investment purposes only. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

        12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in Section 2(h).

        13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of. all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board and OTS for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Issuer Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In connection therewith both parties waive the posing of any bond or similar requirement.

        15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Issuer Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        17. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law principles thereof.

        18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        21. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

        22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 HOME BANCORP OF ELGIN, INC.


                                 By: /s/ George L. Perucco
                                     George L. Perucco
                                     President and Chief Executive Officer


                                 STATE FINANCIAL SERVICES CORPORATION


                                 By: /s/ Michael J. Falbo
                                     Michael J. Falbo
                                     President and Chief Executive Officer

                                                                      ANNEX C



                               [EVEREN Letterhead]


   September 30, 1998


   Board of Directors
   State Financial Services Corporation
   10708 W. Janesville Road
   Hales Corners, Wisconsin  53130-0467

   Members of the Board:

   We understand that State Financial Services Corporation ("State Financial" or the "Company") and Home Bancorp of Elgin, Inc. ("Home Bancorp") have entered into an Agreement and Plan of Merger, dated as of June 1, 1998, pursuant to which Home Bancorp will be merged with and into State Financial, which will be the surviving entity (the "Merger"). We understand that each outstanding share of common stock, $0.01 par value per share, of Home Bancorp, will be converted into the right to receive shares of the common stock of State Financial, equal to an exchange ratio (the "Exchange Ratio") to be determined based on the Market Value of State Financial common stock. The Market Value of State Financial common stock, on any date, will be equal to the average closing sale price of State Financial common stock as reported to the Nasdaq National Market System for the twenty consecutive trading days immediately preceding the five business days immediately preceding such date. The Exchange Ratio will be determined as follows: if the Market Value is: (a) less than or equal to $21.125, the Exchange Ratio will be 0.86; (b) greater than $21.125 and less than equal or equal to $22.625, the Exchange Ratio will be 0.857143;
   (c) greater than $22.625 and less than or equal to $22.625, the Exchange Ratio will be the quotient obtained by dividing $19.50 by the Market Value of State Financial common stock; (d) greater than $30.00 and less than or equal to $31.375, the Exchange Ratio will be 0.65; and (e) greater than $31.375, the Exchange Ratio will be 0.64.

   We also understand if the Market Value is less than $20.00, State Financial has the option to close at $17.25 per Home Bancorp share, or a fixed 0.86 Exchange Ratio. Furthermore, Home Bancorp can elect to close or walk-away.

   You have requested our opinion as to whether the consideration to be paid by the Company in connection with the Merger with Home Bancorp is fair, from a financial point of view, to the Company and its shareholders.

   For the purposes of the opinion set forth herein, we have, among other things,

   (i) reviewed the Definitive Agreement and the specific terms of the Merger;

   (ii) reviewed such publicly available information concerning the Company and Home Bancorp that we believe to be relevant to our analysis, including, without limitation, the Forms 10-K for the years ended December 31, 1997, December 31, 1996 and December 31, 1995, quarterly reports on Form 10-Q for the periods ended March 31, 1997, September 30, 1996 and June 30, 1996 and recent press releases for the Company and Home Bancorp;

   (iii) reviewed financial and operating information with respect to the business, operations and prospects of the Company and Home Bancorp furnished to us by the Company and Home Bancorp;

   (iv) reviewed financial information including internal pre-Merger and pro forma projections prepared by the Company;

   (v) reviewed a trading history of the common stock of the Company and Home Bancorp and a comparison of that trading history with those of other companies that we deemed relevant;

   (vi) compared the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant;

   (vii) conducted discussions with the management of the Company and of Home Bancorp concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies, revenue enhancements, and strategic benefits expected to result from a combination of the businesses of the Company and of Home Bancorp;

   (viii) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the financial and other information provided to us and oral statements made to us, and have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of this opinion. With respect to the financial projections of State Financial and Home Bancorp, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company, as to the future financial performance of the Company and Home Bancorp including, without limitation, with respect to projected cost savings, operating synergies, revenue enhancements expected to result from a combination of the businesses of State Financial and Home Bancorp and that the Company and Home Bancorp would perform, and that the combined entity will perform, substantially in accordance with such projections. Upon advice of the Company we have assumed that the Merger will qualify for pooling accounting treatment.

   Our opinion is necessarily based on the economic, market, and other conditions in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we have not performed any independent appraisal of the financial condition of the Company. In addition, we are not experts in the valuation of loan portfolios or allowances for loan and real estate owned losses and we have assumed that the allowances for loan and real estate owned losses provided by the Company and used by us in our analysis and in arriving at our opinion are in the aggregate adequate to cover all such losses.

   We have acted as financial advisor to the Board of Directors of the Company in connection with this opinion and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to the advisability of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion relates solely to the question of fairness to the shareholders of the Company, from a financial point of view, of the consideration to be paid in the Merger with Home Bancorp. The Company will not furnish this opinion or any other material prepared by EVEREN Securities, Inc. ("EVEREN") to any other person or persons (other than to appropriate regulatory authorities or as required by law) or use or refer to this opinion for any other purpose without the prior written approval of EVEREN, which approval shall not be unreasonably withheld.

   Based on the foregoing, we are of the opinion that as of the date hereof the consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company's shareholders.

   Very truly yours,


   /s/  EVEREN Securities, Inc.
   EVEREN Securities, Inc.

                                                                      ANNEX D





                               [Hovde Letterhead]



   September 30, 1998


   Board of Directors
   Home Bancorp of Elgin, Inc.
   16 North Spring Street
   Elgin, IL  60120

   Members of the Board:

        Home Bancorp of Elgin, Inc. ("Home Bancorp"), a Delaware corporation, and State Financial Services Corporation ("State Financial"), a Wisconsin corporation, have entered into an Agreement and Plan of Merger ("Plan of Merger") dated June 1, 1998, pursuant to which Home Bancorp will be merged with and into State Financial (the "Merger"). As is set forth in the Plan of Merger, at the effective time of the Merger each of the outstanding shares of Home Bancorp common stock ("Home Bancorp Common Stock") will be exchanged for that number of State Financial common stock ("State Financial Common Stock") equal to the Exchange Ratio determined as set forth in Section 1.4(b) of the Plan of Merger (the "Exchange Ratio") and subject to certain adjustments and limitations as set forth in Section 1.4(e) of the Plan of Merger. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Plan of Merger to the shareholders of Home Bancorp.

        Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with Home Bancorp, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Plan of Merger.

        We were retained by Home Bancorp to act as its exclusive financial advisor with respect to a review of Home Bancorp's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of Home Bancorp. We will receive compensation from Home Bancorp in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. At your direction, we solicited the interest of third parties regarding a possible business combination with Home Bancorp. The Plan of Merger is the result of this solicitation.

        During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Home Bancorp and State Financial and material prepared in connection with the proposed transaction, including the following: the Plan of Merger; certain historical publicly available information concerning Home Bancorp and State Financial; the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that we considered relevant; historical market prices and trading volumes for State Financial Common Stock; and financial and other information provided to us by the managements of Home Bancorp and State Financial.

        In addition, we have conducted meetings with members of the senior management of Home Bancorp and State Financial for the purpose of reviewing the future prospects of Home Bancorp and State Financial. We also evaluated the pro forma ownership of state Financial Common Stock by Home Bancorp's shareholders relative to the pro forma contribution of Home Bancorp's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

        In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Home Bancorp and State Financial and in the discussions with Home Bancorp and State Financial management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Home Bancorp and State Financial at March 31, 1998 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Home Bancorp or State Financial, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Home Bancorp or State Financial, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

        We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Home Bancorp and State Financial. In rendering this opinion, we have been advised by Home Bancorp and State Financial and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on State Financial or the surviving corporation that would have a material adverse effect on State Financial or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of State Financial or the surviving corporation after the Merger.

        Our opinion is based solely upon the information available to us and the economic market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

        We are not expressing any opinion herein as to the prices at which shares of State Financial Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Home Bancorp Common Stock as to how such holder should vote with respect to the Plan of Merger at any meeting of holders of Home Bancorp Common Stock.

        This letter is solely for the information of the Board of Directors of Home Bancorp and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Home Bancorp Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

        Subject to the foregoing and provided the Market Value of State Financial Common Stock as of the Decision Date (as defined in the Plan of Merger) is either greather than $20.00 per share or, if not, the optional Exchange Ratio (as defined in Section 1.4(e) of the Plan of Merger) is utilitzed, based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Plan of Merger is fair, from a financial point of view, to the shareholders of Home Bancorp.

                                      Sincerely,

                                      /s/ Hovde Financial, Inc.

                                      HOVDE FINANCIAL, INC.

                                                                      ANNEX E




            PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STATE FINANCIAL SERVICES CORPORATION

             The proposed amendment reflecting the Charter Amendment is in bold face. The deletion caused by the Charter Amendment is indicated by overstriking. For EDGAR purposes only, deletions are between barckets.


                            _________________________


                            ARTICLE IV. Capital Stock

        4.1 Number of Shares and Classes. The aggregate number of shares of capital stock which Corporation shall have authority to issue is as follows:

             (a) Common Stock. [10,000,000] 25,000,000 shares of Common Stock, having a par value of $0.10 per share.